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As filed with the Securities and Exchange Commission on February 2, 2010

Registration No. 333-162365

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form F-4
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AerCap Holdings N.V.
(Exact name of Registrant as Specified in its Charter)

The Netherlands (Jurisdiction of Incorporation or Organization)	7359 (Primary Standard Industrial Classification Code Number)	98-0514694 (I.R.S. Employer Identification Number)

AerCap
AerCap House
Stationsplein 965
1117 CE Schiphol Airport Amsterdam
The Netherlands
Attention: Chief Legal Officer
+31 20 655 96 71
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011, (212) 894-8641
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert S. Reder, Esq. Drew S. Fine, Esq. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005 (212) 530-5000	Raymond O. Gietz, Esq. Boris Dolgonos, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This registration statement contains two forms of prospectus. The first form of prospectus is a proxy statement/prospectus that will be used in connection with (i) the offering and issuance of ordinary shares, par value €0.01 per share ("AerCap Common Shares"), of AerCap Holdings N.V. ("AerCap") in the proposed Amalgamation (as that term is defined in the accompanying proxy statement/prospectus) of AerCap International Bermuda Limited, a wholly-owned subsidiary of AerCap, and Genesis Lease Limited ("Genesis"), pursuant to which the amalgamated company will become a wholly-owned subsidiary of AerCap, and (ii) the solicitation of proxies from Genesis shareholders in connection with a special meeting to be held to vote on approval of the Amalgamation.

        The second form of prospectus is a prospectus supplement that will be used only in connection with the resale of AerCap Common Shares that may be issued to the selling shareholders (as defined in the accompanying prospectus supplement) pursuant to certain arrangements between AerCap and each of the selling shareholders. Under such arrangements, in the event that any registered holders of Genesis common shares have made an appraisal application under Bermuda law in connection with the Amalgamation in respect of the Genesis common shares held by such dissenting shareholders, AerCap Common Shares may be issued to the selling shareholders, and, in such event, the prospectus supplement will be used together with the proxy statement/prospectus, after the completion of the Amalgamation, in connection with the resale, from time to time, by the selling shareholders of these AerCap Common Shares, as more fully described in the accompanying prospectus supplement. The number of AerCap Common Shares, if any, issued to the selling shareholders will not be known until the closing of the Amalgamation as it will depend on the total transaction value of the Amalgamation and the number of dissenting shares. It is possible that no shares will be issued to the selling shareholders.

        After this registration statement becomes effective, the first form of prospectus will be filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"), and distributed to Genesis shareholders. The second form of prospectus, together with the first form of prospectus, will not be used unless and until AerCap Common Shares are issued to the selling shareholders, in which event such second form of prospectus will be appropriately completed and filed with the SEC pursuant to Rule 424(b) of the Securities Act and it will thereafter be available for use in connection with resales of AerCap Common Shares by the selling shareholders. No preliminary prospectuses will be distributed to the public.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission ("SEC"), in which this proxy statement/prospectus is included, is declared effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2010

AMALGAMATION PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the shareholders of Genesis Lease Limited:

          On September 17, 2009, Genesis Lease Limited ("Genesis"), AerCap Holdings N.V. ("AerCap") and AerCap International Bermuda Limited ("AerCap International"), a wholly-owned subsidiary of AerCap, entered into an Agreement and Plan of Amalgamation (as amended, the "Amalgamation Agreement").

          Subject to Genesis shareholder approval as described herein and satisfaction or waiver of the other conditions specified in the Amalgamation Agreement, Genesis has agreed to amalgamate with AerCap International (the "Amalgamation"). Genesis shareholders (including the shareholders that do not vote in favor of the Amalgamation) will receive one ordinary share, par value €0.01 per share, of AerCap (an "AerCap Common Share") in exchange for each common share, par value $0.001 per share, of Genesis (a "Genesis Common Share"), unless they exercise appraisal rights pursuant to Bermuda law. Pursuant to the Amalgamation Agreement, AerCap has resolved to issue up to 34,346,596 AerCap Common Shares in anticipation of the Amalgamation. All Genesis Common Shares are currently held in the form of American Depositary Shares ("Genesis ADSs"), each representing one Genesis Common Share. Unless otherwise specified or the context otherwise requires, references in this proxy statement/prospectus to Genesis Common Shares include Genesis Common Shares held in the form of ADSs.

          AerCap shareholder approval of the Amalgamation is not required, and AerCap shareholders will not vote on the Amalgamation.

        The Genesis Special General Meeting.    Genesis will hold a special general meeting of its shareholders (the "Genesis Special General Meeting") on March 23, 2010, at 11:00 a.m., Irish Time, at 4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland. Genesis shareholders will be asked at the Genesis Special General Meeting to:

  •
  adopt the Amalgamation Agreement and approve the Amalgamation;

  •
  approve an adjournment of the Genesis Special General Meeting for the solicitation of additional proxies in favor of the above proposal, if necessary; and

  •
  transact such other further business, if any, as may lawfully be brought before the meeting.

          The affirmative vote of a majority of the votes cast at the Genesis Special General Meeting at which a quorum is present will be required to adopt the Amalgamation Agreement and approve the Amalgamation.

*    *    *

          All holders of record of Genesis ADSs will receive a voting card from the Deutsche Bank Trust Company Americas, as Depositary, with instructions on how to instruct the Depositary to vote the Genesis Common Shares represented by your Genesis ADSs. Voting instructions must be received on or before March [    •    ], 2010 at 11:59 p.m. (New York City time). If you hold your Genesis ADSs through a bank, broker or other nominee, you may receive instructions from that institution on how to instruct them to vote your Genesis ADSs, including by completing a voting instruction form, or providing instructions by Internet or telephone.

          AerCap Common Shares are quoted on the New York Stock Exchange (the "NYSE") under the ticker symbol "AER." The closing stock price of an AerCap Common Share on the NYSE on February 1, 2010, the last practicable date prior to the filing with the SEC of the registration statement in which this proxy statement/prospectus is included, was $8.55. Genesis ADSs are currently quoted on the NYSE under the ticker symbol "GLS." The Genesis ADSs will be delisted upon completion of the Amalgamation. The closing stock price of a Genesis ADS on the NYSE on February 1, 2010 was $8.49. All references to "dollars" and "$" in this proxy statement/prospectus refer to U.S. dollars.

          Genesis' board of directors has adopted the Amalgamation Agreement and authorized and approved the Amalgamation of Genesis with AerCap International upon the terms and subject to the conditions set forth in the Amalgamation Agreement, and, based on the considerations described elsewhere in this proxy statement/prospectus, deems it fair, advisable and in the best interests of Genesis to enter into the Amalgamation Agreement and to consummate the Amalgamation and the other transactions contemplated by the Amalgamation Agreement. Genesis' board of directors recommends that Genesis shareholders vote "FOR" each proposal.

          This proxy statement/prospectus provides Genesis shareholders with detailed information about the Genesis Special General Meeting and the Amalgamation. You can also obtain information from publicly available documents filed by AerCap and Genesis with the SEC. Genesis encourages you to read this entire document carefully. You should also carefully consider the section entitled Risk Factorsbeginning on page 39.

          Your vote is very important. Whether or not you plan to attend the Genesis Special General Meeting, please take time to vote by following the voting instructions provided to you by your broker or by the Depositary for the Genesis ADSs.

Sincerely,

John McMahon
Chairman, President and Chief Executive Officer
Genesis Lease Limited

          Neither the SEC nor any state securities regulatory agency has approved or disapproved the issuance of AerCap Common Shares pursuant to the Amalgamation Agreement, passed upon the merits or fairness of the Amalgamation or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

          The proxy statement/prospectus and the related proxy materials are available free of charge on Genesis' and AerCap's websites at http://www.AerCap.com and http://www.genesislease.com.

This proxy statement/prospectus is dated February [    •    ], 2010
and is first being mailed to Genesis shareholders on or about February [    •    ], 2010.

SOURCES OF ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference information, including important business and financial information, also set forth in documents filed by AerCap and Genesis with the SEC, and those documents include information about AerCap and Genesis that is not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed by AerCap or Genesis, as the case may be, with the SEC from the SEC or, without cost, from the SEC's website at http://www.sec.gov. You may obtain documents filed with the SEC, including documents incorporated by reference in this proxy statement/prospectus, free of cost by directing a written or oral request to the appropriate company at:

AerCap Holdings N.V. AerCap House Stationsplein 965 1117 CE Schiphol Airport Amsterdam The Netherlands Attention: Peter Wortel Telephone: +31 20 655 96 58	Genesis Lease Limited c/o KCSA Worldwide 880 Third Avenue 6th Floor New York, NY 10022 Attention: Jeffrey Goldberger Telephone: +1 212 896 1249

        If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the Genesis Special General Meeting. This means you must request this information no later than March 16, 2010. AerCap or Genesis, as the case may be, will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

        See Where You Can Find More Information on page 153.

 4450 ATLANTIC AVENUE, WESTPARK, SHANNON, CO. CLARE, IRELAND

NOTICE OF SPECIAL GENERAL MEETING OF GENESIS SHAREHOLDERS
TO BE HELD MARCH 23, 2010

February [    •    ], 2010

        Notice is hereby given that Genesis will hold a special general meeting of its shareholders (the "Genesis Special General Meeting") on March 23, 2010, at 11:00 a.m., Irish Time, at 4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland. Genesis shareholders will be asked at the Genesis Special General Meeting to:

  •
  adopt the Amalgamation Agreement and approve the resulting Amalgamation;

  •
  approve an adjournment of the Genesis Special Meeting for the solicitation of additional proxies in favor of the above proposal, if necessary; and

  •
  transact such other further business, if any, as may lawfully be brought before the meeting.

        Information concerning the matters to be acted upon at the Genesis Special General Meeting is set forth in the accompanying proxy statement/prospectus.

        Under the terms of the Amalgamation Agreement, each outstanding common share of Genesis ("Genesis Common Share") (excluding any shares as to which appraisal rights have been exercised pursuant to Bermuda law), will be cancelled and converted into the right to receive one ordinary share of AerCap ("AerCap Common Share") upon closing of the Amalgamation. Genesis' board of directors considers the fair value for each Genesis Common Share to be one AerCap Common Share.

        All Genesis Common Shares are currently held in the form of American Depositary Shares ("Genesis ADSs"), each representing one Genesis Common Share. The depositary for the Genesis ADSs is Deutsche Bank Trust Company Americas (together with any successor or assignee thereof, the "Depositary"). Holders of record of Genesis ADSs, as shown on the books of the Depositary, at the close of business on February 5, 2010 will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to their Genesis Common Shares. Upon the timely receipt of properly completed voting instructions of eligible Genesis ADS holders, the Depositary shall endeavor to vote the Genesis Common Shares in accordance with such voting instructions. The Depositary will not vote Genesis Common Shares other than in accordance with such voting instructions.

        All holders of record of Genesis ADSs will receive a voting card from the Depositary with instructions on how to instruct the Depositary to vote the Genesis Common Shares represented by your Genesis ADSs. Voting instructions must be received on or before March [    •    ], 2010 at 11:59 p.m. (New York City time). If you hold your Genesis ADSs through a bank, broker or other nominee, you may receive instructions from that institution on how to instruct them to vote your Genesis ADSs, including by completing a voting instruction form, or providing instructions by Internet or telephone.

        Under Bermuda law, any Genesis shareholder that is not satisfied that it has been offered fair value for its Genesis Common Shares and that does not vote in favor of the Amalgamation may exercise its appraisal rights under the Companies Act 1981 of Bermuda, as amended (the "Companies Act"), to have the fair value of its Genesis Common Shares appraised by the Supreme Court of Bermuda (the "Court"). Any Genesis shareholder intending to exercise appraisal rights must file its application for appraisal of the fair value of its Genesis Common Shares with the Court within one month after the date of this notice convening the Genesis Special General Meeting. In order to exercise appraisal rights, a Genesis ADS holder must cancel its Genesis ADSs, withdraw the underlying Genesis Common Shares and pay a cancellation fee to the Depositary in the amount of $0.05 per Genesis ADS being cancelled.

By order of the Board of Directors,
John McMahon
Chairman, President and Chief Executive Officer

i

QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION AND THE MEETING

        The following questions and answers highlight selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We encourage you to read this entire document carefully. Capitalized terms not defined in these questions and answers are defined in the body of the proxy statement/prospectus beginning on page 1.

Q:    When and where is the shareholder meeting?

A:
The Genesis Special General Meeting will take place at 11:00 a.m., Irish Time, on March 23, 2010, at 4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland.

Q:    What is happening at the shareholder meeting?

A:
At the Genesis Special General Meeting, Genesis shareholders will be asked to:

•
adopt the Amalgamation Agreement and approve the Amalgamation;

•
approve an adjournment proposal in respect of the Genesis Special General Meeting for the solicitation of additional proxies in favor of the foregoing proposal, if necessary; and

•
transact such other further business, if any, as may lawfully be brought before the meeting.

Q:
Why is AerCap not required to obtain approval of the Amalgamation or the issuance of AerCap Common Shares from its shareholders?

A:
Neither the laws of the Netherlands, AerCap's jurisdiction of incorporation, nor the listing rules of the NYSE, on which AerCap's shares are listed, require AerCap to obtain any additional shareholder approval of the Amalgamation or the issuance of AerCap Common Shares pursuant to the Amalgamation Agreement (the "Share Issuance"). AerCap's shareholders have previously authorized AerCap's board of directors to issue a sufficient number of AerCap Common Shares in connection with the Amalgamation, and no additional action by AerCap's shareholders is required. As a result, no meeting of AerCap shareholders is required.

Q:    What will happen in the Amalgamation?

A:
If Genesis shareholders adopt the Amalgamation Agreement and approve the Amalgamation, and all other conditions to the Amalgamation have been satisfied or waived, Genesis will amalgamate with AerCap International, a direct, wholly-owned subsidiary of AerCap. Upon the closing of the Amalgamation (the "Closing"), the separate corporate existence of AerCap International and Genesis will cease, and they will continue as an amalgamated company (the "Amalgamated Company"), which will be a wholly-owned subsidiary of AerCap. The name of the Amalgamated Company will be "AerCap International Bermuda Limited."

Q:    Why did AerCap approve the Amalgamation Agreement?

A:
AerCap's board of directors considered a number of factors in determining to approve the Amalgamation Agreement, including, among others, AerCap's ability to achieve several key strategic and financial objectives in a single transaction, such as the combination of Genesis' expected unrestricted cash generation with AerCap's growth outlook, the improvement in quality of earnings for AerCap, the expected resulting increase in the global client base of AerCap, significant cost synergies and improved stock trading liquidity for shareholders. AerCap expects that the successful completion of the Amalgamation will lead to the creation of a company that will be a leading player in the aircraft and engine leasing businesses, with a strong balance sheet and diversified and profitable business lines.

Q:    Why did Genesis approve the Amalgamation Agreement?

A:
Genesis' board of directors considered a number of factors in determining to approve the Amalgamation Agreement, including, among others, the terms and conditions of the Amalgamation Agreement, the implied 45% acquisition premium to Genesis shareholders based on the daily closing prices of Genesis ADSs and AerCap Common Shares during the 30-day trading period from July 31, 2009 to September 11, 2009 and the fact that Genesis shareholders will own a substantial interest in AerCap after the Amalgamation, enabling them to benefit from the potential accretion to earnings per share that would result from AerCap's contracted forward order book for new aircraft, nearly all of which has committed debt financing and lease commitments in place. See The Amalgamation—Genesis' Reasons for the Amalgamation; Recommendation of the Genesis Board of Directors beginning on page 55 for more details.

Q:    Does the Genesis board of directors recommend approval of the proposals?

A:
Yes. Genesis' board of directors recommends that you vote "FOR" each matter.

Q:
What will be the composition of the board of directors of AerCap following the effectiveness of the Amalgamation?

A:
Upon the Closing, AerCap's board of directors will consist of the directors serving on the board of directors of AerCap before the Amalgamation. Shortly following the consummation of the Amalgamation, AerCap will propose and recommend to shareholders for election to its board of directors at an extraordinary general meeting three Genesis directors selected by Genesis, subject to the consent of AerCap (not to be unreasonably withheld).

Q:    How will AerCap be managed after the Amalgamation?

A:
Upon the Closing, the officers of AerCap will be the officers serving AerCap before the Amalgamation.

Q:    When do the parties expect to complete the Amalgamation?

A:
The parties expect to complete the Amalgamation in the first quarter of 2010, although there can be no assurance that the parties will be able to do so.

Q:    What will Genesis shareholders receive in the Amalgamation?

A:
Upon the effectiveness of the Amalgamation, each outstanding Genesis Common Share (excluding any dissenting shares as to which appraisal rights have been exercised pursuant to Bermuda law ("dissenting shares")) will be cancelled and converted into the right to receive one AerCap Common Share.

Q:    Will I be taxed on the Amalgamation Consideration I receive?

A.
The exchange of Genesis Common Shares other than Genesis Restricted Shares (as defined below on page 90) solely for AerCap Shares generally will be nontaxable to Genesis shareholders for U.S. federal income tax purposes. Certain holders of Genesis Common Shares that are U.S. persons and have not made an election to treat Genesis as a "qualifying electing fund" for U.S. federal income tax purposes may recognize gain for U.S. federal income tax purposes as a result of the Amalgamation.

  Tax matters are very complicated. The tax consequences of the Amalgamation to you will depend on your specific situation and on AerCap's status as a Passive Foreign Investment Company, or "PFIC." You should consult your tax advisor for a full understanding of the U.S. federal, state,

v

  local and foreign tax consequences of the Amalgamation to you. See Tax Considerations beginning on page 112 for a description of the tax consequences of the Amalgamation.

Q:
What percentage of AerCap Common Shares will the former holders of Genesis Common Shares own, in the aggregate, after the Amalgamation?

A:
Based on AerCap's and Genesis' respective capitalizations as of September 30, 2009, AerCap estimates that former Genesis shareholders would own, in the aggregate, approximately 29% of the issued and outstanding AerCap Common Shares on a fully-diluted basis following the Closing.

Q:    Are Genesis shareholders able to exercise appraisal rights?

A:
Any Genesis shareholder that is not satisfied that it has been offered fair value for its Genesis Common Shares and that does not vote in favor of the Amalgamation may exercise its appraisal rights under the Companies Act 1981 of Bermuda, as amended, to have the fair value of its Genesis Common Shares appraised by the Supreme Court of Bermuda. However, any Genesis ADS holder must first cancel its Genesis ADSs and withdraw the underlying Genesis Common Shares and pay a cancellation fee to the Depositary in the amount of $0.05 per each Genesis ADS being cancelled before it can exercise its appraisal rights.

Q:    What is the record date for the Genesis Special General Meeting?

A:
The record date for the Genesis Special General Meeting is February 5, 2010 (the "Genesis record date"). Holders of record of Genesis ADSs, as shown on the books of the Depositary, at the close of business on the Genesis record date will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to their Genesis Common Shares. Voting instructions must be received on or before March [    •    ], 2010 at 11:59 p.m. (New York City time).

Q:
What shareholder vote is required to approve the proposals at the Genesis Special General Meeting and how many votes must be present to hold the meetings?

A:
The affirmative vote of a majority of the votes cast at the Genesis Special General Meeting, at which a quorum is present in accordance with Genesis' bye-laws, is required to adopt the Amalgamation Agreement and approve the Amalgamation. The quorum required at the Genesis Special General Meeting is two or more shareholders present in person and representing (either in person or by proxy) in excess of 50% of the total issued and outstanding Genesis Common Shares at the start of the meeting.

Q:    How do I vote my shares?

A:
All Genesis Common Shares are currently held as Genesis ADSs. If you are a holder of record of Genesis ADSs, meaning that your Genesis ADSs are evidenced by physical certificated American Depositary Receipts ("Genesis ADRs") or book entries in your name so that you appear as a Genesis ADS holder in the register maintained by the Depositary, you will receive a voting card from the Depositary with instructions on how to instruct the Depositary to vote the Genesis Common Shares represented by your Genesis ADSs. Voting instructions must be received on or before the voting deadline fixed by the Depositary of March [    •    ], 2010 at 11:59 p.m. (New York City time). If you hold Genesis ADSs through a bank, broker or other nominee (in "street name"), you may receive from that institution a voting instruction form that you may use to instruct them on how to vote your Genesis ADSs. See The Genesis Special General Meeting, beginning on page 108, for a discussion of voting procedures.

Q:    What effect do abstentions have on the proposals?

A:
Abstentions will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Genesis Special General Meeting. See also The Genesis Special General Meeting—Record Date and Shares Entitled to Vote on page 108.

Q:    What do I do if I want to change my vote?

A:
You may change your vote at any time before the voting deadline of 11:59 p.m. (New York City time) on March [    •    ], 2010. If you are a registered Genesis ADS holder, you may change your vote by following the instructions on your voting instruction card to vote again. Registered holders who need another copy of their voting instruction card may call Innisfree M&A Incorporated at 877-687-1871 (toll-free from the U.S. and Canada) or 412-232-3565 (from other locations). If you hold your Genesis ADSs in street name and wish to change your vote, you should follow the instructions of your bank, broker or other nominee.

  Please note that the last instructions received by the Depositary by the voting deadline will be the voting instructions followed by the Depositary.

Q:    What will happen to the Genesis ADS program?

A:
Upon consummation of the Amalgamation, it is anticipated that the Genesis ADS program will be terminated in accordance with its terms by the Depositary or its successor, assignee or nominee.

Q:    What do I need to do now?

A:
You are urged to read carefully this proxy statement/prospectus, including its annexes and the documents incorporated by reference herein. You also may want to review the documents referenced under Where You Can Find More Information beginning on page 153 and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, you are encouraged to follow the voting instructions on the voting card provided to you by the Depositary (if you are a holder of record of Genesis ADSs) or the voting instruction form you receive from your bank, broker or other nominee (if you hold your Genesis ADSs in street name).

Q:    Whom can I contact with any additional questions?

A:
If you have additional questions about the Amalgamation, if you would like additional copies of this proxy statement/prospectus, or if you need assistance voting your Genesis Common Shares, you should contact:

    Innisfree M&A Incorporated
    501 Madison Avenue, 20th floor
    New York, New York 10022
    Shareholders call: 877-687-1871 (toll-free from the U.S. and Canada) or
                                    412-232-3565 (from other locations)
    Banks and brokers call collect: 212-750-5833

Q:    Who pays for the cost of proxy preparation and solicitation?

A:
Genesis and AerCap will each pay one-half of the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers, banks or other nominees for forwarding proxy materials to street name holders.

  Genesis has retained Innisfree M&A Incorporated to assist Genesis with soliciting shareholder proxies, and Innisfree M&A Incorporated will receive customary fees plus reimbursement of expenses. In addition, Genesis may solicit proxies by Internet and mail.

Q:    Where can I find more information about the companies?

A:
You can find more information about AerCap and Genesis in the documents described under Where You Can Find More Information beginning on page 153.

SUMMARY

        This summary highlights the material information in this proxy statement/prospectus. To fully understand the proposals, and for a more complete description of the terms of the Agreement and Plan of Amalgamation (as amended, the "Amalgamation Agreement") entered into by and between Genesis Lease Limited ("Genesis"), AerCap Holdings N.V. ("AerCap") and AerCap International Bermuda Limited ("AerCap International"), pursuant to which Genesis will amalgamate with AerCap International (the "Amalgamation"), you should read carefully this entire document, including the exhibits and documents incorporated by reference herein, and the other documents referred to herein. For information on how to obtain the documents that are on file with the Securities and Exchange Commission (the "SEC"), see the section of this proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 153.

The Companies

  AerCap

        AerCap is a Netherlands public limited liability company with its principal executive offices located at AerCap House, Stationsplein 965, 1117 CE Schiphol Airport Amsterdam, The Netherlands, and its general telephone number is +31 20 655 96 00. AerCap is an integrated global aviation company with a leading market position in aircraft and engine leasing, trading and parts sales. AerCap possesses extensive aviation expertise that permits it to extract value from every stage of an aircraft's lifecycle across a broad range of aircraft and engine types. Its strategy is to acquire aviation assets at attractive prices, lease the assets to suitable lessees, and manage the funding and other lease related costs efficiently. AerCap also provides aircraft management services and performs aircraft and limited engine maintenance, repair and overhaul services and aircraft disassemblies through its certified repair stations. AerCap is headquartered in Amsterdam and has offices in Ireland, the United Kingdom, China, Texas, Florida and Arizona with a total of 362 employees, as of September 30, 2009.

        AerCap operates its business on a global basis, providing aircraft, engines and parts to customers in every major geographical region. Most of its aircraft are leased to airlines under operating leases.

        AerCap has the infrastructure, expertise and resources to execute a large number of diverse aircraft and engine transactions in a variety of market conditions. As of September 30, 2009, AerCap had total shareholders' equity of $1.2 billion and total assets of $6.4 billion. Ordinary shares of AerCap, par value €0.01 per share (each, an "AerCap Common Share"), are traded on the New York Stock Exchange (the "NYSE") under the ticker symbol "AER" and, as of February 1, 2010, the last practicable date prior to the filing with the SEC of the registration statement in which this proxy statement/prospectus is included, the closing stock price of AerCap Common Shares on the NYSE was $8.55, and AerCap had a market capitalization of approximately $727 million.

  Genesis

        Genesis is an aviation company that acquires and leases commercial jet aircraft and other aviation assets. Genesis' aircraft are leased under long-term contracts to a diverse group of airlines throughout the world. Genesis, a Bermuda exempted company, has its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Although Genesis is organized under the laws of Bermuda, it is a resident in Ireland for Irish tax purposes and thus is subject to Irish corporation tax on its income in the same way, and to the same extent, as if it were organized under the laws of Ireland. Genesis' principal executive offices are located at 4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland, and its general telephone number is +353 61 233 300. As of September 30, 2009, Genesis had total shareholders' equity of $488 million and total assets of $1.8 billion. Each Genesis common share, par value $0.001 (a "Genesis Common Share"), has been issued in the form of an American Depositary Share (a "Genesis ADS"). Genesis ADSs are quoted on the NYSE under the ticker symbol "GLS"

and, as of February 1, 2010, the last practicable date prior to the filing with the SEC of the registration statement in which this proxy statement/prospectus is included, the closing stock price of Genesis ADSs on the NYSE was $8.49 and Genesis had a market capitalization of approximately $291 million.

The Genesis Special General Meeting (page 108)

        Genesis will hold a special general meeting of its shareholders (the "Genesis Special General Meeting") on March 23, 2010, at 11:00 a.m., Irish Time, at 4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland. Genesis shareholders will be asked at the Genesis Special General Meeting to:

  •
  adopt the Amalgamation Agreement and approve the Amalgamation;

  •
  approve an adjournment of the Genesis Special General Meeting for the solicitation of additional proxies in favor of the above proposal, if necessary; and

  •
  transact such other further business, if any, as may lawfully be brought before the meeting.

        All Genesis Common Shares are currently held as Genesis ADSs. If you are a holder of record of Genesis ADSs, meaning that your Genesis ADSs are represented by Genesis ADRs or book entries in your name so that you appear as a Genesis ADS holder in the register maintained by Deutsche Bank Trust Company Americas, the depositary for the Genesis ADSs (together with any successor or assignee thereof, the "Depositary"), you will receive a voting card from the Depositary with instructions on how to instruct the Depositary to vote the Genesis Common Shares represented by your Genesis ADSs. If you hold Genesis ADSs through a bank, broker or other nominee (in "street name"), you may receive from that institution a voting instruction form that you may use to instruct them on how to vote your Genesis ADSs. See The Genesis Special General Meeting, beginning on page 108, for a discussion of voting procedures.

The Amalgamation (page 44)

  General Description (page 44)

        On September 17, 2009, Genesis, AerCap and AerCap International, a wholly-owned subsidiary of AerCap, entered into the Amalgamation Agreement. Following due consideration, AerCap's board of directors adopted the Amalgamation Agreement on September 15, 2009 and deemed it fair, advisable and in the best interests of AerCap, its shareholders and other stakeholders to enter into the Amalgamation Agreement, to authorize the Share Issuance, to exclude preemptive rights in connection with the Share Issuance, and to consummate the Amalgamation and the other transactions contemplated thereby. Following due consideration, Genesis' board of directors adopted the Amalgamation Agreement on September 17, 2009 and authorized and approved the Amalgamation of Genesis with AerCap International upon the terms and subject to the conditions set forth in the Amalgamation Agreement and deemed it fair to, advisable to and in the best interests of Genesis to enter into the Amalgamation Agreement and to consummate the Amalgamation and the other transactions contemplated thereby.

        Subject to Genesis shareholder approval as described in this proxy statement/prospectus and the satisfaction or waiver of the other conditions specified in the Amalgamation Agreement, on the closing of the Amalgamation (the "Closing," and such date, the "Closing Date"), Genesis will amalgamate with AerCap International. Pursuant to the Amalgamation Agreement, upon the effectiveness of the Amalgamation (the "Effective Time," as further defined in The Amalgamation Agreement—Closing; Completion of the Amalgamation on page 89), Genesis shareholders (other than shareholders that exercise appraisal rights pursuant to Bermuda law) will have the right to receive one AerCap Common Share (the "Amalgamation Consideration") in exchange for each Genesis Common Share they hold (the "Exchange Ratio").

        Further details relating to the structure of the Amalgamation and the Amalgamation Consideration are described in The Amalgamation Agreement—Structure of the Amalgamation on page 88 and The Amalgamation Agreement—Amalgamation Consideration on page 89.

  Genesis' Reasons for the Amalgamation; Recommendation of the Genesis Board of Directors (page 55)

        Genesis' board of directors considered a number of factors in determining to approve the Amalgamation Agreement, including, among others, the terms and conditions of the Amalgamation Agreement, the implied 45% acquisition premium to Genesis shareholders based on the daily closing prices of Genesis ADSs and AerCap Common Shares during the 30-day trading period from July 31, 2009 to September 11, 2009 and the fact that Genesis shareholders will own a substantial interest in AerCap after the Amalgamation, enabling them to benefit from the potential accretion to earnings per share that would result from AerCap's contracted forward order book for new aircraft, nearly all of which has committed debt financing and lease commitments in place. See The Amalgamation—Genesis' Reasons for the Amalgamation; Recommendation of the Genesis Board of Directors beginning on page 55 for more details.

  Opinion of Citigroup Global Markets Inc., Genesis' Financial Advisor (page 58)

        In connection with the Amalgamation, Genesis' board of directors received a written opinion, dated September 17, 2009, from Genesis' financial advisor, Citigroup Global Markets Inc. ("Citi"), as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Genesis Common Shares of the Exchange Ratio provided for in the Amalgamation Agreement. The full text of Citi's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex D. Citi's opinion was provided to Genesis' board of directors in connection with its evaluation of the Exchange Ratio from a financial point of view and does not address any other aspects or implications of the Amalgamation or the underlying business decision of Genesis to effect the Amalgamation, the relative merits of the Amalgamation as compared to any alternative business strategies explored by, or that might exist for, Genesis or the effect of any other transaction in which Genesis might engage. Citi's opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Amalgamation.

  AerCap's Reasons for the Amalgamation (page 65)

        Based on a number of factors, including those described under The Amalgamation—AerCap's Reasons for the Amalgamation beginning on page 65, among others, AerCap's board of directors believes that the Amalgamation is in the best interests of AerCap. AerCap's board of directors considered a number of factors in determining to approve the Amalgamation Agreement, including, among others, AerCap's ability to achieve several key strategic and financial objectives in a single transaction, such as access to a significant amount of unrestricted cash without the dilutive impact on earnings per share as compared to other alternatives, the combination of Genesis' expected unrestricted cash generation with AerCap's growth outlook, the improvement of quality of earnings for AerCap, the expected resulting increase in the global client base of AerCap, significant cost synergies and improved stock trading liquidity for shareholders. AerCap expects that the successful completion of the Amalgamation will lead to the creation of a company that will be a leading player in the aircraft and engine leasing businesses, with a strong balance sheet and diversified and profitable business lines.

  Opinion of Morgan Stanley & Co. Incorporated, AerCap's Financial Advisor (page 67)

        In connection with the Amalgamation, the AerCap board of directors received a written opinion, dated September 15, 2009, from Morgan Stanley & Co. Incorporated ("Morgan Stanley"), as to the

fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio pursuant to the Amalgamation Agreement to AerCap. The full text of the written opinion of Morgan Stanley, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex C. Morgan Stanley's opinion is directed to the board of directors of AerCap, addresses only the fairness from a financial point of view of the Exchange Ratio to AerCap as of the date of the opinion, and does not address any other aspect of the Amalgamation. Morgan Stanley's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on, or take any action with respect to, the Amalgamation or any other matter. In addition, Morgan Stanley's opinion does not in any manner address the prices at which AerCap Common Shares will trade following the consummation of the Amalgamation.

  Interests of Genesis Directors and Employees in the Amalgamation (page 79)

        As discussed under The Amalgamation—Interests of Genesis Directors and Employees in the Amalgamation on page 79, certain of Genesis' directors and employees have financial interests in the Amalgamation that are different from, or in addition to, the interests of Genesis shareholders generally. All Genesis employees (including executive officers) have accepted voluntary severance arrangements that provide for a severance payment and benefits in consideration of the voluntary termination of the employee's employment immediately prior to the Effective Time or at such earlier date as otherwise determined by Genesis, subject to certain conditions.

  Dividends and Distributions (page 84)

        Pursuant to the Amalgamation Agreement, neither AerCap nor Genesis is permitted to declare or pay, or propose to declare or pay, prior to the Closing Date, any dividends on or make other distributions in respect of, any of their respective share capital. AerCap has a policy of not paying dividends but focusing on the growth of the company, and there is no current intention to change that policy following the Effective Time. Accordingly, Genesis shareholders will not receive dividends as they have in the past following the Amalgamation. See The Amalgamation Agreement—Amalgamation Consideration on page 89 and The Amalgamation Agreement—Conduct of Business Pending the Closing of the Amalgamation on page 92. If AerCap is a PFIC (as defined on page 113), a U.S. holder of AerCap Common Shares that has elected to treat AerCap as a "qualifying electing fund" (as defined below on page 113) with respect to those shares, may recognize taxable income for U.S. federal income tax purposes regardless of AerCap's cash distributions. See Tax Considerations—Material U.S. Federal Income Tax Considerations-Potential Application of Passive Foreign Investment Company Provisions-QEF Election on page 117.

  Anticipated Accounting Treatment (page 84)

        The purchase method of accounting is based on SFAS No. 141(R), Business Combinations ("SFAS 141(R)"), which AerCap adopted on January 1, 2009 and uses the fair value concepts defined in SFAS No. 157, Fair Value Measurements ("SFAS 157"), which AerCap has adopted. Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Amalgamation, at their respective fair values and consolidated with the assets and liabilities of AerCap. Financial statements and reported results of operations of AerCap issued after completion of the Amalgamation will reflect these values.

        Under SFAS 141(R), acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

  Dissenters' Rights of Appraisal for Genesis Shareholders (page 85)

        Any Genesis shareholder that is not satisfied that it has been offered fair value for its Genesis Common Shares and that does not vote in favor of the Amalgamation may exercise its appraisal rights under the Companies Act, to have the fair value of its Genesis Common Shares appraised by the Supreme Court of Bermuda (the "Court") within one month after the date of the giving of the notice convening the Genesis Special General Meeting. In order to exercise appraisal rights, a Genesis ADS holder must timely cancel its Genesis ADSs, withdraw the underlying Genesis Common Shares and pay a cancellation fee to the Depositary in the amount of $0.05 per Genesis ADS being cancelled. Cancellation of Genesis ADSs and the withdrawal of underlying Genesis Common Shares may take up to two weeks from submission of the required documentation and payment to the Depositary.

  Regulatory Matters (page 107)

        Completion of the Amalgamation is subject to the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in the United States, which occurred on October 28, 2009. The Amalgamation is also subject to the receipt of merger control clearance by the competent competition law authorities in Germany and Turkey. Such clearance was received from the German and Turkish competition law authorities on October 9, 2009 and November 19, 2009, respectively. The Amalgamation is also subject to the receipt of merger control approval by the competition law authorities in India, but only in the event that a new Indian merger control law or regulation comes into effect and requires the receipt of clearance or approval of the Amalgamation by such Indian competition law authorities before the Effective Time. See The Amalgamation Agreement—Conditions to the Amalgamation on page 102 and Regulatory Matters on page 107.

  Tax Considerations (page 112)

        Tax matters are very complicated. The tax consequences of the Amalgamation to you will depend on your specific situation. You should consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the Amalgamation to you. See Tax Considerations on page 112 for a description of the U.S. federal income tax consequences of the Amalgamation.

        It is a condition to Genesis' obligation to consummate the Amalgamation that it receive an opinion of its counsel, dated as of the Closing Date, to the effect that: (i) the Amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) each of Genesis and AerCap will be a party to that reorganization within the meaning of Section 368(b) of the Code; and (iii) AerCap will be treated, in respect of any shareholder who will own after the Amalgamation less than five percent of the issued AerCap Common Shares (as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Amalgamation. Accordingly, subject to the qualifications and exceptions described under the heading Tax Considerations—Material U.S. Federal Income Tax Considerations—Consequences of the Amalgamation to U.S. Holders of Genesis Common Shares below on page 113, the exchange of Genesis Common Shares solely for AerCap Common Shares should generally be nontaxable to Genesis shareholders for U.S. federal income tax purposes. Certain holders of Genesis Common Shares that are U.S. persons and have not made an election to treat Genesis as a "qualifying electing fund" for U.S. federal income tax purposes may recognize gain for U.S. federal income tax purposes as a result of the Amalgamation.

        For a description of the Dutch tax consequences of the Amalgamation, see Tax Considerations—Certain Material Dutch Tax Consequences beginning on page 119.

The Amalgamation Agreement (page 88)

        The Amalgamation Agreement is attached to this proxy statement/prospectus as Annex A. You should read the Amalgamation Agreement in its entirety because it, and not this proxy statement/prospectus, is the legal document that governs the Amalgamation.

  Amalgamation Consideration (page 89)

        The Amalgamation Agreement provides that, at the Effective Time, each Genesis Common Share issued and outstanding immediately prior to the Effective Time (including any shares held by Genesis shareholders that do not vote in favor of the Amalgamation, but excluding any dissenting shares as to which appraisal rights have been exercised pursuant to Bermuda law, and excluding any shares held by AerCap or its wholly-owned subsidiaries), will be cancelled and converted into the right to receive one AerCap Common Share.

  Restrictions on Change in Recommendation by the Board of Directors of Genesis (page 97)

        Pursuant to the Amalgamation Agreement, the board of directors of Genesis may not withdraw or modify, in any manner adverse to AerCap, its recommendation in connection with the Amalgamation except if the board has concluded in good faith, after consultation with its outside counsel, that such action is reasonably likely to be required in order for it to comply with its fiduciary duties under applicable law, and Genesis has not materially breached its obligations under the Amalgamation Agreement with respect to changing its recommendation. Before Genesis' board of directors can change its recommendation with respect to the Amalgamation, it must provide a written notice of such change to AerCap and give AerCap three business days to agree to make adjustments in the terms and conditions of the Amalgamation Agreement which obviate the need for the Genesis board to change its recommendation. Additionally, Genesis must comply with certain other procedures in order for its board to change its recommendation of the Amalgamation in light of any Acquisition Proposal (as defined below on page 97) from any third party. Even if Genesis' board of directors changes its recommendation, Genesis will still be required to submit such matters to the Genesis Special General Meeting (unless the Amalgamation Agreement is terminated). See The Amalgamation Agreement—Restrictions on Change in Recommendation by the Board of Directors of Genesis on page 97 and The Amalgamation Agreement—Restrictions on Solicitation of Acquisition Proposals by Genesis on page 97.

  Restrictions on Solicitation of Acquisition Proposals by Genesis (page 97)

        The Amalgamation Agreement precludes Genesis and each of its subsidiaries from, and obligates Genesis to use commercially reasonable efforts to cause its and its subsidiaries' representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate (including by providing non-public information) any effort or attempt to make or implement any Acquisition Proposal. However, Genesis may, and may cause its representatives to, participate in discussions or negotiations with, or furnish information to, any person who made an unsolicited bona fide Acquisition Proposal that did not result from a material breach of Genesis' obligations under the Amalgamation Agreement and would reasonably be expected to lead to a Superior Proposal (as defined below on page 99) if, after consultation with Genesis' outside counsel, Genesis' board of directors concludes in good faith that such action is reasonably likely to be required in order for the board of directors to comply with its fiduciary duties under applicable law. Genesis may withdraw or modify its recommendation for an Acquisition Proposal that would be reasonably likely to constitute a Superior Proposal after providing AerCap notice thereof and allowing AerCap three business days to make an offer that results in the applicable Acquisition Proposal no longer being a Superior Proposal as described in the Amalgamation Agreement. See The Amalgamation Agreement—Restrictions on Solicitation of Acquisition Proposals by Genesis on page 97.

  Conditions to the Amalgamation (page 102)

        AerCap's and Genesis' respective obligations to effect the Amalgamation are subject to the satisfaction or waiver (by both AerCap and Genesis) of certain conditions, including, among others, that:

  •
  Genesis will have obtained the required affirmative vote of its shareholders to adopt the Amalgamation Agreement and approve the Amalgamation;

  •
  the AerCap Common Shares to be issued or reserved for issuance in connection with the Amalgamation will have been authorized for listing on the NYSE, subject to official notice of issuance;

  •
  certain requisite regulatory filings, clearances, approvals or exemptions will have been made or obtained (including the termination of any applicable waiting periods), except, in certain cases, as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on AerCap and its subsidiaries on a consolidated basis after the Effective Time;

  •
  the registration statement will have become effective under the Securities Act of 1933, as amended (the "Securities Act") (without being subject to any stop order or proceedings seeking a stop order); and

  •
  no temporary restraining order, injunction or other order preventing the consummation of the Amalgamation will be in effect and there will not be any action taken or law enacted by any governmental entity that makes the consummation of the Amalgamation illegal or otherwise restrains, enjoins or prohibits the Amalgamation.

        Genesis' obligation to effect the Amalgamation is also separately subject to the receipt of an opinion from Weil, Gotshal & Manges LLP, counsel to Genesis ("Weil Gotshal"), dated as of the Closing Date, with respect to certain U.S. federal income tax consequences of the Amalgamation, including, among other things, that the Amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        AerCap's obligation to effect the Amalgamation is also separately subject to the satisfaction or waiver of the condition that the amendments to certain of Genesis' service provider agreements will be in full force and effect.

  Termination of the Amalgamation Agreement (page 103)

        The Amalgamation Agreement may be terminated, at any time prior to the Effective Time, by mutual written consent of Genesis, AerCap and AerCap International and, subject to certain limitations described in the Amalgamation Agreement, by either Genesis or AerCap (upon written notice to the other party), if any of the following occurs:

  •
  any governmental entity denies approval of any requisite regulatory approval and such denial has become final and non-appealable, or any governmental entity issues a final, non-appealable order or decree or takes any other action enjoining or prohibiting the Amalgamation (unless the failure to complete the Amalgamation by that date is due to a breach by the party seeking to terminate the Amalgamation Agreement);

  •
  the Amalgamation has not been consummated by the later of (i) March 31, 2010; (ii) if, on the date in clause (i), all conditions have been satisfied other than obtaining the requisite anti-trust approvals, 90 days following such date; and (iii) if, on the date in clause (ii), all conditions have been satisfied other than anti-trust approval under Sections 5 and 6 and related provisions of the Indian Competition Act (2002) and other legal provisions that govern merger control filing and approval requirements in India (the "Indian Regulation"), the last day of the applicable waiting period under the Indian Regulation as determined in good faith by AerCap and Genesis after consultation with their respective legal counsel (the "Outside Date") (unless the failure to complete the Amalgamation by the Outside Date is due to a breach by the party seeking to terminate the Amalgamation Agreement);

  •
  the other party has breached a covenant, agreement, representation or warranty that would preclude the satisfaction of certain closing conditions and such breach is not remedied in the 30 days following written notice to the breaching party or by its nature is not capable of being so remedied, provided that the terminating party is not in material breach of the Amalgamation Agreement; or

  •
  the required vote of Genesis' shareholders is not obtained at the Genesis Special General Meeting or any adjournment or postponement thereof at which the applicable vote was taken (the "required Genesis vote").

        In addition to the foregoing, the Amalgamation Agreement may be terminated, at any time prior to the Effective Time, by Genesis if it has delivered notice of a Superior Proposal to AerCap pursuant to the Amalgamation Agreement and the notice period as set forth in the Amalgamation Agreement has lapsed, provided that no such termination by Genesis shall be effective until the termination fee of $9 million is paid to AerCap, if any of the following occurs:

  •
  Genesis' board of directors has (1) changed its recommendation in favor of the Amalgamation to its shareholders (which right to terminate expires ten business days following the date of such change in recommendation) or (2) failed to (x) call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the required Genesis vote or (y) include the Genesis recommendation in this proxy statement/prospectus, in each case in accordance with the terms of the Amalgamation Agreement;

  •
  the total number of dissenting shares exceeds 22.5% of the issued and outstanding Genesis Common Shares as of the business day immediately following the last day on which the holders of Genesis Common Shares can require appraisal of their Genesis Common Shares pursuant to Bermuda law (which right to terminate expires five business days after such last day); or

  •
  any tender offer or exchange offer is commenced by any other person with respect to the outstanding Genesis Common Shares prior to the required Genesis vote, and the Genesis board of directors fails to recommend that Genesis' shareholders reject such offer within ten business days after commencement of such offer, unless Genesis has issued a press release that expressly reaffirms the Genesis board of directors' recommendation within such ten business day period.

  Effects of Termination; Remedies (page 104)

        If either AerCap or Genesis terminates the Amalgamation Agreement, the Amalgamation Agreement will become void, except for certain provisions which survive such termination, and except that no party shall be relieved or released from any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party to the Amalgamation Agreement. Genesis may be required to pay AerCap a termination fee of $9 million in certain circumstances as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement—Effects of Termination; Remedies beginning on page 104.

  Comparison of Shareholders' Rights

        Following completion of the Amalgamation, Genesis shareholders will no longer be shareholders of Genesis, but will instead be shareholders of AerCap. There will be important differences between the current rights of a Genesis shareholder and the rights to which such shareholder will be entitled as a shareholder of AerCap. In addition, there are important differences in the corporate laws of Bermuda (where Genesis is incorporated) and the Netherlands (where AerCap is incorporated). See Comparison of Shareholders' Rights for a discussion of the different rights associated with AerCap Common Shares and Dutch law beginning on page 126.

  Certain Fee Arrangements with Financial Advisors Related to Genesis Shareholders Exercising Appraisal Rights

        Pursuant to certain arrangements between AerCap, on the one hand, and Morgan Stanley and Citi, respectively, on the other hand, (i) Morgan Stanley agreed to accept, in satisfaction of a portion of its transaction fees payable to it by AerCap for its services rendered in connection with the Amalgamation, a number of AerCap Common Shares not to exceed the lesser of 50% of the number of Genesis dissenting shares and a number of AerCap Common Shares having a value equal to the transaction fees payable to it by AerCap for its services rendered in connection with the Amalgamation based on the closing per share sales price of AerCap Common Shares on the business day preceding the consummation of the Amalgamation and (ii) Citi agreed to purchase a number of AerCap Common Shares equal to the lesser of 50% of the dissenting shares and a number of AerCap Common Shares having a value (based on the closing share price on the business day preceding the Closing Date of the Amalgamation) equal to the transaction fee payable by Genesis to Citi for its financial advisory services rendered in connection with the Amalgamation.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AERCAP

        Set forth below is certain selected historical consolidated financial data of AerCap. The financial data has been derived from AerCap's unaudited third quarter 2009 financial results filed with the SEC on Form 6-K dated November 6, 2009, which is incorporated by reference into this proxy statement/prospectus (the "AerCap 6-K"), and AerCap's Annual Report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus (the "AerCap 20-F"). You should not take historical results as necessarily indicative of the results that may be expected for any future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the AerCap 6-K and the AerCap 20-F. More comprehensive financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," is contained in the AerCap 6-K and the AerCap 20-F, and the following summary is qualified in its entirety by reference to the AerCap 6-K and the AerCap 20-F and all of the financial information and notes contained therein. See the section of this proxy statement/prospectus entitled Where You Can Find More Information beginning on page 153.

        The following table presents AerCap Holdings N.V.'s (the successor company) and AerCap B.V.'s (the predecessor company) selected consolidated financial data for each of the periods indicated, prepared in accordance with United States generally accepted accounting principles ("GAAP"). AerCap Holdings N.V. was formed as a Netherlands public limited liability company (naamloze vennootschap) on July 10, 2006 and acquired all of the assets and liabilities of AerCap Holdings C.V., a Netherlands limited partnership on October 27, 2006. This acquisition was a transaction under common control and accordingly, AerCap Holdings N.V. recognized the acquisition of the assets and liabilities of AerCap Holdings C.V. at their carrying values. AerCap Holdings C.V. was formed on June 27, 2005 for the purpose of acquiring all of the shares and certain liabilities of AerCap B.V. (formerly known as debis AirFinance B.V.), in connection with the acquisition of AerCap by funds and accounts affiliated with Cerberus Capital Management, L.P. ("Cerberus"), or the Cerberus Funds (referred to herein as the "2005 Acquisition"). The historical consolidated financial data of AerCap Holdings C.V. are presented as if AerCap Holdings N.V. had been the acquiring entity of AerCap B.V. on June 30, 2005.

 Consolidated Income Statement Data:

	AerCap B.V.		AerCap Holdings N.V.
	Year ended December 31, 2004	Six months ended June 30, 2005	Six months ended December 31, 2005(1)	Year ended December 31,
				2006(2)	2007	2008
	(U.S. dollars in thousands, except share and per share amounts)
Revenues
Lease revenue	$308,500	$162,155	$173,568	$443,925	$554,226	$605,253
Sales revenue	32,050	75,822	12,489	301,405	558,263	616,554
Management fee revenue	15,009	6,512	7,674	14,072	14,343	11,749
Interest revenue	21,641	13,130	20,335	34,681	29,742	18,515
Other revenue	13,667	3,459	1,006	20,336	19,947	4,181

Total revenues	390,867	261,078	215,072	814,419	1,176,521	1,256,252
Expenses
Depreciation	125,877	66,407	45,918	102,387	141,113	169,392
Cost of goods sold	18,992	57,632	10,574	220,277	432,143	506,312
Interest on debt	113,132	69,857	44,742	166,219	234,770	219,172
Impairments(3)	134,671	—	—	—	—	18,789
Other expenses	68,856	32,386	26,524	46,523	39,746	73,827
Selling, general and administrative expenses(4)	36,449	19,559	26,949	149,364	116,328	128,268

Total expenses	497,977	245,841	154,707	684,770	964,100	1,115,760
(Loss) income from continuing operations before income taxes	(107,110)	15,237	60,365	129,649	212,421	140,492
Provision for income taxes	224	556	(10,604)	(21,246)	(25,123)	431

Net (loss) income	(106,886)	15,793	49,761	108,403	187,298	140,923
Net loss (income) attributable to non-controlling interest, net of tax(5)	—	—	—	588	1,155	10,883

Net (loss) income attributable to AerCap Holdings N.V.	$(106,886)	$15,793	$49,761	$108,991	$188,453	$151,806

(Loss) Earnings per share, basic and diluted	$(145.19)	$21.45	$0.64	$1.38	$2.22	$1.79
Weighted average shares outstanding, basic and diluted	736,203	736,203	78,236,957	78,982,162	85,036,957	85,036,957

Consolidated Income Statement Data (cont'd):

	AerCap Holdings N.V.
	Nine months ended September 30,
	2008 (unaudited)	2009 (unaudited)
	(U.S. dollars in thousands, except share and per share amounts)
Revenues
Lease revenue	$456,134	$484,932
Sales revenue	445,629	202,364
Management fee revenue	8,970	9,294
Interest revenue	14,931	7,656
Other revenue	4,156	11,461

Total revenues	929,820	715,707
Expenses
Depreciation	123,331	160,153
Cost of goods sold	359,716	179,293
Interest on debt	120,182	68,319
Impairments(3)	7,689	21,332
Other expenses	35,483	64,048
Selling, general and administrative expenses(4)	96,652	82,796

Total expenses	743,053	575,941
Income from continuing operations before income taxes	186,767	139,766
Provision for income taxes	(15,421)	(3,471)

Net income	171,346	136,295
Net income attributable to non-controlling interest, net of tax(5)	(543)	(14,293)

Net income attributable to AerCap Holdings N.V.	$170,803	$122,002

Earnings per share, basic and diluted	$2.01	$1.43
Weighted average shares outstanding, basic and diluted	85,036,957	85,036,957

(1)
AerCap was formed on June 27, 2005; however, AerCap did not commence operations until June 30, 2005, when AerCap acquired all of the shares and certain of the liabilities of AerCap B.V. AerCap's initial accounting period was from June 27, 2005 to December 31, 2005, but AerCap generated no material revenue or expense between June 27, 2005 and June 30, 2005 and did not have any material assets before the 2005 Acquisition. For convenience of presentation only, AerCap has labeled its initial accounting period in the table headings in this annual report as the six months ended December 31, 2005.

(2)
Includes the results of AeroTurbine for the period from April 26, 2006 (date of acquisition) to December 31, 2006.

(3)
Includes aircraft impairment, investment impairment and goodwill impairment.

(4)
Includes share based compensation of $78.6 million ($69.1 million, net of tax), $10.9 million ($9.5 million, net of tax), $7.5 million ($6.4 million, net of tax), $5.4 million ($4.5 million net of tax) and $2.9 million ($2.4 million net of tax) in the years ended December 31, 2006, 2007, 2008, and the nine months ended September 30, 2008 and 2009, respectively.

(5)
In December 2007, the FASB issued SFAS 160, requiring that the amount of net earnings and losses attributable to the parent and to the non-controlling interests be clearly identified and presented on the face of the Consolidated Statement of Earnings. Pursuant to the transition provisions of the statement, AerCap adopted SFAS 160 as of January 1, 2009. The presentation and disclosure requirements have been applied retrospectively for AerCap for all periods presented.

Consolidated Balance Sheet Data:

	AerCap B.V.	AerCap Holdings N.V.
	As of December 31,
	2004	2005	2006(1)	2007	2008
	(U.S. dollars in thousands)
Assets
Cash and cash equivalents	$143,640	$183,554	$131,201	$241,736	$193,563
Restricted cash	118,422	157,730	112,277	95,072	113,397
Flight equipment held for operating leases, net	2,748,347	2,189,267	2,966,779	3,050,160	3,989,629
Notes receivable, net of provisions	250,774	196,620	167,451	184,820	134,067
Prepayments on flight equipment	135,202	115,657	166,630	247,839	448,945
Other assets	207,769	218,371	373,698	574,600	531,225

Total assets	$3,604,154	$3,061,199	$3,918,036	$4,394,227	$5,410,826

Debt	3,115,492	2,172,995	2,555,139	2,892,744	3,790,487
Other liabilities	419,643	468,443	579,956	520,328	494,284

Total liabilities	3,535,135	2,641,438	3,135,095	3,413,072	4,284,771
AerCap Holdings N.V. shareholders' equity	69,019	419,761	751,004	950,373	1,109,037
Non-controlling interest(2)	—	—	31,937	30,782	17,018

Total equity	69,019	419,761	782,941	981,155	1,126,055

Total liabilities and equity	$3,604,154	$3,061,199	$3,918,036	$4,394,227	$5,410,826

Consolidated Balance Sheet Data (cont'd):

	AerCap Holdings N.V.
	As of September 30
	2008 (unaudited)	2009 (unaudited)
	(U.S. dollars in thousands)
Assets
Cash and cash equivalents	$176,444	$203,377
Restricted cash	167,843	121,067
Flight equipment held for operating leases, net	3,831,200	4,761,918
Notes receivable, net of provisions	179,080	141,628
Prepayments on flight equipment	385,257	632,333
Other assets	529,683	557,305

Total assets	$5,269,507	$6,417,628

Debt	3,603,013	4,593,268
Other liabilities	508,609	489,605

Total liabilities	4,111,622	5,082,873
AerCap Holdings N.V. shareholders' equity	1,126,560	1,213,844
Non-controlling interest(2)	31,325	120,911

Total equity	1,157,885	1,334,755

Total liabilities and equity	$5,269,507	$6,417,628

(1)
Includes the results of AeroTurbine for the period from April 26, 2006 (date of its acquisition) to December 31, 2006.

(2)
In December 2007, the FASB issued SFAS 160, requiring non-controlling interests (sometimes called minority interests) to be presented as a component of equity on the balance sheet. Pursuant to the transition provisions of the statement, AerCap adopted SFAS 160 as of January 1, 2009. The presentation and disclosure requirements have been applied retrospectively for AerCap for all periods presented.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GENESIS

        The following table presents selected historical financial data of Genesis as of and for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, and the nine months ended September 30, 2008 and 2009. The selected statement of income data of Genesis and its predecessor for each of the years in the three years ended December 31, 2008 and the selected balance sheet data of Genesis as of December 31, 2008 and 2007 has been derived from the audited combined and consolidated financial statements of Genesis included in its annual report on Form 20-F filed with the SEC on March 6, 2009. The selected historical financial data of Genesis and its predecessor for prior periods have been derived from financial statements not included in such annual report. Such financial statements have been prepared on a basis consistent with Genesis' and its predecessor's audited combined and consolidated financial statements. The selected historical financial data as of and for the nine month periods ended September 30, 2009 and 2008 have been derived from the unaudited third quarter 2009 financial results of Genesis filed with the SEC on Form 6-K on November 6, 2009.

        Results for periods prior to December 19, 2006, the date that Genesis completed its initial public offering, represent the results of its predecessor (i.e., the aircraft included in Genesis' initial portfolio and related leases as owned and operated by affiliates of General Electric Company) during such periods. The results of Genesis' predecessor do not purport to reflect the results that Genesis would have achieved for such periods. Results for periods from December 19, 2006 represent Genesis' consolidated results.

        This selected historical financial data information is only a summary and you should read it in conjunction with the historical combined and consolidated financial statements of Genesis and the related notes contained in the annual report and other information that Genesis has previously filed with the SEC and which is incorporated herein by reference. See Where You Can Find More Information beginning on page 153.

	Combined	Combined	Combined and Consolidated	Consolidated	Consolidated	Consolidated	Consolidated
						Nine Months Ended September 30,
	Year ended December 31,
						2008 (unaudited)	2009 (unaudited)
	2004	2005	2006	2007	2008
	(U.S. dollars in thousands, except per share amounts)
Income Statement Data:
Revenues
Rental of flight equipment	$99,414	$117,861	$153,187	$181,333	$215,985	$163,570	$157,279
Other income	—	—	—	6,771	8,045	1,604	6,617

Total Revenue	99,414	117,861	153,187	188,104	224,030	165,174	163,896
Expenses
Depreciation	35,005	42,462	51,398	62,259	78,690	58,863	66,955
Interest	28,680	34,995	46,026	55,236	70,971	51,718	64,753
Maintenance expenses	1,019	1,989	2,327	1,073	3,344	1,255	169
Selling, general and administrative expenses	2,400	3,144	7,312	20,991	23,884	18,719	16,264
Other expenses	—	—	—	3,337	—	—	2,533

Total operating expenses	67,104	82,590	107,063	142,896	176,889	130,555	150,674

Income Before Taxes	32,310	35,271	46,124	45,208	47,141	34,619	13,222
Provision for income taxes	14,892	13,900	17,367	6,053	6,224	4,360	1,939

Net income	$17,418	$21,371	$28,757	$39,155	$40,917	$30,259	$11,283

Earnings per share :
Basic			$25.76	$1.09	$1.14	$0.84	$0.33
Diluted			$25.72	$1.09	$1.14	$0.84	$0.33
Balance Sheet Data:
Cash and cash equivalents	$—	$—	$26,855	$30,101	$60,206	$72,110	$64,134
Restricted cash	—	—	15,471	32,982	33,718	31,935	32,034

Total assets	$936,918	$1,082,997	$1,316,058	$1,675,169	$1,757,695	$1,767,222	$1,779,137

Debt	—	—	810,000	1,050,961	1,128,393	1,142,174	1,130,993
Total liabilities	92,115	101,006	839,383	1,132,830	1,282,258	1,247,422	1,291,324
GE net investment	844,803	981,991	—	—	—	—	—
Total shareholders' equity	—	—	476,675	542,339	475,437	519,800	487,813

Total liabilities and GE net investment/ shareholders' equity	$936,918	$1,082,997	$1,316,058	$1,675,169	$1,757,695	$1,767,222	$1,779,137

Number of aircraft	31	37	41	53	54	54	55

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial statements are based on the historical financial statements of AerCap and Genesis and are intended to provide you with information about how the Amalgamation might have affected the historical financial statements of AerCap if it had been consummated at an earlier time. The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not necessarily reflect the financial position or results of operations that would have actually resulted had the Amalgamation occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of AerCap. The unaudited pro forma combined financial statements are presented for informational purposes only, and do not purport to project the future financial position or operating results of the combined company.

        The unaudited pro forma combined financial statements give effect to the Amalgamation as if it had occurred at September 30, 2009 for the purposes of the unaudited pro forma combined balance sheet and at January 1, 2008 for the purposes of the unaudited pro forma statements of operations for the year ended December 31, 2008 and the nine months ended September 30, 2009. The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the Amalgamation, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma combined financial statements were based on and should be read in conjunction with the following, which are incorporated by reference into this proxy statement/prospectus:

  •
  financial results of AerCap as of and for the nine months ended September 30, 2009 on Form 6-K;

  •
  historical financial statements of AerCap as of and for the year ended December 31, 2008 and the related notes included in AerCap's Annual Report on Form 20-F for the year ended December 31, 2008;

  •
  financial results of Genesis as of and for the nine months ended September 30, 2009 on Form 6-K; and

  •
  historical financial statements of Genesis as of and for the year ended December 31, 2008 and the related notes included in Genesis' Annual Report on Form 20-F for the year ended December 31, 2008.

        The unaudited pro forma combined financial statements have been prepared using the purchase method of accounting under existing GAAP. AerCap will be issuing equity interests as consideration for the Amalgamation. Based on AerCap's and Genesis' respective capitalizations as of September 30, 2009, AerCap estimates that former Genesis shareholders would own, in the aggregate, approximately 29% of the issued and outstanding AerCap Common Shares on a fully-diluted basis following the Closing. The former Genesis shareholders would then have a 29% voting interest in AerCap. Upon the Closing, AerCap's board of directors will consist of the nine directors serving on the board of directors of AerCap before the Amalgamation. As discussed under The Amalgamation Agreement—AerCap Board of Directors beginning on page 101, shortly following the consummation of the Amalgamation, AerCap will propose and recommend to shareholders for election to its board of directors at an extraordinary general meeting three Genesis directors selected by Genesis, subject to the consent of AerCap (not to be unreasonably withheld). Upon the Closing, the officers of AerCap will be the officers serving AerCap before the Amalgamation. Based on SFAS 141(R) AerCap has therefore been treated as the acquirer in the Amalgamation for accounting purposes. The acquisition accounting is subject to change as a result of changes in market conditions at the Effective Time. Flight equipment held for operating lease is the most significant element of the acquisition accounting and is therefore subject to the most material change. AerCap expects to receive updated aircraft appraisal data on or about the Effective Time which, together with new relevant market transactions, will be used to re-determine the fair value of flight equipment held for operating lease. "Appraisal data" refers to current market values of aircraft provided to us by several independent companies ("appraisers") whose business and expertise is to determine these amounts. These values reflect the appraisers' opinion as to the highest and best use of the flight equipment on an "in-use" basis. This information is derived from recent aircraft purchase and sale transactions in the market as observed by the appraisers. This data is available and widely used by AerCap's competitors as well as AerCap to determine the fair value of flight equipment. AerCap cannot predict the results of such appraisal at the present time. A 1% increase or decrease in appraisal data could result in a $14 million increase or decrease in the estimated fair value of aircraft assets acquired. Accordingly, the pro forma adjustments are based on current market conditions and are therefore preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial statements. Differences between these preliminary estimates and the final purchase accounting may occur and these differences could have a material impact on the combined company's future results of operations and financial position.

        The unaudited pro forma combined financial statements do not reflect the anticipated realization of an annual reduction of selling, general and administrative expenses that is expected from infrastructure consolidation and overhead redundancies. The unaudited pro forma combined statements of earnings also do not reflect the estimated acquisition-related restructuring charges associated with the expected reduction of selling, general and administrative expenses. The estimated acquisition-related restructuring charges of approximately $16.0 million include estimated severance expenses. The unaudited pro forma combined balance sheet reflects the estimated acquisition-related restructuring charges associated with the expected reduction of selling, general and administrative expenses. All Genesis employees (including executive officers) have accepted voluntary severance arrangements that provide for a severance payment and benefits in consideration of the voluntary termination of the employee's employment immediately prior to the Effective Time or at such earlier date as otherwise determined by Genesis, subject to certain conditions. The aggregate severance expenses will be approximately $14.4 million.

Unaudited Pro Forma Combined Balance Sheet
As of September 30, 2009

        The following table presents unaudited pro forma combined balance sheet data at September 30, 2009 giving effect to the Amalgamation as if it had occurred at September 30, 2009.

	AerCap Holdings N.V.	Genesis Lease Limited	Conforming Adjustments(6)	Pro Forma and Accounting Harmonization Adjustments(7)		Pro Forma Combined
	As of September 30, 2009
	(U.S. dollars in thousands)
Assets
Cash and cash equivalents	$203,377	$64,134	$—	$(38,500	)(a)	$229,011
Restricted cash	121,067	32,034	—	—		153,101
Trade receivables, net of provision	49,037	2,368	—	—		51,405
Flight equipment held for operating leases, net	4,761,918	1,630,991	—	(229,472)	(b)	6,163,437
Fixed assets	—	1,748	(1,748)	—		—
Net investments in direct finance leases	34,069	—	—	—		34,069
Notes receivable, net of provisions	141,628	—	—	—		141,628
Prepayments on flight equipment	632,333	—	—	—		632,333
Investments	20,367	—	—	—		20,367
Goodwill	6,776	—	—	—		6,776
Intangibles, net	34,602	—	248	28,326	(c)	63,176
Inventory	108,444	—	—	—		108,444
Derivative assets	38,572	—	—	—		38,572
Deferred income taxes	80,463	25,206	—	14,820	(d)	120,489
Other assets	184,975	22,656	1,500	(21,911	)(e)	187,220

Total assets	$6,417,628	$1,779,137	$—	$(246,737)		$7,950,028

Liabilities and equity
Accounts payable	$16,004	$49,078	$(39,111)	$—		$25,971
Accrued expenses and other liabilities	77,591	111,253	(105,339)	3,707	(f)	87,212
Accrued maintenance liability	216,345	—	39,111	66,306	(g)	321,762
Lessee deposit liability	113,025	—	19,612	—		132,637
Debt	4,593,268	1,130,993	—	(177,755	)(h)	5,546,506
Accrual for onerous contracts	24,378	—	—	—		24,378
Deferred revenue	33,479	—	11,722	—		45,201
Derivative liabilities	8,783	—	74,005	—	(i)	82,788

Total Liabilities	5,082,873	1,291,324	—	(107,742)		6,266,455
Ordinary share capital	699	34	—	457	(j)	1,190
Additional paid-in capital	592,133	579,930	—	(271,302	)(k)	900,761
Accumulated other comprehensive income	—	(64,752)	—	64,752	(l)	—
Accumulated retained earnings/(deficit)	621,012	(27,399)	—	67,098	(m)	660,711

Total Shareholders' Equity	1,213,844	487,813	—	(138,995)		1,562,662
Non-controlling interest	120,911	—	—	—		120,911

Total Equity	1,334,755	487,813	—	(138,995)		1,683,573

Total liabilities and equity	$6,417,628	$1,779,137	$—	$(246,737)		$7,950,028

        See the accompanying notes to the unaudited pro forma combined financial statements, which are an integral part of these statements. The conforming, pro forma and accounting harmonization adjustments are explained in Note 6 and 7 Conforming adjustments and Pro forma and accounting harmonization adjustments beginning on page 27.

Unaudited Pro Forma Combined Statement of Earnings
For the Year Ended December 31, 2008

        The following table sets forth unaudited pro forma combined results of operations for the year ended December 31, 2008 giving effect to the Amalgamation as if it had occurred at January 1, 2008.

	AerCap Holdings N.V.	Genesis Lease Limited	Pro Forma and Accounting Harmonization Adjustments(7)		Pro Forma Combined
	Year ended December 31, 2008
	(In thousands, except share and per share amounts)
Revenues
Lease revenue	$605,253	$215,985	$(20,396	)(n)	$800,842
Sales revenue	616,554	—	—		616,554
Management fee revenue	11,749	—	—		11,749
Interest revenue	18,515	—	—		18,515
Other revenue	4,181	8,045	—		12,226

Total revenues	1,256,252	224,030	(20,396)		1,459,886
Expenses
Depreciation	169,392	78,690	(15,931	)(o)	232,151
Cost of goods sold	506,312	—	—		506,312
Interest on debt	219,172	70,971	15,334	(p/i)	305,477
Impairments	18,789	—	—		18,789
Operating lease in costs	14,512	—	—		14,512
Leasing expenses	55,569	3,344	—		58,913
Provision for doubtful notes and accounts receivable	3,746	—	—		3,746
Selling, general and administrative expenses	128,268	23,884	—	(q)	152,152

Total expenses	1,115,760	176,889	(597)		1,292,052
Income from continuing operations before income taxes	140,492	47,141	(19,799)		167,834
Provision for income taxes	431	(6,224)	2,475	(r)	(3,318)

Net income before nonrecurring Amalgamation charges or credits	140,923	40,917	(17,324)		164,516
Net loss before nonrecurring Amalgamation charges or credits attributable to non-controlling interest, net of tax	10,883	—	—		10,883
Net income from continuing operations before nonrecurring Amalgamation charges or credits attributable to AerCap Holdings N.V.	$151,806	$40,917	$(17,324)		$175,399

Earnings per share, basic and diluted	$1.79	$1.14	$—		$1.47	(s)
Weighted average shares outstanding, basic and diluted	85,036,957	35,968,128	34,346,596	(1)	119,383,553

(1)
Assumed number of AerCap shares issued as a result of the Amalgamation, which is the number of Genesis shares outstanding as of September 30, 2009.

        See the accompanying notes to the unaudited pro forma combined financial statements, which are an integral part of these statements. The pro forma and accounting harmonization adjustments are explained in Note 7 Pro forma and accounting harmonization adjustments beginning on page 28.

Unaudited Pro Forma Combined Statement of Earnings
For the Nine Months Ended September 30, 2009

        The following table sets forth unaudited pro forma combined results of operations for the nine months ended September 30, 2009 giving effect to the Amalgamation as if it had occurred at January 1, 2008.

	AerCap Holdings N.V.	Genesis Lease Limited	Pro Forma and Accounting Harmonization Adjustments(7)		Pro Forma Combined
	Nine months ended September 30, 2009
	(U.S. dollars in thousands, except share and per share amounts)
Revenues
Lease revenue	$484,932	$157,279	$(18,796	)(n)	$623,415
Sales revenue	202,364	—	—		202,364
Management fee revenue	9,294	—	—		9,294
Interest revenue	7,656	—	—		7,656
Other revenue	11,461	6,617	—		18,078

Total revenues	715,707	163,896	(18,796)		860,807
Expenses
Depreciation	160,153	66,955	(19,886	)(o)	207,222
Cost of goods sold	179,293	—	—		179,293
Interest on debt	68,319	64,753	2,552	(p/i)	135,624
Impairments	21,332	—	—		21,332
Operating lease in costs	9,855	—	—		9,855
Leasing expenses	51,885	169	—		52,054
Provision for doubtful notes and accounts receivable	408	—	—		408
Selling, general and administrative expenses	82,796	16,264	—	(q)	99,060
Other expenses	1,900	2,533	—		4,433

Total expenses	575,941	150,674	(17,334)		709,281
Income from continuing operations before income taxes	139,766	13,222	(1,462)		151,526
Provision for income taxes	(3,471)	(1,939)	183	(r)	(5,227)

Net income before nonrecurring Amalgamation charges or credits	136,295	11,283	(1,279)		146,299
Net income before nonrecurring Amalgamation charges or credits attributable to non-controlling interest, net of tax	(14,293)	—	—		(14,293)
Net income from continuing operations before nonrecurring Amalgamation charges or credits attributable to AerCap Holdings N.V.	$122,002	$11,283	$(1,279)		$132,006

Earnings per share, basic and diluted	$1.43	$0.33	$—		$1.11 (s)
Weighted average shares outstanding, basic and diluted	85,036,957	34,345,190	34,346,596	(1)	119,383,553

(1)
Assumed number of AerCap shares issued as a result of the Amalgamation, which is the number of Genesis shares outstanding as of September 30, 2009.

        See the accompanying notes to the unaudited pro forma combined financial statements, which are an integral part of these statements. The pro forma and accounting harmonization adjustments are explained in Note 7 Pro forma and accounting harmonization adjustments beginning on page 28.

Notes To Unaudited Pro Forma Combined Financial Statements

1. Description of the transaction

  Amalgamation Agreement

        On September 17, 2009, Genesis, AerCap and AerCap International entered into the Amalgamation Agreement. AerCap's board of directors adopted the Amalgamation Agreement on September 15, 2009 and deemed it fair, advisable and in the best interests of AerCap, its shareholders and other stakeholders to enter into the Amalgamation Agreement, to authorize the Share Issuance, to exclude preemptive rights in connection with the Share Issuance and to consummate the Amalgamation and the other transactions contemplated thereby. Genesis' board of directors adopted the Amalgamation Agreement on September 17, 2009 and authorized and approved the Amalgamation upon the terms and subject to the conditions set forth in the Amalgamation Agreement and deemed it fair to, advisable to and in the best interests of Genesis and its shareholders to enter into the Amalgamation Agreement and to consummate the Amalgamation and the other transactions contemplated thereby. On September 18, 2009, each of Genesis and AerCap filed the Amalgamation Agreement with the SEC on a Form 6-K.

        Subject to Genesis shareholder approval as described in this proxy statement/prospectus and the satisfaction or waiver of the other conditions specified in the Amalgamation Agreement, on the Closing Date, Genesis will amalgamate with AerCap International. Pursuant to the Amalgamation Agreement, upon the Effective Time, Genesis shareholders (other than shareholders that exercise appraisal rights pursuant to Bermuda law) will have the right to receive one AerCap Common Share in exchange for each Genesis Common Share they hold.

        Further details relating to the structure of the Amalgamation and the Amalgamation Consideration are described in The Amalgamation Agreement—Structure of the Amalgamation and The Amalgamation Agreement—Amalgamation Consideration.

Arrangements with GECAS

  Overview

        As discussed below under The Amalgamation—Background of the Amalgamation beginning on page 44, at the February 11, 2009 meeting held in London during which AerCap first raised with GECAS the possibility of a business combination between AerCap and Genesis, AerCap also discussed purchasing aircraft from GECAS at prevailing market prices. To finance the aircraft to be acquired, AerCap planned to use its existing revolving credit facility, seller financing to be provided by GECAS equivalent to 9.9% of the purchase price and unrestricted cash that may become available from a potential business combination with Genesis. Although AerCap indicated that the GECAS aircraft purchase would be conditioned upon the successful completion of a business combination with Genesis since the unrestricted cash flow arising therefrom was an important consideration in AerCap's financing strategy, AerCap's interest in a possible business combination with Genesis was not limited to or conditioned on the GECAS aircraft purchase. As negotiations between AerCap and Genesis in respect of the amalgamation progressed, however, an issue regarding the potential for dissenting shareholders emerged. The key consideration for AerCap regarding dissenting shares was that, under Bermuda law, any shareholder of a Bermuda company not satisfied that it has been offered fair value for its shares in connection with an amalgamation may ask the Court to appraise the fair value of such shares. Any such shareholder would be entitled to receive payment equal to the fair value of the appraised shares as determined by the Court, payable in cash (as opposed to the AerCap Common Shares issuable in the Amalgamation). As a result, AerCap requested a termination right in the amalgamation agreement if the number of dissenting shares exceeded a certain level. Genesis, in turn, required that this dissenting share level or percentage threshold be at a higher level to enhance the certainty of closing the transaction. Because AerCap and Genesis negotiated a percentage threshold that was higher than AerCap initially anticipated, AerCap sought to renegotiate its arrangements with GECAS. As discussed below, AerCap and GECAS negotiated a reduction in the number of aircraft to be purchased from GECAS if the number of dissenting shares exceeded the percentage level to which the parties agreed. AerCap also agreed to take delivery of two of the GECAS aircraft immediately after the announcement of the Amalgamation, and has since taken delivery of these two aircraft. Also as discussed below, GECAS negotiated a higher consideration to be paid upon transfer of the servicing agreement from GECAS to AerCap, payable if AerCap did not acquire all of the GECAS aircraft initially contemplated by both parties at the onset of the aircraft purchase transaction.

  AerCap Portfolio Purchase From GE Capital Aviation Services Limited

        On April 16, 2009, AerCap signed a letter of intent (the "LOI") with GECAS for the purchase of nine Airbus A320 family aircraft and four Boeing 737 New Generation aircraft. On September 25, 2009, subsequent to the signing of the Amalgamation Agreement AerCap took delivery of two of the nine Airbus A320 family aircraft. On September 17, 2009, the LOI was amended to provide (i) that the acquisition of 11 of the aircraft, five of which AerCap expected at the time to take delivery in the fourth quarter of 2009 (the "Q4 2009 Aircraft") and six of which AerCap expected at the time to take delivery in the first quarter of 2010 (the "Q1 2010 Aircraft"), would be subject to the consummation of the Amalgamation and (ii) AerCap with the option to elect not to acquire between one and six of the Q1 2010 Aircraft in the event that holders of 10% or more of Genesis Common Shares dissent under Bermuda law in respect of the Amalgamation in accordance with the formula set forth below:

Percentage of Dissenting Shareholders	Number of Aircraft Not Purchased
Up to 10%	0
Greater than 10% but less than or equal to 12%	1
Greater than 12% but less than or equal to 14%	2
Greater than 14% but less than or equal to 16%	3
Greater than 16% but less than or equal to 18%	4
Greater than 18% but less than or equal to 20%	5
Greater than 20%	6

        On November 25, 2009, AerCap and GECAS agreed in principle to reduce the number of aircraft to be acquired under the LOI by three aircraft. On January 27, 2010, AerCap and GECAS signed an aircraft sale agreement for the purchase of six A320 family aircraft and two Boeing 737 new generation aircraft. AerCap expects to take delivery of 2 of the aircraft immediately after the Closing, and the remaining 6 shortly thereafter, depending on the number of dissenting shares, if any. The total purchase price of the eight remaining aircraft is approximately $237 million.

  Additional Agreements with GECAS

        Simultaneously with the execution of the Amalgamation Agreement, GECAS and Genesis entered into an amendment to the Master Servicing Agreement, dated as of December 19, 2006 (the "MSA"). Through this amendment, GECAS and Genesis agreed (i) that AerCap and its affiliates would not be deemed competitors of GECAS (which otherwise could have impacted AerCap's valuation of Genesis) and (ii) to limit the aircraft that would be serviced under the MSA following the Closing to the Genesis aircraft acquired and any additional aircraft acquired through the use of the Genesis debt facilities (the "Serviced Group").

        As a condition to GECAS' agreement to amend the MSA to cover only aircraft initially owned by the Serviced Group, AerCap and GECAS entered into a Servicing Miscellany Agreement whereby AerCap agreed that, as a condition to transferring the ownership of an aircraft initially owned by the Serviced Group outside of the Serviced Group, AerCap would pay to GECAS an agreed amount. This amount is equal to (i) the sales fee due under the applicable servicing agreement with GECAS (such sales fee to be calculated based on the fair market value of such transferred aircraft calculated as the average desktop appraisal value for such transferred aircraft as provided by each of Ascend Limited (or such other appraiser or as agreed between AerCap and GECAS), such appraiser as selected by GECAS and such appraiser as selected by AerCap, in each case, that is not more than six (6) months old as of the date of such deemed transfer) and (ii) the portion of any servicing fees (other than any sales fee) payable or which would have been payable at a future date but for such transfer or sale from the Effective Time of the Amalgamation to the MSA Outside Date. The "MSA Outside Date" is the third anniversary of the Effective Time, which shall be extended by the sum of (x) the product of six months times the number of Q4 2009 Aircraft not acquired by AerCap on or prior to the later of (A) June 30, 2010 and (B) sixty (60) days following the Effective Time and (y) the product of four months times the number of Q1 2010 Aircraft not acquired by AerCap in certain circumstances on or prior to the later of (A) June 30, 2010 and (B) sixty (60) days following the Effective Time. The maximum additional compensation that may be needed if AerCap does not acquire all of the remaining eight aircraft is approximately $18 million; however, to the extent that AerCap acquires some, but not all such aircraft, the amount of additional compensation that may be needed will decrease according to the formula agreed upon by AerCap and GECAS.

        AerCap intends to account for the purchase of the GECAS aircraft as a separate purchase of a portfolio of aircraft based on the following considerations. At the time the Amalgamation Agreement was signed, the intended purchase of aircraft from GECAS was still based solely on a letter of intent, which was signed in April, 2009, and which was a non-binding agreement (i.e., AerCap could decide to purchase none, some, or all of the aircraft). Since that time, AerCap has purchased two of the GECAS aircraft. On November 25, 2009, AerCap and GECAS agreed to reduce the number of remaining aircraft to be acquired by AerCap to eight. The purchase of these aircraft will be funded primarily through bank financing that will be arranged by AerCap with General Electric Capital Corporation providing funding in an amount of less than 10% of the purchase price with a maturity of less than three years from the date of acquisition. On January 27, 2010, AerCap and GECAS signed an aircraft sale agreement for the purchase of the remaining eight aircraft if certain conditions are met. AerCap expects to take delivery of two of the remaining aircraft immediately after the Closing. The remaining six aircraft, or a portion of the remaining six aircraft, will only be purchased after the Closing of the Amalgamation if the amount of dissenting shareholders are below certain levels. The two aircraft already purchased were purchased at current market prices. The purchase of the remaining eight aircraft, if purchased, would also be at current market prices. The total purchase price of the remaining eight aircraft is approximately $237 million, which represents 4.4% of AerCap's total assets as of December 31, 2008. The estimated pre-tax income of the eight remaining aircraft is approximately $8 million, which represents 5.7% of AerCap's pre-tax income for the year ended December 31, 2008. The actual purchase of the remaining aircraft will also depend on AerCap's ability to finance the aircraft. In addition, AerCap agreed to terms with GECAS for the amount of compensation that must be paid to GECAS if AerCap were to replace them as servicer of the Genesis aircraft, which is higher if none or only a portion of the 13 aircraft (subsequently reduced to 10 aircraft on November 25, 2009, 2 of which were already delivered on September 25, 2009) are purchased. Furthermore, the arrangement to purchase the 13 aircraft (subsequently reduced to 10 aircraft on November 25, 2009, 2 of which were already delivered on September 25, 2009) from GECAS was a transaction entered into by and on behalf of AerCap prior to any agreement with Genesis relating to the Amalgamation. The unaudited pro forma combined financial statements therefore do not reflect the portfolio purchase from GECAS nor the additional agreements with GECAS.

2. Basis of presentation

        The unaudited pro forma combined financial statements were prepared using the purchase method of accounting and were based on the historical financial statements of AerCap and Genesis. Certain reclassifications have been made to the historical financial statements of Genesis to conform with AerCap's presentation, primarily related to other liabilities.

        The unaudited pro forma combined financial statements were prepared based on the following accounting guidance.

        In December 2007, the FASB issued SFAS 160, requiring non-controlling interests (sometimes called minority interests) to be presented as a component of equity on the balance sheet. SFAS 160 also requires that the amount of net earnings and losses attributable to the parent and to the non-controlling interests be clearly identified and presented on the face of the Consolidated Statement of Earnings. SFAS 160 requires expanded disclosures in the Consolidated Financial Statements that identify and distinguish between the interests of the parent's owners and the interest of the non-controlling owners of subsidiaries. Pursuant to the transition provisions of the statement, AerCap and Genesis adopted SFAS 160 as of January 1, 2009. The presentation and disclosure requirements have been applied retrospectively for AerCap for all periods presented in this document and were not applicable to Genesis.

        The purchase method of accounting is based on SFAS No. 141(R), which AerCap adopted on January 1, 2009 and uses the fair value concepts defined in SFAS No. 157, which AerCap has adopted as required. The unaudited pro forma combined financial statements were prepared using the purchase method of accounting, under these existing U.S. GAAP standards, which are subject to change and interpretation.

        SFAS 141(R) requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, SFAS 141(R) establishes that the consideration transferred be measured at the Closing Date of the Amalgamation at the then-current market price. This particular requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma combined financial statements.

        SFAS 157 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in SFAS 157 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, AerCap may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect AerCap's intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

        Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Amalgamation, at their respective fair values and consolidated with the assets and liabilities of AerCap. Financial statements and reported results of operations of AerCap issued after completion of the Amalgamation will reflect these values.

        Under SFAS 141(R), acquisition-related transaction costs (i.e. advisory, legal, valuation and other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by AerCap and Genesis are estimated to be approximately $22.5 million and are reflected in these unaudited pro forma combined financial statements as a reduction to cash and retained earnings, net of the estimated tax effect of $1.4 million at a statutory tax rate of 12.5% applied to deductible amounts. These acquisition-related transaction expenses are non-recurring expenses and have therefore been excluded in the unaudited pro forma combined statements of earnings for the twelve months ended December 31, 2008 and the nine months ended September 30, 2009. The estimated transaction expenses and the estimated tax effect are recognized in the pro forma combined balance sheet as of September 30, 2009.

3. Accounting policies

        Upon consummation of the Amalgamation, AerCap will review Genesis' accounting policies and make any necessary adjustments to harmonize the combined company's financial statements to conform to those accounting policies that are determined to be most appropriate for the combined company. The initial accounting policy harmonization that has been performed so far resulted in the harmonization of the maintenance accounting policy. As a result, the unaudited pro forma combined financial statements already assume a harmonization of Genesis' accounting treatment for maintenance liabilities to AerCap's accounting treatment for maintenance liabilities based on current estimates.

4. Estimate of consideration paid

        The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Genesis.

	Conversion Calculation	Estimated Fair Value	Form of Consideration
	(In thousands, except share and per share amounts)
Number of Genesis Common Shares outstanding as of September 30, 2009(1)	34,346,596
Multiplied by an assumed price of AerCap Common Shares on the Closing Date of $9.00, multiplied by an Exchange Ratio of 1:1	$9.00	$309,119	AerCap shares

Estimate of consideration expected to be transferred(2)(3)		$309,119

1)
The unaudited pro forma combined financial statements assume that all Genesis shares will be exchanged for AerCap shares, and that no cash will to be paid to dissenting shareholders, if any. It is currently unknown whether any Genesis shareholders will dissent or, in such event, what amount the Court would award any such dissenters. It is also currently unknown when such payment, if any, would be made to such dissenting shareholders. For illustrative purposes only, in the event that any Genesis shareholders exercise appraisal rights under Bermuda law, for every 1% of dissenting shareholders awarded compensation of $9.00 per share by the Court, the amount of cash paid would be approximately $3.1 million. In any event, based on an assumed price of AerCap Common Shares on the Closing Date of $9.00 per share and a maximum percentage of dissenting shareholders of 22.5%, the maximum cash payable to dissenting shareholders would be approximately $69.6 million. For every $1.00 difference (increase or decrease) in compensation per share as determined by the Court, the amount of such cash payment would increase or decrease by approximately $0.3 million per every 1% of dissenting shares. Any such increase or decrease will have a corresponding impact on the estimate of the consideration expected to be transferred. Furthermore, any such increase or decrease will not have an impact on the assets to be acquired and liabilities to be assumed unless the estimate of the consideration expected to be transferred exceeds the estimate of the assets to be acquired and liabilities to be assumed, after which, such increase will result in a corresponding increase to the amount of goodwill recognized. The amount of cash paid to dissenting shareholders will be offset (in full or partially) by (A) the arrangements between AerCap, on the one hand, and with Morgan Stanley and Citi, respectively, on the other hand, regarding their respective fees if there are dissenting shareholders, which are discussed under SUMMARY—Certain Fee Arrangements with Financial Advisors Related to Genesis Shareholders Exercising Appraisal Rights and (B) the arrangement allowing a reduction in the aircraft purchased by AerCap from GECAS, which is discussed under The Amalgamation—Arrangements with GECAS—AerCap Portfolio Purchase From GE Capital Aviation Services Limited beginning on page 82.

2)
The estimated consideration expected to be transferred reflected in these unaudited pro forma combined financial statements does not purport to represent what the actual consideration transferred will be when the Amalgamation is consummated. In accordance with SFAS 141(R), the fair value of equity securities issued as part of the consideration transferred will be measured on the Closing Date of the Amalgamation at the then-current market price. This requirement will likely result in a per share equity component different from the $9.00 assumed in these unaudited pro forma combined financial statements and that difference may be material. For example, a 10% increase (decrease) in the estimated consideration transferred would result in an increase (decrease) of approximately $30.9 million. AerCap's shares have traded within a 15.0% range of $9.00 since the announcement of the Amalgamation Agreement.

3)
The Genesis Share Options have been considered in the estimate of consideration paid, but have not been included as these have been deemed immaterial.

5. Estimate of assets to be acquired and liabilities to be assumed

        If the trading value of AerCap shares on the Closing Date results in an amount of consideration paid that is lower than the fair value of the assets less the fair value of the liabilities, a gain equal to the amount of the difference will be recorded upon the Closing. If the trading value of AerCap shares on the Closing Date results in an amount of consideration paid that is higher than the fair value of the assets less the fair value of the liabilities, goodwill equal to the amount of the difference will be recorded upon the Closing. The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by AerCap in the Amalgamation, reconciled to the estimate of consideration expected to be transferred and the estimated Amalgamation gain.

In thousands
Book value of net assets acquired at September 30, 2009	$487,813
Adjustments to:
Flight equipment held for operating leases, net	(229,472)
Intangible assets (lease premium)	28,326
Deferred income taxes(1)	12,414
Other assets	(21,911)
Accrued expenses and other liabilities (lease deficiency)	(3,707)
Accrued maintenance liability	(66,306)
Debt	177,755

Estimate of fair value of net assets acquired at September 30, 2009	$384,912

Estimate of consideration expected to be transferred	$309,119

Estimate of Amalgamation gain before transaction expenses and restructuring charges	$75,793

  (1)
  The adjustment on deferred income taxes of $14.8 million relates to the pro forma and accounting harmonization adjustments, and does not include the deferred income taxes of $2.4 million on the estimated transaction expenses in relation to the Amalgamation of $22.5 million and estimated acquisition-related restructuring charges of $16.0 million.

6. Conforming adjustments

        This note should be read in conjunction with other notes in the unaudited pro forma combined balance sheet. Certain reclassifications have been made to the historical financial statements of Genesis to conform with AerCap's financial statements presentation. These reclassifications, which are included in the column under the heading "Conforming adjustments," represent the following:

  •
  Reclassification of $1.7 million from fixed assets to other assets as AerCap classifies other tangible fixed assets as other assets. Genesis' fixed assets include computer software, office equipment and leasehold improvements;

  •
  Reclassification of $0.2 million from other assets to intangibles as AerCap reports intangibles separately on the balance sheet;

  •
  Reclassification of $39.1 million from accounts payable to accrued maintenance liability as AerCap reports the accrued maintenance liability separately on the balance sheet;

  •
  Reclassification of $19.6 million from accrued expenses and other liabilities to lessee deposit liability as AerCap reports the lessee deposit liability separately on the balance sheet;

  •
  Reclassification of $11.7 million from accrued expenses and other liabilities to deferred revenue as AerCap reports deferred revenue separately on the balance sheet; and

  •
  Reclassification of $74.0 million from accrued expenses and other liabilities to derivative liability as AerCap reports the derivative liability separately on the balance sheet.

7. Pro forma and accounting harmonization adjustments

        This note should be read in conjunction with other notes in the unaudited pro forma combined financial statements. Adjustments included in the column under the heading "Pro forma and accounting harmonization adjustments" represent the following:

  a)
  Estimated transaction expenses in relation to the Amalgamation of $22.5 million and the estimated acquisition-related restructuring charges of $16.0 million associated with the expected reduction of selling, general and administrative expenses. The estimated acquisition-related restructuring charges of approximately $16.0 million predominantly include estimated severance expenses and will be expensed as incurred. All Genesis employees (including executive officers) have accepted voluntary severance arrangements that provide for a severance payment and benefits in consideration of the voluntary termination of the employee's employment immediately prior to the Effective Time or at such earlier date as otherwise determined by Genesis, subject to certain conditions. The aggregate severance expenses will be approximately $14.4 million.

  b)
  Estimated fair value adjustment on flight equipment held for operating leases. Based on SFAS 157, AerCap has used the market approach to determine the fair value of Genesis' flight equipment held for operating lease. AerCap considers the market approach to be the most appropriate valuation technique to determine the fair value of flight equipment. Various accessible aircraft appraisal data, which was derived from current market transactions, is available in the aviation industry and is widely used by AerCap's competitors and AerCap to determine the fair value of flight equipment. In the aviation industry, appraisal data is considered to reflect the highest and best use of the flight equipment on an "in use" basis. The estimated fair value of Genesis' flight equipment was therefore based on appraisal data in combination with current market transactions, taking into account the current maintenance condition of the underlying flight equipment including the hours and cycles on the aircraft since the last major maintenance event. Furthermore, several aircraft acquisition and sales transactions, to which AerCap is party, indicate that appraisal data is sometimes lagging and does not fully reflect current market conditions. Based on recent AerCap transactions, it was determined that appraisal data lagged the current market transactions by approximately 3.7%. As a result of these market observations, AerCap has applied a reduction of 3.7% to the available appraisal data. We are of the opinion that the combination of appraisal data and current market transactions are the most accurate and reasonable approximation of the fair value of flight equipment held for operating lease. The fair value adjustments on flight equipment held for operating lease results in a $229.5 million reduction to Genesis' net book value of flight equipment held for operating lease. The significant reduction of $229.5 million is a result of the current economic environment, which has caused significant reductions in aircraft fair values during 2009 and is reflected in the 2009 appraisal data. Half-life current market value data as of December 31, 2008 for the Genesis 54 aircraft was approximately $1,600 million. Comparable data for the Genesis aircraft as of September 30, 2009 was approximately $1,401 million. In July 2009, Genesis purchased an additional aircraft to increase its portfolio to 55 aircraft. AerCap's aircraft purchase and sales transactions evidence the same significant deterioration in aircraft values. During periods of economic uncertainty values of aircraft tend to decline. However, aircraft values often rebound with a global economic recovery and increased stability in the global economy.

    The fair value of the Genesis aircraft is based on appraised values along with AerCap's current aircraft purchase and sale transactions, which reflect current market transactions. The aircraft market has experienced negative trends which have adversely effected fair values throughout 2009. This significant deterioration in aircraft fair values did not result in an impairment of Genesis' historic financial statements under SFAS 144 as the impairment test under SFAS 144 is based on undiscounted cash flows expected to result from the use and eventual disposition of the aircraft asset that is not necessarily impacted by the changes in current fair values of aircraft. The undiscounted cash flows in the impairment test under SFAS 144 include existing contracted lease rentals, estimated future lease rates taking into account the aircraft's economic lives and future residual values of the aircraft. Genesis has a portfolio of young, modern aircraft with committed long term lease contracts and has substantial remaining economic life to recover their net carrying values today. The most recent impairment test under SFAS 144 was performed by Genesis on September 30, 2009. The results of this impairment test indicated that none of the 55 aircraft failed the undiscounted cash flow test under SFAS 144 and, therefore, no impairment was required as of September 30, 2009.

    Although Genesis' net book value of flight equipment includes approximately $106.6 million of capitalized major maintenance costs as of September 30, 2009, which results from Genesis' accounting policy (the deferral method) where incurred major maintenance costs are capitalized as part of the aircraft's carrying value, the significant pro forma or fair value reduction in Genesis' net book value is the result of the negative trend in aircraft fair values which occurred throughout 2009 as evidenced by the significant decline in appraisal data during the same period.

  c)
  Estimated fair value adjustment on intangible assets, which consist of lease premiums. The estimated fair value of intangible assets represents the present value of Genesis' contracted lease revenues which are at above-market rates. The fair value of lease premiums is determined using third party appraisal data and current market transactions. The fair value of intangibles results in the recognition of a $28.3 million pro forma adjustment of the lease premiums intangible asset.

  d)
  Estimated impact on deferred income taxes of (i) the fair value pro forma adjustments, (ii) the recognition of a valuation allowance for certain Genesis tax losses that may no longer be recoverable as a result of the Amalgamation and (iii) the tax effect on the acquisition-related transaction expenses. The pro forma adjustment on deferred income taxes was determined as follows:

In thousands
Flight equipment held for operating leases, net	$(229,472)
Intangible assets (lease premium)	28,326
Other assets	(21,911)
Accrued expenses and other liabilities (lease deficiency)	(3,707)
Accrued maintenance liability	(66,306)
Debt	177,755

$(115,315)

Genesis' statutory tax rate	12.5%
Deferred income taxes on pro forma adjustments	$14,414
Less: Valuation allowance as a result of Amalgamation	(2,000)
Add: Tax effect on the deductible acquisition-related transaction and restructuring expenses at Genesis' statutory tax rate of 12.5%	2,406

Total deferred income taxes adjustment	$14,820

  e)
  Elimination of Genesis' deferred debt issuance costs of $21.9 million. The Genesis debt acquired has been recorded at fair value (see note h).

  f)
  Estimated fair value adjustment on lease deficiencies. The estimated fair value of lease deficiencies represents the present value of Genesis' contracted lease revenues which are at below-market rates. The fair value of lease deficiencies is determined using third party appraisal data and current market transactions. The fair value of lease deficiencies results in the recognition of a $3.7 million pro forma adjustment of the lease deficiency liability.

  g)
  Recognition of Genesis' accrued maintenance liability based on AerCap's maintenance accounting policy (accounting harmonization) and the recognition of a purchase accounting adjustment in relation to lessor contributions.

    In certain cases, AerCap's leases provide for additional rentals based on usage (i.e., supplemental rents). Usage is calculated based on hourly usage or cycles operated, depending on the lease agreement. Usage is reported and the resulting supplemental rent is billed on a monthly basis. Under AerCap's lease agreements, lessees are entitled to a monetary contribution by AerCap upon the lessee's presentation of invoices evidencing the completion of qualifying maintenance work on the aircraft or engine up to the maximum amount of supplemental rents paid to AerCap by the lessee during the lease term. AerCap's lease agreements specifically state that the contribution to the lessee shall be made out of the applicable supplemental rent balance available. As a result, AerCap's view is that the lessee is responsible for maintaining the aircraft throughout the lease term, and thus records receipts of supplemental rents paid by the lessee which are expected to be reimbursed to the lessee during the lease term as an accrued maintenance liability. For those amounts which are not expected to be reimbursed to the lessee during the lease term, AerCap records these supplemental rents as lease revenue upon receipt. The estimate of whether supplemental rents will be reimbursed to lessees is based on AerCap's maintenance forecasting model, which is explained in more detail below. In addition to the contributions or reimbursements discussed above, AerCap may also be obligated to make additional payments to the lessee for maintenance related expenses (referred to as lessor maintenance contributions or top-up payments) primarily related to usage of major life-limited components which had occurred prior to the lease term. AerCap records a charge to the income statement under leasing expenses at the time of the occurrence of a lessor contribution or top-up payment.

    In certain cases, Genesis' leases provide for additional rentals based on usage. Usage is calculated based on hourly usage or cycles operated, depending on the lease agreement. Usage is reported and the resulting additional rent is billed on a monthly basis and is recorded as revenue within 'Rental of Flight Equipment' when it is billed. The amount of additional rental is contingent upon the lessees' usage of the aircraft and therefore represents contingent rent in accordance with paragraph 11 and 13 of SFAS 29 'Determining Contingent Rentals', the amount of which is disclosed in the notes to Genesis' financial statements. Genesis has determined that it is the primary obligor in respect of planned major maintenance as it retains ultimate responsibility for the payment of major maintenance costs on its aircraft and therefore has applied EITF 99-19 'Reporting Revenue Gross as a Principal versus Net as an Agent' in accounting for additional rent. Additional rent meets the revenue recognition criteria set out in SAB 104 Topic 13 1.A and is therefore considered realizable and earned. Under the terms of Genesis' leases, there is no provision for additional rent to be refunded or reimbursed.

    While the lessee has initial responsibility for ensuring maintenance and repairs are performed on the aircraft, Genesis, as primary obligor, retains ultimate responsibility for the payment of major maintenance costs on its aircraft. The leases generally contain a provision where Genesis has an obligation to pay for certain planned major maintenance that is undertaken and completed. A liability is recognized for these payments when Genesis receives evidence that the lessee has ensured the performance of the planned major maintenance event on the aircraft. Genesis then capitalizes and depreciates the cost of the planned major maintenance within 'Flight equipment under operating leases, net' when the planned major maintenance has been performed.

    The difference in maintenance accounting policies, and consequently the need for their harmonization, arises due both to differences in lease agreements and the interpretation of these differences which results in a different application of GAAP, specifically as described below.

    As discussed above, AerCap's lease agreements specifically state that the contribution to the lessee shall be made out of the applicable supplemental rent balance available. As a result, AerCap's view is that the lessee is responsible for maintaining the aircraft throughout the lease, and thus records receipts of supplemental rents paid by the lessee which are expected to be reimbursed to the lessee during the lease term as an accrued maintenance liability. For those amounts which are not expected to be reimbursed to the lessee during the lease term, AerCap records these supplemental rents as lease revenue upon receipt. For those lease agreements where some supplement rents paid are not expected to be reimbursed to the lessee, AerCap recognizes the last supplemental rents paid as those which are not to be reimbursed, and all prior supplemental rents paid are treated as an accrued maintenance liability. In contrast, Genesis has determined that it is the primary obligor in respect of planned major maintenance as it retains ultimate responsibility for the payment of major maintenance costs on its aircraft. Under the Genesis lease agreements, the requirement for the payment by lessees of additional rentals for usage and the provision under which Genesis has an obligation to pay for certain planned major maintenance that is undertaken during the life of the lease are separate. These major maintenance payments are made by Genesis in its capacity as owner and lessor of the aircraft. Under the terms of the Genesis' leases, there is no provision for additional rent to be refunded or reimbursed to the lessee.

    AerCap is of the opinion that, notwithstanding the differences in the lease agreements as outlined above, the application of AerCap's approach to the treatment of additional (or supplemental) rents for usage for the Genesis aircraft leases is the most desirable. The manner in which the Genesis aircraft will be managed going forward is expected to be similar to the management of AerCap's aircraft and, as a result, AerCap's interpretation of the Genesis lease agreements and the application of AerCap's maintenance accounting method is deemed appropriate. Additionally, AerCap is of the view that two different maintenance accounting policies for similar commercial activities would not help in the understanding of AerCap's financial statements. As a result, AerCap expects that the harmonization of the treatment for additional rents for usage will not require any modification to Genesis' existing lease agreements. It is also envisaged that as current leases on the Genesis aircraft expire, the terms relating to additional rents for usage in the Genesis lease agreements will be replaced by language similar to the language included by AerCap in its leases.

    Genesis does not record a maintenance liability representing any amounts received from lessees. The accrued maintenance liability recorded by Genesis primarily relates to a $35.4 million Accounts Payable accrual for the cost of planned major maintenance that has been completed and capitalized by Genesis, but which has not yet been paid for. The remaining amount of $3.7 million relates to non-major maintenance accruals which were expensed in accordance with Genesis' accounting policy. In addition to Genesis' Accounts Payable maintenance accrual, under AerCap's maintenance accounting policy supplemental rents received from the lessee, plus lessor contributions that AerCap expects to make prior to the expiration of the contracted leases, are recognized as an accrued maintenance liability. As a result, the accrued maintenance liability under AerCap's accounting policy is higher than in comparison to Genesis' maintenance accounting policy. The accrued maintenance liability has been estimated using AerCap's maintenance forecasting model. Under Genesis' accounting policy, Genesis recognizes additional rent as lease revenue. Under AerCap's maintenance accounting policy, the supplemental rent revenue is lower because AerCap records the receipt of supplemental rents paid by lessees that are expected to be reimbursed to lessees to compensate for the cost of maintenance events as an accrued maintenance liability.

    Based on an in-house maintenance forecast model, AerCap has the capability to forecast the amount of maintenance rents received that will be reimbursed to lessees under AerCap's maintenance accounting policy. AerCap's forecasting model uses aircraft and lessee specific assumptions, which are based on AerCap's historic experience in relation to respective aircraft and lessees. AerCap's maintenance forecasting model is a complex model which estimates the time at which an aircraft's components will run out of useful life and, therefore, incur a required maintenance event. The aircraft is divided into the major components, of which the most significant are the airframe, engines, landing gear, APU and life limited parts. There are two significant assumptions that drive the forecasting model: (i) the timing of maintenance events for each of these components and (ii) the costs associated with these maintenance events for each of these components.

    The timing of maintenance events is estimated based on the expected economic life and current physical condition of each component. The economic life of each component can be based either on calendar time or on usage. For the airframe, APU and life limited parts, the economic life is based on calendar time, and the economic life for the engine and the landing gear is based on usage. The calendar time assumptions used for the airframe, APU and life limited parts vary based on aircraft type, and the usage assumptions used for the engines and landing gear can be different for each individual aircraft regardless of type and depending on how the aircraft is operated by the lessee. The current physical condition of each component is derived from monthly utilization reports as submitted by the lessees of the aircraft.

    The cost of the maintenance events for each component is based on industry standards and AerCap's historic experience and varies depending on component and aircraft type.

    AerCap used its in-house maintenance forecast model to determine the $73.2 million that is expected to be paid prior to the expiration of the current contracted leases. This model can be used across different aircraft portfolios because calendar time assumptions can be used consistently for similar aircraft types and usage assumptions are modified based on the specific data relating to each lessee. This is the model AerCap uses for underwriting purposes when acquisitions of aircraft are considered. Genesis' aircraft portfolio consists of aircraft types similar to AerCap's aircraft portfolio. The similarity between the two portfolios and AerCap's significant historical experience across multiple aircraft types, together with the relevant Genesis usage data and current condition of the Genesis aircraft, were used as important inputs to AerCap's forecasting model and resulting forecasts for maintenance events. This enabled AerCap to estimate Genesis' $73.2 million accrued maintenance liability as of September 30, 2009.

    Genesis' Accounts Payable Maintenance Accrual as of September 30, 2009 consists of the following:

In thousands
Accrual relating to current lessee usage of on-lease aircraft	$21,411
Accrual relating to prior lessee usage of on-lease aircraft	11,600
Accrual relating to off-lease aircraft	6,100

Accounts Payable Maintenance Accrual	$39,111

    As described above, AerCap determined that, based on its maintenance accounting policy, an accrued maintenance liability of $73.2 million should be recognized as of September 30, 2009. This accrued maintenance liability of $73.2 million is limited by the amount of supplemental rents collected by Genesis under the current leases in excess of amounts paid to lessees for maintenance events. The accounting harmonization adjustment in relation to the accrued maintenance liability was determined as follows:

In thousands
Genesis' Accounts Payable Maintenance Accruals relating to current lessee usage of on-lease aircraft	$(21,411)
Recognition of accrued maintenance liability based on AerCap's maintenance accounting policy	73,186

Accounting harmonization adjustment accrued maintenance liability	$51,775

    In addition to the accrued maintenance liability, lessor maintenance contributions are an estimate of payments to lessees that the lessor will be obligated to make upon completion of qualifying major maintenance events. Lessor maintenance contributions primarily relate to time expired since the last major maintenance events prior to the commencement of the current leases. Based on the maintenance forecasting model, together with the assumptions described above, AerCap determined that based on paragraph 7 of FSP SFAS 141(R)-1 an accrued maintenance liability of $32.2 million for the estimated fair value of future lessor maintenance contributions relating to prior usage and maintenance expenses related to off-lease aircraft should be recognized as of September 30, 2009. The purchase accounting adjustment in relation to lessor maintenance contributions was determined as follows:

In thousands
Genesis Accounts Payable Maintenance Accrual relating to prior lessee usage of on-lease aircraft	$(11,600)
Genesis Accounts Payable Maintenance Accrual relating to off-lease aircraft	(6,100)
Estimated fair value of lessor maintenance contributions relating to prior usage and maintenance expenses relating to off-lease aircraft	32,231

Purchase accounting adjustment representing the estimated fair value of future lessor maintenance contributions relating to prior usage	$14,531

    The combination of the accounting harmonization adjustment of $51.8 million and the purchase accounting adjustment of $14.5 million results in an additional total accrued maintenance liability adjustment of $66.3 million as of September 30, 2009.

  h)
  Adjustment to fair value of Genesis' debt to approximately 84% of face value, resulting in a decrease of the carrying value of Genesis' debt of $177.8 million. The fair value of Genesis' debt has been determined based on the income approach, as outlined in SFAS 157. The income approach was performed through the use of a net present value calculation. The current contracted average margin of Genesis' debt is approximately 100 basis points. AerCap has performed a net present value calculation by discounting the contracted cash flows of Genesis' debt, which are based on the average margin of 100 basis points, using a discount rate that includes the margin of 350 basis points. The margin of 350 basis points has been derived from financing transactions that AerCap has executed in the current market. Because financial institutions factor in risk (for example, non-performance risk) when quoting financial spreads (such as the 350 basis point spread associated with AerCap's recent related financing transactions), AerCap's analysis already includes consideration of all risks associated with AerCap's credit risk, including non-performance risk.

  i)
  In accordance with FAS 133, both Genesis and AerCap recognize all derivatives on balance sheet at fair value. Genesis uses interest rate swaps as part of their risk management strategy and applies hedge accounting to those derivatives. AerCap has historically used interest rate caps as part of their risk management strategy and, given the nature of interest rate caps, does not apply hedge accounting.

    As at September 30, 2009, Genesis had two out of the money interest rate swaps with an aggregate fair value liability of $74.0 million. AerCap is currently assessing its ability to continue to apply cash flow hedge accounting to the Genesis interest rate swaps following the Amalgamation. If it is determined that AerCap can satisfy all the cash flow hedge accounting criteria on a go forward basis, and AerCap chooses to apply hedge accounting, then no pro-forma adjustment would be required assuming 100% cash flow hedge effectiveness.

    If hedge accounting had not been applied since January 1, 2008, then all changes in the Genesis derivative fair values during the year ended December 31, 2008 and the nine months ended September 30, 2009 would have been recognized through the income statement rather than Other Comprehensive Income (OCI). Similarly, following the Amalgamation, if AerCap does not apply hedge accounting, then all changes in the Genesis derivative fair values following the Closing Date will be recognized through the income statement. Given the Genesis interest rate swaps have an aggregate fair value liability of $74.0 million as at September 30, 2009, the continuing income statement impact will result in a cumulative credit of $74.0 million as the derivative liability unwinds through to expiry of the interest rate swaps in 2011 and 2012.

    Given AerCap has not yet concluded whether hedge accounting will be applied or not to the Genesis interest rate swaps, the unaudited pro forma combined financial statements do not reflect any adjustment with respect to future derivative fair value movements.

  j)
  Increase to share capital of $0.5 million as a result of the issuance of 34.4 million AerCap shares (par value €0.01), and elimination of Genesis' share capital. These two items result in a net pro forma adjustment of $0.5 million.

  k)
  Increase to additional paid-in capital of $308.6 million as a result of the issuance of 34.4 million AerCap shares, and the elimination of Genesis' additional paid-in capital, which was $579.9 million at September 30, 2009. These two items result in a net pro forma adjustment of $271.3 million.

  l)
  Elimination of Genesis' accumulated other comprehensive income of $64.8 million.

  m)
  Elimination of Genesis' accumulated retained deficit of $27.4 million and recognition of the estimated Amalgamation gain of $75.8 million, the recognition of the transaction expenses in relation to the Amalgamation, net of tax, of $21.1 million and restructuring expenses, net of tax, of $15.0 million. These two items result in a net pro forma adjustment of $67.1 million. The estimated Amalgamation gain, net of transaction and the restructuring expenses were only recognized in the unaudited pro forma combined balance sheet as of September 30, 2009 and not in the unaudited pro forma combined statement of earnings for the year ended December 31, 2008 and the nine months ended September 30, 2009.

  n)
  Recognition of the following adjustments.

	Twelve Months Ended December 31, 2008	Nine Months Ended September 30, 2009
	In thousands
Elimination of Genesis' additional rent recorded as lease revenue (accounting harmonization)	$(31,812)	$(22,718)
Recognition of maintenance revenue based on AerCap's accounting policy (accounting harmonization)	16,756	7,927
Estimated amortization of intangible lease premium and lease deficiencies	(5,340)	(4,005)

	$(20,396)	$(18,796)

    The assumed life for intangible assets is based on contracted lease terms. The weighted average assumed life for the recognized lease premiums and deficiencies is 67 months.

  o)
  Recognition of the following adjustments.

	Twelve Months Ended December 31, 2008	Nine Months Ended September 30, 2009
	In thousands
Straight-line depreciation of the value of Genesis' flight equipment held for operating lease	$62,759	$47,069
Elimination of Genesis' depreciation of flight equipment held for operating lease	(78,690)	(66,955)

Pro forma adjustment	$(15,931)	$(19,886)

    The fair value on flight equipment held for operating lease is depreciated over the assets' useful life, based on 25 years from the date of manufacture, using the straight-line method to the estimated residual value. The current estimates for residual (salvage) values for most aircraft types are 15% of original manufacture cost. The useful lives were determined for each asset and range from 0 to 25 years, with a weighted average remaining life of 17.7 years. The fair value of flight equipment held for operating lease, based on appraisal data combined with current market transactions, was $1,401.5 million. Based on an estimated residual value of the flight equipment held for operating lease of $348.6 million and a weighted average remaining life of 17.7 years, the fair value depreciation of Genesis' flight equipment would be approximately $62.8 million per annum.

  p)
  Recognition of the following adjustments.

	Twelve Months Ended December 31, 2008	Nine Months Ended September 30, 2009
	In thousands
Accretion of fair value adjustment on debt	$19,801	$14,851
Elimination of Genesis' deferred debt issuance costs amortization	(4,467)	(12,299)

	$15,334	$(2,552)

    The accretion of the fair value adjustment on Genesis' debt is calculated on an effective interest method based on the applicable and estimated term of the debt, which is estimated at 21 years, and to eliminate Genesis' deferred debt issuance costs amortization.

  q)
  The unaudited pro forma combined financial statements do not reflect the anticipated realization of an annual cost reduction of approximately $12.0 million based on Genesis'

    selling, general and administrative expenses for the year ended December 31, 2008. This reduction is expected to be derived from infrastructure consolidation and overhead redundancies. Although AerCap management expects that the reduction will result from the Amalgamation, there can be no assurance that this reduction will be achieved. The unaudited pro forma combined statements of earnings also does not reflect the estimated acquisition-related restructuring charges associated with the expected reduction of selling, general and administrative expenses. The estimated acquisition-related restructuring charges are expected to be approximately $16.0 million, and will be expensed as incurred. The estimated acquisition-related restructuring charges of approximately $16.0 million predominantly include estimated severance expenses. The unaudited pro forma combined balance sheet reflects the estimated acquisition-related restructuring charges associated with the expected reduction of selling, general and administrative expenses. All Genesis employees (including executive officers) have accepted voluntary severance arrangements that provide for a severance payment and benefits in consideration of the voluntary termination of the employee's employment immediately prior to the Effective Time or at such earlier date as otherwise determined by Genesis, subject to certain conditions. The aggregate severance expenses will be approximately $14.4 million.

  r)
  Recognition of the following adjustments.

	Twelve Months Ended December 31, 2008	Nine Months Ended September 30, 2009
	In thousands
Pro forma and accounting harmonization adjustments	$(19,799)	$(1,462)
Genesis' statutory tax rate	12.5%	12.5%
Provision for income taxes	$2,475	$183
  s)
  The unaudited pro forma combined basic and diluted earnings per share for the periods presented are based on the combined basic and diluted weighted-average shares outstanding. The historical basic and diluted weighted average shares of Genesis were assumed to be replaced by the shares expected to be issued by AerCap to effect the Amalgamation.

        The unaudited pro forma combined financial statements include an accrued maintenance liability for Genesis' aircraft of $105.4 million based on AerCap's maintenance accounting policy. This represents supplemental rents received from lessees plus an estimate of lessor contributions which AerCap expect to be paid following the completion of major maintenance events prior to the expiration of the current contracted leases. Under Genesis' historical accounting policy, no liability is recognized other than amounts relating to planned major maintenance that has been completed but not yet paid by Genesis and other non-major maintenance accruals.

        Any future benefit that may arise for AerCap as a result of the performance of the planned major maintenance represented by the $105.4 million accrued maintenance liability is not reflected in the fair value of the aircraft in the unaudited pro forma combined financial statements as GAAP requires the aircraft to be measured at fair value on an "as-is" basis reflecting their current location and maintenance condition including the hours and cycles on the aircraft since the last major maintenance events. Under AerCap's accounting policy, these amounts are never capitalized as part of the aircraft's carrying values. For additional information regarding AerCap's accounting policy for the accrued maintenance liability, refer to the significant accounting policies disclosed in AerCap's 2008 Annual Report on Form 20-F filed with the SEC on April 1, 2009.

COMPARATIVE PER SHARE DATA

        The following comparative share data is taken from the Unaudited Pro Forma Combined Financial Information above.

        The historical earnings per share, dividends, and book value of AerCap and Genesis shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2008 and unaudited consolidated financial statements as of and for the nine months ended September 30, 2009. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the Amalgamation using the purchase method of accounting as if the Amalgamation had been completed on January 1, 2008. The unaudited pro forma book value and diluted book value per share information was computed as if the Amalgamation had been completed on December 31, 2008 and September 30, 2009. You should read this information in conjunction with the historical financial information of AerCap and of Genesis included or incorporated elsewhere in this proxy statement/prospectus. The unaudited pro forma combined data is not necessarily indicative of actual results had the Amalgamation occurred during the periods indicated. The unaudited pro forma combined data is not necessarily indicative of future operations of AerCap.

        This pro forma combined data is subject to risks and uncertainties, including those discussed in Risk Factors.

	AerCap Historical	Genesis Historical	Pro Forma Combined
As of and for the Year Ended December 31, 2008
Basic and diluted net income per common share	$1.79	$1.14	$1.48
Book value per common share	$13.04	$13.84	$—
Cash dividends declared per common share(1)	—	$1.51	$—
As of and for the Nine Months Ended September 30, 2009
Basic and diluted net income per common share	$1.43	$0.33	$1.14
Book value per common share	$14.27	$14.20	$13.12
Cash dividends declared per common share(1)	—	$0.20	$—

(1)
AerCap has a policy of not paying dividends but focusing on the growth of the company, and there is no current intention to change that policy following the Closing Date.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

        AerCap Common Shares and Genesis ADSs are quoted on the NYSE, under the ticker symbols "AER" and "GLS," respectively. The following table sets forth the high and low closing prices per share of AerCap Common Shares and Genesis ADSs for the periods indicated as reported on the consolidated tape of the NYSE, as well as cash dividends per share for the period indicated.

	High	AerCap Low	Dividend	High	Genesis Low	Dividend
Year ended December 31, 2010
First Quarter (through February 1, 2010)	$10.88	$8.55	N/A	$10.79	$8.49	N/A
Year ended December 31, 2009
First Quarter	$6.27	$1.83	N/A	$4.15	$2.19	$0.10
Second Quarter	$7.49	$2.76	N/A	$5.08	$2.85	$0.10
Third Quarter	$9.54	$6.36	N/A	$9.18	$4.10	$0.10
Fourth Quarter	$9.31	$7.74	N/A	$9.20	$7.59	N/A
Year ended December 31, 2008
First Quarter	$20.15	$14.90	N/A	$21.00	$14.55	$0.47
Second Quarter	$19.78	$12.26	N/A	$16.34	$10.26	$0.47
Third Quarter	$16.00	$10.18	N/A	$13.74	$8.69	$0.10
Fourth Quarter	$10.41	$2.51	N/A	$8.51	$2.49	$0.10
Year ended December 31, 2007
First Quarter	$29.20	$23.35	N/A	$26.75	$23.44	$0.53
Second Quarter	$32.16	$28.56	N/A	$28.37	$25.85	$0.47
Third Quarter	$32.54	$22.85	N/A	$28.00	$19.15	$0.47
Fourth Quarter	$28.47	$19.04	N/A	$25.00	$17.34	$0.47

        The following table sets out the closing stock prices of AerCap Common Shares and Genesis ADSs on September 17, 2009, the last full trading day before AerCap's public announcement of the execution of the Amalgamation Agreement, and February 1, 2010, the last practicable trading day prior to the filing with the SEC of the registration statement in which this proxy statement/prospectus is included.

	AerCap Ordinary Share Close	Genesis ADSs
September 17, 2009	$8.81	$8.45
February 1, 2010	$8.55	$8.49

The value of the Amalgamation will change as the market price of AerCap Common Shares fluctuates prior to the consummation of the Amalgamation, and may therefore be different from the prices set forth above and at the time you receive the Amalgamation Consideration. See Risk Factors. Genesis shareholders are encouraged to obtain current market quotations for AerCap Common Shares and Genesis ADSs.

        Please also see The Amalgamation Agreement—NYSE Listing of Additional AerCap Common Shares and NYSE Delisting of Genesis ADSs; Reservation for Issuance on page 101 regarding the delisting of Genesis ADSs from the NYSE after the Effective Time.

        As of December 10, 2009, all directors and executive officers of Genesis, in the aggregate, held and were entitled to vote less than 1% of the outstanding Genesis Common Shares.

RISK FACTORS

        In addition to the risk factors set forth below, you should read and consider other risk factors specific to each of the AerCap and Genesis businesses that will also affect AerCap after consummation of the Amalgamation, described in Part I, Item 3 of AerCap's and Part I, Item 3D of Genesis' annual reports on Form 20-F for the year ended December 31, 2008 and other documents that have been filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. If any of the risks described below or in the reports incorporated by reference into this proxy statement/prospectus actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of AerCap or Genesis could be materially adversely affected.

 Risk Factors Relating to the Amalgamation

         The value of the AerCap Common Shares that the Genesis shareholders receive in the Amalgamation will vary as a result of the fixed Exchange Ratio and possible fluctuations in the price of AerCap Common Shares.

        Upon consummation of the Amalgamation, each Genesis Common Share (other than Genesis Common Shares held by dissenting Genesis shareholders, if any) will be cancelled and converted into the right to receive one ordinary share of AerCap. Because the Exchange Ratio is fixed at one AerCap Common Share for each Genesis Common Share, the market value of the AerCap Common Shares issued in exchange for Genesis Common Shares will depend upon the market price of an AerCap Common Share at the date the Amalgamation is consummated. If the price of AerCap Common Shares declines, Genesis shareholders could receive less value for their shares upon the consummation of the Amalgamation than the value calculated pursuant to the Exchange Ratio on the date the Amalgamation was announced or as of the date of the filing with the SEC of the registration statement in which this proxy statement/prospectus is included. Share price changes may result from a variety of factors that are beyond the companies' control, including general market conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations.

        In connection with the Amalgamation, AerCap estimates that it will need to issue approximately 34,346,596 AerCap Common Shares, subject to Genesis shareholders exercising appraisal rights pursuant to Bermuda law. The increase in the number of outstanding AerCap Common Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, AerCap Common Shares.

         The Amalgamation remains subject to conditions and failure to complete the Amalgamation could negatively impact AerCap and Genesis.

        The Amalgamation Agreement contains a number of conditions precedent that must be satisfied or waived prior to the consummation of the Amalgamation. In addition, the Amalgamation Agreement may be terminated under certain circumstances. See The Amalgamation Agreement—Termination of the Amalgamation Agreement beginning on page 103 for a description of the circumstances under which the Amalgamation Agreement can be terminated.

        If the Amalgamation is not completed, the ongoing business of AerCap and Genesis may be adversely affected as follows:

  •
  the attention of management of AerCap and Genesis will have been diverted to the Amalgamation instead of being directed solely to each company's own operations and pursuit of other opportunities that could have been beneficial to such company;

  •
  AerCap and Genesis will have to pay certain costs relating to the Amalgamation, including certain legal, accounting and financial advisory fees; and

  •
  Genesis may be required, in certain circumstances, to pay a termination fee of $9 million to AerCap.

         Consummation of the Amalgamation remains subject to neither AerCap nor Genesis suffering a material adverse effect.

        Under the terms of the Amalgamation Agreement, if either AerCap or Genesis suffers a "material adverse effect" (as that term and the exceptions thereto are described beginning on page 91) to its financial condition, businesses or results of operations between the date that the Amalgamation Agreement was executed and the Closing Date, the other party is not obligated to consummate the Amalgamation.

         Genesis may waive one or more of the conditions to the Amalgamation without resoliciting or seeking additional shareholder approval.

        Each of the conditions to AerCap's and Genesis' obligations to complete the Amalgamation may be waived, to the extent legally permissible, in whole or in part, by the other party. The board of directors of Genesis will evaluate the materiality of any such waiver to determine whether resolicitation of proxies is necessary or, if shareholder approval has been received, whether further shareholder approval is necessary. In the event that any such waiver is determined not to require resolicitation or additional approval of shareholders, the Amalgamation may be consummated without seeking any further shareholder approval.

        Specifically, it is a condition to Genesis' obligations to complete the Amalgamation that Genesis receive an opinion from Weil Gotshal, dated as of the Closing Date, to the effect that the Amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such opinion cannot be delivered by Weil Gotshal if the aggregate cash consideration to be received in respect of dissenting shares exceeds 60% of the sum of (i) such cash consideration and (ii) an amount equal to the number of AerCap Common Shares issued in the Amalgamation multiplied by the value of one AerCap Common Share on September 16, 2009. If the aggregate cash consideration allocable to dissenting shares exceeds the 60% threshold and AerCap does not exercise its right to terminate the Amalgamation (which is available to it if the total number of dissenting shares exceeds 22.5% of the issued and outstanding Genesis Common Shares), Genesis may elect not to consummate the Amalgamation or to waive the condition that it receive the tax opinion and consummate the Amalgamation.

         Holders of Genesis ADSs may find it difficult to exercise their voting rights.

        Genesis ADS holders may exercise their voting rights only in accordance with the deposit agreement relating to such Genesis ADSs (the "Deposit Agreement"), as described more fully in The Genesis Special General Meeting beginning on page 108. There are also practical limitations on the ability of Genesis ADS holders to exercise their voting rights due to the additional steps involved in communicating with such Genesis ADS holders. Genesis ADS holders must instruct the Depositary to vote the Genesis Common Shares represented by their Genesis ADSs.

        Genesis ADS holders may not receive the voting materials in time to instruct the Depositary to vote such Genesis Common Shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions of Genesis ADS holders or for the manner of carrying out, or the effect of, those voting instructions. Accordingly, Genesis ADS holders may not be able to exercise their voting rights, and they will have no recourse if the Genesis Common Shares underlying their Genesis ADSs are not voted as requested.

         Genesis ADS holders may find it difficult to exercise their appraisal rights to have the fair value of their Genesis Common Shares appraised by the Court.

        Genesis ADS holders that are not satisfied that they have been offered fair value for the Genesis Common Shares underlying their Genesis ADSs must take additional action as compared to holders of Genesis Common Shares in order to exercise their appraisal rights under the Companies Act to have the fair value of their Genesis Common Shares appraised by the Court. In order to exercise appraisal rights, a Genesis ADS holder must (i) timely cancel its Genesis ADSs and withdraw the underlying Genesis Common Shares and (ii) file its application for appraisal of the fair value of its Genesis Common Shares with the Court within one month after the date of the giving of the notice convening the Genesis Special General Meeting. If a Genesis ADS holder is unable to successfully cancel its Genesis ADSs and withdraw the underlying Genesis Common Shares and file its application for appraisal with the Court within the specified one-month period, such Genesis ADS holder will lose its opportunity to exercise its appraisal rights under Bermuda law. Genesis ADS holders may surrender their Genesis ADSs for the purpose of withdrawing Genesis Common Shares by delivering, at the office of the Depositary, their Genesis ADRs evidencing such Genesis ADSs (if held in certificated form) or by book-entry delivery of such Genesis ADSs to the Depositary, and must pay a cancellation fee to the Depositary in the amount of $0.05 per Genesis ADS being cancelled.

         Potential payments made to dissenting Genesis shareholders in respect of their rights to appraisal of their shares could have an adverse impact on AerCap's business.

        Any Genesis shareholder that is not satisfied that it has been offered fair value for its Genesis Common Shares and that does not vote in favor of the Amalgamation may exercise its appraisal rights under the Companies Act, to have the fair value of its Genesis Common Shares appraised by the Court, within one month after the date of the giving of the notice convening the Genesis Special General Meeting. See The Amalgamation—Dissenters' Rights of Appraisal for Genesis Shareholders beginning on page 85. AerCap may be required to pay the fair value appraised by the Court to such dissenting shareholder which could be less than, equal to or more than the Amalgamation Consideration. Any such payments may have a material adverse effect on AerCap's business, cash position, financial condition and operating results, as well as the market price of the AerCap Common Shares. AerCap's obligation to consummate the Amalgamation is conditioned on, among other things, the total number of dissenting shares not exceeding 22.5% of the issued and outstanding Genesis Common Shares as of the business day immediately following the last day on which the holders of the Genesis Common Shares can require appraisal of their Genesis Common Shares pursuant to Bermuda law.

         Certain directors and employees of Genesis have interests in the Amalgamation that are different from, or in addition to, the interests of Genesis shareholders generally.

        In considering the recommendation of the Genesis board of directors with respect to the Amalgamation, Genesis shareholders should be aware that, as discussed below under The Amalgamation—Interests of Genesis Directors and Employees in the Amalgamation beginning on page 79, certain of Genesis' directors and employees have financial interests in the Amalgamation that are different from, or in addition to, the interests of Genesis shareholders generally.

         The Amalgamation Agreement contains provisions that restrict Genesis from pursuing alternative transactions or engaging in discussions with third parties as to alternative transactions.

        The Amalgamation Agreement contains detailed provisions that restrict Genesis' and each of its subsidiaries' ability to initiate, solicit, knowingly encourage or knowingly facilitate (including by providing non-public information) proposals regarding any amalgamation or similar transaction with another party or participate or otherwise engage in any discussions or negotiations relating to such an alternative transaction, unless such action is reasonably likely to be required in order for the board of directors to comply with its fiduciary duties under applicable law and certain other conditions are satisfied. Although Genesis' board of directors is permitted to change its recommendation in response to a bona fide unsolicited superior Acquisition Proposal, such a change in its recommendation gives AerCap the right to terminate the Amalgamation Agreement and receive a termination fee of $9 million. For more information, see The Amalgamation Agreement—Restrictions on Change in Recommendation by the Board of Directors of Genesis on page 97, The Amalgamation Agreement—Restrictions on Solicitation of Acquisition Proposals by Genesis beginning on page 97 and The Amalgamation Agreement—Termination of Amalgamation Agreement—Effects of Termination; Remedies beginning on page 104.

         The AerCap Common Shares to be received by Genesis shareholders as a result of the Amalgamation will have different rights from Genesis Common Shares.

        Following completion of the Amalgamation, Genesis shareholders will no longer be shareholders of Genesis, but will instead be shareholders of AerCap. There will be important differences between your current rights as a Genesis shareholder and the rights to which you will be entitled as a shareholder of AerCap. See Comparison of Shareholders' Rights for a discussion of the different rights associated with AerCap Common Shares.

Risk Factors Relating to Genesis' Businesses

        You should read and consider other risk factors specific to Genesis' businesses that will also affect AerCap after the Amalgamation, described in Part I, Item 3D of the Genesis 20-F and other documents that have been filed by Genesis with the SEC and which are incorporated by reference into this proxy statement/prospectus.

Risk Factors Relating to AerCap's Businesses

        You should read and consider other risk factors specific to AerCap's businesses that will also affect AerCap after the Amalgamation, described in Part I, Item 3 of the AerCap 20-F and other documents that have been filed by AerCap with the SEC and which are incorporated by reference into this proxy statement/prospectus.

Risk Factors Relating to AerCap Following the Amalgamation

         AerCap may experience difficulties integrating Genesis' businesses, which could cause AerCap to fail to realize the anticipated benefits of the Amalgamation.

        If the Amalgamation is consummated, achieving the anticipated benefits of the Amalgamation will depend in part upon whether the businesses of the two companies are integrated in an effective and efficient manner. AerCap may not be able to accomplish this integration process smoothly or successfully. The integration of certain operations following the Amalgamation will take time and will require the dedication of significant management resources, which may temporarily distract management's attention from the routine business of the Amalgamated Company.

        Any delay or inability of management to successfully integrate the operations of the two companies could compromise AerCap's potential to achieve the anticipated long-term strategic benefits of the Amalgamation and could have a material adverse effect on the business, financial condition, operating results and market value of AerCap Common Shares after the Amalgamation.

         AerCap may become a "passive foreign investment company," or "PFIC," for U.S. federal income tax purposes.

        Although it has not yet made any determination, AerCap does not expect to be classified as a PFIC for the 2009 fiscal year. Futhermore, AerCap will not be able to determine whether it should be classified as a PFIC for its 2010 fiscal year until the end of that year. The determination as to whether a foreign corporation is a PFIC is a complex determination based on all of the relevant facts and circumstances and depends on the classification of various assets and income under PFIC rules. In AerCap's case, the determination is further complicated by the application of the PFIC rules to leasing companies and to joint ventures and financing structures common in the aircraft leasing industry. It is unclear how some of these rules apply to AerCap. Further, this determination must be tested annually and AerCap's circumstances may change in any given year. AerCap does not intend to make decisions regarding the purchase and sale of aircraft with the specific purpose of reducing the likelihood of becoming a PFIC. Accordingly, AerCap's business plan may result in it engaging in activities that could cause it to become a PFIC. If AerCap is or becomes a PFIC, U.S. shareholders may be subject to increased U.S. federal income taxes on a sale or other disposition of AerCap Common Shares and on the receipt of certain distributions and will be subject to increased U.S. federal income tax reporting requirements. See Tax Considerations—Material U.S. Federal Income Tax Considerations—Potential Application of Passive Foreign Investment Company Provisions on page 116.

THE AMALGAMATION

General Description

        On September 17, 2009, Genesis, AerCap and AerCap International, a wholly-owned subsidiary of AerCap, entered into the Amalgamation Agreement. Following due consideration, AerCap's board of directors adopted the Amalgamation Agreement on September 15, 2009 and deemed it fair, advisable and in the best interests of AerCap, its shareholders and other stakeholders to enter into the Amalgamation Agreement, to authorize the Share Issuance, to exclude preemptive rights in connection with the Share Issuance and to consummate the Amalgamation and the other transactions contemplated thereby. Following due consideration, Genesis' board of directors adopted the Amalgamation Agreement on September 17, 2009 and authorized and approved the Amalgamation upon the terms and subject to the conditions set forth in the Amalgamation Agreement and deemed it fair to, advisable to and in the best interests of Genesis and its shareholders to enter into the Amalgamation Agreement and to consummate the Amalgamation and the other transactions contemplated thereby.

        Subject to Genesis shareholder approval as described in this proxy statement/prospectus and the satisfaction or waiver of the other conditions specified in the Amalgamation Agreement, on the Closing Date, Genesis will amalgamate with AerCap International. Pursuant to the Amalgamation Agreement, upon the Effective Time, Genesis shareholders (other than shareholders that exercise appraisal rights pursuant to Bermuda law) will have the right to receive one AerCap Common Share in exchange for each Genesis Common Share they hold, subject to the treatment of any Genesis Restricted Shares as set forth in The Amalgamation Agreement—Treatment of Genesis Share Options and Other Genesis Equity Awards.

        Further details relating to the structure of the Amalgamation and the Amalgamation Consideration are described in The Amalgamation Agreement—Structure of the Amalgamation and The Amalgamation Agreement—Amalgamation Consideration.

Background of the Amalgamation

        Genesis has successfully operated as an independent aircraft leasing business since the initial public offering of Genesis Common Shares in December 2006. In connection with its periodic evaluation of Genesis' business and changes in the global aircraft leasing industry, including the scarcity and cost of capital and the deterioration in the debt and equity markets, Genesis' board of directors from time to time has considered strategic transactions, including business combinations, involving Genesis. Beginning in the summer of 2008 and continuing through the summer of 2009, Genesis received unsolicited and preliminary inquiries from other aircraft leasing companies or investors that have sought to explore a potential transaction with Genesis. Several parties executed standstill and confidentiality agreements and conducted preliminary due diligence of Genesis. Genesis' board of directors was provided with regular updates regarding all of these discussions. Except as described below, these discussions did not result in an offer from any of the parties.

        At a board meeting on May 7, 2008, Genesis' board of directors formed a committee of the board of directors to consider business combination opportunities and equity financings (the "Genesis M&A Committee"). Members of the Genesis board of directors appointed to the Genesis M&A Committee were Paul Dacier, Michael Gradon, John McMahon, Declan McSweeney and Niall Greene. Subsequently, Genesis engaged Citi as Genesis' financial advisor to perform customary and appropriate financial advisory and investment banking services in connection with a potential sale of Genesis, including advice on the structure, negotiation strategy, valuation analyses, financial terms and other financial matters.

        AerCap has successfully operated as an integrated global aviation company with a leading market position in aircraft and engine leasing, trading and parts sales. AerCap was listed on the NYSE under the ticker symbol "AER" in November 2006, although its history dates back to 1995 (and even earlier for some parts of AerCap's business). In recent years, AerCap has pursued an expansion strategy, including substantial forward order commitments with Airbus (A320 and A330 aircraft) in 2005, 2006 and 2007, as well as the acquisition of the AeroTurbine engine leasing and parts sales business in 2006.

        As part of its expansion strategy, AerCap identified Genesis as a potential business combination partner in early 2009, based on AerCap's belief that such a combination would enable it to achieve several key strategic and financial objectives in a single transaction, such as access to a significant amount of unrestricted cash without the dilutive impact on earnings per share as compared to other alternatives, the combination of Genesis' expected unrestricted cash generation with AerCap's growth outlook, the improvement in the quality of earnings for AerCap, the expected resulting increase in the global client base of AerCap, significant cost synergies and improved stock trading liquidity for its shareholders. AerCap also expected that the successful completion of a business combination between the two companies would lead to the creation of a company that will be a leading player in the aircraft and engine leasing businesses, with a strong balance sheet and diversified and profitable business lines. In addition, representatives of AerCap had preliminary discussions with representatives of G.E. Capital Aviation Services Limited ("GECAS"), Genesis' servicer and an affiliate of Genesis' largest shareholder, regarding a potential combination of AerCap and Genesis at a meeting in London on February 11, 2009. As discussed in The Amalgamation—Arrangements with GECAS—Overview beginning on page 81, at this meeting AerCap also expressed interest in purchasing aircraft from GECAS at prevailing market prices. At that meeting, GECAS neither objected nor agreed to such a potential combination.

        Both AerCap and Genesis reported profits beginning from the period following their respective initial public offerings, throughout the period of general financial turmoil beginning with the sub-prime crisis in 2007 and during the period of negotiations with respect to the potential amalgamation transaction. Nevertheless, both companies experienced significant declines in their share prices. Against this background, Genesis' board of directors did not actively seek bids for the company but responded to various unilateral approaches that were made to the company.

        At the time of AerCap's initial approach to Genesis, the trading prices of Genesis ADSs and AerCap Common Shares were $2.47 and $4.47, respectively. The following table outlines the net book value per share for each of AerCap and Genesis from the end of 2008 through the end of the third quarter of 2009.

Net book value per share/ADS	Q4 2008	Q1 2009	Q2 2009	Q3 2009
AerCap	$13.24	$13.65	$15.23	$15.70

Genesis	$13.84	$14.10	$14.44	$14.20

        The initial contact between AerCap and Genesis was made on February 20, 2009. A representative of Morgan Stanley, which had commenced its role as financial advisor to AerCap in connection with a possible business combination with Genesis in February 2009, called Mr. Gradon, a director of Genesis, on behalf of AerCap, and informed him that AerCap had identified Genesis as a potential counterparty for a business combination involving a stock-for-stock transaction. Mr. Gradon then provided information to Genesis' board of directors regarding the inquiry from AerCap.

        On March 3, 2009, AerCap and Genesis executed a confidentiality and standstill agreement to facilitate their preliminary discussions, exchange of due diligence materials and consideration of a potential transaction between the parties.

        On March 7, 2009, AerCap's board of directors held a meeting during which the rationale behind a potential business combination with Genesis was discussed. Representatives of AerCap management also attended this meeting.

        On March 9, 2009, John McMahon, the chairman, chief executive officer and president of Genesis, received a written preliminary non-binding indication of interest from AerCap in the form of a letter signed by Keith Helming, AerCap's chief financial officer. The letter set forth an indication of interest for a stock-for-stock transaction with an exchange ratio reflecting a premium of 20-25%. The letter included a proposal for three Genesis directors to be nominated for election to AerCap's board of directors.

        On March 12, 2009, Genesis' board of directors held a telephonic discussion regarding AerCap's indication of interest and the members of the board of directors directed management to conduct initial due diligence on AerCap and provide materials to AerCap to enable them to conduct due diligence and make a more definitive offer. Representatives from Genesis' legal counsel, Weil Gotshal, and Genesis' financial advisor, Citi, also participated in the discussion.

        On March 16, 2009, AerCap's management requested certain non-public information from Genesis. On the same day, Genesis' management requested certain non-public information from AerCap in order to conduct preliminary due diligence and began reviewing publicly available information regarding AerCap.

        On March 23, 2009, representatives of management of each of AerCap and Genesis and representatives of their respective financial advisors attended a meeting in London, England at which AerCap and Genesis discussed their business plans and the potential benefits of a transaction.

        On March 24, 2009, Mr. McMahon received a letter from a party ("Party A") proposing to acquire 100% of the equity of Genesis for up to $5.00 per share in cash. The indication of interest assumed Genesis' continued compliance with its obligations in respect of certain financings and was conditioned upon, among other things, a comprehensive evaluation of the GECAS servicing agreement (particularly with respect to fees, services provided, standard of care, and potential conflicts of interest). Party A assumed the servicing agreement would remain in effect at its current cost after its proposed investment in Genesis. Party A also indicated that it would require the ability to ultimately sell the portfolio unencumbered by the servicing agreement in the future.

        In addition, Party A's proposal was conditional on certain changes to Genesis' existing revolving credit facility with a syndicate of lenders (at that time for $1 billion) (the "Warehouse Facility"), including extending the final maturity date of the Warehouse Facility and reducing the aggregate principal amount of available loans.

        The closing prices of Genesis ADSs and AerCap Common Shares on March 23, 2009 were $3.30 and $3.24, respectively. The letter from Party A was provided to the Genesis board of directors for its review and consideration.

        On March 25, 2009, AerCap's board of directors further discussed the rationale behind a possible business combination with Genesis, and considered several factors that could determine the stock-for-stock exchange ratio. Representatives of AerCap management also attended this meeting.

        On April 6, 2009, Mr. McMahon, following discussions with members of the Genesis board of directors, communicated to Party A that its indication of interest was inadequate and that certain conditions in that proposal were viewed as not capable of being satisfied. On April 7, 2009, the Genesis board held a telephonic discussion with management with respect to the indication of interest received from Party A and the response delivered to Party A (in particular, the practical impossibility of satisfying certain conditions of such offer which related to the Warehouse Facility). On April 7, 2009, Party A communicated that it was not prepared to change its indicative offer but would continue to monitor developments.

        Between March 24, 2009 and April 19, 2009, Genesis conducted business and financial due diligence on AerCap, including a review of initial projections for the combined company, and held various due diligence discussions with AerCap's management and Morgan Stanley.

        On April 16, 2009, AerCap signed the LOI to purchase 13 aircraft from GECAS as more fully discussed on page 66 in the ninth bullet point appearing under The Amalgamation—AerCap's Reasons for the Amalgamation—Potential Benefits of the Combined Company and on page 82 under The Amalgamation—AerCap Portfolio Purchase From GE Capital Aviation Services Limited.

        On April 20, 2009, Mr. Helming sent Genesis a letter reiterating AerCap's continued interest in pursuing a potential transaction at a fixed exchange ratio of 1.05 AerCap Common Shares for each outstanding Genesis Common Share. The letter also addressed certain matters raised by Genesis' management in the course of their preliminary due diligence investigations. The letter was sent to Genesis' board for its review and consideration. On April 21, 2009, members of management of each of AerCap and Genesis discussed the proposal on a conference call.

        On April 27, 2009, Genesis' board of directors held a meeting in Shannon, Ireland. Representatives from Genesis' management and legal and financial advisors also participated in the meeting. The Genesis M&A Committee and management provided the board of directors with an update on the due diligence process with AerCap and the letter received from Mr. Helming on April 20, 2009. Genesis' financial advisor reviewed with the board of directors proposed financial terms of the transaction with AerCap and certain financial information regarding AerCap and Genesis.

        At the end of April, in accordance with the directives of Genesis' board of directors, Citi advised Morgan Stanley that Genesis' board of directors had reviewed AerCap's proposal and Genesis' board had identified certain issues with respect to due diligence that needed to be addressed before the discussions could progress further. These issues included information requests with respect to various AerCap initiatives, the proposed purchase by AerCap of a certain aircraft portfolio and financial projections.

        On May 19, 2009, a letter from AerCap, on behalf of its board of directors, was sent to Genesis' board of directors providing responses with respect to certain outstanding diligence questions and outlining the benefits of certain prospective transactions under consideration by AerCap.

        On May 22, 2009, Genesis' board of directors held a telephonic discussion during which Genesis' management and legal and financial advisors also participated. The board of directors was updated as to the due diligence conducted on AerCap and discussed the letter received from AerCap's board of directors.

        On May 26, 2009, Mr. Helming met with several members of GECAS management to discuss further the merits of a potential combination of AerCap and Genesis. At this meeting, Mr. Helming indicated that AerCap would not require the servicing agreements between GECAS and Genesis to be terminated as a condition to proceeding with the transaction, but that AerCap would require certain consents and amendments in connection with the servicing agreements, including the clarification that AerCap aircraft would not fall under the GECAS servicing agreements if AerCap were to acquire Genesis. In addition, Mr. Helming provided a brief update on the status of discussions between the two companies. During the process described below, representatives of AerCap continued to provide updates on the status of the proposed combination to GECAS.

        On June 3, 2009, Genesis' board of directors held a telephonic discussion to review the due diligence conducted to date with respect to AerCap. Representatives from Genesis' management and legal and financial advisors also participated in the discussion. Following that discussion, Genesis' board of directors gave instructions for the preparation of a term sheet to be presented to AerCap.

        On June 4, 2009, Genesis prepared and provided to AerCap a non-binding term sheet for discussion purposes setting out certain terms for the proposed transaction between AerCap and Genesis. The term sheet provided for an exchange ratio of 1.15 AerCap Common Shares for each outstanding Genesis Common Share, a termination fee payable in very limited circumstances, customary conditions to closing and the nomination of Genesis directors to AerCap's board of directors (in furtherance of Mr. Helming's proposal in his March 9, 2009 letter to Mr. McMahon).

        Also on June 4, 2009, representatives of another company ("Party B") met with Genesis management in Shannon to discuss a possible interest in an acquisition of Genesis. Afterwards, a report of the meeting was sent to the board of directors.

        On June 10, 2009, Mr. McMahon received a letter from Party B indicating its interest in exploring a possible acquisition of Genesis for cash. The letter did not contain any specific transaction proposal and was passed to the board of directors for its review and consideration.

        On June 17, 2009, Mr. McMahon met with the chief executive officer of Party B to discuss Party B's indication of interest.

        On June 20, 2009, Genesis' board of directors engaged Sonenshine Partners LLC ("Sonenshine") to serve as an additional financial advisor in connection with a review of potential strategic and financial alternatives, including the potential transaction with AerCap.

        On June 30, 2009, AerCap's board of directors held a meeting to further discuss the proposed exchange ratio, draft pro forma financials and cash flow forecasts relating to a potential business combination with Genesis. Representatives of AerCap management also attended this meeting.

        Following additional due diligence by both AerCap and Genesis, including the receipt by AerCap of revised projected cash flows from Genesis' management, AerCap submitted a revised proposal with respect to the transaction, in the form of a letter from Mr. Helming to Mr. McMahon dated July 1, 2009. The letter set forth the basis on which AerCap was willing to progress the proposed transaction at a revised exchange ratio of 0.90 of an AerCap Common Share for each outstanding Genesis Common Share. The decision to decrease the proposed exchange ratio was driven primarily by revised and reduced portfolio performance expectations, which were refined during due diligence. The letter also proposed a termination fee of $9 million, payable in certain circumstances based on comparable deals over the preceding five years.

        On July 3, 2009, Genesis' board of directors held a telephonic discussion regarding Mr. Helming's July 1, 2009 letter, including the revised exchange ratio. Genesis' board of directors authorized management to continue negotiating a transaction with AerCap.

        Later on July 3, 2009, at the direction of Genesis' board of directors, a representative of Citi contacted Klaus Heinemann, AerCap's chief executive officer, and proposed that negotiations with respect to the transaction proceed on the basis of an exchange ratio of one AerCap Common Share for each outstanding Genesis Common Share. Mr. McMahon and Mr. Heinemann had a similar telephone conversation later that same day.

        On July 7, 2009, AerCap's board of directors held a meeting to further discuss the proposed exchange ratio, the draft pro forma financials and cash flow forecasts relating to a potential business combination with Genesis. Representatives of AerCap management also attended this meeting. At this meeting, AerCap's board reviewed diligently with AerCap management Genesis' revised and reduced financial forecasts. AerCap's board of directors also authorized AerCap management to continue negotiations with Genesis on the basis of an exchange ratio of one AerCap Common Share for each outstanding Genesis Common Share. In addition, AerCap's board of directors formed a committee to consider business combination opportunities, including the potential transaction with Genesis (the

"AerCap M&A Committee"). Members of the AerCap board of directors appointed to the AerCap M&A Committee were Brett Ingersoll, Jim Chapman and Marius Jonkhart.

        Later on July 7, 2009, a representative of Morgan Stanley placed a call to a representative of Citi and indicated, among other things, that AerCap had further considered the proposed transaction and was comfortable proceeding with negotiating a transaction on the basis of an exchange ratio of one AerCap Common Share for each outstanding Genesis Common Share.

        On July 14, 2009, Mr. McMahon received a letter from Party B with an indicative cash offer, not to exceed $8.00 per share, for the acquisition of Genesis. The closing price of Genesis ADSs and AerCap Common Shares on July 13, 2009 were $4.18 and $6.43, respectively. The offer was subject to certain conditions, including the termination of Genesis' existing servicing arrangements. On the same day, Genesis' board of directors held a telephonic discussion regarding confirmatory due diligence requirements and other issues related to the proposed transaction with AerCap. The proposal from Party B was also discussed. Representatives from Genesis' management and legal and financial advisors also participated in the discussion. At this meeting, Citi discussed with the board of directors financial terms of Party B's offer and the potential transaction with AerCap. Genesis' board of directors authorized management to provide due diligence information to Party B.

        Later on July 14, 2009, Mr. McMahon and representatives of Citi discussed with the chief executive officer of Party B next steps in the process of a potential transaction between Party B and Genesis. Subsequently, Genesis provided Party B with access to diligence materials.

        On July 16, 2009, in accordance with the directives of Genesis' board of directors, there was a series of telephone calls between representatives of Citi, representatives of AerCap's management team and representatives of Morgan Stanley to discuss timing and next steps in the potential transaction between AerCap and Genesis.

        Also on July 16, 2009, Mr. McMahon contacted Norman Liu, the newly appointed CEO of GECAS, to inform him that Genesis had received an indicative all-cash offer from Party B and that Party B would welcome direct discussions with GECAS regarding its role as servicer of Genesis' aircraft. No details of the all-cash offer were provided to GECAS.

        On July 17, 2009, AerCap delivered to Genesis a draft amalgamation agreement prepared by AerCap's outside legal advisor, Milbank, Tweed, Hadley & McCloy LLP ("Milbank").

        On July 17, 2009, Mr. Liu sent a letter to Mr. McMahon requesting more information about the status of negotiations and the anticipated proposal from Party B before entering into discussions with Party B about servicing arrangements. The letter indicated a strong preference for a share-for-share transaction with AerCap, rather than a cash transaction with a third party as GECAS believed Genesis to be significantly undervalued. The letter encouraged Genesis to pursue the existing and more developed transaction with AerCap on an expedited basis.

        On July 21, 2009, Mr. McMahon and Mr. Greene sent a letter to Mr. Liu indicating that Genesis' board of directors believed that Party B's indicative offer should be explored further and asking GECAS to clarify its position with respect to discussions with Party B concerning servicing arrangements. Mr. Liu subsequently agreed to meet with Party B to discuss servicing arrangements.

        On July 23, 2009, Genesis sent AerCap an outline of the key issues in the draft amalgamation agreement which were identified by Genesis' management, with the assistance of Genesis' legal and financial advisors, following their review of the draft agreement. These issues included interim operating covenants, transaction protections, closing conditions and termination rights.

        On July 27-28, 2009, Genesis' board of directors held a meeting in Ireland. Representatives from Genesis' management and legal and financial advisors also attended this meeting. At this meeting, Mr. McMahon updated the board of directors on the status of the negotiations of the draft amalgamation agreement. The board of directors then reviewed certain provisions of the draft amalgamation agreement, including the conditions to consummation of the transaction. During the meeting, representatives of Weil Gotshal provided advice with respect to certain legal matters. Also, Citi and Sonenshine each reviewed with the board of directors certain financial matters regarding the proposed transaction and also discussed with the board of directors certain alternative business strategies that Genesis could pursue in the absence of a transaction with AerCap. Following these discussions, the board of directors authorized Genesis' management to continue negotiations with AerCap. Sonenshine's engagement expired following its report to the board of directors.

        On July 28, 2009, in accordance with the directives of Genesis' board of directors, a representative of Citi had a conversation with Mr. Helming to discuss certain issues in the draft amalgamation agreement, including a closing condition relating to certain financial matters.

        On July 29, 2009, AerCap and Genesis discussed the issues identified by Genesis in the draft amalgamation agreement on a conference call in which management and the legal and financial advisors of each party also participated.

        Also, on July 29, 2009, in accordance with the directives of Genesis' board, Party B was informed by Citi that it should provide Genesis with its definitive offer by July 31, 2009. Subsequently, Party B indicated that its definitive offer would likely be submitted by August 3 or 4, 2009.

        On July 30, 2009, Milbank distributed to Weil Gotshal comments and responses to the list of key issues previously distributed on behalf of Genesis, including with respect to provisions limiting the Genesis board of directors' ability to solicit alternative proposals prior to the shareholder vote on the Amalgamation, the definition of "superior proposal" in the draft amalgamation agreement and related termination rights and fees.

        On July 31, 2009, AerCap and Genesis continued to engage in negotiations with respect to the provisions of a definitive amalgamation agreement on a conference call in which each party's outside counsel and financial advisors participated.

        On August 4, 2009, Genesis received a revised letter from Party B including an all-cash offer of $8.54 per fully diluted share. The closing prices of Genesis ADSs and AerCap Common Shares on August 3, 2009 were $5.15 and $8.03, respectively. The offer was still subject to various conditions, including the amendment of Genesis' existing servicing arrangements to allow for termination of the servicing arrangements on 90 days' notice, and stated that any termination costs would reduce the value of the offer to Genesis' shareholders.

        Also on August 4, 2009, the AerCap M&A Committee met to review and discuss, among other things, the key issues with respect to the draft amalgamation agreement and certain matters related to shareholder appraisal rights under Bermuda law. Representatives of AerCap management also attended this meeting.

        On August 5, 2009, Genesis' M&A Committee discussed the revised proposal from Party B in comparison with the proposed transaction with AerCap and determined to reject the offer from Party B as it was less attractive than the potential all-share transaction with AerCap. Mr. McMahon communicated the M&A Committee's determination to the chief executive officer of Party B on August 7, 2009.

        On August 7, 2009, a revised draft amalgamation agreement was sent by Weil, Gotshal to Milbank and, on August 11, 2009, Morgan Stanley distributed to Citi a list of key issues arising from AerCap's review of the revised draft amalgamation agreement.

        On August 13, 2009, AerCap and Genesis held a conference call, in which the legal and financial advisors of each party participated, during which the terms of the draft amalgamation agreement were discussed, including a condition proposed by AerCap relating to the exercise of appraisal rights by

Genesis Shareholders and the terms of the amendments and consents which would be required from certain of Genesis' lenders, GECAS, as the servicer of Genesis' portfolio, and other parties if AerCap and Genesis were to complete a business combination.

        On August 14, 2009, the Genesis M&A Committee held a telephonic meeting. Representatives from Genesis' management and legal and financial advisors also attended this meeting. At this meeting, the Committee was updated with respect to the discussions with AerCap and the key outstanding issues with respect to the draft amalgamation agreement.

        Also on August 14, 2009, the AerCap M&A Committee convened to discuss various issues pertaining to the negotiation process of the draft amalgamation agreement. Representatives of AerCap management also attended this meeting.

        On August 16, 2009, Genesis received a revised offer from Party B for a business combination in which the consideration was comprised of $9.05 per share in cash as well as a "contingent value right" ("CVR") that would provide for a possible additional cash payment to Genesis shareholders contingent on the future performance of the business. Party B estimated the associated value of the CVR at $1.00 per share. The closing prices of Genesis ADSs and AerCap Common Shares on August 14, 2009 were $5.89 and $8.90, respectively. Among other things, the offer was conditioned on the amendment of Genesis' existing servicing arrangements to allow for termination of the servicing arrangements on 90 days' notice and stated that any termination costs would reduce the value of the offer to Genesis Shareholders.

        On August 18, 2009, Genesis' board of directors convened a telephonic meeting to discuss the remaining issues in respect of the draft amalgamation agreement and Party B's revised offer. Representatives from Genesis' management and legal and financial advisors also attended this meeting. At this meeting, Weil Gotshal reviewed certain legal terms, and Citi reviewed certain financial terms, of Party B's offer. Following review of the revised offer and discussion among the directors, Genesis' board of directors determined not to pursue Party B's proposal given the conditionality of part of the consideration and the uncertainty with respect to the cost associated with terminating Genesis' existing arrangements with GECAS. After the meeting, Mr. McMahon conveyed the board's decision to the chief executive of Party B.

        On August 19, 2009, AerCap's board of directors convened a meeting in which a draft letter to Genesis' board of directors was tabled and discussed. The letter set forth AerCap's position on several key issues related to the continuing negotiation between the two parties. Representatives of AerCap management also attended this meeting. AerCap's board of directors authorized this letter to be sent to Genesis' board of directors.

        Following this meeting, Mr. Heinemann and Pieter Korteweg, the chief executive officer and chairman, respectively, of AerCap, sent Genesis' board of directors the letter described in the preceding paragraph setting forth AerCap's position on several key issues which were the subject of negotiation between the parties, together with a revised draft amalgamation agreement. On the following day, AerCap's management sent an issues list to Citi reflecting the key open issues it wanted to address with Genesis with respect to the transaction.

        Also on August 19, 2009, Mr. McMahon received a call from the chief executive officer of Party B, who requested support in arranging a further discussion with GECAS regarding the termination of servicing arrangements with a view to bringing greater definition and certainty to Party B's offer.

        On August 20, 2009, following further discussions with the Genesis M&A Committee, Mr. McMahon contacted Mr. Liu and requested that GECAS, in its role as servicer, hold further discussions with Party B at the earliest opportunity to discuss a mutually satisfactory basis for the termination of the existing servicing arrangements, to remove this uncertainty in Party B's proposal. On

August 21, 2009, GECAS indicated to Mr. McMahon its willingness to hold further discussions with Party B.

        On August 20 and 21, 2009, representatives of the boards of directors and management of each of AerCap and Genesis met in London, England to discuss key outstanding issues with respect to the draft amalgamation agreement, including a condition with respect to the exercise of appraisal rights by Genesis shareholders, revisions to the definition of "superior proposal" in the draft amalgamation agreement, and the possibility of approaching AerCap's largest shareholder with a proposal that it enter into a lock-up agreement concerning its sale of AerCap Common Shares for a period of time following the Closing (and that such an agreement be a condition to the Amalgamation). AerCap indicated that it could not agree to the Amalgamation being conditioned on obtaining such a lock-up agreement because AerCap would not have control over the fulfillment of such a condition, and the parties did not further pursue this proposal. The parties also discussed strategy for negotiating amendments to Genesis' loan facilities and servicing arrangements from its various lenders and GECAS. Representatives of AerCap's and Genesis' legal and financial advisors also attended the meetings. Following the meetings with AerCap, on each of August 20 and 21, 2009, Genesis' board of directors convened a meeting by telephone, along with Genesis' management and advisors, to discuss the status and results of the negotiations with AerCap. On August 21, 2009, AerCap's board of directors convened a telephonic meeting during which it resolved to increase to 22.5% the amount of Genesis dissenting shares permitted under the amalgamation agreement before AerCap's termination right tied to dissenting shares becomes exercisable. At the conclusion of the meetings, AerCap and Genesis agreed that, given the progress made on the draft amalgamation agreement, it was appropriate to begin approaching GECAS and the lenders under Genesis' debt facilities in respect of amendments to the Genesis' servicing arrangements and loan facilities.

        On August 24, 2009, Genesis received a revised offer from Party B to acquire Genesis in an all-cash transaction for $8.75 per share, which was still subject to the amendment of Genesis' existing servicing arrangements to allow for termination of the servicing arrangements on 90 days' notice and other conditions. The letter provided that Party B would offer to compensate GECAS for its lost net profits if the termination right was exercised. On August 21, 2009 the closing prices of Genesis ADSs and AerCap Common Shares were $5.83 and $8.89, respectively. Following review, the Genesis M&A Committee determined this revised offer to be inadequate given the conditionality of the offer and that the proposed cash transaction did not preserve or reflect the inherent value in the business in contrast to the proposed AerCap transaction. Mr. McMahon conveyed this determination to the Chief Executive Officer of Party B.

        Beginning the week of August 24, 2009, AerCap began discussions with Genesis and its lenders in respect of the proposed amendments to the Genesis loan facilities. Each lender entered into a confidentiality agreement with AerCap and Genesis in respect of these discussions and amendments.

        On or around August 31, 2009, AerCap continued discussions with each of HSH Nordbank AG, HSH Nordbank AG (Singapore branch), KfW IPEX-Bank GmbH and DVB Bank AG regarding an amendment to Genesis' term loan facility with those banks to allow an amalgamation transaction between Genesis and AerCap to be consummated without potentially causing any default under that term loan facility. Each of the aforementioned banks provided all required waivers and consents in order for the Amalgamation to proceed on September 17, 2009. For a more detailed discussion of these discussions, see The Amalgamation—Genesis Debt Facilities Waivers on page 83.

        Also on or around August 31, 2009, Genesis and AerCap contacted GECAS to commence discussions regarding (i) consents in connection with Genesis' aircraft servicing agreements which would permit Genesis to enter into and consummate an amalgamation agreement with AerCap without potentially causing any default under those servicing agreements, (ii) a voting agreement in support of the transaction to be entered into by an affiliate of GECAS concurrently with any amalgamation agreement between Genesis and AerCap, and (iii) information about Genesis' aircraft portfolio and its servicing which was requested in connection with the representations and warranties that were proposed to be included in the draft amalgamation agreement. GECAS entered into a confidentiality agreement with Genesis and AerCap in respect to such discussions and transactions. On September 17, 2009, GECAS provided the consents referred to in clause (i) above, but deferred any discussions concerning a potential voting agreement. For a more detailed discussion, see The Amalgamation—Genesis Debt Facilities Waivers on page 83.

        During this period, while AerCap and Genesis continued to negotiate the terms of the amalgamation agreement, Genesis also contacted Financial Guaranty Insurance Company and Citibank, N.A., as administrative agent, to begin discussions regarding a consent in connection with Genesis' aircraft lease securitization and revolving credit facility, respectively, which would permit Genesis to enter into and consummate the transactions contemplated by an amalgamation agreement without a third party replacing Genesis as a manager under each of the securitization and revolving credit facility. As of the date of this proxy statement/prospectus, consent from Financial Guaranty Insurance Company has been obtained but other consents remain outstanding; however, obtaining these outstanding consents is not a condition to AerCap's or Genesis' obligation to consummate the Amalgamation.

        On September 4, 2009, the Genesis M&A Committee held a telephonic meeting to discuss the process for approval of the Amalgamation and the likely timing of the required consents from the lenders, GECAS, and other third parties. Representatives from Genesis' management and legal and financial advisors also participated in the call.

        On September 8, 2009, Mr. McMahon received a call from the chief executive officer of Party B who indicated that Party B was having certain discussions with GECAS which might allow it to make an increased offer to Genesis. Subsequent to this discussion, Party B informed Citi that it would not be in a position to provide Genesis with a definitive proposal in a timely manner.

        Also during this period, representatives of the managements of AerCap and Genesis and their respective legal and financial advisors continued negotiations of the remaining open issues on the draft amalgamation agreement and finalized each party's disclosure letter contemplated by the draft amalgamation agreement.

        On September 15, 2009, AerCap's board of directors held a meeting, at which representatives of AerCap management were also in attendance. At this meeting, the AerCap board considered, reviewed and discussed the proposed Amalgamation, the contemplated Share Issuance in connection with the Amalgamation, the potential issuance of AerCap Common Shares to AerCap's and Genesis' respective financial advisors in the event that Genesis shareholders exercise appraisal rights under Bermuda law in respect of their Genesis Common Shares in connection with the Amalgamation Agreement, the draft amalgamation agreement and other matters related to the Amalgamation. Also on September 15, 2009, Morgan Stanley delivered to AerCap's board a written opinion letter dated September 15, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Exchange Ratio was fair, from a financial point of view, to AerCap. The AerCap board then considered and discussed the terms and conditions of the draft amalgamation agreement, the obligations AerCap and AerCap International would incur pursuant to the Amalgamation, the benefits expected to be derived by AerCap and its shareholders and other stakeholders as a result of the Amalgamation, the implications to AerCap of the Amalgamation and whether the Amalgamation would be beneficial and in the commercial interest of AerCap.

        Mr. Helming also informed the board of directors at this meeting that the waivers from GECAS under its servicing arrangements with Genesis were forthcoming, and that GECAS also was willing to agree to be removed as servicer if and when requested to do so by AerCap following the Amalgamation, provided that, in such event, GECAS would be credited for three years of fee income after the Closing. In addition, Mr. Helming advised the board that the fee credit would increase, in accordance with an agreed structure, if AerCap did not purchase one or more of the six aircraft targeted for purchase by AerCap from GECAS during the first quarter of 2010 as more fully discussed on page 82 under The Amalgamation—AerCap Portfolio Purchase From GE Capital Aviation Services Limited. The board of directors discussed and considered these arrangements and the resulting increased flexibility in respect of the GECAS servicing arrangements.

        Following these discussions and the subsequent review and discussion among the members of AerCap's board of directors, including consideration of the factors described beginning on page 65 under The Amalgamation—AerCap's Reasons for the Amalgamation, the AerCap board of directors determined that the Amalgamation, the draft amalgamation agreement and the transactions contemplated by the draft amalgamation agreement are advisable and in the best interests of AerCap and its shareholders and other stakeholders, and the directors present at the meeting unanimously voted to approve the Amalgamation with Genesis and to approve and adopt the draft amalgamation agreement.

        On September 17, 2009, Genesis' board of directors held a special meeting in Ireland. Representatives from Genesis' management and legal and financial advisors also attended the meeting. At this meeting, the Genesis M&A Committee and management reviewed for the Genesis board of directors the background of the discussions with AerCap and the progress of the negotiations, and reported on Genesis' due diligence investigation of AerCap. A representative of Conyers Dill & Pearman, Bermuda legal advisors to Genesis, discussed with Genesis' board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of amalgamation proposals, and Weil, Gotshal reviewed the key terms of the draft amalgamation agreement. Also at this meeting, Genesis' financial advisor, Citi, reviewed with the Genesis board of directors its financial analysis of the Exchange Ratio as provided for in the draft amalgamation agreement and rendered to Genesis' board an oral opinion, which was confirmed by delivery of a written opinion dated September 17, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Exchange Ratio was fair, from a financial point of view, to holders of Genesis Common Shares.

        Following these discussions and the subsequent review and discussion among the members of Genesis' board of directors, including consideration of the factors described beginning on page 55 under The Amalgamation—Genesis' Reasons for the Amalgamation; Recommendation of the Genesis Board of Directors, the Genesis board of directors determined that the Amalgamation, the draft amalgamation agreement and the transactions contemplated thereunder are advisable and in the best interests of Genesis and its shareholders, and the directors present at the meeting voted to approve the Amalgamation and to approve and adopt the amalgamation agreement.

        Also on September 17, 2009, AerCap entered into agreements with Morgan Stanley and Citi, respectively, which are also discussed under The Amalgamation—Opinion of Morgan Stanley & Co. Incorporated, AerCap's Financial Advisor—General and The Amalgamation—Opinion of Citigroup Global Markets Inc., Genesis' Financial Advisor—Miscellaneous beginning on page 67 and 58, respectively, of this proxy statement/prospectus, pursuant to which (i) Morgan Stanley agreed to accept, in satisfaction of a portion of the transaction fees payable to it by AerCap for its services rendered in connection with the Amalgamation, a number of AerCap Common Shares not to exceed the lesser of 50% of the number of shares that may become subject to demands for appraisal by Genesis shareholders in respect of the Amalgamation, if any, and a number of AerCap Common Shares having a value (based on the closing share price on the business day preceding the Closing Date) equal to its transaction fees and (ii) Citi agreed to purchase a number of AerCap Common Shares equal to the lesser of 50% of the number of shares that may become subject to demands for appraisal by Genesis shareholders in respect of the Amalgamation, if any, and a number of AerCap Common Shares having a value (based on the closing share price on the business day preceding the Closing Date) equal to the transaction fee payable by Genesis to Citi for its financial advisory services rendered in connection with the Amalgamation.

        In addition, on September 17, 2009, AerCap and GECAS amended the LOI to provide that the acquisition by AerCap of 11 of the 13 aircraft would be subject to several conditions, including consummation of the Amalgamation. See The Amalgamation—Arrangements with GECAS—AerCap Portfolio Purchase From GE Capital Aviation Services Limited on page 82.

        The definitive transaction documentation was finalized and executed after the close of trading on the NYSE on September 17, 2009, and the transaction was announced on September 18, 2009 in a press release issued jointly by AerCap and Genesis before the opening of trading on the NYSE.

Genesis' Reasons for the Amalgamation; Recommendation of the Genesis Board of Directors

        In reaching its decision to approve the Amalgamation Agreement on September 17, 2009, and to recommend that shareholders adopt the Amalgamation Agreement, the Genesis board of directors considered a number of factors, including the ones discussed in the following paragraphs, among others. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Genesis board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. Rather, the Genesis board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by or at the direction of, the Genesis board of directors. In addition, individual directors may have given different weight to different factors. This explanation of Genesis' reasons for the proposed Amalgamation and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under Forward Looking Statements beginning on page 150.

        In evaluating the Amalgamation Agreement, the Genesis board of directors consulted with Genesis' management and its legal and financial advisors, and, in reaching its decision to adopt and approve the Amalgamation Agreement and recommend the Amalgamation to shareholders, the Genesis board of directors considered a number of factors, which it viewed as generally supporting its determination, including, among others:

  Potential Benefits of the Combined Company

  •
  its knowledge of Genesis' business, operations, financial condition, earnings and prospects and of its industry, as well as its understanding of AerCap's business, operations, financial condition, earnings and prospects, taking into account the results of its due diligence review of AerCap;

  •
  its knowledge of the current environment in the commercial aviation industry generally, and the aircraft leasing industry more specifically, including economic conditions, default rates among aircraft lessees, competitive pressures, and the impact of these factors on the companies' potential growth, development and strategic options;

  •
  its belief that the Amalgamation presented a more favorable opportunity for Genesis shareholders than the potential value that might result from other alternatives available to Genesis, including remaining an independent company, attempting to raise public or private capital under current market conditions (and the uncertainty inherent in waiting for market conditions to improve), or pursuing other strategic alternatives, given the potential rewards, risks and uncertainties associated with those other strategies;

  •
  the ability of Genesis shareholders to participate in the future earnings and growth of the combined company through a contracted forward order book for new aircraft, nearly all of which has committed debt financing and lease commitments in place;

  •
  the ability of Genesis shareholders to participate in a large, independent aircraft leasing company worldwide, with a strong franchise and a broader product offering diversified over a larger lessee base;

  •
  the companies' complementary businesses and potential cost saving and other synergy opportunities, as well as the related potential impact on the combined company's financial results and prospects;

  •
  the challenges of independently raising appropriately priced debt and equity capital for aircraft acquisitions to generate future earnings and growth, and of refinancing Genesis' long-term debt facilities when appropriate, as a result of continuing volatility and disruption in the debt and equity markets;

  The Amalgamation Consideration

  •
  the fact that Genesis shareholders will own a substantial interest in AerCap following the Amalgamation, thereby enabling them to benefit from the potential accretion to earnings per share that would result from AerCap's contracted forward order book for new aircraft;

  •
  the legal and financial terms of the Amalgamation, including the fact that, based on the closing price on the NYSE of AerCap Common Shares on Thursday, September 17, 2009 (the last trading day prior to the execution and announcement of the Amalgamation Agreement), the implied acquisition price of $8.81 per share represented an approximate 45% premium to Genesis shareholders based on the daily closing prices of Genesis ADSs and AerCap ordinary shares during the 30 day trading period from July 31, 2009 to September 11, 2009;

  •
  the expectation that the exchange of Genesis ADSs for AerCap ordinary shares, in the Amalgamation, generally would be non-taxable to Genesis shareholders;

  •
  the fact that, because there is no lock-up on the combined company's common shares that Genesis' shareholders would receive in the Amalgamation, a Genesis shareholder would have the ability to monetize its holdings immediately if it wishes to do so;

  •
  Citi's opinion and financial presentation, dated September 17, 2009, to Genesis' board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to holders of Genesis Common Shares of the Exchange Ratio provided for in the Amalgamation Agreement, as more fully described below in—Opinion of Citigroup Global Markets Inc., Genesis' Financial Advisor;

  Certain Provisions of the Amalgamation Agreement

  •
  the fact that the Amalgamation Agreement permits Genesis' board of directors to consider, in certain circumstances, unsolicited acquisition proposals from third parties;

  •
  the fact that the Amalgamation Agreement allows the Genesis board of directors to change or withdraw its recommendation of the Amalgamation, provided that following such a change AerCap may terminate the Amalgamation Agreement, as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement below;

  •
  the inclusion of termination fee provisions, which the Genesis board of directors understood was a condition to AerCap's willingness to enter into the Amalgamation Agreement, and that could limit the willingness of a third party to propose a competing business combination transaction with Genesis;

  •
  the ability of AerCap to terminate the Amalgamation Agreement and receive a termination fee if the Genesis board of directors changes or withdraws its recommendation of the

    Amalgamation, as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement below;

  Certain Shareholder Safeguards

  •
  that three directors from Genesis will be nominated for election to the Board of Directors of AerCap at an extraordinary general meeting of AerCap shareholders to be called and held shortly after the consummation of the Amalgamation;

  •
  the availability of appraisal rights to a Genesis shareholder that does not vote in favor of the Amalgamation and that is not satisfied that it has been offered fair value for its Genesis Common Shares, subject to such shareholder applying to the Supreme Court of Bermuda to appraise the fair value of its Genesis Common Shares, within one month after the date of the giving of the notice convening the Genesis Special General Meeting;

  Other Considerations

  •
  the risks associated with integration of the businesses of AerCap and Genesis following the Amalgamation, and potential effects on the business, financial condition, operating results, and market value of AerCap ordinary shares after the Amalgamation;

  •
  the potential advantages to Genesis shareholders from owning shares in a larger company with a higher trading volume;

  •
  its assessment of the likelihood that the Amalgamation would be completed in a timely manner and that the combined company would be able to successfully integrate and operate the business of the combined company after the Amalgamation;

  •
  the regulatory and other approvals required in connection with the Amalgamation and the likelihood that such approvals would be received in a timely manner and without unacceptable conditions;

  •
  the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Amalgamation;

  •
  the terms of the existing servicing agreements between Genesis and GECAS and the proposed terms of the post-Amalgamation arrangements between AerCap and GECAS, including amendments to the existing servicing agreements and AerCap's proposed purchase of an aircraft portfolio from GECAS, as described under The Amalgamation—Additional Agreements with GE Capital Aviation Services Limited;

  •
  the fact that entities affiliated with companies controlled by Cerberus ("Cerberus Funds") own approximately 37% of AerCap's Common Shares on a fully diluted basis, and the risk that sales of such shares, or the perception that such sales may occur, could exert downward pressure on AerCap's stock price; and

  •
  the fact that some of Genesis' directors and employees have other interests in the Amalgamation that are in addition to their interests as Genesis shareholders, including as a result of employment and compensation arrangements with Genesis and the manner in which they would be affected by the Amalgamation. See below under The Amalgamation—Interests of Genesis Directors and Employees in the Amalgamation beginning on page 79.

        The Genesis board of directors recommends that Genesis shareholders vote "FOR" the proposal to approve and adopt the Amalgamation Agreement and the Amalgamation.

 Opinion of Citigroup Global Markets Inc., Genesis' Financial Advisor

        Genesis has retained Citi as its financial advisor in connection with the Amalgamation. In connection with this engagement, Genesis requested that Citi evaluate the fairness, from a financial point of view, to holders of Genesis Common Shares of the Exchange Ratio provided for in the Amalgamation Agreement. On September 17, 2009, at a meeting of Genesis' board of directors held to evaluate the Amalgamation, Citi rendered to Genesis' board an oral opinion, which was confirmed by delivery of a written opinion dated September 17, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Exchange Ratio was fair, from a financial point of view, to holders of Genesis Common Shares.

        The full text of Citi's written opinion, dated September 17, 2009, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex D and is incorporated into this proxy statement/prospectus by reference. Citi's opinion was provided to Genesis' board of directors in connection with its evaluation of the Exchange Ratio from a financial point of view and does not address any other aspects or implications of the Amalgamation or the underlying business decision of Genesis to effect the Amalgamation, the relative merits of the Amalgamation as compared to any alternative business strategies explored by, or that might exist for, Genesis or the effect of any other transaction in which Genesis might engage. Citi's opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Amalgamation.

        In arriving at its opinion, Citi:

  •
  reviewed the Amalgamation Agreement;

  •
  held discussions with certain senior officers, directors and other representatives and advisors of Genesis and certain senior officers and other representatives and advisors of AerCap concerning the businesses, operations and prospects of Genesis and AerCap;

  •
  reviewed certain publicly available business and financial information relating to Genesis and AerCap;

  •
  reviewed certain financial forecasts and other information and data relating to Genesis and AerCap which were provided to or discussed with Citi by the respective managements of Genesis and AerCap, including certain appraisals prepared by third party consultants with respect to aircraft assets and inventory of Genesis and AerCap provided to us by the respective managements of Genesis and AerCap and information relating to potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of AerCap to result from the Amalgamation;

  •
  reviewed the financial terms of the Amalgamation as set forth in the Amalgamation Agreement in relation to, among other things, current and historical market prices and trading volumes of Genesis Common Shares and AerCap Common Shares, Genesis' and AerCap's historical and projected earnings and other operating data and Genesis' and AerCap's capitalization and financial condition;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Genesis and AerCap;

  •
  evaluated certain potential pro forma financial effects of the Amalgamation on the combined company relative to Genesis and AerCap on a standalone basis utilizing, among other things, the financial forecasts and estimates relating to Genesis and AerCap referred to above both before and after giving effect to potential strategic implications and operational benefits anticipated by the management of AerCap to result from the Amalgamation; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Genesis and AerCap that they were not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to Genesis and AerCap provided to or otherwise reviewed by or discussed with Citi and potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the Amalgamation, Citi was advised by the respective managements of Genesis and AerCap, and Citi assumed, with Genesis' consent, that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Genesis and AerCap, as the case may be, as to the future financial performance of Genesis and AerCap, such strategic implications and operational benefits and the other matters covered thereby. With respect to certain third party appraisals relating to aircraft assets and inventory of Genesis and AerCap utilized in Citi's analyses, Citi assumed, with Genesis' consent, that such appraisals were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparer thereof. Citi did not make and, with the exception of certain third party appraisals referred to above, was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Genesis or AerCap nor did Citi make any physical inspection of the properties or assets of Genesis or AerCap.

        Citi assumed, with Genesis' consent, that the Amalgamation would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases and waivers for the Amalgamation, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Genesis, AerCap or the contemplated benefits of the Amalgamation. Citi also assumed, with Genesis' consent, that the Amalgamation would qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Citi's opinion relates to the relative values of Genesis and AerCap. Citi did not express any opinion as to what the value of AerCap Common Shares actually would be when issued pursuant to the Amalgamation or the prices at which Genesis Common Shares or AerCap Common Shares would trade at any time.

        Citi was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of Genesis; however, at the direction of Genesis' board of directors, Citi held discussions with certain third parties that approached Genesis. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Genesis to effect the Amalgamation, the relative merits of the Amalgamation as compared to any alternative business strategies explored by, or that might exist for, Genesis or the effect of any other transaction in which Genesis might engage. Citi's opinion did not address any terms (other than the Exchange Ratio to the extent expressly specified in the opinion) or other aspects or implications of the Amalgamation, including, without limitation, the form or structure of the Amalgamation, any tax aspects or implications of the Amalgamation or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Amalgamation or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Amalgamation, or any class of such persons, relative to the Exchange Ratio. Citi's opinion was necessarily based on information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Citi expressed no opinion or view as to any potential effects of any volatility on Genesis, AerCap or the contemplated benefits of the Amalgamation. Except as described above, Genesis imposed no other instructions or limitations on Citi with respect to the investigations made or procedures followed by Citi in rendering its opinion.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Genesis and AerCap. No company or business used in those analyses as a comparison is identical to Genesis or AerCap, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments analyzed.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        The type and amount of consideration payable in the Amalgamation was determined through negotiations between Genesis and AerCap and the decision to enter into the Amalgamation was solely that of Genesis' board of directors. Citi's opinion was only one of many factors considered by Genesis' board of directors in its evaluation of the Amalgamation and should not be viewed as determinative of the views of Genesis' board of directors or management with respect to the Amalgamation or the Exchange Ratio provided for in the Amalgamation Agreement.

        The following is a summary of the material financial analyses presented to Genesis' board of directors in connection with Citi's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi's financial analyses.

  Net Asset Valuation

        Genesis.    Citi performed a net asset valuation of Genesis by calculating the current market value (as of June 30, 2009) and estimated future base value (as of December 31, 2009) of Genesis' net assets, including aircraft assets and inventory, net current assets, debt and cash. Financial data of Genesis were based on internal estimates of Genesis' management and certain third party appraisals with respect to the aircraft assets and inventory of Genesis provided to Citi by Genesis' management. Citi derived a range of values for Genesis' appraised aircraft assets and inventory by taking 85% to 95% of the appraised values of such assets discounted, in the case of the estimated future base value, to present value as of June 30, 2009 by applying a discount rate of 19%.

        AerCap.    Citi performed a net asset valuation of AerCap by calculating the current market value (as of June 30, 2009) and estimated future base value (as of December 31, 2009) of AerCap's net assets, including aircraft assets and inventory, present value of projected gain on orders for new aircraft, net current assets, debt and cash. Financial data of AerCap were based on internal estimates of AerCap's management, certain third party appraisals with respect to the aircraft assets and inventory of AerCap provided to Citi by AerCap's management and publicly available research analysts' reports with respect to gain on orders for new aircraft. Citi derived a range of values for AerCap's appraised aircraft assets and inventory by taking 85% to 95% of the appraised values of such assets discounted, in the case of the estimated future base value, to present value as of June 30, 2009 by applying a discount rate of 22.5%.

        Based on implied per share equity reference ranges for Genesis and AerCap calculated as described above, this indicated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio provided for in the Amalgamation Agreement:

Implied Exchange Ratio Reference Ranges
Current Market Value (6/30/09)	Future Base Value (12/31/09)	Exchange Ratio
0.469 – 0.570	0.532 – 0.661	1.000

        Citi also derived implied exchange ratio reference ranges based on the net asset valuations of Genesis and AerCap described above after taking into account the estimated present value of potential strategic implications and operational benefits, referred to as potential synergies, anticipated by the management of AerCap to result from the Amalgamation. Assuming that 100% of the potential synergies were attributable to Genesis, this indicated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio provided for in the Amalgamation Agreement:

Implied Exchange Ratio Reference Ranges with Potential Synergies
Current Market Value (6/30/09)	Future Base Value (12/31/09)	Exchange Ratio
0.618 – 0.694	0.696 – 0.799	1.000

  Discounted Cash Flow Analysis

        Genesis.    Citi performed a discounted cash flow analysis of Genesis to calculate the estimated present value of the standalone after-tax free cash flows that Genesis was forecasted to generate during calendar years 2009 through 2013 based on internal estimates of Genesis' management and certain third party appraisals with respect to the aircraft assets and inventory of Genesis provided to Citi by Genesis' management. Estimated terminal values for Genesis were calculated based on the assumption that Genesis' portfolio of assets would be sold in December 2013 at a price equal to 90% to 100% of the appraised estimated future base values of such assets. The cash flows and terminal values were then discounted to present value as of June 30, 2009 using discount rates ranging from 17% to 21%.

        AerCap.    Citi performed a discounted cash flow analysis of AerCap to calculate the estimated present value of the standalone after-tax free cash flows that AerCap was forecasted to generate during calendar years 2009 through 2011 based on internal estimates of AerCap's management, certain third party appraisals with respect to the aircraft assets and inventory of AerCap provided to Citi by AerCap's management and certain adjustments to such free cash flows per Genesis' management. Estimated terminal values for AerCap were calculated based on the assumption that AerCap's portfolio of assets would be sold in December 2011 at a price equal to 90% to 100% of the appraised estimated future base values of such assets. The cash flows and terminal values were then discounted to present value as of June 30, 2009 using discount rates ranging from 20% to 25%.

        Based on implied per share equity reference ranges for Genesis and AerCap calculated as described above, this indicated the following implied exchange ratio reference range, as compared to the Exchange Ratio provided for in the Amalgamation Agreement:

Implied Exchange Ratio Reference Range 0.465 – 0.514	Exchange Ratio 1.000

        Citi also derived an implied exchange ratio reference range based on the discounted cash flow analyses of Genesis and AerCap described above after taking into account the estimated present value of potential synergies anticipated by the management of AerCap to result from the Amalgamation. Assuming that 100% of the potential synergies were attributable to Genesis, this indicated the following implied exchange ratio reference range, as compared to the Exchange Ratio provided for in the Amalgamation Agreement:

Implied Exchange Ratio Reference Range with Potential Synergies 0.567 – 0.634	Exchange Ratio 1.000

  Selected Public Companies Analysis

        Citi performed a selected publicly traded companies analysis of Genesis and AerCap in which Citi reviewed publicly available financial and stock market information for Genesis, AerCap and the following two selected publicly traded companies in the aircraft leasing industry, which is the industry in which Genesis and AerCap operate:

  •
  Aircastle Limited

  •
  Babcock & Brown Air Limited

        Citi reviewed, among other things, the equity values of the selected companies, based on closing share prices on September 15, 2009, as a multiple of calendar year 2010 estimated earnings per share, referred to as EPS. Estimated financial data of the selected public companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Estimated financial data of Genesis and AerCap were based on internal estimates of the respective managements of Genesis and AerCap. Based on an implied per share equity reference range for Genesis calculated by applying a selected range of calendar year 2010 estimated EPS multiples derived from the selected companies (including AerCap) to corresponding data of Genesis and an implied per share equity reference range for AerCap calculated by applying a selected range of calendar year 2010 estimated EPS multiples derived from the selected companies (including Genesis) to corresponding data of AerCap, this indicated the following implied exchange ratio reference range, as compared to the Exchange Ratio provided for in the Amalgamation Agreement:

Implied Exchange Ratio Reference Range 0.403 – 0.403	Exchange Ratio 1.000

        Citi also derived an implied exchange ratio reference range based on the selected public companies analyses of Genesis and AerCap described above after taking into account the estimated present value of potential synergies anticipated by the management of AerCap to result from the Amalgamation. Assuming that 100% of the potential synergies were attributable to Genesis, this indicated the following implied exchange ratio reference range, as compared to the Exchange Ratio provided for in the Amalgamation Agreement:

Implied Exchange Ratio Reference Range with Potential Synergies 0.493 – 0.494	Exchange Ratio 1.000

  Contribution Analysis

        Citi reviewed the relative financial contributions of Genesis and AerCap to the future financial performance of the combined company on a pro forma basis without giving effect to potential synergies anticipated by the management of AerCap, or any potential purchase accounting adjustments expected by the managements of Genesis and AerCap, to result from the Amalgamation. Financial data of Genesis and AerCap were based on internal estimates of the respective managements of Genesis and AerCap and, with respect to aircraft assets and inventory, certain third party appraisals provided to Citi by such managements. For purposes of this analysis, Citi reviewed, among other things, the relative financial contributions of Genesis and AerCap based on the current market values (calculated based on the appraised value of aircraft assets and inventory), and net asset values (calculated based on the appraised value of aircraft assets and inventory, less debt, plus cash), as of June 30, 2009 of the assets of Genesis and AerCap, and calendar year 2010 estimated earnings before interest, taxes, depreciation and amortization, calendar year 2010 estimated net income and market capitalization as of September 15, 2009. Based on implied per share equity reference ranges for Genesis and AerCap derived from these relative financial contributions, Citi calculated the following implied exchange ratio reference range, as compared to the Exchange Ratio provided for in the Amalgamation Agreement:

Implied Exchange Ratio Reference Range 0.402 – 1.093	Exchange Ratio 1.000

  Pro Forma Financial Analysis

        Citi reviewed the potential pro forma financial effects of the Amalgamation on the combined company's calendar years 2009, 2010 and 2011 estimated EPS relative to corresponding data of Genesis and AerCap on a standalone basis, both before and after taking into account potential synergies anticipated by the management of AerCap, and after taking into account potential purchase accounting adjustments expected by the managements of Genesis and AerCap, to result from the Amalgamation. Estimated financial data of Genesis and AerCap were based on internal estimates of the respective managements of Genesis and AerCap. Based on the exchange ratio provided for in the Amalgamation Agreement, this analysis indicated that the Amalgamation could be accretive relative to Genesis' calendar years 2009, 2010 and 2011 estimated EPS on a standalone basis, and dilutive relative to AerCap's calendar years 2009, 2010 and 2011 estimated EPS on a standalone basis, by the percentages set forth in the table below. The actual results achieved by the combined company may vary from forecasted results and the variations may be material.

	Accretion/Dilution Percentage
	Genesis	AerCap
Based on estimated EPS for:
Calendar Year 2009:
Without Synergies	88.9%	(10.8)%
With Synergies	88.9%	(10.8)%
Calendar Year 2010:
Without Synergies	118.6%	(11.9)%
With Synergies	128.4%	(8.0)%
Calendar Year 2011:
Without Synergies	101.3%	(14.5)%
With Synergies	110.3%	(10.7)%

  Miscellaneous

        Under the terms of Citi's engagement, Genesis has agreed to pay Citi for its financial advisory services in connection with the Amalgamation an aggregate fee of approximately $9.0 million, $1.0 million of which was payable upon delivery of Citi's opinion and the balance of which is contingent upon completion of the Amalgamation. In connection with AerCap's discussions with Genesis regarding AerCap's interest in pursuing the Amalgamation on a stock-for-stock basis and, given the fact that shareholders of Bermuda companies may exercise appraisal rights to receive fair value for their shares as determined by the Court, AerCap expressed concern about the possibility that it could have to make a large cash expenditure if Genesis shareholders exercised such appraisal rights. In searching for ways to ameliorate this concern, AerCap, with the consent of Genesis, approached Citi with a proposal that it agree to accept AerCap Common Shares in lieu of cash in connection with the payment of its transaction fee in the event that any Genesis shareholders exercised appraisal rights in connection with the Amalgamation, to which Citi agreed. Pursuant to this arrangement, Citi has agreed to purchase a number of AerCap Common Shares equal to the lesser of 50% of the dissenting shares and a number of AerCap Common Shares having a value (based on the closing share price on the business day preceding the Closing Date) equal to the transaction fee payable by Genesis to Citi for its financial advisory services rendered in connection with the Amalgamation. Genesis also has agreed to reimburse Citi for reasonable expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        Citi and its affiliates in the past have provided, currently are providing and in the future may provide services to Genesis and AerCap unrelated to the proposed Amalgamation, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, (i) having acted or acting as joint lead arranger and administrative agent for, and as a lender under, certain credit facilities of Genesis, which credit facilities may be modified in connection with the Amalgamation, (ii) having acted or acting as administrative agent, arranger, bookrunner and/or lender in connection with certain credit facilities and facility agreements with AerCap, (iii) having acted as co-manager in connection with certain public offerings of AerCap and (iv) having provided certain financial advisory services to AerCap. During the two years prior to delivery of Citi's opinion, dated September 17, 2009, Citi and its affiliates received fees totaling approximately $4.5 million from Genesis, and approximately $2.3 million from AerCap, respectively, for such services. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Genesis and AerCap for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in those securities. As of the date of its opinion, Citi and its affiliates held approximately 4.56% of the outstanding AerCap Common Shares. In addition, Citi and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Genesis, AerCap and their respective affiliates.

        Genesis selected Citi as its financial advisor in connection with the Amalgamation based on Citi's reputation, experience and familiarity with Genesis' business. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

AerCap's Reasons for the Amalgamation

        In reaching its decision to approve the Amalgamation Agreement, the AerCap board of directors considered a number of factors, including the ones discussed below, among others. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the AerCap board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. Rather, the AerCap board of directors made its decision based on the totality of information presented to, and the investigation conducted by or at the direction of, the AerCap board of directors. In addition, individual directors may have given different weight to different factors. This explanation of AerCap's reasons for the proposed Amalgamation and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under Forward Looking Statements beginning on page 150.

        AerCap's board of directors believes that the Amalgamation represents a compelling business combination which advances several key strategic and financial objectives in a single transaction. The portfolios of AerCap and Genesis are very similar in nature with comparable narrowbody content, average aircraft age and average lease terms. The Amalgamation combines the unrestricted cash generation expected from Genesis with AerCap's solid growth outlook derived from its already contracted order book from Airbus, nearly all of which has committed debt financing and lease commitments in place. The combination improves the quality of earnings for AerCap by increasing the amount of recurring lease revenues. Additionally, the combination of the two companies is expected to bring an increase in the global client base, significant cost synergies, and improved liquidity for shareholders, as the combined company will have a market capitalization in excess of $1 billion (based on the total number of AerCap Common Shares expected to be outstanding after completion of the Amalgamation multiplied by the closing price of $8.55 per share of an AerCap Common Share on the NYSE on February 1, 2010, the last practicable date prior to the filing with the SEC of the registration statement in which this proxy statement/prospectus is included). AerCap expects that, as a result of the Amalgamation, Genesis' profitability and cash flow generation combined with AerCap's greater scale and order book will position AerCap to pursue its growth objectives and capitalize on opportunities in the global aircraft and engine leasing market that arise as the global economy recovers. The successful completion of the Amalgamation will lead to the creation of a company that will be a leading player in the aircraft and engine leasing businesses, with a strong balance sheet and quality diversification in profitable business lines.

        In evaluating the Amalgamation Agreement, the AerCap board of directors consulted with AerCap's management and its legal and financial advisors, and, in reaching its decision to adopt and approve the Amalgamation Agreement, the AerCap board of directors considered a number of factors, which it viewed as generally supporting its determination, including, among others:

  Potential Benefits of the Combined Company

  •
  its knowledge of AerCap's business, operations, financial condition, earnings and prospects and of its industry, as well as its understanding of Genesis' business, operations, financial condition, earnings and prospects, taking into account the results of its due diligence review of Genesis;

  •
  its knowledge of the current environment in the commercial aviation industry generally, and the aircraft leasing industry more specifically, including economic conditions, default rates among aircraft lessees, competitive pressures, and the impact of these factors on the companies' potential growth, development and strategic options;

  •
  the ability to acquire a securitization debt structure that could not be duplicated under current market conditions, which allows access to unrestricted cash through the period ending December 2011;

  •
  its belief that the Amalgamation presented a more favorable opportunity for AerCap to access significant unrestricted cash as compared to other dilutive sources available, such as selling aircraft on lease or attempting to raise public or private capital under current market conditions (and the uncertainty inherent in waiting for market conditions to improve), or pursuing other dilutive cash raising alternatives, given the potential rewards, risks and uncertainties associated with those other strategies;

  •
  the ability of AerCap shareholders to participate in the future earnings and growth of the combined company which has access to significant unrestricted cash expected from Genesis combined with AerCap's contracted forward order book for new aircraft, nearly all of which has committed debt financing and lease commitments in place;

  •
  the ability of AerCap to further advance its ongoing strategy to increase the percentage of leasing revenues and associated earnings as compared to total revenues and earnings, which provide a more predictable and higher quality of earnings for AerCap shareholders;

  •
  the ability of AerCap shareholders to participate in a larger, independent aircraft leasing company worldwide, with a strong franchise and a broader product offering diversified over a larger lessee base;

  •
  the complementary businesses of AerCap and Genesis, and the potential cost saving and other synergy opportunities such as an increase in the number of global clients, as well as the related potential impact on AerCap's financial results and prospects;

  •
  the ability to reach agreement to purchase a number of aircraft from GECAS (originally 13, but subsequently reduced to 10, 2 of which have already been purchased by AerCap as discussed in The Amalgamation—AerCap Portfolio Purchase From GE Capital Aviation Services Limited on page 23) while simultaneously agreeing on necessary amendments for the GECAS and Genesis MSA (as defined on page 23) as well as terms for the transfer of servicing from GECAS to AerCap following completion of the Amalgamation, as described in The Amalgamation—Arrangements with GECAS beginning on page 81;

  The Amalgamation Consideration

  •
  the expectation that the transaction will not result in a dilution of AerCap's leasing earnings per share that would accrue to AerCap's shareholders;

  •
  Morgan Stanley's written opinion, dated September 15, 2009, to AerCap's board of directors, to the effect that, as of that date, and based upon the factors and subject to the assumptions set forth in its opinion, the Exchange Ratio pursuant to the Amalgamation Agreement was fair, from a financial point of view, to AerCap, as more fully described below in The Amalgamation—Opinion of Morgan Stanley & Co. Incorporated, AerCap's Financial Advisor;

  Certain Provisions of the Amalgamation Agreement

  •
  the ability of AerCap to terminate the Amalgamation Agreement and receive a termination fee if the Genesis board of directors changes or withdraws its recommendation of the Amalgamation, as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement beginning on page 103;

  •
  the ability of AerCap to terminate the Amalgamation Agreement if Genesis shareholders holding more than 22.5% of the total amount of issued and outstanding Genesis Common Shares exercise dissenters' rights under Bermuda law, as described in The Amalgamation—Dissenters' Rights of Appraisal for Genesis Shareholders beginning on page 85;

  Other Considerations

  •
  the potential advantages to AerCap shareholders from owning shares in a larger company with a higher trading volume;

  •
  its assessment of the likelihood that the Amalgamation would be completed in a timely manner and that the combined company would be able to successfully integrate and operate the businesses of the combined company after the Amalgamation;

  •
  the risks associated with integration of the businesses of AerCap and Genesis following the Amalgamation, and the potential impact of a failure to complete a successful integration on the business, financial condition, operating results and market value of the the AerCap Common Shares after the Amalgamation;

  •
  the regulatory and other approvals required in connection with the Amalgamation and the likelihood that such approvals would be received in a timely manner and without unacceptable conditions; and

  •
  the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Amalgamation.

Opinion of Morgan Stanley & Co. Incorporated, AerCap's Financial Advisor

        AerCap retained Morgan Stanley in October 2008 to act as its financial advisor in connection with a possible acquisition of some or all of the equity of, or similar transaction with, Genesis. AerCap selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise, reputation and knowledge of the business of AerCap. On September 15, 2009, Morgan Stanley rendered its fairness opinion letter that, as of September 15, 2009, based upon and subject to the various considerations set forth in the opinion, the Exchange Ratio at which each Genesis Common Share will be converted into the right to receive one (1.00) AerCap Common Share pursuant to the Amalgamation Agreement was fair from a financial point of view to AerCap.

        The full text of Morgan Stanley's written opinion, dated as of September 15, 2009, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of Morgan Stanley's fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You should read Morgan Stanley's opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of AerCap, addresses only the fairness from a financial point of view of the Exchange Ratio to AerCap as of the date of the opinion, and does not address any other aspect of the Amalgamation. Morgan Stanley's opinion does not constitute a recommendation to any Genesis stockholder as to how such stockholder should vote on, or take any action with respect to, the Amalgamation or any other matter. In addition, Morgan Stanley's opinion does not in any manner address the price at which AerCap Common Shares will trade following the consummation of the Amalgamation.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of AerCap and Genesis, respectively;

  •
  reviewed certain internal financial statements and other financial and operating data concerning AerCap prepared by the management of AerCap;

  •
  reviewed certain financial projections prepared by the management of AerCap;

  •
  discussed the past and current operations and financial condition and the prospects of AerCap with senior executives of AerCap;

  •
  reviewed certain internal financial projections and other financial and operating data concerning Genesis prepared by the management of Genesis;

  •
  participated in meetings at which senior executives of Genesis discussed the past and current operations and financial condition and the prospects of Genesis;

  •
  participated in meetings at which senior executives of AerCap and Genesis discussed certain information relating to certain strategic, financial and operational benefits and costs anticipated from the Amalgamation;

  •
  reviewed the pro forma impact of the Amalgamation on certain financial ratios of the combined company;

  •
  reviewed certain historical reported prices and trading activity for the AerCap Common Shares and the Genesis Common Shares;

  •
  compared the financial performance of AerCap and Genesis and certain historical prices and trading activity of AerCap Common Shares and Genesis Common Shares with those of certain other publicly-traded companies comparable with AerCap and Genesis, respectively, and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  reviewed certain financing alternatives available to AerCap and compared the pro forma impact of the Amalgamation on certain financial ratios of the combined company with these other financing alternatives;

  •
  participated in discussions and negotiations among representatives of AerCap and Genesis and their financial and legal advisors;

  •
  reviewed the Amalgamation Agreement and certain related documents; and

  •
  considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by AerCap and Genesis, and that formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits and costs anticipated from the Amalgamation, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of AerCap and Genesis of the future financial performance of AerCap and Genesis. In addition, Morgan Stanley assumed that the Amalgamation will be consummated in accordance with the terms set forth in the Amalgamation Agreement with no waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Amalgamation, no delays, limitations, conditions or restrictions will be imposed that would adversely affect in any material respect the contemplated benefits expected to be derived in the proposed Amalgamation.

        In its opinion, Morgan Stanley noted that it is not a legal, regulatory, accounting or tax advisor, and that as financial advisor it has relied upon, without independent verification, the assessment of AerCap and Genesis and their legal, regulatory, accounting or tax advisors with respect to such matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Genesis' officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of Genesis Common Shares. Morgan Stanley relied upon, without independent verification, the assessment by the managements of AerCap and Genesis of: (i) the strategic, financial and other benefits and costs expected to result from the Amalgamation; (ii) the timing and risks associated with the integration of AerCap and Genesis; and (iii) the validity of, and risks associated with, AerCap's and Genesis' existing and future business, intellectual property, services and business models. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of AerCap or Genesis, nor was it furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, September 15, 2009. Events occurring after September 15, 2009 may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        For purposes of its analyses, Morgan Stanley utilized projections based on Wall Street analyst consensus estimates for each of AerCap and Genesis, as compiled by Institutional Broker Estimate System ("IBES"), a service that compiles broker research and earnings estimates, or if unavailable, Bloomberg or Wall Street mean estimates, and projections for each of AerCap and Genesis prepared by their respective managements. AerCap management provided Morgan Stanley with one set of AerCap standalone projections from 2009 to 2012. AerCap management also provided Morgan Stanley with its view of (i) Genesis projections assuming no equipment purchases, or the "no growth case projections," and (ii) Genesis projections assuming certain equipment purchases, or the "growth case projections," in each case from 2009 to 2013.

        The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its written opinion letter of September 15, 2009. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

  Implied Premium Analysis

        Morgan Stanley compared the Exchange Ratio to the closing price of the Genesis Common Shares relative to that of the AerCap Common Shares over varying periods of time and calculated the implied premium to the average price of the Genesis Common Shares for each such period. For reference, Morgan Stanley assumed that the final unaffected trading date prior to the announcement of the

Amalgamation was August 31, 2009 (the "Unaffected Date"). The following table summarizes Morgan Stanley's analysis:

Period Ending August 31, 2009
Time Period	Implied Premium
August 31, 2009	33.8%
5 Calendar Days	30.6%
15 Calendar Days	41.5%
30 Calendar Days	50.2%
60 Calendar Days	51.7%
1 Year	27.8%
52 Week High	(21.8)%

  Pro Forma Accretion/Dilution Analysis

        Morgan Stanley calculated the accretion/dilution of the earnings per share ("EPS") of the AerCap Common Shares as a result of the Amalgamation for the year ended December 31, 2010 by comparing the projected EPS of the pro forma combined company and AerCap as a standalone entity. This calculation was based on Wall Street analyst estimates of the AerCap EPS as of the Unaffected Date and pro forma estimates of AerCap management of the combined company EPS, adjusted for projected portfolio acquisitions, accounting adjustments, transaction expenses and cost synergies. This analysis indicated that the Amalgamation would be approximately 2% accretive to AerCap's calendar year 2010 estimated EPS.

  Pro Forma Operating Cash Flow Analysis

        Morgan Stanley calculated the operating cash flow per share of the AerCap Common Shares as a result of the Amalgamation for the year ended December 31, 2010 by comparing the projected operating cash flow of the pro forma combined company and AerCap as a standalone entity. This calculation was based on estimates of Genesis management of the operating cash flow of Genesis as a standalone entity and estimates of AerCap management of the operating cash flow of AerCap as a standalone entity, in each case adjusted for transaction expenses and exclusive of certain ring-fenced entities. This analysis indicated that the Amalgamation would be approximately 26% accretive to AerCap's calendar year 2010 estimated operating cash flow per share.

  Historical Share Price Analysis

        Morgan Stanley reviewed the stock price performance of AerCap and Genesis during the period from August 31, 2008 to the Unaffected Date.

        Morgan Stanley noted that the range of low and high closing prices of the Genesis Common Shares during the period August 31, 2008 through the Unaffected Date was approximately $2 to $12 per share. Morgan Stanley noted that the closing price for the Genesis Common Shares as of the Unaffected Date was $6.51 per share, and that the average closing price during both the 90 trading days and the 60 trading days ending on the Unaffected Date was approximately $5 per share, and during both the 30 trading days and the 15 trading days ending on the Unaffected Date was approximately $6 per share. Morgan Stanley also noted that for the period of August 31, 2008 to the Unaffected Date, the average closing price of the Genesis Common Shares was approximately $5 per share and the median closing price of the Genesis Common Shares was approximately $4 per share.

        Morgan Stanley noted that the range of low and high closing prices of the AerCap Common Shares during the period August 31, 2008 through August 31, 2009 was approximately $2 to $16 per share. Morgan Stanley noted that the closing price for the AerCap Common Shares as of the Unaffected Date was $8.71 per share, and that the average closing price during the 90 trading days ending on the Unaffected Date was approximately $7 per share, and during both the 60 trading days and the 30 trading days ending on the Unaffected Date was approximately $8 per share, and during the 15 trading days ending on the Unaffected Date was approximately $9 per share. Morgan Stanley also noted that for the period of August 31, 2008 to the Unaffected Date, each of the average closing price and the median closing price of the AerCap Common Shares was approximately $6 per share.

        Morgan Stanley compared the Exchange Ratio to the closing price of the Genesis Common Shares relative to that of the AerCap Common Shares over varying periods of time from August 31, 2008 to August 31, 2009, and calculated the implied exchange ratio for each such period. The following table lists the implied exchange ratios for these periods:

Period Ending August 31, 2009(1)
Days Trading	Implied Exchange Ratio
15-Day Average	0.70
30-Day Average	0.66
60-Day Average	0.65
90-Day Average	0.65
Average Since August 31, 2008	0.78
Median Since August 31, 2008	0.76
Low/High Since August 31, 2008	0.51/1.28

    (1)
    Based on average closing prices for period ending August 31, 2009 as per FactSet.

  Equity Research Analyst Price Targets

        Morgan Stanley reviewed selected undiscounted and discounted twelve month price targets for the Genesis Common Shares prepared and published by equity research analysts as of the Unaffected Date. These targets reflect each analyst's estimate of the future public market trading price of the Genesis Common Shares at the time the price target was published. The range of selected equity analyst undiscounted twelve-month price targets for the Genesis Common Shares was from approximately $4 to $10 per share. The range of selected equity analyst discounted twelve-month price targets for the Genesis Common Shares was from approximately $3 to $9 per share.

        Morgan Stanley also reviewed selected undiscounted and discounted twelve-month price targets for the AerCap Common Shares prepared and published by equity research analysts as of the Unaffected Date. These targets reflect each analyst's estimate of the future public market trading price of the AerCap Common Shares at the time the price target was published. The range of selected equity analyst undiscounted twelve-month price targets for the AerCap Common Shares was from approximately $6 to $17 per share. The range of selected equity analyst discounted twelve-month price targets for the AerCap Common Shares was from approximately $5 to $15 per share.

        Morgan Stanley compared the Exchange Ratio to the exchange ratio implied by each analyst's undiscounted and discounted twelve-month price targets for Genesis and AerCap by dividing the Genesis price target by the AerCap price target. This analysis implied a range of exchange ratios from 0.60 to 0.64 based on undiscounted twelve-month price targets and a range of exchange ratios from 0.59 to 0.62 based on discounted twelve-month price targets.

        Morgan Stanley calculated the discounted twelve-month price target using a cost of equity capital of 15%, calculated using the capital asset pricing model, which is a theoretical financial model that estimates the cost of equity capital based on a company's "beta" (a measure of a company's share price volatility relative to the overall market), a 6% market risk premium and an estimated beta and risk-free rate.

        The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the AerCap Common Shares and the Genesis Common Shares and these estimates are subject to uncertainties, including the future financial performance of AerCap and Genesis and future financial market conditions.

  Comparable Company Analysis

        Morgan Stanley compared certain financial information of AerCap and Genesis with publicly available consensus earnings estimates for other companies that shared similar business characteristics to AerCap and Genesis, respectively. The companies used in this comparison included the following companies:

  •
  Aircastle Limited

  •
  Babcock & Brown Air Limited

        Based upon IBES consensus estimates, or if unavailable, Bloomberg or Wall Street mean estimates, for calendar year 2010 EPS, and using the closing stock prices as of the Unaffected Date for the comparable companies, Morgan Stanley analyzed for each of these companies the closing stock price divided by the estimated EPS for calendar year 2010, referred to below as the "P/E multiple."

        Based on an analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a reference range of P/E multiples of 6.0x to 7.5x for the comparable companies and applied this range to the estimated EPS for calendar year 2010 for Genesis and AerCap. Based on Wall Street estimated EPS for calendar year 2010 for AerCap and Genesis, Morgan Stanley estimated an implied value range for Genesis Common Shares of approximately $6 to $7 per share and an implied value range for AerCap Common Shares of approximately $13 to $16 per share. Based on the no growth case financial projection provided by management of Genesis for EPS for calendar year 2010, Morgan Stanley estimated an implied value range for Genesis Common Shares of approximately $6 to $8 per share. Based on the financial projection provided by management of AerCap for EPS for calendar year 2010, Morgan Stanley estimated an implied value range for AerCap Common Shares of approximately $13 to $17 per share.

        Morgan Stanley compared the Exchange Ratio to the exchange ratio implied by the reference range of P/E multiples of 6.0x to 7.5x for the comparable companies, as applied to the estimated EPS for calendar year 2010 for Genesis and AerCap. Based on the Wall Street estimated EPS for calendar year 2010 for AerCap and Genesis, Morgan Stanley calculated an implied exchange ratio of 0.45. Based on the no growth case financial projection provided by management of Genesis and the financial projection provided by management of AerCap, in each case for EPS for calendar year 2010, Morgan Stanley calculated an implied exchange ratio of 0.49.

        No company utilized in the comparable company analysis is identical to AerCap or Genesis (other than the companies themselves, as applicable). In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of AerCap and Genesis, such as the impact of competition on the businesses of AerCap and Genesis and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of AerCap and Genesis or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

  Net Asset Valuation

        Morgan Stanley performed a net asset value analysis of AerCap and Genesis. In calculating the estimated net asset value, Morgan Stanley used a mean appraisal value of aircraft and equipment as of

June 30, 2009, based on recent current market valuations of the respective aircraft fleets by third parties that were provided to AerCap and Genesis, respectively. Morgan Stanley estimated the net asset value for AerCap as of June 30, 2009 to be approximately $1.086 billion, or $12.77 per share. Morgan Stanley estimated the net asset value for Genesis as of June 30, 2009 to be approximately $451 million, or $13.13 per share. Based on the Exchange Ratio and the estimated net asset value per share for Genesis and AerCap described above, Morgan Stanley calculated an implied exchange ratio of 1.03.

  Discounted Equity Value Analysis

        Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future price of a company's common equity as a function of the company's future earnings and its current forward price to earnings multiples. Morgan Stanley calculated ranges of implied equity values per share for Genesis, based on discounted equity values that were based on the estimated EPS for calendar year 2010 utilizing Genesis management no growth case projections, and for AerCap, based on discounted equity values that were based on the estimated EPS for calendar year 2010 utilizing AerCap management projections. In arriving at the estimated equity values per share for Genesis and AerCap, Morgan Stanley applied a 6.0x to 7.5x P/E multiple range to the estimated EPS for calendar year 2010 for Genesis and AerCap and discounted those values to present value at an assumed 15% cost of equity. Morgan Stanley selected a 6.0x to 7.5x P/E multiple range based on the P/E multiples of other companies that Morgan Stanley viewed as sharing similar characteristics with AerCap and Genesis, as described above. Morgan Stanley selected a 15% cost of equity using the capital asset pricing model, as described above.

        Based on the calculations set forth above, this analysis implied a value range for Genesis Common Shares of approximately $5 to $6 per share, based on the Genesis management no growth case projections, and implied a value range for AerCap Common Shares of approximately $10 to $13 per share, based on the AerCap management projections. Based on the Exchange Ratio and the estimated discounted equity valuations for AerCap and Genesis described above, Morgan Stanley calculated an implied exchange ratio of 0.48.

  Precedent Stock-for-Stock Premium Analysis

        Morgan Stanley reviewed the premiums paid for public target companies in stock-for-stock transactions valued at $100 million or more for the period of 1990-2009. Morgan Stanley analyzed the average and annual mean of percentage premiums paid over the unaffected stock price, which for the purposes of such analysis was the stock price 4 weeks prior to the earliest of the transaction announcement, the announcement of a competing bid and market rumors. Based on this review, Morgan Stanley selected a 25% to 40% range of premiums for comparable precedent transactions for the period of 1990-2009. Based on the 25% to 40% range of premiums, this analysis implied a value range for Genesis Common Shares of approximately $8 to $9 per share, based on the $6.51 per share closing stock price of Genesis as of the Unaffected Date, and implied a value range for AerCap Common Shares of approximately $11 to $12 per share, based on the $8.71 per share closing stock price of AerCap as of the Unaffected Date. Based on the Exchange Ratio, the 25% to 40% range of premiums and the per share closing stock prices as of the Unaffected Date for Genesis and AerCap described above, Morgan Stanley calculated an implied exchange ratio range of 0.93 to 1.05.

        No company or transaction utilized in the precedent stock-for-stock premium analysis is identical to AerCap, Genesis or the Amalgamation. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of AerCap and Genesis, such as the impact of competition on the businesses of AerCap and Genesis and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of AerCap and Genesis or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

  Discounted Cash Flow Analysis

        Morgan Stanley performed a discounted cash flow analysis, which is designed to imply a value of a company by calculating the present value of estimated future cash flows of the company. Morgan Stanley calculated ranges of implied equity values per share for Genesis, based on discounted cash flow analyses utilizing Wall Street analyst estimates compiled by IBES and the Genesis no growth case and growth case projections for cash flows for the calendar years 2009 through 2013. In arriving at the estimated equity values per share of Genesis for each of the Wall Street analyst estimated cash flow and the Genesis growth case projected cash flow, Morgan Stanley utilized a 7.0x EBITDA terminal multiple, reflecting value for a going concern. In arriving at the estimated equity values per share of Genesis for the Genesis no growth case projected cash flow, Morgan Stanley utilized a 4.5x EBITDA terminal multiple, reflecting a portfolio in run-off and degraded asset quality as a result of minimal capital investment. The projected cash flows and the terminal value were then discounted to present values using a range of weighted average cost of capital from 8.0% to 10.0%. Morgan Stanley selected this range using a Weighted Average Cost of Capital ("WACC") analysis. The weighted average cost of capital is a measure of the average expected return on all of a given company's equity securities and debt based on their proportions in such company's capital structure. Based on the calculations set forth above, this analysis implied a value range for Genesis Common Shares of approximately $11 to $14 per share based on Wall Street analyst estimates, approximately $11 to $13 per share based on the Genesis no growth case projections, and approximately $12 to $16 per share based on the Genesis growth case projections.

        Morgan Stanley also calculated ranges of implied equity values per share for AerCap, based on discounted cash flow analyses using Wall Street analyst estimates compiled by IBES and the AerCap management projections for cash flows for the calendar years 2009 through 2013. In arriving at the estimated equity values per share of AerCap for each of the Wall Street analyst estimated cash flow and the AerCap management projected cash flow, Morgan Stanley utilized a 7.0x EBITDA terminal multiple, reflecting value for a going concern. The projected cash flows and the terminal value were then discounted to present values using a range of weighted average cost of capital from 8.0% to 10.0%. Morgan Stanley selected this range using a WACC analysis. Based on the calculations set forth above, this analysis implied a value range for AerCap Common Shares of approximately $8 to $13 per share, based on Wall Street analyst estimates, and approximately $12 to $17 per share, based on the AerCap management projections.

        Morgan Stanley compared the Exchange Ratio to the exchange ratio implied by discounted cash flow valuations for Genesis and AerCap described above. Based on the value range for Genesis Common Shares and AerCap Common Shares using Wall Street analyst estimates, Morgan Stanley calculated an implied exchange ratio range of 1.14 to 1.44. Based on the value range for Genesis Common Shares and the AerCap Common Shares, using the growth case financial projection provided by management of Genesis and the financial projection provided by management of AerCap, Morgan Stanley calculated an implied exchange ratio range of 0.79 to 0.92.

  Pro Forma Contribution Analysis

        Morgan Stanley performed an analysis of the respective estimated contributions of Genesis and AerCap to revenue, EBITDA, EBIT and net income for 2009 and 2010 on pro forma combined bases, and the respective estimated contributions of Genesis and AerCap to equity value, aggregate value and net asset value at Closing. This analysis was based on the AerCap management projections and the Genesis no growth case projections. The following table summarizes Morgan Stanley's analysis:

	Genesis Contribution	AerCap Contribution
2009
Revenue	19%	81%
EBITDA	26%	74%
EBIT	21%	79%
Net Income	13%	87%
2010
Revenue	15%	85%
EBITDA	21%	79%
EBIT	18%	82%
Net Income	17%	83%
Closing
Equity Value	30%	70%
Aggregate Value	21%	79%
Net Asset Value	29%	71%

  General

        Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying Morgan Stanley's analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of AerCap or Genesis, their respective shares of common stock or the value of the combined company.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, and economic conditions and other matters, many of which are beyond the control of Morgan Stanley. Any estimates contained in the analyses of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the Amalgamation consideration pursuant to the Amalgamation agreement from a financial point of view to AerCap and in connection with the delivery of its opinion to the AerCap board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of AerCap or Genesis common stock might actually trade.

        Morgan Stanley's opinion and presentation to the AerCap board of directors was one of many factors taken into consideration by the AerCap board of directors in deciding to approve, adopt and authorize the Amalgamation Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the AerCap board of directors with respect to the Amalgamation consideration or of whether the AerCap board of directors would have been willing to agree to a different Amalgamation consideration. The Amalgamation consideration was determined through arm's-length negotiations between AerCap and Genesis and was approved by the AerCap board of directors. Morgan Stanley provided advice to AerCap during these negotiations. Morgan Stanley did not, however, recommend any specific Amalgamation consideration to AerCap or that any specific Amalgamation consideration constituted the only appropriate Amalgamation consideration for the Amalgamation.

        Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

        Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management business. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of AerCap, Genesis or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        During the two-year period prior to the date of Morgan Stanley's opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services unrelated to the Amalgamation for AerCap, and have received fees in connection with these services in the approximate aggregate amount of $3.26 million. Morgan Stanley has not received any fees from Genesis. Morgan Stanley may also seek to provide such services to AerCap or Genesis in the future and would expect to receive fees in amounts to be agreed for the rendering of these services.

        Under the terms of its engagement letter with AerCap, Morgan Stanley provided AerCap with financial advisory services in connection with the Amalgamation, and AerCap has agreed to pay Morgan Stanley a fee of $7.5 million, $150,000 of which became payable upon execution of the engagement letter and the remainder of which is contingent on the consummation of the Amalgamation. In August 2009, AerCap initially approached Morgan Stanley regarding the acceptance of AerCap Common Shares in lieu of cash for all or a portion of the transaction fee payable to Morgan Stanley by AerCap upon consummation of the Amalgamation, in light of the desire of AerCap to preserve its cash position. As previously discussed, due to AerCap's interest in pursuing the Amalgamation on a stock-for-stock basis and the fact that shareholders of Bermuda companies may exercise appraisal rights to receive fair value for their shares as determined by the Court, AerCap expressed concern about the possibility that it could have to make a large cash expenditure if Genesis shareholders exercised such appraisal rights. In searching for ways to ameliorate this concern, AerCap approached Morgan Stanley with a proposal that it agree to accept AerCap Common Shares in lieu of cash in connection with the payment of its transaction fees in the event that any Genesis shareholders exercised appraisal rights in connection with the Amalgamation, to which Morgan Stanley agreed. Pursuant to this arrangement, Morgan Stanley agreed to accept, at AerCap's election and in lieu of cash for a portion of the fee payable to Morgan Stanley by AerCap upon consummation of the Amalgamation, a number of registered, freely tradable AerCap Common Shares not to exceed the lesser of (i) 50% of the number of dissenting shares and (ii) a number of AerCap Common Shares having a value equal to the fee payable by AerCap to Morgan Stanley. This valuation of AerCap Common Shares would be based on the closing sale price on the business day preceding the consummation of the Amalgamation. In addition, if the Amalgamation is not consummated and AerCap receives compensation pursuant to the termination provisions of the Amalgamation Agreement, AerCap has agreed to pay to Morgan Stanley a termination fee equal to 15% of that compensation received by AerCap pursuant to the termination. AerCap also has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement or with respect to the registration statement that may be filed covering the offering or resales of AerCap Common Shares received by Morgan Stanley in lieu of cash as compensation for its financial advisory services in connection with the Amalgamation.

Financial Projections

        Genesis does not, as a matter of course, disclose financial projections. However, in connection with AerCap's consideration of a transaction with Genesis, Genesis provided AerCap with certain non-public financial projections prepared by Genesis' management for the years 2009 through 2013 to be considered by AerCap (including the underlying assumptions) as part of their due diligence process. These projections also were provided to Genesis' and AerCap's financial advisors.

        A summary of the projections that were material for purposes of considering and evaluating the Amalgamation has been included in this proxy statement/prospectus. The projections included in this proxy statement/prospectus were not prepared with a view to public disclosure and are included only because such projections were made available to AerCap. The projections were not prepared with a view to compliance with the published guidelines and auditing standards of the SEC. Genesis' independent registered public accounting firm, KPMG, has not examined, compiled or performed any procedures with respect to the projections and accordingly does not provide any form of assurance with respect to the projections. Similarly, AerCap's independent registered public accounting firm, PricewaterhouseCoopers Accountants N.V., has not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the projections and, accordingly, has not expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The PricewaterhouseCoopers Accountants N.V. report incorporated by reference in this proxy statement/prospectus relates to AerCap's historical financial information, and does not extend to the prospective financial information and should not be read to do so.

        Neither AerCap's nor Genesis' management intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the projections are shown to be invalid.

  No growth scenario projections

        The projections shown below assume that Genesis does not deploy any capital into further acquisitions of aircraft or alternative opportunities, such as repurchases of debt or equity securities, and also assumes that all of Genesis' customers discharge their obligations in full under their lease contracts. Therefore, these projections effectively represent cash flows from Genesis' existing aircraft portfolio, subject to certain assumptions. The financial projections do not reflect Genesis' stand-alone business strategy to acquire additional aircraft.

        A summary of the projections for a "no growth" scenario, prepared by Genesis management in August 2009, follows.

Income Statement	2009	2010	2011	2012	2013
	(all amounts in $ millions)
Total Revenues	223.1	226.2	231.6	221.9	256.0
Total Expenses	(193.6)	(183.7)	(186.2)	(165.2)	(160.4)
Income Before Taxes	29.5	42.5	45.4	56.8	95.6
Tax	(3.7)	(5.3)	(5.7)	(7.1)	(11.9)

Net income	25.8	37.2	39.7	49.7	83.6

Balance Sheet
	2009	2010	2011	2012	2013

Cash and cash equivalents	59.1	126.7	183.8	185.5	181.3
Total Assets	1,765.1	1,744.8	1,710.0	1,617.1	1,513.5

Liabilities And Shareholders' Equity
Total Liabilities	1,277.6	1,233.8	1,173.1	1,044.3	870.7

Total Liabilities And Shareholders' Equity	1,765.1	1,744.8	1,710.0	1,617.1	1,513.5

  Growth scenario projections

        The projections shown below assume that Genesis acquires portfolios of aircraft on several occasions in the forecast period, using cash generated by the company and debt using Genesis' $1,000 million revolving credit facility and other new bank debt facilities. The revolving credit facility expires in April 2010 and has been downsized to $200 million following the announcement of the planned transaction. In addition, in accordance with the Amalgamation Agreement, Genesis is restricted from acquiring any further aircraft without the consent of AerCap. Access to the revolving credit facility and Genesis' ability to acquire aircraft had a material impact on the assumptions to the "growth scenario" projections. The financial projections do not reflect Genesis' stand-alone business strategy.

        A summary of the projections for a "growth" scenario, prepared by Genesis management in March 2009, follows. The "growth" scenario projections were not updated after March 2009.

Income Statement	2009	2010	2011	2012	2013
	(all amounts in $ millions)
Total Revenues	218.4	248.5	273.9	306.5	366.3
Total Expenses	(186.8)	(206.5)	(224.3)	(231.0)	(255.0)
Income Before Taxes	31.6	42.0	49.6	75.5	111.4
Tax	(4.0)	(5.2)	(6.2)	(9.4)	(13.9)

Net income	27.7	36.7	43.4	66.0	97.4

Balance Sheet
	2009	2010	2011	2012	2013

Cash and cash equivalents	79.4	29.8	95.2	62.0	52.5

Total Assets	1,735.1	2,084.1	2,048.4	2,397.0	2,770.1

Liabilities And Shareholders' Equity
Total Liabilities	1,245.7	1,542.1	1,478.3	1,776.2	2,013.3

Total Liabilities And Shareholders' Equity	1,735.1	2,084.1	2,048.4	2,397.0	2,770.1

        The projections are susceptible to various interpretations based on actual experience and business developments. The projections were based on a number of assumptions that may not be realized and are subject to uncertainties and contingencies, many of which are beyond the control of Genesis. The risk that these uncertainties and contingencies will cause such projections not to be realized (including based on Genesis' actual 2009 performance) is further increased by the length of the forward-looking period they cover, given that the assumptions in early periods have a compounding effect on the projections shown for the later periods and that such information by its nature becomes subject to greater uncertainty with each successive year.

        Readers of this proxy statement/prospectus are cautioned not to rely on the financial projections set forth above.

Interests of AerCap in the Amalgamation

        Neither AerCap nor any of its subsidiaries nor its directors owns any Genesis Common Shares.

Interests of Genesis Directors and Employees in the Amalgamation

        In considering the recommendation of the Genesis board of directors with respect to the Amalgamation, Genesis shareholders should be aware that, as discussed herein, certain of Genesis' non-executive directors and employees have financial interests in the Amalgamation that are different from, or in addition to, the interests of Genesis shareholders generally. The Genesis board of directors was aware of these interests during its deliberations on the merits of the Amalgamation and in determining to make the recommendation that the Genesis shareholders vote "FOR" the proposals at the Genesis Special General Meeting.

  Board Seats Following Completion of the Merger

        AerCap has agreed in the Amalgamation Agreement to propose and recommend for election to the board of directors of AerCap, at an extraordinary general meeting of AerCap's shareholders to be duly called and held within 60 days following the Effective Time, three nominees proposed by Genesis. The three nominees will be (i) members of the board of directors of Genesis at the time Genesis nominates them and (ii) subject to the consent of AerCap (not to be unreasonably withheld). Each of the directors so nominated by Genesis, if elected to the AerCap board of directors, will be elected for the maximum term of four years referred to in, and subject to the terms of, AerCap's Articles of Association (statuten). Such individuals will be entitled to receive board compensation under the AerCap board compensation program. See The Amalgamation Agreement—AerCap Board of Directors, on page 101.

        From and after the Effective Time each Genesis nominee will have the right to attend any meeting of the board of directors of AerCap held following the Effective Time strictly as an observer, without any voting rights, and will be entitled to receive any materials delivered to the board of directors of AerCap in connection therewith, until the earlier of (i) the date three Genesis nominees are elected to the board of directors of AerCap or (ii) such time as the right to attend as an observer and receive any such materials terminates in accordance with the termination of the Amalgamation Agreement. However, the number of Genesis nominees with the rights described in this paragraph and the number of Genesis nominees who are directors of AerCap will in no event exceed three at any given time.

  Treatment of Outstanding Genesis Equity Awards

        Directors and employees of Genesis have received, from time to time, grants of Genesis Restricted Shares, and employees of Genesis have received, from time to time, grants of Genesis Share Options (as defined below on page 90), in each case under the Genesis Share Plans. As part of the Amalgamation, the Amalgamation Agreement provides that outstanding Genesis equity awards will automatically be converted into AerCap equity awards. Genesis Restricted Shares that are outstanding immediately prior to the Effective Time will, after the conversion of Genesis Common Shares, retain the same terms and conditions as were applicable under the terms of the Genesis Share Plan under which the Genesis Restricted Shares were granted and the applicable award agreement (taking into account any accelerated vesting thereunder). In addition, at the Effective Time, all outstanding Genesis Share Options will cease to represent a right to acquire Genesis Common Shares and will automatically be converted into new options to purchase from AerCap, on the same terms and conditions as were applicable under the terms of the Genesis Share Plan under which the Genesis Share Option was granted and the applicable award agreement (taking into account any accelerated vesting thereunder), such number of AerCap Common Shares and at an exercise price per share equal to the exercise price of the corresponding Genesis Share Option.

        As of February [    •    ], 2010, Genesis' non-executive directors hold an aggregate of 5,218 Genesis Restricted Shares, and Genesis' employees hold an aggregate of 50,773 Genesis Restricted Shares and 299,754 Genesis Share Options. The weighted average exercise price of these options is $23.02. As of February [    •    ], 2010, 3,646 options remain unvested, with a weighted average exercise price of $18.52.

        For additional information on the treatment of Genesis' equity compensation awards, see The Amalgamation Agreement—Treatment of Genesis Share Options and Other Genesis Equity Awards on page 90.

  Severance Arrangements

        All Genesis employees (including executive officers) have accepted voluntary severance arrangements that provide for a severance payment and benefits in consideration of the voluntary termination of the employee's employment immediately prior to the Effective Time or at such earlier date as otherwise determined by Genesis. The severance payments and benefits will be conditional on the employee signing (x) an appropriate form severance agreement on terms and in a form reasonably acceptable to AerCap (which shall include a waiver of any applicable restrictions on the future employment of such employee) and (y) an acknowledgement that such employee has exercised his or her right to refuse to transfer to AerCap or the Amalgamated Company under the Transfer Regulations (as defined on page 100). Any employee of Genesis who chooses not to accept the voluntary severance will be entitled to transfer to the Amalgamated Company as set forth in the Amalgamation Agreement.

        Each voluntary severance arrangement will generally provide for payments and benefits up to specified amounts determined by Genesis in its discretion in accordance with a schedule delivered by Genesis to AerCap, subject to any adjustments thereto in accordance with the Amalgamation Agreement (the "Severance Arrangement"). Such payments and benefits generally would comprise:

  •
  a minimum of one year's annual base salary, save where subject to a pro rata reduction for employees with less than one year of service;

  •
  a payment equivalent up to six months' salary, depending on notice period provisions in employment agreements;

  •
  a bonus in respect of 2009 (or pro rata portion thereof) and, to the extent the Effective Time does not occur in 2009, such period of 2010 which ends at the Effective Time, in each case at 2009 target levels;

  •
  an amount equal to all Genesis pension contributions payable to the pension scheme including for the period of any payment in lieu of notice although that notice may be waived;

  •
  the lapse of all restrictions on Genesis Restricted Shares and the vesting of all unvested Genesis Share Options and the extension of the option term to the full term of the initial Genesis Share Options, or, alternatively, Genesis may elect (with the agreement of AerCap) to pay cash in respect of Genesis Share Options on the basis of a Black-Scholes valuation of such options; and

  •
  the provision of additional benefits, including life insurance for a period of twelve months and health insurance cover for a period of six months immediately following the Effective Time.

        All Genesis employees have agreed to voluntary severance arrangements, pursuant to which an aggregate amount of approximately €10.3 million will become payable, assuming an Effective Time of March 31, 2010. In addition, pursuant to these voluntary severance arrangements, an aggregate of 3,646 unvested Genesis Share Options will vest (with a weighted average exercise price of $18.52 per share), and transfer restrictions will lapse on an aggregate of 26,967 Genesis Restricted Shares.

  Indemnification and Insurance

        Genesis maintains standard directors' and officers' liability insurance policies under which Genesis' directors and officers have rights to indemnification. In addition, each of Genesis' directors and officers has rights to indemnification by virtue of their positions as directors and/or officers of Genesis.

        After the Effective Time, the Amalgamated Company is required to indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date of the Amalgamation Agreement, or who becomes prior to the Effective Time, a director or officer of Genesis or any of its subsidiaries, to the fullest extent permitted by law and to the same extent permitted by the memorandum of association and bye-laws of Genesis or any of its subsidiaries, as applicable, in existence on the date of the Amalgamation Agreement. Genesis will purchase as of the Effective Time, and AerCap, for a period of six years after the Effective Time, will maintain, a tail policy to the existing directors' and officers' liability insurance maintained by Genesis with respect to claims arising from facts or events which occurred at or before the Effective Time, subject to specified cost limitations. See The Amalgamation Agreement—Directors' and Officers' Insurance and Indemnification.

Arrangements with GECAS

  Overview

        As discussed above under The Amalgamation—Background of the Amalgamation beginning on page 44, at the February 11, 2009 meeting held in London during which AerCap first raised with GECAS the possibility of a business combination between AerCap and Genesis, AerCap also discussed purchasing aircraft from GECAS at prevailing market prices. To finance the aircraft to be acquired, AerCap planned to use its existing revolving credit facility, seller financing to be provided by GECAS equivalent to 9.9% of the purchase price and unrestricted cash that may become available from a potential business combination with Genesis. Although AerCap indicated that the GECAS aircraft purchase would be conditioned upon the successful completion of a business combination with Genesis since the unrestricted cash flow arising therefrom was an important consideration in AerCap's financing strategy, AerCap's interest in a possible business combination with Genesis was not limited to or conditioned on the GECAS aircraft purchase. As negotiations between AerCap and Genesis in respect of the amalgamation progressed, however, an issue regarding the potential for dissenting shareholders emerged. The key consideration for AerCap regarding dissenting shares was that, under Bermuda law, any shareholder of a Bermuda company not satisfied that it has been offered fair value for its shares in connection with an amalgamation may ask the Court to appraise the fair value of such shares. Any such shareholder would be entitled to receive payment equal to the fair value of the appraised shares as determined by the Court, payable in cash (as opposed to the AerCap Common Shares issuable in the Amalgamation). As a result, AerCap requested a termination right in the amalgamation agreement if the number of dissenting shares exceeded a certain level. Genesis, in turn, required that this dissenting share level or percentage threshold be at a higher level to enhance the certainty of closing the transaction. Because AerCap and Genesis negotiated a percentage threshold that was higher than AerCap initially anticipated, AerCap sought to renegotiate its arrangements with GECAS. As discussed below, AerCap and GECAS negotiated a reduction in the number of aircraft to be purchased from GECAS if the number of dissenting shares exceeded the percentage level to which the parties agreed. AerCap also agreed to take delivery of two of the GECAS aircraft immediately after the announcement of the Amalgamation, and has since taken delivery of these two aircraft. Also as discussed below, GECAS negotiated a higher consideration to be paid upon transfer of the servicing agreement from GECAS to AerCap, payable if AerCap did not acquire all of the GECAS aircraft initially contemplated by both parties at the onset of the aircraft purchase transaction.

AerCap Portfolio Purchase From GE Capital Aviation Services Limited

        On April 16, 2009, AerCap signed the LOI with GECAS for the purchase of nine Airbus A320 family aircraft and four Boeing 737 New Generation aircraft. On September 25, 2009, AerCap took delivery of two of the nine Airbus A320 family aircraft. On September 17, 2009, the LOI was amended to provide (i) that the acquisition of 11 of the aircraft, including the five Q4 2009 Aircraft and the six Q1 2010 Aircraft, would be subject to the consummation of the Amalgamation and (ii) AerCap with the option to elect not to acquire between one and six of the Q1 2010 Aircraft in the event that holders of 10% or more of Genesis Common Shares dissent under Bermuda law in respect of the Amalgamation in accordance with the formula set forth below:

Percentage of Genesis Shareholders Dissenting	Number of Aircraft Not Purchased
Up to 10%	0
Greater than 10% but less than or equal to 12%	1
Greater than 12% but less than or equal to 14%	2
Greater than 14% but less than or equal to 16%	3
Greater than 16% but less than or equal to 18%	4
Greater than 18% but less than or equal to 20%	5
Greater than 20%	6

        On November 25, 2009, AerCap and GECAS agreed in principle to reduce the number of aircraft to be acquired under the LOI by three aircraft. On January 27, 2010, AerCap and GECAS signed an aircraft sale agreement for the purchase of six A320 family aircraft and two Boeing 737 new generation aircraft. AerCap expects to take delivery of 2 of the aircraft immediately after the Closing, and the remaining 6 shortly thereafter, depending on the number of dissenting shares, if any. The total purchase price of the eight remaining aircraft is approximately $237 million.

Additional Agreements with GECAS

        Simultaneously with the execution of the Amalgamation Agreement, GECAS and Genesis entered into the MSA, whereby the parties agreed (i) that AerCap and its affiliates would not be deemed competitors of GECAS and (ii) to limit the aircraft that would be serviced under the MSA following the Closing to aircraft that are owned by the Serviced Group, replacement aircraft and any aircraft acquired pursuant to debt facilities in place in respect of the Serviced Group.

        As a condition to GECAS' agreement to amend the MSA to cover only aircraft initially owned by the Serviced Group, AerCap and GECAS entered into a Servicing Miscellany Agreement whereby AerCap agreed that, as a condition to transferring the ownership of an aircraft initially owned by the

Serviced Group outside of the Serviced Group, AerCap would pay to GECAS (i) the sales fee due under the applicable servicing agreement with GECAS (such sales fee to be calculated based on the fair market value of such transferred aircraft calculated as the average desktop appraisal value for such transferred aircraft as provided by each of Ascend Limited (or such other appraiser as agreed between AerCap and GECAS), such appraiser as selected by GECAS and such appraiser selected by AerCap, in each case, that is not more than six (6) months old as of the date of the deemed transfer) and (ii) the portion of any servicing fees (other than any sales fee) payable or which would have been payable at a future date but for such transfer or sale from the Effective Time of the Amalgamation to the MSA Outside Date. The "MSA Outside Date" is the third anniversary of the Effective Time, which shall be extended by the sum of (x) the product of six months times the number of Q4 2009 Aircraft not acquired by AerCap on or prior to the later of (A) June 30, 2010 and (B) sixty (60) days following the Effective Time and (y) the product of four months times the number of Q1 2010 Aircraft not acquired by AerCap in certain circumstances on or prior to the date of (A) June 30, 2010 and (B) sixty (60) days following the Effective Time. The maximum additional compensation that may be needed if AerCap does not acquire all of the remaining eight aircraft is approximately $18 million; however, to the extent that AerCap acquires some, but not all such aircraft, the amount of additional compensation that may be needed will decrease according to the formula agreed upon by AerCap and GECAS.

Genesis Debt Facilities Waivers

        Genesis has a $241 million term loan facility for 11 aircraft with a syndicate of lenders (the "GPFL Facility"). In order to secure the lenders' consent to the Amalgamation, AerCap and the other parties to the GPFL Facility have executed a Deed of Amendment pursuant to which AerCap has agreed to guarantee the borrower's and other obligors' obligations thereunder. In addition, prior to the execution of the Amalgamation Agreement, Genesis delivered to AerCap all other consents, waivers and amendments required under the GPFL Facility in order to consummate the Amalgamation and the other transactions contemplated thereby.

        Genesis has a $28 million loan facility with KfW IPEX-Bank GmbH (the "KFW Facility"). In order to secure the lender's consent to the Amalgamation, AerCap and the other parties to the KFW Facility have executed a Deed of Amendment pursuant to which AerCap has agreed to guarantee the borrower's and other obligors' obligations thereunder. In addition, prior to the execution of the Amalgamation Agreement, Genesis delivered to AerCap all other consents, waivers and amendments required under the KFW Facility in order to consummate the Amalgamation and the other transactions contemplated thereby.

        Genesis has a $68 million loan facility with HSH Nordbank AG Singapore Branch (the "HSH Facility"). Prior to the execution of the Amalgamation Agreement, Genesis delivered to AerCap all consents, waivers and amendments required under the HSH Facility in order to consummate the Amalgamation and the other transactions contemplated thereby.

        On December 19, 2006, Genesis completed an aircraft lease securitization transaction (the "Securitization") that generated net proceeds of approximately $794.3 million after deducting initial purchasers' discounts and fees. Genesis is currently the manager for the Securitization. Pursuant to the terms of the management agreement, Genesis (by virtue of the Amalgamation) would have been required to be replaced by Phoenix American Financial Services Inc. as manager if it did not obtain all necessary consents to retain the Amalgamated Company as manager following the Amalgamation. On November 2, 2009, Genesis delivered to AerCap the consents of GECAS, the policy provider and all other parties required under the management agreement to maintain the Amalgamated Company as manager for the Securitization.

        On September 23, 2009, Genesis announced that it would reduce the borrowing capacity under the Warehouse Facility to $200 million and such reduction went effective October 7, 2009. Under the terms of the management agreement, at the Effective Time, Genesis (by virtue of the Amalgamation) will be required to be replaced as manager with an entity, approved by the facility agent (acting reasonably)

and GECAS, that is not subject to competitor control within 60 days following the Effective Time of the Amalgamation unless the parties are able to obtain the consent of GECAS and the facility agent to maintain the Amalgamated Company as manager prior to such time. Genesis expects to recognize a non-cash charge of $7.7 million in the third quarter of 2009 as a result of the accelerated amortization of deferred financing costs on this facility.

Listing of AerCap Common Shares

        It is a condition to the Closing that, no later than the Closing Date, (i) all AerCap Common Shares to be issued in the Amalgamation to Genesis shareholders and (ii) all AerCap Common Shares to be reserved for issuance upon exercise or vesting of the Genesis Share Options have been authorized for listing on the NYSE.

Delisting of Genesis ADSs

        Upon completion of the Amalgamation, Genesis ADSs, which are currently quoted on the NYSE under the ticker symbol "GLS," will be delisted.

Dividends and Distributions

        Pursuant to the Amalgamation Agreement, neither AerCap nor Genesis is permitted to declare or pay, or propose to declare or pay, prior to the Closing Date, any dividends on or make other distributions in respect of, any of their respective share capital. AerCap has a policy of not paying dividends but focusing on the growth of the company, and there is no current intention to change that policy following the Effective Time. Accordingly, Genesis shareholders will not receive dividends as they have in the past following the Amalgamation. See The Amalgamation Agreement—Amalgamation Consideration on page 89 and The Amalgamation Agreement—Conduct of Business Pending the Closing of the Amalgamation on page 92. If AerCap is deemed to be a PFIC, a U.S. holder of AerCap Common Shares that has elected to treat AerCap as a "qualifying electing fund" with respect to those shares, may recognize taxable income for U.S. federal income tax purposes regardless of AerCap's cash distributions. See Tax Considerations—Material U.S. Federal Income Tax Considerations—Potential Application of Passive Foreign Investment Company Provisions—QEF Election on page 117.

Anticipated Accounting Treatment

        The purchase method of accounting is based on SFAS 141(R), which AerCap adopted on January 1, 2009 and uses the fair value concepts defined in SFAS 157, which AerCap has adopted as required. SFAS 141(R) requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, SFAS 141(R) establishes that the consideration transferred be measured at the Closing Date at the then-current market price. SFAS 157 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in SFAS 157 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, AerCap may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect AerCap's intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

        Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Amalgamation, at their respective fair values and consolidated with the assets and liabilities of AerCap. Financial statements and reported results of operations of AerCap issued after completion of the Amalgamation will reflect these values.

        Under SFAS 141(R), acquisition-related transaction costs (i.e. advisory, legal, valuation and other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

Treatment of Genesis ADSs

        Each Genesis ADS represents one Genesis Common Share. Deutsche Bank Trust Company Americas will continue to serve as the Depositary for the Genesis Common Shares until approximately the date of the Genesis Special General Meeting, whereupon American Stock Transfer & Trust Company, LLC ("AST") will be appointed as successor Depositary. AST will also act as Exchange Agent and arrange for the AerCap Common Shares to be delivered in exchange for Genesis ADSs.

        Holders of Genesis ADSs will receive, from AST, as the Exchange Agent, within ten business days after the consummation of the Amalgamation, a letter of transmittal, which such holder must properly complete and deliver to the Exchange Agent along with such holder's Genesis ADRs, if any, and instructions for effecting surrender of the Genesis ADSs. Until properly surrendered, as set out above, each Genesis ADS will, after the consummation of the Amalgamation, represent the right to receive, upon proper surrender, AerCap Common Shares. Upon receipt of such Genesis ADSs, the Exchange Agent will transfer to the former Genesis ADS holder one AerCap Common Share for each Genesis ADS in book-entry form, either: (i) under the direct registration system in the United States; or (ii) credited to their Depository Trust Company account held by their broker or custodian.

        All documents shall be sent to Genesis ADS holders at their own risk and will be sent by post either to the Genesis ADS holder's address as set out on the register of Genesis ADS holders at the time of the consummation of the Amalgamation or to such other address of the Genesis ADS holder as is notified in writing by a Genesis ADS holder to the Depositary prior to the consummation of the Amalgamation and, in the case of joint Genesis ADS holders, to the Genesis ADS holder whose name stands first in such register in respect of the joint holdings concerned.

        The Depositary is entitled to charge Genesis ADS holders a fee for the cancellation of Genesis ADSs in accordance with the terms of the Deposit Agreement. However, Genesis and AerCap have agreed to bear such fees on behalf of the Genesis ADS holders in connection with the surrender and cancellation of the Genesis ADSs in exchange for AerCap Common Shares pursuant to the Amalgamation, but not for any cancellations prior to the Effective Time by holders of Genesis ADSs in order to assert appraisal rights.

        Upon consummation of the Amalgamation, the Depositary or its successor, assignee or nominee will terminate the Genesis ADS program in accordance with the Deposit Agreement.

Dissenters' Rights of Appraisal for Genesis Shareholders

        Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company, any shareholder of the Bermuda company is entitled to receive fair value for its shares. Genesis' board of directors considers the fair value for each Genesis Common Share to be one AerCap Common Share. AerCap shareholders have no such appraisal rights in connection with the Amalgamation.

        Any Genesis shareholder that is not satisfied that it has been offered fair value for its Genesis Common Shares and that does not vote in favor of the Amalgamation may exercise its appraisal rights under the Companies Act to have the fair value of its Genesis Common Shares appraised by the Court. Any Genesis shareholder intending to exercise appraisal rights must file its application for appraisal of the fair value of its Genesis Common Shares with the Court within one month after the date of the giving of the notice convening the Genesis Special General Meeting. The notice delivered with this proxy statement/prospectus constitutes such notice convening the Genesis Special General Meeting. In order to exercise appraisal rights, a Genesis ADS holder must timely cancel its Genesis ADSs and withdraw the underlying Genesis Common Shares. Genesis ADSs may be surrendered for the purpose of withdrawing Genesis Common Shares by delivery, at the office of the Depositary, of a Genesis ADR evidencing such Genesis ADSs or by book-entry delivery of such Genesis ADSs to the Depositary, subject to payment of a cancellation fee in the amount of $0.05 per Genesis ADS being cancelled. Cancellation of Genesis ADSs and the withdrawal of underlying Genesis Common Shares may take up to two weeks from submission of the required documentation and payment to the Depositary.

        There are no statutory rules or published decisions of the Court prescribing the operation of the provisions of the Companies Act governing appraisal rights that are set forth in Section 106 of the Companies Act or the process of appraisal by the Court and there is uncertainty about the precise methodology that would be adopted by the Court in determining the fair value of shares in an appraisal application under the Companies Act. Genesis shareholders should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in an amalgamation are not opinions as to fair value under the Companies Act.

        If a Genesis shareholder votes in favor of the Amalgamation, such shareholder has no right to apply to the Court to appraise the fair value of its Genesis Common Shares, and instead, pursuant to the terms of the Amalgamation Agreement, and as discussed in The Amalgamation Agreement—Amalgamation Consideration, each Genesis Common Share held by such shareholder will be converted into the right to receive the Amalgamation Consideration. Voting against the Amalgamation, or not voting, will not in itself satisfy the requirements for notice and exercise of a Genesis shareholder's right to apply to the Court for appraisal of the fair value of its Genesis Common Shares.

        In any case where a Genesis shareholder has made an appraisal application in respect of the Genesis Common Shares held by such dissenting shareholder and the Amalgamation has been made effective under Bermuda law prior to the Court's appraisal of the fair value of such dissenting shares, then, in the event that the fair value of the dissenting shares is later appraised by the Court, such dissenting shareholder shall be entitled to be paid an amount equal to the value of the dissenting shares appraised by the Court within one month of the Court's appraisal. If such dissenting shareholder discontinues an appraisal application before the Court renders a decision on the fair value of the Genesis Common Shares, such dissenting shareholder will be entitled to be paid the same Amalgamation Consideration as was paid to all other Genesis shareholders upon the effectiveness of the Amalgamation.

        In any case where the value of the dissenting shares held by a dissenting shareholder is appraised by the Court before the Amalgamation has been made effective under Bermuda law, then AerCap will be required to pay the dissenting shareholder within one month of the Court's appraisal an amount equal to the value of the dissenting shares appraised by the Court, unless the Amalgamation is terminated pursuant to the terms of the Amalgamation Agreement.

        The payment to a Genesis shareholder of the fair value of its Genesis Common Shares as appraised by the Court could be less than, equal to or more than the value of the Amalgamation Consideration that the Genesis shareholder would have received in the Amalgamation if such Genesis shareholder had not exercised its appraisal rights in relation to its Genesis Common Shares.

        A Genesis shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Court. The responsibility for costs of any application to the Court under Section 106 of the Companies Act will be in the Court's discretion.

        The relevant portion of Section 106 of the Companies Act is as follows:

          (6) Any shareholder who did not vote in favor of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

          (6A)  Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

            (a)   to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

            (b)   to terminate the amalgamation in accordance with subsection (7).

          (6B) Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

          (6C) No appeal shall lie from an appraisal by the Court under this section.

          (6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

          (7) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

        AerCap's obligation to consummate the transaction is conditioned on, among other things, the total number of dissenting shares not exceeding 22.5% of the issued and outstanding Genesis Common Shares as of the business day immediately following the last day on which the holders of Genesis Common Shares can require appraisal of their Genesis Common Shares pursuant to Bermuda law.

THE AMALGAMATION AGREEMENT

        The following is a summary of the material provisions of the Amalgamation Agreement. This summary is qualified in its entirety by reference to the Amalgamation Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You should read the Amalgamation Agreement in its entirety, as it is the legal document governing the Amalgamation.

        The Amalgamation Agreement and this summary of its terms have been included with this proxy statement/prospectus to provide you with information regarding the terms of the Amalgamation Agreement and are not intended to modify or supplement any factual disclosures about AerCap or Genesis in their respective public reports filed with the SEC. Investors should read the Amalgamation Agreement in the context of AerCap's and Genesis' other public disclosures in order to have a materially complete understanding of the Amalgamation Agreement disclosures. The representations, warranties and covenants contained in the Amalgamation Agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the Amalgamation if the representations, warranties and covenants of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties. The representations and warranties were made as of specific dates, and, along with the covenants, may also be subject to a contractual standard of materiality different from those generally applicable to AerCap's and Genesis' other public disclosures made to shareholders. Furthermore, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Amalgamation Agreement and in such event AerCap's and Genesis' public disclosures will include any material information necessary to provide investors with a materially complete understanding of the Amalgamation Agreement disclosures.

 Structure of the Amalgamation

        Pursuant to the Amalgamation Agreement, Genesis will amalgamate with AerCap International, a wholly-owned subsidiary of AerCap, and the Amalgamated Company will continue as the surviving entity holding and subject to all of the rights, properties, liabilities and obligations of Genesis and AerCap International, if all the conditions provided in the Amalgamation Agreement, which are summarized in The Amalgamation Agreement—Conditions to the Amalgamation, are satisfied or waived. The name of the Amalgamated Company will be "AerCap International Bermuda Limited."

        The memorandum of association and bye-laws of AerCap International as in effect immediately prior to the Effective Time will be the memorandum of association and bye-laws of the Amalgamated Company, until thereafter changed or amended as provided therein or by applicable law. The parties to the Amalgamation Agreement have agreed to take all actions necessary so that the board of directors and the officers of AerCap International at the Effective Time will, from and after the Effective Time, be the directors of the Amalgamated Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

        Upon the Closing, AerCap's board of directors will consist of the directors serving on the board of directors of AerCap before the Amalgamation. AerCap will propose and recommend for election to the board of directors of AerCap at an extraordinary general meeting of AerCap's shareholders to be duly called and held within 60 days following the Effective Time, three nominees proposed by Genesis at least five business days prior to the Closing Date. The three nominees will be (i) members of the board of directors of Genesis at the time Genesis nominates them and (ii) subject to the consent of AerCap (not to be unreasonably withheld). Each of the directors so nominated by Genesis, if elected to the AerCap board of directors, will be elected for the maximum term of four years referred to in, and subject to, the terms of AerCap's Articles of Association (statuten).

        From and after the Effective Time, each Genesis nominee will have the right to attend any meeting of the board of directors of AerCap held following the Effective Time strictly as an observer,

without any voting rights, and will be entitled to receive any materials delivered to the board of directors of AerCap in connection therewith, until the earlier of (i) the date the three Genesis nominees are elected to the board of directors of AerCap or (ii) such time as the right to attend as an observer and receive any such materials terminates in accordance with the termination of the Amalgamation Agreement. However, the number of Genesis nominees with the rights described in this paragraph and the number of Genesis nominees who are directors of AerCap will in no event exceed three at any given time.

        See The Amalgamation Agreement—AerCap Board of Directors on page 101.

Closing; Completion of the Amalgamation

        The Closing is expected to occur on the second business day after the satisfaction or waiver of all closing conditions, which are summarized in The Amalgamation Agreement—Conditions to the Amalgamation, beginning on page 102 unless otherwise agreed in writing by the parties.

        An application for registration of the Amalgamated Company will be filed by AerCap, Genesis and AerCap International with the Registrar of Companies in Bermuda (the "Registrar") on or prior to the Closing Date of the Amalgamation. The Amalgamation will become effective on the date on which a certificate of amalgamation (the "Certificate of Amalgamation") is issued by the Registrar or such other time as the Certificate of Amalgamation may provide. The parties have agreed to request the Registrar to provide in the Certificate of Amalgamation that the Effective Time will be the time when an application for registration of an amalgamated company (the "Amalgamation Application") is filed with the Registrar (or where the Amalgamation Application is filed with the Registrar prior to the Closing Date, the time designated as the effective time in the Amalgamation Application), or another time mutually agreed by the parties (the "Effective Time").

Amalgamation Consideration

        The Amalgamation Agreement provides that, at the Effective Time, each Genesis Common Share issued and outstanding immediately prior to the Effective Time (including any shares held by Genesis shareholders that do not vote in favor of the Amalgamation, but excluding any dissenting shares as to which appraisal rights have been exercised pursuant to Bermuda law), will be cancelled and converted into the right to receive for each Genesis Common Share one AerCap Common Share, subject to the treatment of any Genesis Share Option and Genesis Restricted Share as set forth in The Amalgamation Agreement—Treatment of Genesis Share Options and Other Genesis Equity Awards on page 90.

Exchange of Genesis Common Shares

  Exchange Agent

        Prior to the Effective Time, Genesis will designate AST as Exchange Agent for the purpose of exchanging Genesis ADSs for the Amalgamation Consideration. It is anticipated that AST will also become the successor Depositary for Genesis ADSs. Prior to or at the Effective Time, AerCap will take all actions reasonably necessary (including proper registration of the AerCap Common Shares to be issued in connection with the Amalgamation) to facilitate such exchange, and deposit any dividends or distributions to which the Genesis shareholders may be entitled.

  Exchange Process

        As promptly as practicable after the Effective Time, AerCap or the Amalgamated Company will cause the Exchange Agent to mail to each Genesis ADS holder a letter of transmittal and instructions describing the procedures for surrendering such Genesis ADSs in exchange for the Amalgamation Consideration.

        Unless otherwise required by law or AerCap's agreement with the Exchange Agent, any portion of the exchange fund held by the Exchange Agent that has not been distributed to Genesis shareholders twelve months following the Effective Time will be delivered to AerCap, upon demand, and after such transfer, any Genesis shareholder may look only to AerCap for payment of the Amalgamation Consideration and any dividends or distributions with respect to AerCap Common Shares.

        For more information on the treatment of Genesis ADSs, see The Amalgamation—Treatment of Genesis ADSs on page 85.

Treatment of Genesis Share Options and Other Genesis Equity Awards

        At the Effective Time, all outstanding options to purchase Genesis Common Shares (each, a "Genesis Share Option") will cease to represent a right to acquire Genesis Common Shares and will be converted into new options to purchase from AerCap, on the same terms and conditions as were applicable before the Effective Time (taking into account any accelerated vesting), the same number of AerCap Common Shares at the same exercise price per share.

        The option adjustments will (1) in the case of any Genesis Share Option that is intended to be an "incentive stock option" under Section 422 of the Code, be determined in a manner consistent with the requirements of Section 424(a) of the Code and (2) in the case of any Genesis Share Option that is not intended to be an "incentive stock option," be determined in a manner consistent with the requirements of Section 409A of the Code.

        Subject to the terms and conditions of the Amalgamation Agreement, at the Effective Time, by virtue of the Amalgamation, each outstanding restricted Genesis Common Share (each, a "Genesis Restricted Share"), will be converted in the same manner as other Genesis Common Shares, subject to the same terms and conditions as were applicable before the Effective Time (taking into account any lapse of restrictions).

Representations and Warranties of the Parties in the Amalgamation Agreement

        The Amalgamation Agreement contains various customary representations and warranties of Genesis and AerCap (and AerCap International with respect to specified sections) relating to, among other things:

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  organization, good standing and corporate power;

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  capital structure;

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  authorization to enter into, and enforceability of, the Amalgamation Agreement;

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  the absence of conflicts with, or violations of, (1) organizational documents, (2) applicable law or (3) material agreements, indentures or other instruments, in each case as a result of the Amalgamation or entry into the Amalgamation Agreement;

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  the filing, accuracy and completeness of SEC reports, the preparation and presentation of financial statements, and the absence of undisclosed liabilities;

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  compliance with applicable laws, reporting requirements and corporate governance rules and regulations of the NYSE;

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  absence of material pending or threatened legal and arbitration proceedings and investigations;

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  tax matters;

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  absence of certain changes or events in the business or condition of each party;

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  approvals of the respective boards of directors in connection with the Amalgamation;

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  title to aircraft and engines and the validity and enforceability of the aircraft and engine leases;

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  the sufficiency and effectiveness of insurance policies for each of the aircraft and engines;

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  material and intercompany contracts;

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  employee benefits and executive compensation;

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  labor relations and other employment matters;

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  intellectual property;

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  broker's fees payable in connection with the Amalgamation;

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  opinions of AerCap's and Genesis' respective financial advisors;

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  inapplicability of takeover statutes to the Amalgamation;

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  solely with respect to AerCap, that all AerCap Common Shares to be issued and reserved with respect to the Amalgamation have been duly authorized and will be validly issued and fully paid and will not be subject to preemptive rights upon issuance; and

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  solely with respect to Genesis, the required vote of the Genesis shareholders to adopt the Amalgamation Agreement and approve the Amalgamation.

        Some of the representations and warranties of AerCap, AerCap International and Genesis in the Amalgamation Agreement are qualified by knowledge, materiality thresholds, or a "material adverse effect" qualifier. In addition, all such representations and warranties are subject to the exceptions set forth in each parties' disclosures filed with the SEC after January 1, 2007 and prior to the date of the Amalgamation Agreement and the disclosure letters delivered in connection with the Amalgamation Agreement. For purposes of the Amalgamation Agreement, the "material adverse effect" qualifier and its related definition contemplate any change, state of facts, circumstance, event or effect that is materially adverse to (A) the financial condition, businesses or results of operations of a party and its subsidiaries, taken as a whole (subject to certain exclusions outlined below); and/or (B) the ability of a party to perform its obligations under the Amalgamation Agreement or to consummate the transactions contemplated thereby on a timely basis.

        For the purposes of clause (A) in the preceding paragraph, the term "material adverse effect" does not include any change, state of facts, circumstance, event or effect to the extent caused by or resulting from:

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  changes in economic, market, business, regulatory or political conditions generally in the United States, the party's jurisdiction of organization or any other jurisdiction in which such party operates, or in the global financial markets generally or in the financial markets of any such jurisdiction, except to the extent such changes have a materially disproportionate effect on such party relative to other similarly situated persons in the aircraft leasing industry;

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  changes, circumstances or events generally affecting the industry in which such party operates, except to the extent such changes have a materially disproportionate effect on such party relative to other similarly situated persons in the aircraft leasing industry;

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  changes in any law, except to the extent such changes, state of facts, circumstances, events or effects have a materially disproportionate effect on such party and its subsidiaries taken as a whole relative to other similarly situated persons in the aircraft leasing industry;

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  changes in generally accepted accounting principles (or local equivalents in the applicable jurisdiction), including accounting and financial reporting pronouncements by the SEC, the Financial Accounting Standards Board, the Council for Annual Accounting (Raad voor de Jaarverslaggeving) or the Bermuda Monetary Authority, except to the extent such changes have a materially disproportionate effect on a party relative to other similarly situated persons in the aircraft leasing industry;

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  a change in the trading prices or volume of such party's capital stock, but not excluding the underlying cause of such a change;

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  a change resulting from any failure to meet any published revenue, earnings or other performance projections relating to such party for any period ending (or for which any such projections are released) on or after the date of the Amalgamation Agreement, but not excluding the underlying cause of such failure; or

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  the commencement, occurrence or continuation of any hostilities, act of war, sabotage, terrorism or military actions, or any natural disasters or any escalation or worsening of any of the foregoing, except to the extent such changes, state of facts, circumstances, events or effects have a materially disproportionate effect on such a party and its subsidiaries taken as a whole relative to other similarly situated persons in the aircraft leasing industry;

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  the execution, delivery and announcement of the Amalgamation Agreement and the transactions contemplated thereby; or

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  any action or failure to act required to be taken by a party pursuant to the terms of the Amalgamation Agreement.

        In most instances, the representations and warranties of AerCap and Genesis in the Amalgamation Agreement that are qualified by "material adverse effect" are qualified only to the extent the failure of such representations or warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on AerCap or Genesis, as the case may be.

Conduct of Business Pending the Closing of the Amalgamation

        Genesis has undertaken customary covenants that place restrictions on it and its subsidiaries until the Effective Time. Genesis has agreed to, and to cause each of its subsidiaries to, conduct their business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact their present business organization, (ii) maintain in effect all permits and (iii) preserve their relationships with customers, lessees, regulators and financing providers and others having business dealings with it. Genesis has further agreed that, with certain exceptions, Genesis will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without AerCap's prior written consent (not to be unreasonably withheld or delayed):

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  declare or pay any dividend or make other distributions, with limited exceptions including dividends to wholly-owned subsidiaries;

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  split, combine or reclassify, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital;

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  repurchase, redeem or otherwise acquire any equity or debt securities of Genesis or any of its subsidiaries, other than repurchases, redemptions or acquisitions by a wholly-owned subsidiary of share capital or such other securities, as the case may be, of another of its wholly-owned subsidiaries;

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  issue, deliver or sell any shares of any class of its capital shares, any voting debt, any share appreciation rights or any securities convertible into, or exercisable or exchangeable for, any rights, warrants or options to acquire such shares or voting debt, subject to certain exceptions;

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  amend or propose to amend its organizational documents or those of any of its subsidiaries, or waive any requirement thereof;

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  acquire or agree to acquire (i) any business organization or division thereof (in whole or in part, including by forming a joint venture) or (ii) any aircraft or aircraft engine;

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  sell or dispose of, or agree to sell or dispose of, any of its assets, rights, product lines, businesses or properties;

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  amend, modify or terminate any material contract or aircraft lease of Genesis, or cancel, modify or waive any rights in connection with, any such contract or lease, subject to certain exceptions;

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  enter into any contract that would have been a material contract of Genesis had it been entered into before entering into the Amalgamation Agreement;

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  voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its material permits;

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  take any action with actual knowledge and intent that it would, or would reasonably be expected to, result in any of the conditions to the Amalgamation Agreement not being satisfied, or materially adversely affect the ability of the parties to obtain any of the requisite regulatory approvals;

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  change any of its accounting policies in effect at December 31, 2008 except as required by changes in applicable laws or generally accepted accounting principles;

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  make, change or revoke any material tax election, file any amended tax return, settle any tax claim, audit action or investigation or change its method of tax accounting (except, with respect to any amended return or any change in the accounting method, as required by changes in law (or any taxing authority's interpretation thereof)), in each case, if such action would, in the aggregate, increase any of its tax liabilities by $1,500,000;

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  adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

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  settle or compromise any legal proceedings involving only monetary relief where the amount paid is less than the amount reserved for such matters in its latest audited balance sheet filed with the SEC;

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  enter into, adopt, materially amend or terminate any Genesis Benefit Plan (as defined in the Amalgamation Agreement);

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  increase the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Genesis Benefit Plan as in effect as of the Amalgamation Agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for (x) payment of all or a pro rata portion of bonuses in respect of 2009 and, to the extent the Effective Time does not occur in 2009, such period of 2010 which ends at Effective Time, in each case at 2009 target levels as though performance goals were achieved and (y) normal payments, awards and increases to employees who are not directors or officers in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $500,000;

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  enter into or renew any contract, agreement, commitment or arrangement (other than a renewal required by the terms of a Genesis Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the Amalgamation Agreement;

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  except for drawdowns pursuant to Genesis' Liquidity Facility (as defined in the Amalgamation Agreement), incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), including by way of an intercompany loan to it (but such inter-company loan will be prohibited only the extent such loan reduces unrestricted cash), guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its subsidiaries or guarantee any debt securities of others, or repurchase or repay prior to maturity any indebtedness for borrowed money or debt securities;

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  enter into, or otherwise agree to, any amendments modifications, supplements or waivers of the credit agreement waivers or service provider agreements to be obtained in connection with the Amalgamation;

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  grant, extend, waive or modify any material rights in or to sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of any material intellectual property rights; and

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  agree to, or make any commitment to, take, or authorize any of the actions described above.

        AerCap has undertaken customary covenants that place restrictions on it and its subsidiaries until the Effective Time. AerCap has agreed to, and to cause each of its subsidiaries to, conduct their business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact their present business organization, (ii) maintain in effect all permits, and (iii) preserve their relationships with employees, customers, lessees, regulators and financing providers and others having business dealings with it. AerCap further has agreed that, with certain exceptions, AerCap will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without Genesis' prior written consent (not to be unreasonably withheld or delayed):

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  declare or pay any dividend or make other distributions, with limited exceptions including dividends to wholly-owned subsidiaries;

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  split, combine or reclassify, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital;

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  repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any debt or equity securities of AerCap or any of its subsidiaries, except for such actions that would not result in the expenditure by AerCap, individually or in the aggregate, of more than $25,000,000 in cash;

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  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its (or any of its subsidiaries') share capital of any class, any voting debt, any share appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing, subject to certain exceptions;

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  acquire or agree to acquire (in whole or in part, including by forming a joint venture with, or by any other manner) (A) any business organization or division thereof, or (B) any assets, rights or properties, which in either case, individually or in the aggregate, have a purchase price in excess of $200,000,000, except for acquisitions by an AerCap subsidiary of any debt or equity interest in another AerCap subsidiary;

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  amend or propose to amend its articles of association (statuten), or waive any requirement thereof;

  •
  incur, create or assume any indebtedness for borrowed money, including by way of an inter-company loan to it (but such inter-company loan will be prohibited only to the extent such loan reduces unrestricted cash), guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its subsidiaries or guarantee any debt securities of others, except for (i) the repurchase or repayment of any indebtedness required by the terms of agreements binding AerCap as of the date of the Amalgamation Agreement, (ii) indebtedness incurred to finance any of the actions permitted by AerCap under the Amalgamation Agreement and (iii) the re-financing of any indebtedness for borrowed money in existence as of the date of the Amalgamation Agreement on such terms and conditions as AerCap deems appropriate; (iv) the replacement of any undrawn facilities in existence as of the date of the Amalgamation Agreement on such terms and conditions as AerCap deems appropriate, (v) the incurrence of any indebtedness on such terms and conditions as AerCap deems appropriate to finance the acquisition of any assets which AerCap has agreed to acquire and which acquisitions have been disclosed to Genesis (publicly or otherwise) prior to the date of the Amalgamation Agreement (whether pursuant to an agreement or letter of intent) and (vi) the incurrence of debt secured by any Aircraft owned by AerCap or any of its subsidiaries as of the date the Amalgamation Agreement against which no indebtedness has been incurred and is outstanding;

  •
  take any action with actual knowledge and intent that it would, or would reasonably be expected to, result in any of the conditions to the Amalgamation Agreement not being satisfied, or materially adversely affect the ability of the parties to obtain any of the requisite regulatory approvals;

  •
  change any of its accounting policies in effect at December 31, 2008 except as required by changes in applicable laws or generally accepted accounting principles;

  •
  make, change or revoke any material tax election, or change its method of tax accounting (except, with respect to any change in the accounting method, as required by changes in law (or any taxing authority's interpretation thereof)), in each case, if such action would increase any of its tax liabilities by $5,000,000;

  •
  change its or any of its subsidiaries' jurisdiction of residency for tax purposes if such actions would, in the aggregate, increase any of its tax liabilities by $5,000,000;

  •
  adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization; or

  •
  agree to, or make any commitment to, take, or authorize, any of the actions described above.

Access to Information; Confidentiality

        The Amalgamation Agreement requires that each of AerCap and Genesis provide to the directors, officers, employees, advisors, agents or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives") of the other party access, during normal business hours prior to the Effective Time, to all of its properties, books, contracts, records and officers and all other information concerning its business, properties and personnel as such other party may reasonably request, subject to certain restrictions. The parties will hold any such information in confidence in accordance with the Amalgamation Agreement.

Agreements to Use Commercially Reasonable Efforts

        Subject to the terms and conditions of the Amalgamation Agreement, the Amalgamation Agreement requires that each of AerCap and Genesis cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under the Amalgamation Agreement and applicable laws to consummate the Amalgamation and the other transactions contemplated by the Amalgamation Agreement as promptly as practicable after the date of the Amalgamation Agreement, including:

  •
  preparing appropriate filings and notices pursuant to Turkish, German, U.S., Indian (if applicable) and any other applicable Competition Law (as that term is defined in the Amalgamation Agreement);

  •
  responding to any inquiries received and supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to any other applicable Competition Law;

  •
  taking all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under U.S. and any other applicable Competition Law as soon as practicable and refrain from extending any waiting period under U.S. and any other applicable Competition Law or entering into any agreement with a governmental entity not to consummate the transactions contemplated by the Amalgamation Agreement;

  •
  preparing all other necessary applications, registrations, declarations, notices, filings and other documents and obtaining as promptly as practicable all other requisite regulatory approvals and all other consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the Amalgamation or any of the other transactions contemplated by the Amalgamation Agreement with other governmental entities under any other applicable Competition Law;

  •
  supplying any additional information and documentary material that may be requested pursuant to applicable laws or by any governmental entity and causing the expiration of applicable waiting periods, or cause the receipt of all consents from governmental entities or required under applicable law as soon as practicable;

  •
  cooperating in all respects with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party;

  •
  keeping the other party apprised of the status of matters relating to completion of the transactions contemplated by the Amalgamation Agreement and promptly informing the other party of (and upon reasonable request providing copies of) any communication received by a party or given by a party to any governmental entity and of any material communication received or given in connection with any proceeding by any private party;

  •
  permitting the other party or its legal counsel to review prior to submission any communication given by it to any governmental entity or, in connection with any proceeding by any private party, with any other person;

  •
  consulting with the other party in advance of, and to the extent possible (including to the extent permitted by a governmental entity or other person) allowing the other party to participate in, any meeting, conference, conference call, discussion or communication with, any such governmental entity or, in connection with any proceeding by any private party, with any other person;

  •
  taking any action for the purpose of obtaining any requisite regulatory approvals or any other necessary or desirable consents in order to consummate the Amalgamation or any of the other transactions contemplated by the Amalgamation Agreement with governmental entities under any applicable Competition Law (including with respect to divesting, selling, licensing, transferring, holding separate or otherwise disposing of any business or assets or conducting its (or its subsidiaries') business in any specified manner), except for such of the foregoing which would, in either case, (x) be effective prior to the Effective Time or (y) reasonably be expected to have a material adverse effect on AerCap and its subsidiaries (including the Amalgamated Company and its subsidiaries) on a consolidated basis after the Effective Time; and

  •
  taking all reasonable actions to ensure that no takeover statute or similar regulation is or becomes applicable to the Amalgamation, the Amalgamation Agreement or any of the transactions contemplated by the Amalgamation Agreement, and if such regulation becomes applicable, ensuring that the Amalgamation and the other transactions contemplated by the Amalgamation Agreement are consummated as promptly as practicable on the terms set forth in the Amalgamation Agreement and minimizing the effect of such regulation.

Restrictions on Change in Recommendation by the Board of Directors of Genesis

        The board of directors of Genesis may not withdraw or modify, in any manner adverse to AerCap, its recommendations in connection with the Amalgamation, except (other than in connection with an "Acquisition Proposal" which is discussed below) if the board has concluded in good faith, after consultation with its outside counsel, that such action is reasonably likely to be required in order for it to comply with its fiduciary duties under applicable law, and Genesis has not materially breached its obligations with respect to changing its recommendation. Before Genesis' board of directors can change its recommendation with respect to the Amalgamation, it must provide a written notice of its intention to make such change to AerCap and give AerCap three business days to agree to make adjustments in the terms and conditions of the Amalgamation Agreement (and negotiate in good faith with AerCap during such three-day period) which obviate the need for the Genesis board to change its recommendation, as determined in good faith by the board after consultation with its outside legal counsel. Additionally, Genesis must comply with certain other procedures in order for its board to change its recommendation of the Amalgamation in light of any Acquisition Proposal from any third party, as described under The Amalgamation Agreement—Restrictions on Solicitation of Acquisition Proposals by Genesis.

        Even if Genesis' board of directors changes its recommendation, it will still be required to submit such matters at the Genesis Special General Meeting unless the Amalgamation Agreement is terminated.

Restrictions on Solicitation of Acquisition Proposals by Genesis

        The Amalgamation Agreement precludes Genesis and each of its subsidiaries from, and obligates it to use commercially reasonable efforts to cause its and its subsidiaries' Representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate (including by providing non-public information) any effort or attempt to make or implement any proposal or offer with respect to, an amalgamation, merger, reorganization, share exchange, consolidation, business combination, or a transaction to effect a recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries which account for 20% of more of the assets or revenues of it and its subsidiaries, or any purchase or sale involving 20% or more of the consolidated assets of it and its subsidiaries, or any purchase or sale of, or tender or exchange offer for, 20% or more of its total voting power (each, an "Acquisition Proposal").

        Additionally, except as described below, Genesis and each of its subsidiaries may not, and each will use its respective commercially reasonable efforts to prevent their respective Representatives from, directly or indirectly: (i) having, participating or otherwise engaging in any discussions or negotiations with, or providing any confidential information or data to, any person relating to an Acquisition Proposal; (ii) approving or recommending, or proposing to approve or recommend, any Acquisition Proposal or submitting an Acquisition Proposal to a vote of its shareholders; or (iii) approving or recommending, or proposing to approve or recommend, or executing or entering into, any letter of intent, agreement in principle, merger agreement, amalgamation agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to, any Acquisition Proposal. However, Genesis may, and Genesis may cause its Representatives to, if Genesis' board of directors concludes in good faith, after consultation with its outside legal counsel, that such action is likely required in order for the directors to comply with their fiduciary duties under applicable law, and Genesis complies with, among other things, certain notification requirements described below, participate or otherwise engage in discussions with or provide confidential information or data to any person who has made an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the Amalgamation Agreement and that the Genesis concludes would be reasonably likely to constitute or lead to a Superior Proposal. In addition, Genesis may contact and engage in discussions with any person who has made an unsolicited bona fide written Acquisition Proposal for the purpose of clarifying the terms of such Acquisition Proposal.

        Genesis must promptly (within the later of 48 hours and the end of the second business day following such event) notify AerCap, in writing, of the receipt of any Acquisition Proposal or request for information or discussions or negotiations (including the identity of the person making, and the terms and conditions of, any such proposal along with any related documentation and correspondence) and keep AerCap informed of the status of such proposal on a reasonably current basis, including any changes in the terms and conditions of such proposal. However, Genesis may, and may cause its directors, officers, employees, advisors and other representatives to, if Genesis' board of directors, after consultation with its outside legal counsel, concludes in good faith that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under applicable Law, but subject to Genesis, its subsidiaries and their respective directors, officers, employees, advisors and other representatives complying with certain applicable terms of the Amalgamation Agreement, participate or otherwise engage in discussions or negotiations with or furnish confidential information or data to any person who has made an unsolicited bona fide written Acquisition Proposal that did not result from a material breach of the provisions in the Amalgamation Agreement governing such action and which the Genesis' board of directors concludes would be reasonably likely to constitute or lead to a Superior Proposal; provided that (A) prior to participating or otherwise engaging in any such discussions or negotiations or furnishing such confidential information or data, Genesis must enter into a confidentiality agreement with such person on terms not less restrictive in the aggregate to such person than the provisions of the confidentiality agreement entered into Genesis, AerCap and AerCap's directors, officers, employees, advisors and other representatives and (B) all such information or data has previously been provided or made available to AerCap or its directors, officers, employees, advisors and other representatives or is provided or made available to AerCap or its directors, officers, employees, advisors and other representatives prior to or substantially concurrent with the time it is provided to such person. Notwithstanding the foregoing, Genesis may contact and engage in discussions with any person who has made an unsolicited bona fide written Acquisition Proposal solely for the purpose of clarifying the terms of such Acquisition Proposal.

        If, prior to the required shareholder vote of Genesis, the Genesis board of directors concludes that an unsolicited bona fide written Acquisition Proposal would be reasonably likely to constitute a Superior Proposal, after giving effect to all adjustments to the Amalgamation Agreement that may be offered by AerCap during the Notice Period (as defined below), the board may change its recommendation so long as (i) Genesis has provided a written notice to AerCap advising AerCap that it has received an Acquisition Proposal that would be reasonably likely to constitute a Superior Proposal (which notice contains the information and related documentation described above), and (ii) AerCap does not, within three business days following its receipt of such notice (the "Notice Period"), make an offer that, as determined in good faith by the board of directors of Genesis, after consultation with Genesis' outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during the Notice Period, Genesis will, and will cause its outside legal counsel and financial advisors to, negotiate in good faith with AerCap with respect to such proposal).

        The term "Superior Proposal" means a bona fide unsolicited written Acquisition Proposal from any person, which did not result from a material breach by Genesis of its obligations under the Amalgamation Agreement regarding Acquisition Proposals (except that the reference to "20% or more of the assets or revenues of it and its subsidiaries, taken as a whole" shall be deemed to be a reference to "50% or more of the assets or revenues of it and its subsidiaries, taken as a whole"; "20% or more of its voting power" shall be deemed to be a reference to "50% or more of its total voting power"; and the reference to "20% or more of the consolidated assets" shall be deemed to be a reference to "all or substantially all of the consolidated assets, which the board of directors of Genesis concludes in good faith (after consultation with its outside legal counsel (taking into account the legal, financial, regulatory, timing, the person making the Acquisition Proposal and other aspects of the Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation)) (i) is in the long-term best interests of Genesis and its shareholders taken as a whole (ii) is more favorable to Genesis and its shareholders taken as a whole than the transactions contemplated by the Amalgamation Agreement (after giving effect to all adjustments which may be offered by AerCap in response to such Acquisition Proposal) and (iii) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed within six months following the determination of Genesis' board of directors that such Acquisition Proposal is a Superior Proposal.

        As summarized in The Amalgamation Agreement—Termination of Amalgamation Agreement—Effects of Termination; Remedies, under certain circumstances (among others) as described in the Amalgamation Agreement, if within twelve months following the termination of the Amalgamation Agreement, Genesis enters into or consummates an Acquisition Transaction (as defined below) with any person (other than AerCap), then Genesis must pay to AerCap a termination fee of $9 million upon the earlier of the date of execution of an agreement related to, or consummation of, an Acquisition Transaction. The term "Acquisition Transaction" means any amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Genesis or any of its subsidiaries or any purchase or sale of 50% of more of the consolidated assets (including, without limitation, stock of its subsidiaries) of Genesis and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, Genesis' voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 50% or more of Genesis' total voting power. If AerCap terminates the Amalgamation Agreement as a result of a change in Genesis' recommendation or if a tender offer for Genesis Common Shares is commenced which the Genesis board of directors has not recommended that the Genesis shareholders reject within ten business days after commencement of such tender offer, Genesis will be liable to pay to AerCap a $9 million termination fee within two business days following such termination.

Expenses

        Whether or not the Amalgamation is consummated, all costs and expenses incurred in connection with the Amalgamation Agreement and the transactions contemplated by the Amalgamation Agreement will be paid by the party incurring such expense, except as otherwise expressly described in the Amalgamation Agreement, and except that Genesis and AerCap will share equally any expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and all filing fees associated with the requisite regulatory approvals. All fees and expenses (except for those fees owed by Genesis to its legal counsel, Weil Gotshal) associated with obtaining the agreement waivers and service provider agreements will be borne by AerCap.

Directors' and Officers' Insurance and Indemnification

        After the Effective Time, the Amalgamated Company (or AerCap, if necessary) will, to the fullest extent permitted by law, indemnify, defend and hold harmless, and provide advancement of expenses to present and former directors and officers of Genesis or any of its subsidiaries for losses to the same extent permitted by the memorandum of association, bye-laws, indemnification agreements and resolutions of Genesis in existence on the date of the Amalgamation Agreement. Such former directors and officers of Genesis and its subsidiaries are third party beneficiaries of the insurance and indemnification provisions of the Amalgamation Agreement.

        Genesis will purchase as of the Effective Time, and AerCap, for a period of six years after the Effective Time, will maintain, a tail policy to the existing directors' and officers' liability insurance maintained by Genesis with respect to claims arising in connection with the period prior to the Amalgamation; provided that, if the cost of such policy exceeds 250% of the current annual premium, Genesis will secure a policy with the greatest coverage available for a cost not to exceed such amount.

Employee Benefits

        Genesis and AerCap acknowledge and agree that the Transfer Regulations (as defined below) apply to the Amalgamation Agreement and that under the Transfer Regulations: (i) the rights and obligations arising from contracts of employment between Genesis and the Employees (as defined below) (except those relating to old-age, invalidity and survivors' benefits referred to in the Transfer Regulations) will have effect after the Effective Time as if originally made between AerCap or the Amalgamated Company and each such Employee; and (ii) Genesis and AerCap each will inform and/or consult with its employee representatives, or employees as the case may be, about the transactions contemplated by the Amalgamation Agreement (including concerning the Employees' rights to old-age, invalidity and survivors' benefits following the Effective Time).

        All Genesis employees have accepted voluntary severance arrangements that provide for the termination of such employees' employment with Genesis immediately prior to the Effective Time or at such earlier date as otherwise determined by Genesis in consideration of the receipt of a severance payment and benefits in accordance with an agreed schedule set forth in the Amalgamation Agreement. Each voluntary severance payment will be conditional on the relevant employee signing (x) an appropriate form of severance agreement on terms and in a form reasonably acceptable to AerCap (which shall include a waiver of any applicable restrictions on the future employment of such Employee) and (y) an acknowledgement that such employee has exercised his or her or her right to refuse to transfer to AerCap or the Amalgamated Company under the Transfer Regulations.

        "Transfer Regulations" means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003.

        "Employees" means the persons employed by Genesis on the Closing Date to whom the Transfer Regulations apply under the Amalgamation Agreement.

 NYSE Listing of Additional AerCap Common Shares and NYSE Delisting of Genesis ADSs; Reservation for Issuance

        AerCap will use its commercially reasonable efforts to cause all the following shares to be approved for listing and quotation on the NYSE, subject to official notice of issuance, no later than the Closing Date: (1) all AerCap Common Shares to be issued in the Amalgamation to Genesis shareholders and (2) all AerCap Common Shares to be reserved for issuance upon exercise or vesting of the Genesis Share Options (the "Listed AerCap Common Shares"). AerCap will take all action necessary to reserve for issuance, prior to the Closing Date, any Listed AerCap Common Shares that, by their terms and in accordance with Amalgamation Agreement, will not be issued until after the Effective Time. AerCap will also use its commercially reasonable efforts to cause the Genesis ADSs to no longer be listed or quoted on the NYSE and to be deregistered under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") as soon as practicable following the Effective Time.

AerCap Board of Directors

        Upon the Closing, AerCap's board of directors will consist of the directors serving on the board of directors of AerCap before the Amalgamation. AerCap will propose and recommend for election to its board of directors, at an extraordinary general meeting of AerCap's shareholders to be duly called and held within 60 days following the Effective Time (the "First EGM"), three nominees proposed by Genesis at least five business days prior to the Closing Date (such nominees or any replacement nominees, the "Genesis Nominees"). The three nominees will be (i) members of the board of directors of Genesis at the time Genesis nominates them and (ii) subject to the consent of AerCap (not to be unreasonably withheld). Each of the Genesis Nominees, if elected to the AerCap board of directors, will be elected for the maximum term of four years referred to in, and subject to the terms of, AerCap's Articles of Association (statuten).

        If any of the Genesis Nominees is not elected at the First EGM, the nominees will designate a replacement for such person or persons (which may include re-nomination of a Genesis Nominee who was previously proposed), subject to the consent of AerCap (not to be unreasonably withheld). AerCap will propose and recommend for election to the board of directors of AerCap the replacement nominee or nominees (x) in the event that the First EGM takes place before the publication of notice of the annual meeting of AerCap's shareholders to be held in 2010 (the "2010 AGM"), at the 2010 AGM or (y) in the event that the First EGM takes place after the publication of notice of the 2010 AGM, at an extraordinary general meeting of AerCap's shareholders to be held within 90 days following the First EGM (the "Second EGM") (in the event the 2010 AGM takes place before the Effective Time). From the Effective Time until the earlier of (x) the date the three Genesis Nominees are elected or (y) the 2010 AGM or the Second EGM (as outlined above) occurs, each Genesis Nominee who has not been elected to the AerCap board will have the right to attend any AerCap board meetings (without voting rights) and receive any materials delivered to the AerCap board in connection therewith. However, the aggregate number of Genesis Nominees with the rights described in this paragraph and the number of Genesis Nominees who are directors of AerCap will in no event exceed three at any given time.

        If, prior to the Closing Date, a Genesis Nominee is unable to serve or fails to obtain the consent of AerCap, then Genesis will designate a replacement nominee. Thereafter, the Genesis Nominees will designate such a replacement (as necessary). In any instance where AerCap is required to provide its consent, AerCap may withhold such consent if (among other reasons) any proposed nominee would reasonably be expected not to satisfy any standard (other than independence) contained in any corporate governance rule adopted by the AerCap board of directors, AerCap's Articles of Association (statuten) or applicable Netherlands law.

 Deposit Agreement

        Genesis has agreed to take any and all action reasonably requested by AerCap with respect to the Depositary and the Deposit Agreement that AerCap deems necessary or advisable in order to facilitate the exchange of Genesis ADSs for AerCap Common Shares in connection with the Amalgamation, including amending or terminating the Deposit Agreement, appointing a successor Depositary and/or removing the Depositary.

Other Covenants of the Parties

        The Amalgamation Agreement also contains additional covenants relating to the preparation of this proxy/prospectus; the calling and holding of the Genesis Special General Meeting; the taking of certain actions by both parties required under Bermuda law in connection with the Amalgamation (including the procurement of the statutory declaration required by Section 108(3) of the Companies Act); the taking of such further actions by either or both of AerCap and Genesis as may be necessary or desirable to carry out the purposes of the Amalgamation Agreement; Genesis providing AerCap the reasonable opportunity to participate in the defense of any shareholder litigation against Genesis or its directors or officers relating to the Amalgamation Agreement; the provision by each of AerCap and Genesis to the other of certain monthly reports; notification of certain matters (including communications received from governmental entities, actual or threatened legal proceedings and events that may give rise to breaches of a party's representations or obligations under the Amalgamation Agreement); and public announcements with respect to the transactions contemplated by the Amalgamation Agreement.

Conditions to the Amalgamation

        AerCap's and Genesis' respective obligations to effect the Amalgamation are subject to the satisfaction or waiver (by both AerCap and Genesis) of certain conditions, including that:

  •
  Genesis will have obtained the required affirmative vote of its shareholders to adopt the Amalgamation Agreement and approve the Amalgamation;

  •
  the AerCap Common Shares to be issued or reserved for issuance in connection with the Amalgamation will have been authorized for listing on the NYSE, subject to official notice of issuance;

  •
  certain requisite regulatory filings, clearances, approvals or exemptions will have been made or obtained (including the termination of any applicable waiting periods), except, in certain cases, as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on AerCap and its subsidiaries on a consolidated basis after the Effective Time;

  •
  this Form F-4 registration statement will have become effective under the Securities Act (without being subject to any stop order or proceedings seeking a stop order); and

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  no temporary restraining order, injunction or other order preventing the consummation of the Amalgamation will be in effect and there will not be any action taken or law enacted by any governmental entity that makes the consummation of the Amalgamation illegal or otherwise restrains, enjoins or prohibits the Amalgamation.

        Each of Genesis' and AerCap's obligations to effect the Amalgamation is also separately subject to the satisfaction or waiver of a number of conditions including:

  •
  the truth and correctness of the representations and warranties of each other party in the Amalgamation Agreement, subject, in certain instances, to the materiality and knowledge qualifiers provided in the Amalgamation Agreement, and the performance, subject to the materiality standards provided in the Amalgamation Agreement, by each party of its obligations under the Amalgamation Agreement; and

  •
  the receipt by each party of a certificate signed on behalf of the other party by such party's Chief Executive Officer or Chief Financial Officer, certifying that the conditions set forth in the immediately preceding bullet point have been satisfied.

        Genesis' obligation to effect the Amalgamation is also separately subject to the receipt of an opinion from Weil Gotshal, counsel to Genesis, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion:

  •
  the Amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

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  each of Genesis and AerCap will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

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  AerCap will be treated, in respect of any shareholder who will own after the Amalgamation less than five percent of the issued AerCap Common Shares (as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Amalgamation.

        AerCap's obligation to effect the Amalgamation is also separately subject to the satisfaction or waiver of the condition that the amendments to certain of Genesis' service provider agreements will be in full force and effect.

Termination of the Amalgamation Agreement

Termination

        The Amalgamation Agreement may be terminated, at any time prior to the Effective Time, by mutual written consent of Genesis, AerCap and AerCap International and, subject to certain limitations described in the Amalgamation Agreement, by either Genesis or AerCap (upon written notice to the other party), if any of the following occurs:

  •
  any governmental entity denies approval of any requisite regulatory approval and such denial has become final and non-appealable, or any governmental entity issues a final, non-appealable order or decree or takes any other action enjoining or prohibiting the Amalgamation (unless the failure to complete the Amalgamation by that date is due to a breach by the party seeking to terminate the Amalgamation Agreement);

  •
  the Amalgamation has not been consummated by the later of (i) March 31, 2010; (ii) if, on the date in clause (i), all conditions have been satisfied other than obtaining the requisite anti-trust approvals, 90 days following such date; and (iii) if, on the date in clause (ii), all conditions have been satisfied other than anti-trust approval under the Indian Regulation, the last day of the applicable waiting period under the Indian Regulation as determined in good faith by AerCap and Genesis after consultation with their respective legal counsel (the "Outside Date") (unless the failure to complete the Amalgamation by the Outside Date is due to a breach by the party seeking to terminate the Amalgamation Agreement);

  •
  the other party has breached a covenant, agreement, representation or warranty that would preclude the satisfaction of certain closing conditions and such breach is not remedied in the 30 days following written notice to the breaching party or by its nature is not capable of being so remedied; provided that the terminating party is not in material breach of the Amalgamation Agreement; or

  •
  the required Genesis vote is not obtained at the Genesis Special General Meeting or any adjournment or postponement thereof at which the applicable vote was taken.

        In addition to the foregoing, the Amalgamation Agreement may be terminated, at any time prior to the Effective Time, by Genesis if it has delivered notice of a Superior Proposal to AerCap pursuant to the Amalgamation Agreement and the notice period as set forth in the Amalgamation Agreement has lapsed, provided that no such termination by Genesis shall be effective until the termination fee of $9 million is paid to AerCap, if any of the following occurs:

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  Genesis' board of directors has (1) changed its recommendation in favor of the Amalgamation to its shareholders (which right to terminate expires ten business days following the date of such change in recommendation) or (2) failed to (x) call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the required Genesis vote or (y) include the Genesis recommendation in this proxy statement/prospectus, in each case in accordance with the terms of the Amalgamation Agreement;

  •
  the total number of dissenting shares exceeds 22.5% of the issued and outstanding Genesis Common Shares as of the business day immediately following the last day on which the holders of Genesis Common Shares can require appraisal of their Genesis Common Shares pursuant to Bermuda law (which right to terminate expires five business days after such last day); or

  •
  any tender offer or exchange offer is commenced by any other person with respect to the outstanding Genesis Common Shares prior to the required Genesis vote, and the Genesis board of directors fails to recommend that Genesis' shareholders reject such offer within ten business days after commencement of such offer, unless Genesis has issued a press release that expressly reaffirms the Genesis board of directors' recommendation within such ten business day period.

  Effects of Termination; Remedies

        If the Amalgamation Agreement is terminated as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement—Termination beginning on page 103, the Amalgamation Agreement will become void, and there will be no liability or obligation of any party or its officers and directors under the Amalgamation Agreement, except as to certain limited provisions relating to confidentiality, payment of the termination fee (if applicable), payment of fees and expenses, and certain miscellaneous provisions, each of which will survive the termination of the Amalgamation Agreement, and except that no party will be released from any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in the Amalgamation Agreement. For purposes of the Amalgamation Agreement, "willful and material breach" means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of the Amalgamation Agreement.

        Under the circumstances listed below, a termination fee of $9 million (the "termination fee") is payable by Genesis to AerCap. Specifically, if either of the parties terminates the Amalgamation Agreement:

  •
  for failure to complete the Amalgamation prior to the Outside Date and, at any time after the date of the Amalgamation Agreement and prior to the Outside Date, an Acquisition Proposal for Genesis is publicly announced (and not withdrawn), and within twelve months following the date of such termination, Genesis or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Transaction with any person (other than AerCap), then Genesis will pay to AerCap, upon the earlier of the date of such execution or such consummation, the termination fee; and

  •
  for failure of the required Genesis vote to have been obtained upon a vote taken thereon at the Genesis Special General Meeting or any adjournment or postponement thereof at which the applicable vote was taken, and, at any time after the date of the Amalgamation Agreement and prior to the date of the Genesis Special General Meeting, an Acquisition Proposal for Genesis will have been publicly announced (and not withdrawn), and within twelve months following the date of such termination, Genesis or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Transaction with any person (other than AerCap), then Genesis will pay to AerCap, upon the earlier of the date of such execution or such consummation, the termination fee.

        In addition to the foregoing, if AerCap terminates the Amalgamation Agreement because:

  •
  Genesis' board of directors has (1) changed its recommendation to its shareholders (unless such change has occurred due to a development applicable to AerCap, its business, or securities that the Genesis directors determine is sufficiently material and adverse so as to warrant such change) or (2) failed to (x) convene a meeting of its shareholders for the purpose of obtaining the required Genesis vote or (y) include the Genesis recommendation in this proxy statement/prospectus, in each case in accordance with the terms of the Amalgamation Agreement, then Genesis will pay to AerCap, as promptly as reasonably practicable (and, in any event, within two business days) following such termination, the termination fee;

  •
  the Genesis board of directors failed to recommend that Genesis' shareholders reject a tender offer or an exchange offer within ten business days after commencement of such offer (and Genesis has failed to issue a press release that expressly reaffirms the Genesis board of directors' recommendation within such ten business day period), then Genesis will pay to AerCap, as promptly as reasonably practicable (and, in any event, within two business days) following such termination, the termination fee; and

  •
  Genesis has breached a covenant, agreement, representation or warranty that would preclude the satisfaction of certain closing conditions and such breach is not remedied in the 30 days following written notice to the breaching party or is not capable by its nature of being so remedied, and at any time after the date of the Amalgamation Agreement and prior to the breach giving rise to AerCap's right to terminate, an Acquisition Proposal for Genesis is been publicly announced (and not withdrawn), and within twelve months following the date of such termination, Genesis or any of its subsidiaries enters into a definitive agreement or consummates an Acquisition Transaction with any person (other than AerCap), then Genesis will pay to AerCap, upon the earlier of the date of such execution or such consummation, the termination fee.

        Finally, if Genesis terminates the Amalgamation Agreement because it has delivered notice of a Superior Proposal to AerCap pursuant to the Amalgamation Agreement and the Notice Period has lapsed, then Genesis will pay to AerCap, on the date of such termination, the termination fee.

Amendments and Waivers Under the Amalgamation Agreement

Amendments

        The Amalgamation Agreement may be amended in writing by the parties, by action taken or authorized by their respective boards of directors, at any time before or after the approval of matters presented in connection with the Amalgamation by the Genesis shareholders. Following such approval, however, no amendment may be made that by law would require further approval of Genesis shareholders, without obtaining such further approval.

 Waiver

        To the extent legally permissible, the parties may, at any time before the Effective Time, do any of the following:

  •
  extend the time of performance of any of the obligations or other acts of the other party;

  •
  waive any inaccuracies in the representations and warranties contained in the Amalgamation Agreement or in any document delivered pursuant thereto; or

  •
  waive compliance with any of the agreements or conditions contained in the Amalgamation Agreement.

        Any extension or waiver will be valid only if set forth in writing and signed by the party granting the waiver.

Governing Law

        The Amalgamation Agreement is governed in all respects by the laws of the State of New York, provided that the Amalgamation is also governed by Bermuda law to the extent provisions of the Companies Act apply. The parties have agreed and submitted to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, for the purposes of any litigation or other proceeding arising out of or relating to the Amalgamation Agreement or any transaction contemplated thereby.

REGULATORY MATTERS

        Subject to the terms and conditions of the Amalgamation Agreement, AerCap and Genesis have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Amalgamation Agreement and applicable laws to close the Amalgamation and the other transactions contemplated by the Amalgamation Agreement as promptly as practicable after the date of the Amalgamation Agreement, as discussed in The Amalgamation Agreement—Agreements to Use Commercially Reasonable Efforts beginning on page 95.

        Notwithstanding the foregoing, none of AerCap, Genesis or their respective subsidiaries may consent to or take any action without the prior written consent of the other parties for the purpose of obtaining a required regulatory approval, nor will either party be required to consent or agree to any restriction or limitation in order to obtain a required regulatory approval if such action would be effective before the Effective Time or would, after the Effective Time, not be immaterial to the Amalgamated Company.

        Antitrust Matters in the United States.    A notification under the HSR Act in connection with the Amalgamation was filed on September 29, 2009. The obligation of each party to effect the Amalgamation is subject to expiration of the applicable waiting period, which occurred on October 28, 2009. Notwithstanding termination of the waiting period under the HSR Act, competent U.S. antitrust authorities could take any action under the antitrust laws as they deem necessary in the public interest. In addition, certain private parties, as well as state attorneys general and other antitrust authorities, could challenge the transaction under antitrust laws in certain circumstances.

        Competition Control Clearances Outside of the United States.    Merger control and regulatory notifications to, and merger control clearances in Germany and Turkey are also required in connection with the Amalgamation. The obligation of each party to effect the Amalgamation is subject to clearance by the competent competition authorities in Germany and Turkey. Clearance was received from the German and Turkish competition law authorities on October 9, 2009 and November 19, 2009, respectively. In addition, competition and regulatory notification to, and competition clearance from, the Competition Commission of India may be required in the event that any applicable merger control regulations under Indian law applicable to the Amalgamation are enacted and in effect prior to the consummation of the Amalgamation. In the event any such applicable Indian merger control regulations are enacted prior to the consummation of the Amalgamation, the obligation of each party to consummate the Amalgamation also would be subject to receipt of merger control clearance as applicable under Indian law.

        Other than the notifications described above, neither AerCap nor Genesis is aware of any material governmental or regulatory notifications or approvals required to be made or obtained, or waiting periods required to expire after the making of a filing. If the parties discover that other notifications or approvals and/or waiting periods are necessary, they will seek to make or obtain or comply with them, although there can be no assurance that they will be made or obtained or complied with or that any required regulatory approvals will be granted on a timely basis or, if granted will not include terms, conditions or restrictions that are adverse to AerCap or to Genesis or the Amalgamated Company or that would cause one or both of them to abandon the Amalgamation, if permitted by the terms of the Amalgamation Agreement.

THE GENESIS SPECIAL GENERAL MEETING

        This proxy statement/prospectus is being provided to the Genesis shareholders in connection with the solicitation of proxies by Genesis' board of directors to be voted at the Genesis Special General Meeting and any adjournment thereof.

  Date, Time and Place

        The Genesis Special General Meeting will be held on March 23, 2010, at 11:00 a.m., Irish Time, at 4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland.

  Purposes of the Genesis Special General Meeting

        At the Genesis Special General Meeting, Genesis shareholders will be asked to consider and vote on the following proposals, to:

  •
  adopt the Amalgamation Agreement and approve the Amalgamation;

  •
  approve an adjournment in respect of the Genesis Special General Meeting for the solicitation of additional proxies in favor of the above proposal, if necessary; and

  •
  transact such other further business, if any, as may lawfully be brought before the meeting.

        Genesis' board of directors has adopted the Amalgamation Agreement and authorized and approved the Amalgamation of Genesis with AerCap International upon the terms and subject to the conditions set forth in the Amalgamation Agreement and deems it fair, advisable and in the best interests of Genesis to enter into the Amalgamation Agreement and to consummate the Amalgamation and the other transactions contemplated thereby. Genesis' board of directors recommends that Genesis shareholders vote "FOR" each of the items above.

  Record Date and Shares Entitled to Vote

        Shareholders of record, as shown on Genesis' register of members, at the close of business on February 5, 2010 will be entitled to vote at the Genesis Special General Meeting or any adjournment or postponement thereof. Because all Genesis Common Shares are held in the form of Genesis ADSs, the Depositary's nominee is the only shareholder of record of Genesis Common Shares. Holders of record of Genesis ADSs, as shown on the books of the Depositary, at the close of business on the Genesis record date will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to their Genesis Common Shares. Voting instructions must be received on or before March [    •    ], 2010 at 11:59 p.m. (New York City time). As of February [    •    ], 2010, there were issued and outstanding 34,346,596 Genesis Common Shares, represented by 34,346,596 ADSs outstanding on that date. Holders of Genesis ADSs are entitled to one vote for each Genesis ADS held.

  How to Vote Your Genesis Shares

        If you are a holder of record of Genesis ADSs, meaning that your Genesis ADSs are evidenced by Genesis ADRs or book entries in your name so that you appear as a Genesis ADS holder in the register maintained by the Depositary, you will receive a voting card from the Depositary with instructions on how to instruct the Depositary to vote the Genesis Common Shares represented by your Genesis ADSs. Voting instructions must be received on or before March [    •    ], 2010 at 11:59 p.m. (New York City time).

        If you hold Genesis ADSs through a bank, broker or other nominee, you may receive from that institution a voting instruction form with this proxy statement/prospectus that you may use to instruct them how to vote your Genesis ADSs. You may direct how your Genesis ADSs are to be voted by completing, signing and returning the voting instruction form in the envelope provided. If banks, brokers or other nominees have arranged for Internet or telephonic instructions regarding how Genesis ADSs are to be voted, you can refer to the instructions for using those services on the voting instruction form.

        Genesis has requested that brokerage and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of its Genesis Common Shares, and it will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

  How to Change Your Vote

        You may change your vote at any time before the voting deadline of 11:59 p.m. (New York City time) on March [    •    ], 2010. If you are a registered Genesis ADS holder, you may change your vote by following the instructions on your voting instruction card to vote again. Registered holders who need another copy of their voting instruction card may call Innisfree M&A Incorporated at 877-687-1871 (toll-free from the U.S. and Canada) or 412-232-3565 (from other locations). If you hold your Genesis ADSs in street name and wish to change your vote, you should follow the instructions of your bank, broker or other nominee.

  Quorum; Abstentions and Broker Non-Votes

        The quorum required at the Genesis Special General Meeting is two or more persons present in person at the start of the meeting and representing in person or by proxy more than 50% of the issued and outstanding Genesis Common Shares.

        Abstentions will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Genesis Special General Meeting. Therefore, abstentions will have no effect on the outcome of any proposal.

  Required Vote

        The affirmative vote of a majority of the votes cast on the proposal at the Genesis Special General Meeting will be required to approve and adopt the Amalgamation Agreement and approve the Amalgamation. The affirmative vote of a majority of the votes cast at the Genesis Special General Meeting, at which a quorum is present in accordance with Genesis' bye-laws, is required to approve the proposal regarding an adjournment proposal.

PROPOSALS TO BE SUBMITTED TO GENESIS SHAREHOLDERS; VOTING
REQUIREMENTS AND RECOMMENDATIONS

Proposal 1: Adoption of the Amalgamation Agreement and Approval of the Amalgamation

        At a meeting held on September 17, 2009, Genesis' board of directors adopted by vote, subject to the approval of Genesis shareholders, a resolution to approve and adopt the Amalgamation Agreement and approve the Amalgamation of Genesis with AerCap International, a wholly-owned subsidiary of AerCap. Pursuant to the Amalgamation Agreement, Genesis shareholders (excluding holders of any shares as to which appraisal rights have been exercised pursuant to Bermuda law), as consideration for the exchange of each Genesis Common Share in the Amalgamation, will receive one AerCap Common Share.

        The Amalgamation cannot be completed unless Genesis shareholders approve and adopt the Amalgamation Agreement and approve the Amalgamation. The approval by Genesis shareholders of this proposal for the adoption of the Amalgamation Agreement and approval of the Amalgamation is a condition to the Amalgamation Agreement. Either AerCap or Genesis may elect to terminate the Amalgamation Agreement if such approval is not received at the Genesis Special General Meeting, as further described under The Amalgamation Agreement—Termination of the Amalgamation Agreement beginning on page 103.

        The affirmative vote of a majority of the votes cast on this proposal at the Genesis Special General Meeting is required to approve and adopt the Amalgamation Agreement and approve the Amalgamation. The Amalgamation cannot be completed unless Genesis shareholders approve and adopt the Amalgamation Agreement and approve the Amalgamation.

Genesis' board of directors recommends a vote "FOR" this proposal 1.

Proposal 2: Adjournment Proposal

        Genesis shareholders are being asked to consider and vote on a proposal to adjourn or postpone the Genesis Special General Meeting, at which a quorum is present in accordance with Genesis' bye-laws, in the discretion of the persons named as proxies, to solicit additional proxies if necessary.

        The affirmative vote of a majority of the votes cast at the Genesis Special General Meeting, at which a quorum is present in accordance with Genesis' bye-laws, is required to approve this proposal regarding an adjournment proposal.

Genesis' board of directors recommends a vote "FOR" this proposal 2.

BENEFICIAL OWNERSHIP OF GENESIS SHARES

        The following table sets forth certain information regarding the beneficial ownership of the Genesis Common Shares as of February 1, 2010 by: (1) each person known by Genesis to be a beneficial owner of more than 5% of Genesis Common Shares; (2) each of Genesis' directors and executive officers; and (3) all of the directors and executive officers as a group.

	Genesis Common Shares beneficially owned
Name	Number	Percent
GE Capital Equity Investments, Inc.	3,967,500	11.6%
Rivanna Capital, LLC(1)	1,821,753	5.3%
John McMahon	43,767	*
Alan Jenkins	22,886	*
Cian Dooley	14,261	*
Paul T. Dacier	2,609	*
Michael Gradon	2,609	*
Niall Greene	2,609	*
Brian Hayden	2,609	*
David C. Hurley	2,609	*
Declan McSweeney	2,609	*
Andrew Wallace	2,609	*

Total Directors and Executive Officers	99,177	*

*
Less than 1% of the outstanding Genesis Common Shares.

(1)
Information obtained solely by reference to the Schedule 13G filed with the SEC on February 5, 2009 by Rivanna Capital, LLC and certain of its affiliates.

TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

        The following discussion is a summary of material U.S. federal income tax consequences of (i) the Amalgamation and (ii) holding and disposing of AerCap Common Shares received pursuant to the Amalgamation, in each case to Genesis shareholders that are U.S. Holders (as defined below). This summary is based on the Code, existing and proposed Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the "IRS") and judicial decisions, all as currently in effect, and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities can apply on a retroactive basis in some circumstances, possibly in a manner that affects the discussion of U.S. federal income tax consequences below.

        This summary is intended for general information purposes, and, except as expressly set forth below, only addresses material U.S. federal income tax consequences applicable to U.S. Holders that hold their Genesis Common Shares as capital assets within the meaning of Code Section 1221. This summary does not address holders of Genesis Restricted Shares, Genesis Share Options or any holders that received their Genesis Common Shares in connection with the performance of services. This summary does not purport to address all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of a U.S. Holder, including those U.S. Holders who are subject to special tax rules (including, for example, holders that beneficially hold five percent or more of the Genesis Common Shares or, immediately after the Amalgamation, five percent or more of AerCap Common Shares, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders whose functional currency is not the U.S. dollar, and holders who hold their shares as part of a hedge, straddle, constructive sale or conversion transaction). This summary does not discuss any tax consequences that may arise under the alternative minimum tax or under state, local or foreign tax laws, and does not describe any aspect of U.S. federal tax law other than income taxation.

        Holders of Genesis Common Shares that may be subject to taxes other than U.S. federal income taxes should consult their own tax advisors regarding the imposition of any such taxes as a result of the Amalgamation.

        As used in this discussion, a "U.S. Holder" is any Genesis shareholder that is (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        Genesis and AerCap intend the Amalgamation to qualify as a reorganization within the meaning of Section 368(a) of the Code and each has covenanted not to take any action that would prevent the Amalgamation from qualifying as a reorganization. It is a condition to Genesis' obligation to complete the Amalgamation that Genesis receive a written opinion of its counsel, Weil Gotshal, to the effect that (1) the Amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (2) each of Genesis and AerCap will be a party to that reorganization within the meaning of Section 368(b) of the Code; and (3) AerCap will be treated, in respect of any shareholder who will own after the Amalgamation less than five percent of the issued AerCap Common Shares (as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Amalgamation. In rendering this opinion, Weil Gotshal will require and rely upon representations contained in certificates to be received from Genesis and AerCap as well as the opinion issued by Bermuda counsel, Conyers, Dill and Pearman. If the certificates or the Bermuda opinion are inaccurate or incorrect, the tax conclusions reached in the opinion could be inaccurate or incorrect. In addition, the conclusions will be subject to certain qualifications, assumptions and limitations as set forth in the tax opinion.

        In connection with the effectiveness of the registration statement in which this proxy statement/prospectus is included, Genesis has received the legal opinion of Weil Gotshal, filed as Exhibit 8.2 to the same effect as the opinion described above in the preceding paragraph, which is subject to the qualifications, assumptions and limitations contained therein.

        Weil Gotshal's opinions described above in the preceding two paragraphs are not binding on the IRS. Neither Genesis nor AerCap intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the Amalgamation. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below or in either opinion. In addition, if any of the representations or assumptions upon which the opinion is based is inconsistent with the actual facts, the U.S. federal income tax consequences of the Amalgamation could be adversely affected.

  Consequences of the Amalgamation to U.S. Holders of Genesis Common Shares

        Milbank has provided its opinion, filed as Exhibit 8.1 to the registration statement in which this proxy statement/prospectus is included, that, subject to the qualifications, assumptions and limitations therein, the following discussion under the headings—Material U.S. Federal Income Tax Considerations—Consequences of the Amalgamation to U.S. Holders of Genesis Common Shares and Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders of Holding AerCap Common Shares, represents the opinion of Milbank to the extent it constitutes matters of United States law or legal conclusions with respect thereto.

        Based on the opinion of Weil Gotshal that the Amalgamation will qualify as a reorganization within the meaning of Section 368(a) of the Code, the consequences of the Amalgamation to the U.S. Holders of Genesis Common Shares are as follows. Except as described below under—U.S. Holders of Genesis Common Shares That Have Not Made an Election to Treat Genesis as a Qualifying Electing Fund, a U.S. Holder of Genesis Common Shares will not recognize any gain or loss in connection with the exchange of such shares for AerCap Common Shares pursuant to the Amalgamation. A U.S. Holder's aggregate tax basis in the AerCap Common Shares received pursuant to the Amalgamation will equal the holder's aggregate tax basis in its Genesis Common Shares surrendered in the Amalgamation. A U.S. Holder's holding period for the AerCap Common Shares received pursuant to the Amalgamation will include the period(s) during which such holder held its Genesis Common Shares.

  U.S. Holders of Genesis Common Shares That Have Not Made an Election to Treat Genesis as a Qualifying Electing Fund

        Pursuant to proposed Treasury regulations, if AerCap is not a "passive foreign investment company" ("PFIC") within the meaning of Section 1297 of the Code for the taxable year that includes the date on which the Amalgamation occurs, a direct or indirect U.S. Holder of Genesis Common Shares that did not make a timely election with respect to those shares to treat Genesis as a "qualified electing fund" ("QEF") pursuant to Section 1295 of the Code effective from the start of the U.S. Holder's holding period for such Genesis Common Shares will recognize a gain but not a loss as a result of the Amalgamation. The gain will be equal to the difference, if any, between the fair market value of the AerCap Common Shares received and the U.S. Holders basis in the Genesis Common Shares surrendered in the Amalgamation. Such gain would be treated as gain from the disposition of a PFIC and would be subject to special rules and interest charges described in Section 1291 of the Code and summarized below under the heading —Consequences to U.S. Holders of Holding AerCap Common Shares—Potential Application of Passive Foreign Investment Company Provisions. A U.S. Holder of Genesis Common Shares that is subject to the rule described immediately above would have an aggregate tax basis in the AerCap Common Shares received pursuant to the Amalgamation equal to the fair market value of those shares and the U.S. Holder's holding period for those AerCap Common Shares will begin on the date following the close of the Amalgamation. U.S. Holders must report gain from the disposition of a PFIC on IRS form 8621.

        If AerCap is a PFIC for the taxable year that includes the date on which the Amalgamation occurs, generally, a U.S. Holder of Genesis Common Shares that did not make a timely election with respect to those shares to treat Genesis as a QEF and that does not properly exercise their appraisal rights, will not recognize a gain or a loss as a result of the Amalgamation on the exchange of Genesis Common Shares for AerCap Common Shares.

  U.S. Holders of Genesis Common Shares that Properly Exercise Their Appraisal Rights

        A U.S. Holder of Genesis Common Shares that properly exercises its appraisal rights and that has made a QEF election will recognize gain or loss on the sale or exchange of Genesis Common Shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if Genesis Common Shares sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder's adjusted tax basis in the Genesis Common Shares determined in U.S. dollars. Such gain or loss will be a capital gain or loss and will be a long-term gain or loss if the Genesis Common Shares have been held for more than one year. With respect to sales occurring in taxable years commencing before January 1, 2011, the maximum long-term capital gain tax rate for an individual U.S. Holder is 15%. For sales beginning in taxable years after December 31, 2010, under current law the long-term capital gain rate for an individual U.S. Holder is 20%. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

        A U.S. Holder of Genesis Common Shares that properly exercises its appraisal rights and that has not made a QEF election will be subject to additional tax and an interest charge on gains realized on the disposition of such shares. To compute the tax on any gain, (1) the gain is allocated ratably over the U.S. Holder's holding period, (2) the amount allocated to the current tax year are taxed as ordinary income in the current tax year, and (3) the amount allocated to each previous tax year is taxed at the highest applicable marginal rate in effect for that year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax. A U.S. Holder that properly exercises its appraisal rights and that has not made a QEF election and that realizes a loss will recognize such loss as a result of receiving cash in lieu of AerCap Common Shares.

  Consequences to U.S. Holders of Holding AerCap Common Shares

  Cash Dividends and Other Distributions

        As described above under The Amalgamation—Dividends and Distributions, it is AerCap's general policy to not pay dividends. However, if AerCap does pay dividends on the AerCap Common Shares, a U.S. Holder of AerCap Common Shares will be required to treat pro rata cash distributions received with respect to such AerCap Common Shares (including any amounts withheld pursuant to Netherlands tax law) as dividend income to the extent of AerCap's current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess treated as a non-taxable return of capital to the extent of the holder's adjusted tax basis in the AerCap Common Shares and, thereafter, as capital gain, subject to the PFIC rules discussed below. Dividends paid to a U.S. Holder that is a corporation are not eligible for the dividends received deduction available to corporations. Current tax law provides for a maximum 15% U.S. tax rate on the dividend income of an individual U.S. Holder with respect to dividends paid by a domestic corporation or "qualified foreign corporation" if certain holding period requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty. The AerCap Common Shares are expected to be readily traded on the New York Stock Exchange. As a result, assuming AerCap is not treated as a PFIC, AerCap should be treated as a qualified foreign corporation with respect to dividends paid on AerCap Common Shares and, therefore, dividends paid to an individual U.S. Holder with respect to AerCap Common Shares for which the requisite holding period is satisfied should be taxed at a maximum federal tax rate of 15%. The maximum 15% federal tax rate is scheduled to expire for taxable years commencing after December 31, 2010.

        Distributions to U.S. Holders of additional AerCap Common Shares or preemptive rights with respect to AerCap Common Shares that are made as part of a pro rata distribution to all of AerCap's shareholders generally will not be subject to U.S. federal income tax, but in other circumstances may constitute a taxable dividend.

        Distributions paid in a currency other than U.S. dollars will be included in a U.S. Holder's gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder will not be required to recognize foreign currency gain or loss in respect of the dividend income.

        If U.S. Holders hold at least half of AerCap's shares, a percentage of AerCap's income equal to the proportion of AerCap's income that it receives from U.S. sources may be U.S. source income for the U.S. Holders of AerCap Common Shares for foreign tax credit limitation purposes.

        Subject to applicable limitations that may vary depending upon the circumstances, foreign taxes withheld from dividends on AerCap Common Shares, to the extent the taxes do not exceed those taxes that would have been withheld had the holder been eligible for and actually claimed the benefits of any reduction in such taxes under applicable law or tax treaty, will be creditable against the U.S. Holder's federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex and, therefore, Genesis shareholders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances. Instead of claiming a credit, a U.S. Holder may, at its election, deduct such otherwise creditable foreign taxes in computing its taxable income, subject to generally applicable limitations under U.S. law.

        For a description of the tax consequences if AerCap is a PFIC, please refer to the discussion under the heading Potential Application of Passive Foreign Investment Company Provisions.

  Sale or Disposition of AerCap Common Shares

        A U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of AerCap Common Shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if AerCap Common Shares sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder's adjusted tax basis in the AerCap Common Shares determined in U.S. dollars. Assuming that AerCap is not a PFIC and has not been treated as a PFIC during a U.S. Holder's holding period, such gain or loss will be a capital gain or loss and will be a long-term gain or loss if the AerCap Common Shares have been held for more than one year. With respect to sales occurring in taxable years commencing before January 1, 2011, the maximum long-term capital gain tax rate for an individual U.S. Holder is 15%. For sales beginning in taxable years after December 31, 2010, under current law the long-term capital gain rate for an individual U.S. Holder is 20%. The deductibility of capital losses is subject to limitations. A capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

        For a description of the tax consequences if AerCap is a PFIC, please refer to the discussion under the heading Potential Application of Passive Foreign Investment Company Provisions.

  Potential Application of Passive Foreign Investment Company Provisions

        AerCap's PFIC Status

        Although it has not yet made any determination, AerCap does not expect to be classified as PFIC for the year ended December 31, 2009. Furthermore, AerCap will not be able to determine whether it should be classified as a PFIC for the year ending December 31, 2010 until the end of the year. AerCap would be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either (1) at least 75% of its gross income is "passive income" or (2) at least 50% of the average value of its gross assets is attributable to assets that produce "passive income" or are held for the production of "passive income." Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities, foreign currency and securities transactions. Certain exceptions are provided, however, for rental income derived in the active conduct of a business.

        AerCap's belief that it will not be classified as a PFIC for the year ended December 31, 2009 is based on (1) its financial statements and (2) its current plans, expectations and projections regarding the value and nature of its assets and the sources and nature of its income. However, the determination as to whether a foreign corporation is a PFIC is a complex determination that is based on all of the relevant facts and circumstances and depends on the classification of various assets and income under applicable rules. It is unclear how some of these rules apply to AerCap. Further, this determination must be tested annually at the end of the taxable year and, while AerCap intends to conduct its affairs in a manner that will reduce the likelihood of it becoming a PFIC, its circumstances may change or AerCap's business plan may result in it engaging in activities that could cause it to become a PFIC. Accordingly, there can be no assurance that AerCap will not be classified as a PFIC for the year ended December 31, 2009 or any future taxable year. Were AerCap to be or become a PFIC, U.S. Holders could be adversely affected.

        If AerCap is or becomes a PFIC in a taxable year in which AerCap pays a dividend or in the prior taxable year, the 15% dividend rate discussed above with respect to dividends paid to non-corporate holders would not apply.

        Excess Distribution Rules

        If AerCap is a PFIC, subject to the discussion of the QEF election below, a U.S. Holder of AerCap Common Shares will be subject to additional tax and an interest charge on "excess distributions" received with respect to the AerCap Common Shares or gains realized on the disposition of such shares. A U.S. Holder may realize gain on an AerCap Common Share not only through a sale or other disposition, but also by pledging the AerCap Common Share as security for a loan or entering into certain constructive disposition transactions. Such a U.S. Holder will have an excess distribution if distributions during any tax year exceed 125% of the average amount received during the three preceding tax years (or, if shorter, the U.S. Holder's holding period). To compute the tax on an excess distribution or any gain, (1) the excess distribution or gain is allocated ratably over the U.S. Holder's holding period, (2) the amount allocated to the current tax year and amounts allocated to any year before the first year in which AerCap is a PFIC are taxed as ordinary income in the current tax year, and (3) the amount allocated to each previous tax year (other than any year before the first year in which AerCap is a PFIC) is taxed at the highest applicable marginal rate in effect for that year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax. These rules effectively prevent a U.S. Holder from treating the gain realized on the disposition of an AerCap Common Share as capital gain.

        Mark-to-Market Election

        If AerCap Common Shares are "regularly traded" on a "qualified exchange," a U.S. Holder may make a mark-to-market election, which may mitigate the adverse tax consequences resulting from the company's PFIC status. The AerCap Common Shares will be treated as "regularly traded" in any calendar year during which more than a de minimis quantity of AerCap Common Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The New York Stock Exchange, on which the AerCap Common Shares are expected to be regularly traded, is a qualified exchange for U.S. federal income tax purposes. If a U.S. Holder makes the mark-to-market election, for each year in which AerCap is a PFIC the holder generally will include as ordinary income the excess, if any, of the fair market value of the AerCap Common Shares at the end of the taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the AerCap Common Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, its basis in the AerCap Common Shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of AerCap Common Shares, for which the mark-to-market election has been made, will generally be treated as ordinary income.

        QEF Election

        Alternatively, if AerCap becomes a PFIC in any year, a U.S. Holder of AerCap Common Shares may wish to avoid the adverse tax consequences resulting from PFIC status by making a QEF election with respect to AerCap shares in such year. If a U.S. Holder makes a QEF election, the holder will be required to include in gross income each year (1) as ordinary income, its pro rata share of AerCap's earnings and profits in excess of net capital gains and (2) as long-term capital gains, its pro rata share of AerCap's net long-term capital gains, in each case, whether or not cash distributions are actually made. The amounts recognized by a U.S. Holder making a QEF election generally are treated as income from sources outside the U.S. If, however, U.S. Holders hold at least half of AerCap's shares, a percentage of AerCap's income equal to the proportion of AerCap's income that it receives from U.S. sources will be U.S. source income for the U.S. Holders of AerCap Common Shares. Because a U.S. Holder of shares in a PFIC that makes a QEF election is taxed currently on its pro rata share of income, the amounts recognized will not be subject to tax when they are distributed to the U.S. Holder. An electing U.S. Holder's basis in the AerCap Common Shares will be increased by any amounts included in income currently as described above and decreased by any amounts not subjected to tax at the time of distribution.

        PFIC Shareholder Reporting Requirements

        If AerCap is or becomes a PFIC, a U.S. Holder would make a mark-to-market or a QEF election in respect of its AerCap shares by attaching a properly completed IRS Form 8621 in respect of such shares to the holder's timely filed U.S. federal income tax return. For any taxable year that AerCap determines that it is a PFIC, it will (1) provide notice of its status as a PFIC as soon as practicable following such taxable year and (2) comply with all reporting requirements necessary for U.S. Holders to make QEF elections, including providing to shareholders upon request the information necessary for such an election.

        Retroactive QEF Election

        Although a U.S. Holder normally is not permitted to make a retroactive QEF election, a retroactive QEF election may be made for a taxable year of the U.S. Holder (the "retroactive election year") if the U.S. Holder (1) reasonably believed that, as of the date the QEF election was due, the foreign corporation was not a PFIC for its taxable year that ended during the retroactive election year and (2) to the extent provided for in applicable Treasury regulations, filed a protective statement with respect to the foreign corporation, applicable to the retroactive election year, in which the U.S. Holder described the basis for its reasonable belief and extended the period of limitation on the assessment of taxes for all taxable years of the shareholder to which the protective statement applies. If required to be filed to preserve the U.S. Holder's ability to make a retroactive QEF election, the protective statement must be filed by the due date of the holder's return (including extensions) for the first taxable year to which the statement is to apply. U.S. Holders should consult their own tax advisors regarding the advisability of filing a protective statement.

        Special Rules for PFICs

        As discussed above, if AerCap is a PFIC, a U.S. Holder of AerCap Common Shares that makes a QEF election (including a proper retroactive QEF election) will be required to include in income currently its pro rata share of AerCap's earnings and profits whether or not AerCap actually distributes earnings. The use of earnings to fund reserves or pay down debt or to fund other investments could result in a U.S. Holder of AerCap Common Shares recognizing income in excess of amounts it actually receives. In addition, AerCap's income from an investment for U.S federal income tax purposes may exceed the amount it actually receives. If AerCap is a PFIC and a U.S. Holder makes a valid QEF election in respect of the AerCap Common Shares, such holder may be able to elect to defer payment, subject to an interest charge for the deferral period, of the tax on income recognized on account of the QEF election. U.S. Holders of Genesis Common Shares should consult their tax advisors about the advisability of making a QEF election, protective QEF election and deferred payment election.

        Special rules apply to determine the foreign tax credit with respect to withholding taxes imposed on distributions on shares in a PFIC. If a U.S. Holder owns AerCap Common Shares during any year in which AerCap is a PFIC, such U.S. Holder must file Internal Revenue Service Form 8621.

        Genesis Shareholders are urged to consult their tax advisors concerning the tax considerations relevant to an investment in a PFIC, including the availability and consequences of making the mark-to-market election and QEF election discussed above.

        Information Reporting and Backup Withholding

        When required, AerCap or its paying agent will report to the holders of AerCap Common Shares and the IRS amounts paid on or with respect to shares during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. Holder may be subject to backup withholding on dividends paid on AerCap Common Shares and proceeds from the sale of AerCap Common Shares at the applicable rate (which is currently 28%) if the U.S. Holder (1) fails to provide AerCap or its paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (2) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (3) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to AerCap or its paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder's U.S.

federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Certain Material Dutch Tax Consequences

        This section describes the principal tax considerations that will generally apply to holders of AerCap Common Shares under Dutch tax law, Dutch tax treaties, published case law, regulations and judicial interpretations thereof, in each case as in force and in effect as of the date hereof. This description is subject to changes in Dutch law including changes that could have retroactive effect. No assurance can be given that authorities or courts in the Netherlands, the Court of the European Economic Area/European Free Trade Association or the European Court of Justice will agree with the description below. Not every potential tax consequence of such investment under the laws of the Netherlands will be addressed and the description below should not be read as extending by implication to matters not specifically referred to herein. Each holder or prospective investor should therefore consult their own tax advisor with respect to the tax consequences in relation to the acquiring, owning, and disposing of AerCap Common Shares.

  Dutch taxation of resident shareholders

        The description of certain Dutch taxes set out in this section Dutch taxation of resident shareholders is only intended for the following investors:

  (1)
  individuals who are resident or deemed to be resident in the Netherlands and, with respect to personal income taxation, individuals who opt to be taxed as a resident of the Netherlands for purposes of Dutch taxation and who invest in AerCap Common Shares ("Dutch Individuals"), excluding individuals:

  (a)
  who derive benefits from AerCap Common Shares that are taxable as "benefits from miscellaneous activities" (resultaat uit overige werkzaamheden) which includes activities that exceed normal portfolio management and benefits derived from AerCap Common Shares that qualify as a so-called "lucrative investment";

  (b)
  for whom AerCap Common Shares or any payment connected therewith may constitute employment income; or

  (c)
  who have a substantial interest, or a deemed substantial interest, in AerCap; and

  (2)
  corporate entities (including associations and partnerships which are taxed as corporate entities) that are resident or deemed to be resident in the Netherlands for purposes of Dutch taxation and which invest in AerCap Common Shares ("Dutch Corporate Entities"), excluding:

  (a)
  corporate entities that are not subject to Dutch corporate income tax;

  (b)
  pension funds and other entities that are exempt from Dutch corporate income tax;

  (c)
  corporate entities that hold AerCap Common Shares, the benefits derived from which are exempt under the participation exemption (as laid down in the Dutch Corporate Income Tax Act 1969); and

  (d)
  investment institutions as defined in the Dutch Corporate Income Tax Act 1969.

        Generally, an individual who holds AerCap Common Shares will have a substantial interest if he or she holds, alone or together with his or her partner, whether directly or indirectly, the ownership of, or certain other rights relating to, shares representing 5% or more of the total issued and outstanding capital in AerCap (or the issued and outstanding capital of any class of shares), or rights to acquire shares, whether or not already issued, that represent at any time 5% or more of the total issued and outstanding capital in AerCap (or the issued and outstanding capital of any class of shares) or the ownership of certain profit participating certificates that relate to 5% or more of AerCap's annual profit and/or to 5% or more of its liquidation proceeds. A holder of AerCap Common Shares will also have a substantial interest in AerCap if certain relatives (including foster children) of that holder or of his or her partner have a substantial interest in AerCap. If a holder of AerCap Common Shares does not have a substantial interest a deemed substantial interest will be present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of by this holder, on a non-recognition basis.

  Personal and corporate income tax

  Dutch Individuals not engaged or deemed to be engaged in an enterprise.

        Generally, a Dutch Individual who holds AerCap Common Shares that are not attributable to an enterprise from which he or she derives profits as an entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder (a "Dutch Private Individual"), will be subject to a fictitious yield tax. Irrespective of the actual income or capital gains, the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under such regime including, as the case may be, AerCap Common Shares is set at a fixed percentage. This percentage is 4% of the average fair market value of these assets and liabilities at the beginning and at the end of every year (minus a tax-free amount as defined in Dutch Tax law). The tax rate applicable under the fictitious yield tax is 30%. The actual income or capital gain is not subject to Dutch personal income tax.

  Dutch Individuals engaged or deemed to be engaged in an enterprise and Dutch Corporate Entities.

        Any benefits derived or deemed to be derived from AerCap Common Shares (including any capital gains realized on the disposal thereof) that are attributable to an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder), are generally subject to personal income tax (the maximum rate for 2009 amounts to 52%) in his or her hands. Any benefits derived or deemed to be derived from AerCap Common Shares (including any capital gains realized on the disposal thereof) that are held by a Dutch Corporate Entity are generally subject to corporate income tax (the maximum rate for 2009 amounts to 25.5%) in its hands.

  Withholding tax

        Dividend distributions are subject to a withholding tax imposed by the Netherlands at a rate of 15%, unless reduced under a relevant tax treaty. The concept "dividend distribution" used in this section includes, but is not limited to:

  (1)
  distributions in cash or in-kind, deemed and constructive distributions, and (partial) repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

  (2)
  liquidation proceeds in excess of the qualifying average paid-in capital for Dutch dividend withholding tax purposes;

  (3)
  consideration for the redemption of AerCap Common Shares or, as a rule, consideration for the repurchase of AerCap Common Shares by AerCap (including a purchase by a direct or indirect subsidiary of AerCap) in excess of the qualifying average paid-in capital of these specific class of shares for Dutch dividend withholding tax purposes, unless such repurchase is made for temporary investment purposes or is exempt by law;

  (4)
  the par value of AerCap Common Shares issued to a holder of AerCap Common Shares or an increase of the par value of AerCap Common Shares (unless distributed out of qualifying paid-in capital for Dutch withholding tax purposes), to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made;

  (5)
  partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that AerCap has (cumulative) net profits, or can expect to derive such profits (anticipated profits) unless:

  (a)
  a general meeting of the AerCap shareholders has resolved in advance to make such repayment; and

  (b)
  prior to the repayment, the par value of AerCap Common Shares concerned has been reduced by an equal amount by way of an amendment of the articles of association.

        Dutch Individuals, excluding individuals who opt to be taxed as a resident of the Netherlands for purposes of Dutch taxation, and Dutch Corporate Entities can generally credit the withholding tax against their personal income tax or corporate income tax liability and are generally entitled to a refund of dividend withholding taxes exceeding their aggregate personal income tax or corporate income tax liability.

        With retroactive effect as from April 27, 2001, provisions against dividend stripping schemes were introduced in Dutch tax law. In the case of dividend stripping, dividend withholding tax cannot be credited or refunded. Dividend stripping is deemed to be present if the recipient of a dividend is not the beneficial owner thereof and is entitled to a larger reduction or refund of dividend withholding tax than the beneficial owner of the dividends. Under the dividend stripping provisions, a recipient of dividends will not be considered the beneficial owner thereof if as a consequence of a combination of transactions a person other than the recipient wholly or partly benefits from the dividends, whereby such person retains, whether directly or indirectly, an interest in the shares on which the dividends were paid comparable with his or her position in similar shares before such combination of transactions, including the sole acquisition of one or more dividend coupons and the establishment of short-term rights of enjoyment on AerCap Common Shares, while the transferor retains the beneficial ownership of AerCap Common Shares. The provisions apply to the transfer of AerCap Common Shares and dividend coupons and also to transactions that have been entered into in the anonymity of a regulated stock market.

        Currently AerCap may, with respect to certain dividends received from qualifying non-Netherlands subsidiaries, credit taxes withheld from those dividends against the Netherlands withholding tax imposed on certain qualifying dividends that are redistributed by AerCap, up to a maximum of the lesser of;

  •
  3% of the amount of the qualifying dividends redistributed by AerCap and

  •
  3% of the gross amount of certain qualifying dividends received by AerCap.

        The reduction is applied to the Dutch dividend withholding tax that AerCap must actually pay to the Dutch tax authorities and not to the Dutch dividend withholding tax that AerCap must withhold based on Dutch dividend withholding tax law and, if applicable, under a relevant tax treaty.

  Gift and inheritance taxes

        A liability to gift tax will arise in the Netherlands with respect to an acquisition of AerCap Common Shares by way of a gift by an individual who is resident in the Netherlands or a corporate entity that is established in the Netherlands. A liability to inheritance tax will arise in the Netherlands with respect to an acquisition or deemed acquisition of AerCap Common Shares by way of an inheritance or bequest on the death of an individual who is resident in the Netherlands.

        For purposes of Dutch gift and inheritance taxes, an individual who holds Dutch nationality will, inter alia, be deemed to be resident in the Netherlands if he or she has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his or her death. For purposes of Dutch gift tax, an individual not holding Dutch nationality will be deemed to be resident in the Netherlands if he or she has been resident in the Netherlands at any time during the 12 months preceding the date of the gift.

  Dutch taxation of non-resident shareholders

        This section describes certain Dutch tax consequences for a holder of AerCap Common Shares who is neither resident nor deemed to be resident in the Netherlands (a "Non-Resident Shareholder"). This section does not describe the tax consequences for Non-Resident Shareholders that hold AerCap Common Shares as a participation under the participation exemption as laid down in the Dutch Corporate Income Tax Act 1969.

        It is noted that a Non-Resident Shareholder will not become resident, or be deemed to become resident, in the Netherlands solely as a result of holding AerCap Common Shares, or of the performance, execution, delivery and/or enforcement of rights in respect of AerCap Common Shares.

  Taxes on income and capital gains

        A Non-Resident Shareholder will not be subject to any Dutch taxes on income or capital gains in respect of dividends AerCap distributes (other than withholding tax described below) or in respect of any gain realized on the disposal of AerCap Common Shares, provided that:

  (1)
  such Non-Resident Shareholder does not derive profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder which enterprise is, in whole or in part, carried on through a (deemed) permanent establishment or a permanent representative in the Netherlands, to which permanent establishment or permanent representative, as the case may be, AerCap Common Shares are attributable;

  (2)
  such Non-Resident Shareholder does not have a substantial interest or a deemed substantial interest in AerCap, or, if such holder does have such an interest, it forms part of the assets of an enterprise;

  (3)
  if such Non-Resident Shareholder is an individual, the benefits derived from the shares are not taxable in the hands of such holder as a benefit from miscellaneous activities in the Netherlands, which includes activities that exceed normal active portfolio management;

  (4)
  such Non-Resident Shareholder is not entitled to a share in the profits of an enterprise effectively managed in the Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise AerCap Common Shares or payments in respect of AerCap Common Shares are attributable;

  (5)
  such Non-Resident Shareholder does not carry out and has not carried out employment activities in the Netherlands, does not serve and has not served as a director or a board member of an entity resident in the Netherlands and does not serve and has not served as civil servant of a Dutch public entity with which the holding of or income derived from AerCap Common Shares is connected; and

  (6)
  if such Non-Resident Shareholder is an individual, he or she or she does not opt to be taxed as a resident of the Netherlands for purposes of Dutch taxation.

        See the section Dutch taxation of resident shareholders for a description of the circumstances under which a holder of AerCap Common Shares will have a substantial interest or may be deemed to have a substantial interest in AerCap. It is noted that both non-resident individuals and non-resident corporate entities can qualify as the holder of a substantial interest.

  Withholding tax

        Dividends distributions are generally subject to a withholding tax imposed by the Netherlands at a rate of 15%, unless reduced under the relevant tax treaty. Reference is made to the section —Dutch taxation of resident shareholders—Withholding tax for a description of the concept "dividend distributions."

        Entities that are resident in an EU Member State and that qualify for the application of the EU Parent—Subsidiary Directive are eligible for an exemption of dividend withholding tax, provided certain conditions are met (one of the conditions being that the parent company that is resident in the EU Member State must have a shareholding of at least 5%).

        If a holder of AerCap Common Shares, whether an individual or an entity, is resident in a country other than the Netherlands and if a treaty for the avoidance of double taxation with respect to taxes on income is in effect between the Netherlands and that country, and the holder is a qualifying resident for purposes of such treaty, such holder may, depending on the terms of that particular treaty, qualify for full or partial relief at source or for a refund (in whole or in part) of the Dutch dividend withholding tax.

        In the section Dutch taxation of resident shareholders—Withholding Tax, certain legislation is discussed that was introduced with retroactive effect from April 27, 2001. This legislation may also be applied to deny reduction or a refund of Dutch dividend withholding tax under double taxation conventions or the EU Parent-Subsidiary Directive.

        Currently AerCap may, with respect to certain dividends received from qualifying non-Netherlands subsidiaries, credit taxes withheld from those dividends against the Netherlands withholding tax imposed on certain qualifying dividends that are redistributed by AerCap, up to a maximum of the lesser of;

  •
  3% of the amount of the qualifying dividends redistributed by AerCap and

  •
  3% of the gross amount of certain qualifying dividends received by AerCap.

        The reduction is applied to the Dutch dividend withholding tax that AerCap must actually pay to the Dutch tax authorities and not to the Dutch dividend withholding tax that AerCap must withhold based on Dutch dividend withholding tax law and, if applicable, under a relevant tax treaty.

        Both the European Free Trade Association Court ("EFTA Court") as well as the European Court of Justice ("ECJ") issued judgments concerning outbound dividend payments to foreign shareholders. According to both courts, it could be in breach with the European principles of freedom of establishment or free movement of capital to treat outbound dividend payments less favorably than dividend payments to domestic shareholders. As of January 1, 2007, in general, dividend payments to certain qualifying corporate shareholders that are resident in EU Member States are treated the same as dividend payments to certain qualifying Dutch resident corporate shareholders. Dividend payments to corporate shareholders residing outside the European Union are in general still treated less favorably as opposed to dividend payments to certain qualifying Dutch resident corporate shareholders. The established ECJ and EFTA Court cases may have significant implications for certain non-EU resident shareholders that receive dividends that are subject to Dutch dividend withholding tax (i.e. the aforementioned different treatment may be a breach of the European free movement of capital).

        Although the free movement of capital generally also applies to capital movements to and from third countries, such as the U.S., it cannot be ruled out that the free movement of capital to and from third countries must be interpreted more stringent as compared with the free movement of capital within the EU. Furthermore, the free movement of capital to and from third countries is generally subject to a grandfathering provision (the so-called stand-still provision) in the EC Treaty (i.e. the restriction of the freedom of capital movements is allowed if this stand-still provision applies). However, based on established case law of the ECJ it may be held that this stand-still provision does not apply in the specific case of claiming a refund of Dutch dividend withholding tax by a shareholder who did not acquire AerCap Common Shares with a view to establishing or maintaining lasting and direct economic links between the shareholder and AerCap which would give the shareholder the possibility to participate effectively in the management of the company or in its control.

        The situations in which the imposition of Dutch dividend withholding tax may potentially violate EU law and in which, depending on the precise circumstances, a claim for a refund of Dutch dividend withholding tax could accordingly be made include the following:

  (1)
  Non-resident corporate shareholders with no Dutch business that could have invoked the participation exemption with respect to the dividends received in case they would have been resident in the Netherlands for tax purposes. In general, the participation exemption applies to shareholdings of at least 5% held by Dutch resident corporate shareholders. In case of corporate shareholders that are resident in the Netherlands, in effect no Dutch dividend withholding tax is due with respect to dividends paid upon shareholdings that qualify for the participation exemption in the hands of such shareholder.

  (2)
  Non-resident individual shareholders, if the shares do not belong to the assets of a business enterprise nor belong to a substantial interest. In case such an individual shareholder would have been resident in the Netherlands, the dividend income as such would not be subject to personal income tax. Instead, the individual would be taxed on a deemed income (fictitious yield tax), calculated at 4% of his or her net equity, whereas the Dutch dividend withholding tax withheld would have been credited in full against the tax due.

  (3)
  Non-resident corporate shareholders that, if they had been based in the Netherlands, would not have been subject to corporate income tax (such as a pension fund), or would have qualified as an investment institution/fund for the purposes of this tax, and that would, because of this, be eligible for a refund of dividend withholding tax withheld at their expense.

        An individual who is not resident or deemed to be resident in the Netherlands, but who has opted to be treated as a resident of the Netherlands may be eligible for relief from Dutch dividend withholding tax on the same conditions as an individual Non-Resident Shareholder.

  Gift and inheritance taxes

        No liability for gift or inheritance taxes will arise in the Netherlands with respect to the transfer of AerCap Common Shares by way of a gift by, or on the death of, a Non-Resident Shareholder, unless:

  (1)
  such Non-Resident Shareholder at the time of the gift has or at the time of his or her death had an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which permanent establishment or permanent representative, as the case may be, AerCap Common Shares are or were attributable; or

  (2)
  in the case of a gift of AerCap Common Shares by an individual who at the time of the gift was a Non-Resident Shareholder, such individual dies within 180 days after the date of the gift while (at the time of his or her death) being resident or deemed to be resident in the Netherlands.

        For purposes of Dutch gift and inheritance tax, an individual who holds Dutch nationality will, inter alia, be deemed to be resident in the Netherlands if he or she has been resident in the

Netherlands at any time during the ten years preceding the date of the gift or his or her death. For purposes of Dutch gift tax, an individual not holding Dutch nationality will be deemed to be resident in the Netherlands if he or she has been resident in the Netherlands at any time during the 12 months preceding the date of the gift.

        Furthermore, in exceptional circumstances the deceased or the donor will be deemed to be a resident in the Netherlands for purposes of Dutch gift and inheritance taxes if the heirs jointly, or the recipient of the gift, as the case may be, elect the deceased or the donor, as the case may be, to be treated as a resident of the Netherlands for purposes of Dutch gift and inheritance taxes.

  Other taxes and duties

        No Dutch capital contribution tax, registration tax, transfer tax, stamp duty or any other similar documentary tax or duty will be payable in the Netherlands by the investors in respect of or in connection with the subscription, issue, placement, allotment or delivery of AerCap Common Shares.

  Value added tax

        No Dutch value added tax will arise in respect of payments in consideration for the acquisition or the disposition of AerCap Common Shares, or in respect of payments by AerCap under AerCap Common Shares.

COMPARISON OF SHAREHOLDERS' RIGHTS

        The following is a summary of the material differences between the current rights of AerCap shareholders and the current rights of Genesis shareholders. AerCap is a company organized under the laws of the Netherlands and is governed by Netherlands law. As AerCap is a Netherlands company, the rights of the Genesis shareholders who become AerCap shareholders pursuant to the Amalgamation will be governed by Netherlands law and by the articles of association of AerCap, as may be amended from time to time in accordance with their terms.

        The following discussion of the material differences between the rights of AerCap Common Shares and Genesis Common Shares is only a summary and does not purport to be a complete description of these differences.

Share Capital

        As of February 1, 2010, AerCap had an authorized share capital of €2,000,000 consisting of 200,000,000 authorized AerCap Common Shares. As of February 1, 2010, AerCap's issued and outstanding share capital consisted of 85,036,957 AerCap Common Shares. In addition, as of February 1, 2010, AerCap has granted warrants and options convertible into 3,200,000 AerCap Common Shares and zero (0) unvested restricted shares. Upon the exercise of all of AerCap's outstanding warrants and options and the vesting of all of AerCap's outstanding unvested restricted shares, there would be 88,236,957 issued and outstanding AerCap Common Shares. As of February 1, 2010, of the 85,036,957 AerCap Common Shares issued and outstanding, 50,380,977 AerCap Common Shares are publicly traded on the NYSE. The remainder of issued and outstanding AerCap Common Shares are held by Cerberus and AerCap management. The AerCap Common Shares held by Cerberus are not registered and the AerCap Common Shares held by AerCap management are registered, but bear a restrictive legend.

        As of February 1, 2010, Genesis had an authorized share capital of $500,000 divided into 500,000,000 authorized Genesis Common Shares, par value of $0.001 per share. As of February 1, 2010, Genesis' outstanding share capital consisted of 34,346,596 Genesis Common Shares, par value $0.001 per share. In addition, as of February 1, 2010, Genesis has granted Genesis Share Options convertible into 299,754 Genesis Common Shares and has no unvested Genesis Restricted Shares outstanding. Upon the exercise of all of Genesis' Share Options and the vesting of all of Genesis' Share Options, there would be 34,646,350 issued and outstanding Genesis Common Shares. All Genesis Common Shares are held in the form of Genesis ADSs. Each Genesis ADS represents one Genesis Common Share. Genesis ADSs trade on the NYSE.

        Assuming the consummation of the Amalgamation on February 1, 2010, as of such date, AerCap would have had (i) an authorized share capital of 200,000,000 authorized ordinary shares, par value €0.01 per share, and (ii) issued and outstanding share capital equal to the sum of the total issued and outstanding share capital of AerCap and Genesis as of such date, or 119,383,553 ordinary shares, par value €0.01 per share.

Shareholders' Equity

        Genesis is a Bermuda exempted company. Under Bermuda law, the excess of any consideration paid on the issuance of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation, and cannot be paid to shareholders as a dividend.

        A Bermuda company may also create a contributed surplus account and may credit to such account any cash and other property paid or transferred to the company as sole beneficial owner (other than in connection with the issuance of shares). Unlike share premium arising upon the issuance of shares, the amount standing to the credit of a company's contributed surplus account may be distributed to shareholders subject to the solvency of the company. See Dividends and Distributions of Contributed Surplus. As of February 1, 2010, Genesis had paid in nominal share capital of $34,346,596, and additional paid-in capital of $580 million.

        Under Dutch law, distribution from profits is only allowed to the extent that shareholders' equity exceeds the sum of the amount of paid-up and called-up capital and the reserves that must be maintained under the law or the articles of association. The excess of any consideration paid on the issuance of shares over the aggregate par value of such shares shall be credited to a share premium account. Share premium may be distributed only if and to the extent permitted by the articles of association.

Corporate Governance

AerCap	Genesis
The rights of AerCap shareholders are currently governed by its articles of association and by Netherlands law.	The rights of Genesis shareholders are currently governed by its memorandum of association and bye-laws and by Bermuda law.

Limitation on Voting Rights

AerCap	Genesis
Each ordinary share represents the right to cast one vote at a general meeting of shareholders. There are no limits under the laws of The Netherlands or in the articles of association on non-residents of The Netherlands holding or voting AerCap ordinary shares.	Under Genesis' bye-laws, any shareholder who is deemed a Competitor (as defined in Genesis' bye-laws) and who holds, beneficially owns or controls, directly or indirectly, Genesis Common Shares shall be automatically adjusted to one-fifth of a vote per share on all matters upon which the members may vote, whenever such Competitor holds, beneficially owns or controls, directly or indirectly, 10% or more, but less than 50%, of the issued and outstanding Genesis Common Shares. Under these provisions of Genesis' bye-laws, certain shareholders may have their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

 Ownership Limitation

AerCap	Genesis
AerCap does not have any restriction on share ownership in its articles of association.	The Genesis bye-laws contain provisions that permit Genesis to require any Competitor (as defined in Genesis' bye-laws) that acquires beneficial ownership of more than 10% of Genesis Common Shares either to tender for all remaining Genesis Common Shares at a Premium Price (as defined in Genesis' bye-laws) in accordance with applicable law, or sell such number of Genesis Common Shares to third parties as would reduce its beneficial ownership to less than 10%, in either case within 90 days of the acquisition of such threshold of beneficial ownership or control.

The board of directors of Genesis may, in its absolute discretion and without assigning any reason therefor, refuse to register the transfer of any Genesis Common Share which is not fully paid. The board of directors of Genesis will also refuse to register a transfer unless all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda has been obtained.

Pursuant to the Genesis bye-laws, if the board of directors of Genesis refuses to register a transfer of any Genesis Common Share, the secretary shall, within 3 months after the date on which the transfer was lodged with Genesis, send to the proposed transferor and transferee notice of the refusal.

Dividends and Distributions of Contributed Surplus

        Under Bermuda law, a company may pay dividends on its issued and outstanding shares in accordance with the company's bye-laws and the rights attaching to the company's shares. Warrants and options do not normally carry a right to a dividend. Dividends may be declared by a company's board of directors, out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preference shares from time to time.

        Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing:

  (i)
  the company is, or would, after the payment is made be, unable to pay its liabilities as they become due; or

  (ii)
  that the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium.

        Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the company's shareholders. Moreover, dividends may be distributed only to the extent that shareholders' equity exceeds the sum of the amount of issued and paid-up capital and reserves which must be maintained under the law or the articles of association. Interim dividends may be declared as provided for in the articles of association and may be distributed to the extent that shareholders' equity exceeds the amount of the issued and paid-up capital plus required legal reserves.

AerCap	Genesis
Under the AerCap articles of association, dividends payable in cash may be paid in United States dollars, unless the board of directors determines that payment shall be made in another currency. The power to determine the amount of profits to be held in reserves is vested in the board of directors. Any profit remaining after such reservation shall be distributed to the shareholders. AerCap can only declare distributions insofar as its shareholders' equity exceeds the amount of the paid up and called portion of the issued share capital, plus the statutory reserves. Subject to the provisions of article 2:105 paragraph 4 of the Dutch Civil Code and with due observance of the previous sentence, the board of directors may resolve to declare any interim dividends and/or other interim distributions. Such dividends and/or distributions shall be made to shareholders pro rata to the number of shares held by each shareholder. This means the AerCap shareholders do not have the power to declare dividends.	Under the Genesis bye-laws, the board of directors of Genesis has the power to declare dividends on Genesis Common Shares, and to determine whether such dividends are to be paid in cash or wholly or partly in specie and to fix the value of any assets forming the subject of a dividend in specie. No unpaid dividend shall bear interest against Genesis.

 Right to Call Special General Meeting

AerCap	Genesis

Under Dutch law, general meetings of shareholders may be convened by the board of directors, but the articles of association may also vest this power in other persons. In addition, one or more shareholders, who own together at least 10%, or such lesser amount as is provided by the articles of association, of the issued capital, can be authorized by the President of the District Court with competent jurisdiction to call an extraordinary general meeting of shareholders.
AerCap's articles of association provide that general meetings of shareholders shall be held if one or more shareholders and other persons entitled to attend such meetings jointly representing at least one-tenth of the issued share capital make a written request to that effect to the board of directors, specifying in detail the business to be considered.
AerCap's articles of association also provide that if the board of directors fails to comply with a request referred to in the paragraph above in such manner that the general meeting of shareholders can be held within six weeks after the request, the persons who have made the request may be authorized by the president of the district court in Amsterdam to convene the meeting themselves.
The Genesis bye-laws provide that a special general meeting of the shareholders may be called by Genesis' (i) president, (ii) chairman of the board or (iii) the board of directors.
Bermuda law and the Genesis bye-laws also require the board to call a special general meeting upon the requisition of the shareholders holding not less than one-tenth of the paid up share capital of Genesis as of the date of the deposit.

Notice of Shareholder Proposals and Nomination of Candidates by Shareholders

        Under Bermuda law, shareholders may, at their own expense (unless the company otherwise resolves), as set forth below, require a company to give notice of any resolution that shareholders can properly propose at the next annual general meeting and/or to circulate a statement (of not more than 1000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders necessary for such a request is either the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or not less than 100 shareholders.

        A general meeting agenda shall contain such subjects to be considered at the meeting as the person(s) convening the meeting shall decide, and furthermore such other subjects, as one or more shareholders and others entitled to attend the meetings, representing at least one-hundredth of the issued share capital or representing a value of at least fifty million euro (€50,000,000), have requested (at least 60 days before the date on which the meeting is convened) the board of directors in writing to include in the agenda. The board of directors may decide not to place such items so requested on the agenda, in the event the board of directors is of the opinion that doing so would be detrimental to vital interests of AerCap. No valid resolutions can be adopted at a general meeting of shareholders in respect of subjects which are not mentioned in the agenda.

AerCap	Genesis

Under the AerCap articles of association, directors or certain shareholders (see below) may propose directors by including them on the agenda for a general meeting. The general meeting of shareholders shall appoint the directors.
A resolution to appoint a director may be passed by an absolute majority of the valid votes cast at a general meeting, provided that the resolution is passed further to a proposal by the board of directors. The general meeting of shareholders may appoint a director, without there being a proposal by the board of directors to this effect, by a resolution passed by an absolute majority of the valid votes cast representing at least one-third of the issued capital.
Under the Genesis bye-laws, if a shareholder proposes a person for election as a director, notice must be given to Genesis of the intention to propose him/her and of his or her willingness to serve as a director.
Where a director is to be elected at an annual general meeting, that notice must be given not less than 90 days and not more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to members or the date on which public disclosure of the date of the annual general meeting was made.
Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to members or the date on which public disclosure of the date of the special general meeting was made.

Shareholder Action by Written Consent

        Under Bermuda law, subject to the provisions of the Companies Act and the bye-laws of a Bermuda company, any action which may be taken by resolution at a general meeting or by resolution of a meeting of any class of the members of a Bermuda company may also be taken by written consent.

        Under Dutch law, resolutions may be adopted by shareholders without holding a meeting of shareholders if the articles of association so permit, unless the company has issued bearer shares as depositary receipts (certificaten van aandelen) with the cooperation of the company. In such a case resolutions must be passed with unanimity of all shareholders. Under Dutch law, if any shares have been pledged and voting rights have been vested in the holder of the pledge, this unanimity requirement would mean that the holder of the pledge must vote for the resolution. Note that the AerCap articles of association prohibit the vesting of voting rights in the holder of a pledge.

AerCap	Genesis
The AerCap articles of association are silent on matters relating to shareholder action by written consent.	Other than in respect of proposed variations of rights attaching to any class of Genesis Common Shares, the Genesis bye-laws are silent on matters relating to shareholder action by written consent.

 Classification of Board of Directors

AerCap	Genesis

Under the AerCap articles of association, the board of directors is not staggered. However, the AerCap board has adopted a rotation schedule for its non-executive directors.
Directors are appointed for a maximum period of four years starting on the day after the day of the general meeting of shareholders on which they are appointed.
Under the Genesis bye-laws, the board of directors is not staggered and each director shall hold office until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

Alternate Directors

        Under Bermuda law, any individual may be appointed as an alternate director by or in accordance with a resolution of the members or by a director in such manner as may be provided in the bye-laws of a company, and the individual so appointed shall have all the rights and powers of the director for whom he or she is appointed in the alternative, except that he or she shall not be entitled to attend and vote at any meeting of the directors otherwise than in the absence of the director to whom he or she has been appointed an alternate.

        Under Dutch law, appointment of alternate directors is not permitted.

AerCap	Genesis
The AerCap articles of association are silent on matters relating to alternate directors because under Dutch law, appointment of alternate directors is not permitted.
Under the Genesis bye-laws, any director may appoint a person or persons to act as a director in the alternative to himself or herself by notice in writing deposited with the secretary. Any person so elected or appointed shall have all the rights and powers of the director or directors for whom such person is appointed in the alternative, provided that such person shall not be counted more than once in determining whether or not a quorum is present.
An alternate director shall be entitled to receive notice of all meetings of the board of directors and to attend and vote at any such meeting at which a director, for whom such alternate director was appointed, is not personally present and generally to perform at such meeting all the functions of such director for whom such alternate director was appointed.
An alternate director shall cease to be such if the director for whom such alternate director was appointed ceases for any reason to be a director but may be reappointed by the board of directors as an alternate to the person appointed to fill the vacancy in accordance with the bye-laws.

Number of Directors

        Under Bermuda law, the minimum number of directors on a board of directors of a company is two, although the minimum number of directors may be set higher and the maximum number of directors may also be determined in accordance with the bye-laws of the company. The maximum number of directors may be determined by the members at a general meeting or in such other manner as provided in the bye-laws.

        Under Dutch law, the minimum number of directors on a board of directors of a company is one, and there is no limit to the maximum number of directors that may be appointed on a board of directors of a company.

AerCap	Genesis
Under the AerCap articles of association, the board of directors shall consist of at least three and at most 12 directors. The board of directors shall determine the number of directors, taking into account the previous sentence.	Under the Genesis bye-laws, the board of directors shall consist of such number of directors being not less than two directors and not more than such maximum number of directors, not exceeding nine directors, as the board of directors may from time to time determine.

Removal of Directors

        Under Bermuda law, subject to a company's bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director or the entire board of directors provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting. Any director given notice of removal will be entitled to be heard at the special general meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or in the absence of any such election by the other directors.

        Under Dutch law, directors appointed under the articles of association can be dismissed by resolution of the general meeting of shareholders. This also triggers the automatic termination of the employment of an executive director. However, in a limited number of situations, the termination of employment is not automatic, such as in the event of pregnancy or sickness of the executive director. In that case, the court can be addressed to rescind the employment agreement in order to terminate the employment. In either situation a severance payment is likely to be due, depending on the grounds of termination and other relevant circumstances.

AerCap	Genesis

Under the AerCap articles of association, the general meeting of shareholders may at any time suspend or remove any director. A resolution to remove or suspend a director may be passed by an absolute majority of the valid votes cast, provided that the resolution is passed further to a proposal by the board of directors. The general meeting of shareholders may remove or suspend a director, without there being a proposal by the board of directors to this effect, by a resolution passed by an absolute majority of the valid votes cast representing at least one-third of the issued capital.
If the general meeting of shareholders has suspended a director, the general meeting of shareholders shall within three months after the suspension has taken effect resolve either to dismiss such director, or to terminate or continue the suspension, failing which the suspension shall lapse. A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting of shareholders has adopted the resolution to continue the suspension. If within the period of continued suspension the general meeting of shareholders has not resolved either to dismiss the director concerned or to terminate the suspension, the suspension shall lapse. A director who has been suspended shall be given the opportunity to account for his or her actions at the general meeting of shareholders.
The Genesis bye-laws do not deviate from the general position under Bermuda law as set out above; however, the voting threshold required to remove any such director is by the affirmative vote of 80% of all votes attaching to all Genesis Common Shares entitled to attend any special general meeting convened and held in accordance with the bye-laws and vote on such resolution.

Vacancies on the Board of Directors

        Under Bermuda law, so long as a quorum of directors remains in office, unless the bye-laws of a company otherwise provide, any vacancy occurring in the board of directors may be filled by such directors as remain in office. If no quorum of directors remains, the vacancy will be filled by a general meeting of shareholders.

        Under Dutch law, a decision to appoint a new member of the board of directors must be taken by the general meeting of shareholders.

AerCap	Genesis

Under the AerCap articles of association, a resolution to appoint a director may be passed by an absolute majority of the valid votes cast at a general meeting, provided that the resolution is passed further to a proposal by the board of directors. The general meeting of shareholders may appoint a director, without there being a proposal by the board of directors to this effect, by a resolution passed by an absolute majority of the valid votes cast representing at least one-third of the issued capital.
Under the AerCap articles of association, where one or more directors are absent or prevented from acting, the remaining director(s) shall be charged with the entire management of AerCap. Where all directors or the only director are/is absent or prevented from acting, the management shall be conducted temporarily by one or more persons to be appointed for that purpose by the general meeting of shareholders. The appointment of directors will be considered at the annual general meeting of the shareholders.

Under the Genesis bye-laws, the office of director shall be vacated if the director: (a) is removed from office pursuant to the bye-laws or is prohibited from being a director by law; (b) is or becomes bankrupt, or makes any arrangement or composition with his or her creditors generally; (c) is or becomes of unsound mind or dies; or (d) resigns his or her office by notice in writing to Genesis.
The board of directors may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by the bye-laws as the quorum necessary for the transaction of business at meetings of the board of directors, the continuing directors or director may act for the purpose of (a) summoning a general meeting of Genesis or (b) preserving the assets of Genesis.
The members in general meeting or the board of directors have the power to appoint any person as a director to fill a vacancy on the board occurring as a result of the death, disability, disqualification or resignation of any director or as a result of an increase in the size of the board of directors and to appoint an alternate director to any director so appointed.
At any general meeting the members may authorize the board of directors to fill any vacancy in their number left unfilled at a general meeting.

Interested Directors

        Bermuda law provides that, if a director or officer has an interest in a material contract or proposed material contract with the company or any of its subsidiaries or has a material interest in any person that is a party to such a contract, the director or officer must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the board of directors.

        Under Dutch law, unless the articles of association of a company provide otherwise in the case of a two-tier board system, the company will be represented by the supervisory board in case of a conflict of interest between the company and one or more of its board members. At all times the general meeting may appoint a person to represent the company. In respect of listed companies, the Dutch corporate governance code applies, which provides that the supervisory board is responsible for deciding on how to resolve conflicts of interest between management board members, supervisory board members, major shareholders and the external auditor on the one hand, and the company on the other hand. A board member must immediately report any conflict of interest or potential conflict of interest to the chairman of the supervisory board and the other board members, together with all relevant information. The supervisory board shall decide, without the relevant board member concerned being present, whether there is a conflict of interest. A board member may not take part in any discussion or decision-making that involves a subject or transaction in relation to which he or she has a conflict of interest with the company. For companies with a one-tier board system (such as AerCap), the responsibilities of the supervisory board vest in the non-executive directors of the board.

AerCap	Genesis

The board of directors, as well the chief executive officer acting individually, is entitled to represent AerCap. Where a director has an interest which conflicts directly or indirectly with AerCap's interests, AerCap may nevertheless be represented in accordance with the provisions contained in the previous sentence. The general meeting of shareholders shall always have the power to designate one or more other persons for such purpose. The director(s) in respect of whom there is a conflict of interests may be the person(s) designated, provided that due regard is had to the provisions of the articles of association.
Under the Genesis bye-laws, any director, or any director's firm, partner or any company with whom any director is associated, may act in any capacity for, be employed by or render services to Genesis and such director or such director's firm, partner or company shall be entitled to remuneration as if such director were not a director. Nothing contained in the bye-laws shall authorize a director or director's firm, partner or company to act as auditor to Genesis.
A director who is directly or indirectly interested in a contract or proposed contract or arrangement with Genesis shall declare the nature of such interest as required by the Companies Act.
Following a declaration being made pursuant to the bye-laws, and unless disqualified by the chairman of the relevant board of directors meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum for such meeting.

Election/Appointment of Directors

        Under Bermuda law, the affairs of a company are managed by not less than 2 directors who are individuals elected in the first place at the statutory meeting of a company and thereafter at each annual general meeting of the company, or who are elected or appointed by the members in such other manner and for such term as may be provided in the bye-laws of a company.

        Under Dutch law, a Dutch company's management board may consist of one or more managing directors, which can either be natural persons or legal persons. Managing directors are appointed by the general meeting of shareholders; however, when the large-companies-regime applies to a company, managing directors are appointed by the supervisory board. In respect of listed companies, the Dutch corporate governance code applies, which provides additional regulations with regard to the management board members and their appointment. For instance, a management board member is appointed for a maximum period of four years, and may be reappointed for a term of not more than four years at a time.

AerCap	Genesis
Under the AerCap articles of association, the general meeting of shareholders shall appoint the directors. A resolution to appoint a director may be passed by an absolute majority of the valid votes cast, provided that the resolution is passed further to a proposal by the board of directors. The general meeting of shareholders may appoint a director, without there being a proposal by the board of directors to this effect, by a resolution passed by an absolute majority of the valid votes cast representing at least one-third of the issued capital.	Under the Genesis bye-laws, where persons are validly proposed for re-election or election as a director, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors

Voting Rights and Quorum Requirements

        Under Bermuda law, the voting rights of shareholders are regulated by the company's bye-laws and, in certain circumstances, by the Companies Act. Generally, except as otherwise provided in a Bermuda company's bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast.

        Under Dutch law, each shareholder is entitled to one vote per share, unless the articles of association of the company provide otherwise. All shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles of association or the law prescribe otherwise. The validity of shareholder decisions is not dependent on a quorum, unless the law or the articles of association stipulate otherwise.

AerCap	Genesis

Under the AerCap articles of association, at the general meeting of shareholders each share entitles its holder to one vote.
Resolutions shall be validly adopted if adopted by absolute majority of votes cast. Blank and invalid votes shall not be counted. The chairman of the meeting shall decide on the method of voting and on the possibility of voting by acclamation.
The AerCap articles of association are silent regarding a quorum being necessary for shareholder votes.
Any individual who is a Genesis member and who is present at a general meeting may vote in person, as may any corporate member that is represented by a duly authorized representative at a meeting of members.
The Genesis bye-laws also permit attendance at general meetings by proxy.
At any general meeting of Genesis, two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares in Genesis shall form a quorum for the transaction of business.

AerCap	Genesis
Subject to the provisions of the Companies Act and the Genesis bye-laws, any question proposed for the consideration of the members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of the bye-laws and in the case of an equality of votes the resolution shall fail.
Subject to the "Limitations on Voting Rights" described above, each holder of voting common shares is entitled to one vote per Genesis Common Share held.

Discontinuance or Change of Jurisdiction of Incorporation

        Under Bermuda law, a company may change its jurisdiction of incorporation by "discontinuing" from Bermuda to a number of jurisdictions approved by the Bermuda Minister of Finance. A company may make specific provisions for discontinuance in its bye-laws, and may delegate authority to the board of directors to exercise all of the company's powers to discontinue the company. In the absence of such provision, the decision to discontinue the company to another jurisdiction must be made by the shareholders and requires a resolution passed by a simple majority of the votes cast at a general meeting, provided that at any such meeting any such share shall carry the right to vote in respect of such discontinuance whether or not it otherwise carries the right to vote.

        Under Dutch law, a company is not permitted to effect a discontinuance or otherwise change its jurisdiction of incorporation.

AerCap	Genesis
The AerCap articles of association state that The Netherlands is the exclusive jurisdiction and is silent on matters relating to discontinuance or change of incorporation because under Dutch law, a company is not permitted to effect a discontinuance or otherwise change its jurisdiction of incorporation.	Under the Genesis bye-laws, the board of directors may exercise all the powers of Genesis to discontinue Genesis to a jurisdiction outside Bermuda pursuant to the Companies Act.

Amalgamation

        The Companies Act provides that, unless specific provisions have been made otherwise in a company's bye-laws, the amalgamation of a company with another company must be approved by a vote of three-fourths of the shareholders voting at the meeting, and that the quorum for the meeting shall be two or more persons holding or representing by proxy more than one-third of the issued shares of the company of all classes, whether ordinarily entitled to vote or not.

        Dutch law does not specifically provide for the amalgamation of a company with another company, unless an amalgamation is comparable to a legal merger under Dutch law, the main concept of which is that two companies combine in to one surviving company with the combined assets and liabilities, and where the shareholders of the disappearing entities become shareholders in the new or surviving entity.

AerCap	Genesis

A legal merger of companies is a merger of two or more companies as a result of which one of them acquires the assets and liabilities of the other company, or as part of which the merging companies form a new company that acquires their assets and liabilities. Upon completion of the merger, the merging companies will cease to exist, except for the acquiring company.
Under AerCap's articles of association, the general meeting of shareholders may resolve the legal merger with a majority of votes validly cast, following a proposal by the board to that effect.
Under Dutch law, the legal merger must be resolved by at least two thirds of the votes cast if less than 50% of the issued capital is represented at the general meeting of shareholders.
Under the Genesis bye-laws, subject to the paragraph below, Genesis shall not engage in any amalgamation unless such amalgamation has been approved by a resolution of the members including the affirmative votes of at least 66% of all votes attaching to all shares in issue entitling the holder to attend and vote on such resolution.
The above paragraph shall not apply in respect of any amalgamation approved by the board of directors. If the board of directors approves any amalgamation which the Companies Act requires be approved by the members, it can be approved by the affirmative votes of a majority of the votes cast in accordance with the provisions of the bye-laws.

Duties of Directors and Director Liability

        The Companies Act provides that the business of a company is to be managed and conducted by the board of directors. Under Bermuda law, at common law, members of a board of directors owe fiduciary and other duties to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

  •
  a duty to act in good faith in the best interests of the company;

  •
  a duty not to make a personal profit from opportunities that arise from the office of director;

  •
  a duty to avoid conflicts of interest; and

  •
  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

  •
  to act honestly and in good faith with a view to the best interests of the company;

  •
  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

  •
  to disclose material conflicts of interest to the board of the company at the first opportunity.

        In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him or her, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

        The Companies Act also provides that a company may agree in its bye-laws or by contract or some other arrangement to exempt or indemnify its directors from any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or trust in relation to the company or any subsidiary thereof, except for any liability in respect of any fraud or dishonesty, which would otherwise attach to such director. See the subheading Indemnification of Officers, Directors and Employees in this section.

        Under Dutch law each director is responsible vis-à-vis the company for the proper performance of the duties assigned to him. Furthermore, all persons associated with the company (including the board of directors and the company's shareholders) must conduct themselves vis-à-vis one another in a way that is consistent with the general principles of reasonableness and fairness. This applies to the conduct of the board of directors as a whole and each individual director. Those principles also entail a requirement for directors to act in the best interests of the company and its stakeholders.

        Even though the Dutch Civil Code does not offer any further guidance as to the duties of directors of Dutch companies, there is a considerable body of reported case-law of instances in which a court deemed directors to have breached their duties. Examples include cases of self dealing, cases in which directors took actions that were devoid of any business rationale, and cases in which directors violated provisions of the articles of association which serve to protect the company. In addition directors are generally barred from validly representing the company in case of a conflict of interests, unless the articles of association provide otherwise. Finally, the notion that each director is required to discharge of his or her duties in a proper way also entails that he or she needs to possess the necessary qualities (i.e. knowledge and abilities) to adequately perform his or her tasks.

        As to director liability, Dutch law distinguishes between internal liability (e.g. liability of a director vis-à-vis the company) on the one hand and external liability (liability of a director vis-à-vis a third party such as a creditor or a bankruptcy trustee) on the other. As a general rule, not every breach of a director's duties will result in liability of the director for damages. As to internal liability, a director can only be held liable if a grave reproach (ernstig verwijt) of improper fulfillment of his or her tasks can be made. Whether or not such a grave reproach can indeed be made, depends on the specific facts and circumstances of the case. Even though there are no specific rules as to what facts and circumstances would lead to internal director liability, it can be argued that the standard of grave reproach is roughly on par with the U.S. notions of willful misconduct and gross negligence.

        As to external liability, there are a number of statutory provisions which provide for instances in which a director may be held liable for damages by third parties, for instance by a bankruptcy trustee if the director's improper fulfillment of his or her tasks was a substantial cause of the company's bankruptcy or by the tax authorities if the company has failed to pay certain premiums or taxes. In addition, a number of cases have been reported in which a director was held liable by a creditor of the company on the basis of the general cause of action of tort. Examples include cases in which a director had caused or allowed the company to enter into a contract with a third party while he or she knew or reasonably could have known that the company would not be able to fulfill its obligations under the contract and cases in which a director caused non-payment of a company's creditor by refusing to pay.

Indemnification of Officers, Directors and Employees

        Bermuda law permits a company to indemnify its directors, officers and auditors with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty, or breach of trust of which the directors, officers or auditors may be guilty in relation to the company or any of its subsidiaries; provided that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. Bermuda law also permits a company to indemnify its directors, officers and auditors against liability incurred by them in defending any civil or criminal proceedings in which judgment is given in their favor or in which they are acquitted, or when the Court grants relief to them pursuant to section 281 of the Companies Act. Bermuda law permits a company to advance moneys to directors, officers and auditors to defend civil or criminal proceedings against them on condition that these moneys are repaid if the allegation of fraud or dishonesty is proved. The Court may relieve directors and officers from liability for negligence, default, breach of duty or breach of trust if it appears to the Court that such director or officer has acted honestly and reasonably and, in all the circumstances, ought fairly to be excused.

        Section 98A of the Companies Act permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to the company or any subsidiary thereof, whether or not the company may otherwise indemnify such officer or director.

        The concept of indemnification of directors of a company for liabilities arising from their actions as members of the board of directors is, in principle, accepted in The Netherlands and sometimes is provided for in a company's articles of association.

AerCap	Genesis

Under the AerCap articles of association, subject to the limitations included therein, every person or legal entity who is, or has been, a director, proxy-holder, staff member or officer (specifically including the chief financial officer and the chief legal officer as from time to time designated by the board of directors), who is made, or threatened to be made, a party to any claim, action, suit or proceeding in which he or she or it becomes involved as a party or otherwise by virtue of his or her or its being, or having been, a director, proxy-holder, staff member or officer of AerCap, shall be indemnified by AerCap, to the fullest extent permitted under the laws of The Netherlands, concerning (a) any and all liabilities imposed on him/her or on it, including judgments, fines and penalties; (b) any and all expenses, including costs and attorneys' fees, reasonably incurred or paid by him/her or by it and (c) any and all amounts paid in settlement by him/her or by it, in connection with any such claim, action, suit or other proceeding.
A director, proxy-holder, staff member or officer shall, however, have no right to be indemnified against any liability in any matter if it shall have been finally determined that (a) such liability resulted from the intent, willful recklessness or serious culpability of such person or legal entity or (b) such person or legal entity did not act in good faith and in the reasonable belief that his or her/her or its action was in the best interest of AerCap.
Under the Genesis bye-laws, the directors, secretary and other officers (including any person appointed to any committee by the board of directors) acting in relation to any of the affairs of Genesis, any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of Genesis or any subsidiary thereof and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of Genesis from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Genesis shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Genesis shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto. However, such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons.

AerCap	Genesis

In the event of a settlement, a director, proxy-holder, staff member or officer shall not lose his or her or its right to be indemnified unless there has been a determination that such person or legal entity engaged in intent, willful recklessness or serious culpability in the conduct of his or her or its office or did not act in good faith and in the reasonable belief that his or her or its action was in the best interest of AerCap: (a) by the court or other body approving settlement; or (b) by a resolution duly adopted by the general meeting of shareholders; or (c) by written opinion of independent counsel to be appointed by the board of directors.
AerCap has purchased and maintains director and officer liability insurance.
The right to indemnification (a) shall be severable; (b) shall not affect any other rights to which any director, proxy-holder, staff member or officer may currently or thereafter be entitled; (c) shall continue as to a person or legal entity who has ceased to be a director, proxy-holder, staff member or officer; and (d) shall also inure to the benefit of the heirs, executors, administrators or successors of such person or legal entity.
Subject to such procedures as may be determined by the board of directors, expenses in connection with the preparation and presentation of a defense to any claim, action, suit or proceeding of the character described in therein may be advanced to the director, proxy-holder, staff member or officer by AerCap prior to final disposition thereof upon receipt of an undertaking by or on behalf of such director, proxy-holder, staff member or officer to repay such amount if it is ultimately determined that he or she or it is not entitled to indemnification therein.

Under the Genesis bye-laws, each member agrees to waive any claim or right of action such member might have, whether individually or by or in the right of Genesis, against any director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for Genesis or any subsidiary thereof. However, such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.
Genesis has purchased and maintains insurance for such purposes for the benefit of any director or officer of Genesis.

Derivative and Shareholders' Suits

        The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company's name to remedy a wrong done to the company where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than that which actually approved it or where a power vested in the board of directors has been exercised for an improper purpose. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action.

        When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Court, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

        Dutch law does not provide for derivative suits or class actions. Even though Dutch law does allow for certain types of collective actions, such collective action may not concern a claim for monetary compensation or monetary reimbursement of damages. It is possible, however, to obtain declaratory relief through a collective action.

AerCap	Genesis
The AerCap articles of association provide that the rights and obligations among or between (a) AerCap (b) any of its current or former directors, proxy-holders, officers and staff members, and/or (c) any of its current or former holders of shares in the capital of AerCap and derivatives thereof, shall be governed in each case exclusively by the laws of the Netherlands, unless such rights or obligations do not pertain to or arise out of the abovementioned capacities, insofar as permitted by mandatory law. Any dispute, suit, claim, pre-trial action or other legal proceeding, including summary or injunctive proceedings, by and between those persons pertaining to or arising out of the above-mentioned capacities shall be exclusively submitted to the courts of the Netherlands. In relation to any such legal action or proceedings, all current and former directors, proxy-holders, officers and staff members of AerCap (a) shall irrevocably submit to the exclusive jurisdiction of the Dutch courts, (b) shall waive any objections to such legal action or proceedings in such courts on the grounds of venue or on the grounds that such legal action or proceedings have been brought in an inappropriate forum, (c) shall irrevocably and unconditionally agree that a judgment in any such legal action or proceedings brought in the courts of the Netherlands shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction and (d) elect domicile at the offices of AerCap in Amsterdam, The Netherlands for the service of any document relating to such legal action or proceedings.	The Genesis bye-laws provide that members waive all claims or rights of action that they might have, whether individually or by or in the right of Genesis, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for Genesis or any subsidiary thereof, except with respect to any fraud or dishonesty which may attach to such director or officer.

Amendment of Memorandum of Association and Articles of Association

        Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital or any class thereof or the holders of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the Bermuda courts for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company's share capital as provided in the Companies Act. Upon such application, the alteration will not have effect until it is confirmed by the Bermuda court. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

        Under Dutch law, the general meeting of shareholders of a Dutch company may resolve to amend the company's articles of association.

AerCap	Genesis
Under the AerCap articles of association, the general meeting of shareholders may resolve to amend the articles of association of AerCap, provided that such resolution has been proposed to the general meeting of shareholders by the board of directors.	The Genesis bye-laws are silent on matters relating to amending the memorandum of association.

Amendment of Bye-laws

        Under Bermuda law, the bye-laws of a company may be amended by the directors, subject to approval by the shareholders in general meeting, in accordance with the bye-laws of the company.

        Under Dutch law, the constitutional document of a company is the articles of association.

AerCap	Genesis
Under Dutch law, the constitutional document of a company is the articles of association. Accordingly, AerCap does not have bye-laws.	Under the Genesis bye-laws, no bye-law shall be rescinded, altered or amended and no new bye-law shall be made until the same has been approved by a resolution of the board of directors and by a resolution of the members.

Preemptive Rights

        Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company's shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.

        Under Dutch law, holders of common shares in a Dutch company have preemptive rights with respect to newly issued common shares in proportion to the aggregate nominal value of their shareholdings, with the exception of shares to be issued to employees. Such preemptive rights in respect of newly issued common shares may be excluded. Unless the articles of association state otherwise, holders of preferred shares have no preemptive rights with respect to common shares.

AerCap	Genesis

Under the AerCap articles of association, in the event of an issuance of shares, each shareholder shall have a preemptive right pro rata to the number of shares held by each such shareholder.
Should a shareholder who is entitled to a preemptive right not or not fully exercise such right, the other shareholders shall be similarly entitled to preemption rights in respect of those shares which have not been claimed. If the latter collectively do not or do not fully exercise their preemptive rights either, then the authorized corporate body will be free to decide to whom the shares which have not been claimed shall be issued. In respect of the issuance of shares there shall be no preemptive right to shares issued against a contribution other than in cash or issued to employees of AerCap or of a group company.
The AerCap articles of association provide that the power to issue shares, and the power to limit or exclude preemptive rights, may be delegated by the shareholders to AerCap's board of directors for a maximum period of five years. The AerCap shareholders made such a delegation at AerCap's 2008 annual general meeting.	The Genesis bye-laws are silent on matters relating to preemptive rights.

Business Combination Statutes

        A Bermuda company may not enter into certain business transactions with its significant shareholders or affiliates without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of such business transactions include amalgamations, mergers, asset sales and other transactions in which a significant shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders.

        Dutch law does not specifically prevent business combinations with interested shareholders.

Approval of Certain Transactions

        The Companies Act is silent on whether a company's shareholders are required to approve a sale, lease or exchange of all or substantially all of a company's property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

        Takeovers:    Bermuda law provides that where an offer is made for shares of a company and within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the offeror may, by notice, require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the Court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the Court should exercise its discretion to enjoin the required transfer, which the Court will be unlikely to do unless there is evidence of fraud, bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

        Amalgamations:    Pursuant to Bermuda law, the amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. The required vote of shareholders may be reduced by a company's bye-laws. For purposes of approval of an amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation. Any shareholder who does not vote in favor of the amalgamation and who is not satisfied that he or she or she has been offered fair value for his or her shares may, within one month of receiving the company's notice of shareholder meeting to consider the amalgamation, apply to the Court to appraise the fair value of his or her shares. No appeal will lie from an appraisal by the Court. The costs of any application to the Court shall be in the discretion of the Court.

        Under Dutch law, the general meeting of shareholders must approve any merger in which the company would not be the surviving entity. Under Dutch law, the board of directors must also obtain the approval of the general meeting for resolutions entailing a significant change in the identity or character of the company or its business, in any case concerning: (a) the transfer of substantially all the business of the company to a third party; (b) entering into or terminating a long term cooperation between the company or a subsidiary thereof and another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of fundamental importance for the company; or (c) acquiring or disposing of a participation in the capital of a company if the value of such participation is at least one third of the sum of the assets of the company.

Inspection of Books and Records; Shareholder Lists

        Under Bermuda law, members of the general public have the right to inspect a company's public documents available at the office of the Registrar, which will include a company's memorandum of association (including its objects and powers) and any alterations to its memorandum of association, including any increase or reduction of the company's authorized capital.

        Registered shareholders of a Bermuda company have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of a company, which must be presented to the annual general meeting of shareholders. A company's register of members is also open to inspection by shareholders, and to members of the public, without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain a share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

        Under Dutch law, the annual accounts of a company are submitted to the general meeting of shareholders for their approval. Under Dutch law, the shareholders' register is available for inspection by the shareholder. Members of the board of directors are authorized to inspect the books and records of the company, and they are permitted access to the buildings and premises of the company during normal business hours.

AerCap	Genesis

Under the AerCap articles of association, upon request, a shareholder shall be provided with written evidence of the contents of the shareholders' register with regard to the shares registered in his or her name free of charge, and the statement so issued may be validly signed on behalf of AerCap by a director or by a person to be designated for that purpose by the board of directors.
The board of directors shall have power and authority to permit inspection of the shareholders' register by and to provide information recorded therein, as well as any other information regarding the direct or indirect share holding of a shareholder of which AerCap has been notified by that shareholder, to the authorities entrusted with the supervision and/or implementation of the trading of securities on a foreign stock exchange on behalf of AerCap and its shareholders, in order to comply with applicable foreign statutory provisions or applicable provisions set by such foreign stock exchange, if and to the extent such requirements apply to AerCap and its shareholders as a result of the listing of shares in the share capital of AerCap on such foreign stock exchange or the registration of such shares or the registration of an offering of such shares under applicable foreign securities law. At the annual general meeting of shareholders, the following subjects shall be considered: (a) the written annual report prepared by AerCap's board of directors on the course of business of the company and the conduct of its affairs during the past financial year; (b) the adoption of the annual accounts; (c) discussion regarding the company's reserves and dividend policy and justification thereof by AerCap's board of directors; (d) if applicable, the proposal to pay a dividend; (e) the discharge of the directors in respect of their management during the previous financial year; (f) the appointment of directors; (g) the designation of a person or persons to temporarily manage AerCap in the event that all directors are absent or prevented from acting, as provided in article 16.8 of AerCap's articles of association; (h) each substantial change in the corporate governance structure of the company; and (i) the proposals placed on the agenda by AerCap's board of directors together with proposals made by shareholders in accordance with the provisions of AerCap's articles of association.
Under the Genesis bye-laws, the Register of Members shall be open to inspection at the registered office of Genesis on every business day, subject to such reasonable restrictions as the board of directors may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Companies Act, be closed for any time or times not exceeding in the whole 30 days in each year.
The auditor shall at all reasonable times have access to all books kept by Genesis and to all accounts and vouchers relating thereto, and the auditor may call on the directors or officers of Genesis for any information in their possession relating to the books or affairs of Genesis.

 Appraisal Rights/Dissenting Shares

        Under Bermuda law, a dissenting shareholder of an amalgamating company that does not believe it has been offered fair value for its shares may apply to the Court to appraise the fair value of its shares. Where the Court has appraised any such shares and the amalgamation has been consummated prior to the appraisal, then within one month of the Court appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for its shares is less than that appraised by the Court, the amalgamated company shall pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Court. Bermuda law provides for appraisal rights in an amalgamation between non-affiliated companies and affiliated companies where one company is not a Bermuda company.

        Dutch law does not recognize the concept of amalgamation and, accordingly, holders of shares in a Dutch company have no appraisal rights.

Required Purchase and Sale of Shares

        Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

  •
  By a procedure under the Companies Act known as a "scheme of arrangement." A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders (excluding shares owned by the acquirer) present and voting at a court-ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the Court order with the Registrar, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement. A dissenting shareholder has no right to an appraisal by the Court or an independent valuer. The Court does not examine or pass judgment upon the fairness of the purchase price and dissenters do not have an entitlement to receive the value of their shares exclusively in cash;

  •
  If the acquiring party is a company it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% in value of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of at least 90% in value of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms, including the form of consideration, as the original offer. In those circumstances, nontendering shareholders could be compelled to transfer their shares unless the Court (on application made within a one-month period from the date of the offeror's notice of its intention to acquire such shares) orders otherwise. Nontendering shareholders do not have appraisal rights, and in the event that a dissenting shareholder's application to the Court is unsuccessful, such shareholder does not have an entitlement to receive the value of its shares exclusively in cash; or

  •
  Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Court for an appraisal of the value of their shares. On an appraisal, the Court may inquire into the value of any shares or other securities being offered by the purchaser and, in fixing the price to be paid to the remaining shareholders, the Court may order that the price may be paid in a combination of the shares or other securities and cash offered by the purchase. The remaining shareholders do not have an entitlement to receive the value of the shares exclusively in cash.

        Under Dutch law, if a party directly or indirectly acquires control of a Dutch company, all or part of whose shares (or depositary receipts for shares) are admitted to trading on a regulated market, that party is required to make a public offer for the remaining shares of the company (mandatory takeover bid). "Control" is defined as the ability to exercise, whether or not in concert with others, at least 30% of the voting rights at a general meeting of shareholders. The purpose of this requirement is to protect the interests of minority shareholders.

AerCap	Genesis
The AerCap articles of association are silent on matters relating to majority holders' compulsory purchase of shares held by minority shareholders.	Under the Genesis bye-laws, Genesis may send a notice which may require that, by the 90th day after the acquisition by a Competitor (as defined in the bye-laws) of beneficial ownership or control, directly or indirectly, of 10% or more of the issued and outstanding Genesis Common Shares, the Competitor shall either (a) make a tender offer at a Premium Price (as defined in the bye-laws) in accordance with applicable law to acquire beneficial ownership of all of the issued and outstanding Genesis Common Shares; or (b) sell or dispose of such number of Genesis Common Shares (or beneficial interests therein) to third parties as will result in the Competitor reducing its beneficial ownership or control, directly or indirectly, of the issued and outstanding Genesis Common Shares to less than 10%.

FORWARD LOOKING STATEMENTS

        This proxy statement/prospectus may include "forward looking statements," both with respect to AerCap and Genesis and their industry, that reflect AerCap's and Genesis' current views and projections with respect to future events, financial performance and financial trends affecting their respective businesses. Statements that include the words "expect," "intend," "plan," "confident," "believe," "project," "anticipate," "may," "estimate," "continue" and similar statements of a future or forward looking nature identify forward looking statements. All forward looking statements address matters that involve risks and uncertainties, many of which are beyond AerCap's and Genesis' control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. AerCap and Genesis believe these factors include, but are not limited to, the following: 1) AerCap and Genesis may be unable to complete the proposed Amalgamation because, among other reasons, conditions to the Closing of the proposed Amalgamation may not be satisfied or waived; 2) uncertainty as to the long-term value of AerCap Common Shares; 3) unpredictability and severity of catastrophic events; 4) cyclicality of demand and pricing in the aircraft and engine leasing markets; 5) AerCap's and Genesis' limited operating history; 6) retention of key personnel; 7) competitive pressures within the industry; 8) potential loss of business from one or more major lessees or customers; 9) the ability of lessees and potential lessees to make operating lease payments; 10) AerCap's or Genesis' ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls to support the business and regulatory and reporting requirements; 11) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 12) the integration of other businesses AerCap may acquire or new business ventures AerCap may start; 13) the effect of changing financial market conditions including inflation, interest rates, liquidity and other factors on AerCap's or Genesis' investment portfolios; 14) acts of terrorism or outbreak of war; 15) failure to realize the anticipated benefits of the Amalgamation, including as a result of failure or delay in integrating the businesses of AerCap and Genesis; 16) AerCap's ability to continue to successfully negotiate aircraft and engine purchases, sales and leases, to collect outstanding amounts due and to repossess aircraft and engines under defaulted leases, and to control costs and expenses; 17) decreases in the overall demand for commercial aircraft and engine leasing and aircraft management services; 18) the economic condition of the global airline and cargo industry; 19) availability of capital to AerCap and Genesis and to their customers; 20) the negotiation of aircraft management services contracts, 21) regulatory changes affecting commercial aircraft operators, aircraft maintenance, engine standards, accounting standards and taxes, and 22) the outcome of any legal proceedings to the extent initiated against AerCap, Genesis and others following the announcement of the proposed Amalgamation, as well as management's response to any of the aforementioned factors.

        These and other relevant factors, including those risk factors in this proxy statement/prospectus and any other information included or incorporated by reference in this proxy statement/prospectus, and information that may be contained in AerCap's and Genesis' other filings with the SEC, should be carefully considered when reviewing any forward looking statement. Forward looking statements include information concerning possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition.

        The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in AerCap's most recent reports on Form 20-F and Form 6-K and the risk factors included in Genesis' most recent reports on Form 20-F and Form 6-K and other documents of AerCap and Genesis on file with the SEC. Any forward looking statements made in this proxy statement/prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by AerCap will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AerCap, Genesis or their respective business or operations. In light of the risks and uncertainties described above, the forward looking events and circumstances described in this proxy statement/prospectus might not occur and are not guarantees of future performance. Except as required by law, AerCap and Genesis undertake no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise.

VALIDITY OF SECURITIES

        The validity of the AerCap Common Shares to be issued in connection with the Amalgamation has been passed upon by NautaDutilh N.V., Netherlands counsel to AerCap, located at mail address of Postbus 7113, 1007 JC and office address of Amsterdam, Strawinskylaan 1999, 1077 XV Amsterdam.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE
UNITED STATES FEDERAL SECURITIES LAWS

        AerCap is a Netherlands public limited liability company (naamloze vennootschap). Most of its directors and executive officers live outside of the United States. Most of the assets of AerCap's directors and most of AerCap's assets are located outside of the United States. As a result, it may not be possible to serve process on AerCap or on such persons in the United States or to enforce judgments obtained in U.S. courts against them or AerCap based on the civil liability provisions of the securities laws of the United States. Under AerCap's articles of association (i) certain disputes between, among others, AerCap's shareholders and AerCap and or AerCap's directors must be exclusively submitted to Netherlands courts, and (ii) the legal relationships between, among others, those persons are governed by the laws of The Netherlands. There is doubt as to whether Netherlands courts would enforce certain civil liabilities under U.S. securities laws in original actions. In addition, there is doubt as to whether Netherlands courts will enforce claims for punitive damages. An award rendered by a foreign court is recognized and enforceable in The Netherlands only under a treaty to that effect between the state of the foreign court and The Netherlands. In the absence of a treaty providing for the recognition and enforcement of judgments of U.S. courts, Netherlands courts will not recognize and enforce judgments of U.S. courts based upon these civil liability provisions.

        AerCap has submitted to the jurisdiction of New York state and U.S. federal courts sitting in the Borough of Manhattan for the purpose of any suit, action or proceeding arising out of the Amalgamation Agreement and the Amalgamation.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Annual Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to AerCap's Annual Report on Form 20-F for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Genesis as of December 31, 2008 and 2007, and its combined and consolidated financial statements for each of the years in the three-year period ended December 31, 2008, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

SOLICITATION OF PROXIES

        Genesis will bear the costs of soliciting proxies in connection with the Genesis Special General Meeting. Solicitation will be made by mail, telephone, facsimile, telegraph, the Internet, e-mail, newspapers and other publications of general distribution and in person and may be made by directors, officers and employees, personally or by telephone or e-mail. Voting cards and materials will be distributed to registered holders of Genesis ADSs through the Depositary and to beneficial owners of Genesis ADSs through brokers, custodians, nominees and other parties, and Genesis expects to reimburse such parties for their charges and expenses.

        Genesis has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a fee not expected to exceed $15,000, plus reimbursement of out-of-pocket expenses, including phone calls and services relating to reimbursement of banks and brokers.

        If you have any questions concerning this proxy statement/prospectus or the procedures to be followed to execute and deliver a proxy, please contact Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, New York 10022, or by telephone at 877-687-1871 (toll-free from the U.S. and Canada) or 412-232-3565 (from other locations). Banks and brokers may call collect at 212-750-5833.

OTHER MATTERS

        Genesis knows of no specific matters to be brought before the Genesis Special General Meeting that are not referred to in the notice of the Genesis Special General Meeting to shareholders.

WHERE YOU CAN FIND MORE INFORMATION

        AerCap is subject to the information reporting requirements of the Exchange Act, applicable to foreign private issuers. As a "foreign private issuer," AerCap is exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. AerCap files with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. AerCap also furnishes Reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year.

        AerCap and Genesis file annual and current reports and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC's public reference room:

Public Reference Room
100 F Street NE
Room 1580
Washington, D.C. 20549

        For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services.

        AerCap has filed a registration statement on Form F-4 to register with the SEC the offering and sale of AerCap Common Shares to be issued pursuant to the Amalgamation. This proxy statement/prospectus is a part of that registration statement. AerCap may also file additional amendments to the registration statement. You may obtain copies of the Form F-4 (and any amendments to the Form F-4) by contacting:

AerCap
AerCap Holdings N.V.
AerCap House
Stationsplein 965
1117 CE Schiphol Airport Amsterdam
The Netherlands
Attention: Peter Wortel
Telephone: +31 20 655 96 58

        Some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through AerCap, Genesis, the SEC or the SEC's website as described above.

Documents filed with the SEC are available from AerCap or Genesis, as applicable, without charge, excluding all exhibits, except that, if AerCap or Genesis, as applicable, has specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge.

        You may obtain documents filed with the SEC by requesting them in writing or by telephone from the appropriate company at the following addresses:

AerCap AerCap Holdings N.V. AerCap House Stationsplein 965 1117 CE Schiphol Airport Amsterdam The Netherlands Attention: Peter Wortel Telephone: +31 20 655 96 58	Genesis Lease Limited c/o KCSA Worldwide 880 Third Avenue 6th Floor New York, NY 10022 Attention: Jeffrey Goldberger Telephone: +1 212 896 1249

        If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the Genesis shareholder meeting. This means you must request this information no later than March 16, 2010. AerCap and Genesis will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

        You can also get more information by visiting AerCap's website at http://www.AerCap.com or Genesis' website at http://www.genesislease.com.

        Materials from these websites and other websites mentioned in this proxy statement/prospectus are not incorporated by reference in this proxy statement/prospectus. If you are viewing this proxy statement/prospectus in electronic format, each of the URLs mentioned in this proxy statement/prospectus is an active textual reference only.

        The SEC allows AerCap and Genesis to incorporate information into this proxy statement/prospectus "by reference," which means that AerCap and Genesis can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that AerCap and Genesis have previously filed with the SEC. These documents contain important information about AerCap and Genesis and their financial condition, business and results.

AerCap Filings (Commission File No. 1-33159):	Period
Annual Report on Form 20-F	For fiscal year ended December 31, 2008
Current Reports on Form 6-K
Filed on January 8, 2009, January 15, 2009, January 23, 2009, February 5, 2009, March 2, 2009, March 13, 2009, April 14, 2009, May 8, 2009, June 8, 2009, June 23, 2009, July 2, 2009, July 14, 2009, August 6, 2009, September 1, 2009, September 18, 2009, October 13, 2009, November 6, 2009, November 6, 2009, December 10, 2009, December 15, 2009, January 13, 2010 and February 2, 2010.
The description of AerCap Common Shares contained in its registration statement on Form F-1, including any amendment or report filed for the purpose of updating the description.	Filed on November 2, 2006.

Genesis Filings (Commission File No. 1-33200):	Period
Annual Report on Form 20-F	For fiscal year ended December 31, 2008
Current Reports on Form 6-K	Filed on March 4, 2009, May 1, 2009, July 31, 2009, September 18, 2009, September 23, 2009, November 5, 2009, November 6, 2009, January 5, 2010 and February 2, 2010.
The description of Genesis Common Shares contained in its registration statement on Form F-1, including any amendment or report filed for the purpose of updating the description.	Filed on November 27, 2006

        Each of AerCap and Genesis also hereby incorporates by reference any additional documents that either company may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the consummation of the Amalgamation. Nothing in this proxy statement/prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

        AerCap has supplied all of the information contained or incorporated by reference in this proxy statement/prospectus relating to AerCap, as well as all unaudited pro forma financial information, and Genesis has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Genesis. This document constitutes the prospectus of AerCap and a proxy statement of Genesis.

        Genesis shareholders may obtain any of these documents without charge upon written or oral request to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, telephone for shareholders: 877-687-1871 (toll-free from the U.S. and Canada) or 412-232-3565 (from other locations), banks and brokers call collect: 212-750-5833 or from the SEC at the SEC's website at http://www.sec.gov.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN DECIDING HOW TO VOTE YOUR SHARES. AERCAP AND GENESIS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [    •    ], 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN ITS DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF AERCAP COMMON SHARES SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A.

AGREEMENT AND PLAN OF AMALGAMATION

 Annex A

AGREEMENT AND PLAN OF AMALGAMATION*

Dated as of September 17, 2009

Among

GENESIS LEASE LIMITED,

AERCAP HOLDINGS N.V.

and

AERCAP INTERNATIONAL BERMUDA LIMITED

*
Including amendment made to Agreement and Plan of Amalgamation dated as of February 1, 2010. The amendment extended the Outside Date from March 17, 2010 to March 31, 2010.

A-i

A-ii

Page
9.5	Entire Agreement; No Third Party Beneficiaries	A-54
9.6	Governing Law	A-54
9.7	Severability	A-54
9.8	Assignment	A-55
9.9	Enforcement	A-55
9.10	Submission to Jurisdiction	A-55
9.11	Amendment	A-55
9.12	Extension; Waiver	A-55
9.13	Defined Terms	A-56
Exhibit A	Amalgamation Agreement
Exhibit B	Form of Certificate—Genesis
Exhibit C	Form of Certificate—AerCap
Schedule I	Agreement Waivers
Schedule II	Service Provider Agreements

A-iii

        AGREEMENT AND PLAN OF AMALGAMATION, dated as of September 17, 2009 (this "Agreement"), among GENESIS LEASE LIMITED, a Bermuda exempted company ("Genesis"), AERCAP HOLDINGS N.V., a Netherlands public limited liability company ("AerCap") and AERCAP INTERNATIONAL BERMUDA LIMITED, a Bermuda exempted company and a wholly-owned subsidiary of AerCap ("Amalgamation Sub"). Certain capitalized terms used herein have the meanings assigned to them in Section 9.13(a) or elsewhere in this Agreement as described in Section 9.13(b).

        WHEREAS, the board of directors of Genesis has adopted this Agreement and the Amalgamation Agreement and authorized and approved the amalgamation of Genesis with Amalgamation Sub upon the terms and subject to the conditions set forth herein (the "Amalgamation") and deems it fair to, advisable and in the best interests of Genesis and its shareholders taken as a whole to enter into this Agreement and to consummate the Amalgamation and the other transactions contemplated hereby;

        WHEREAS, the board of directors of AerCap has adopted this Agreement, authorized and approved the issuance of AerCap Common Shares in the Amalgamation (the "Share Issuance") and deems it fair to, advisable and in the best interests of AerCap and its stakeholders to enter into this Agreement and to consummate the Share Issuance and the other transactions contemplated hereby;

        WHEREAS, the board of directors of Amalgamation Sub has adopted this Agreement, authorized and approved the Amalgamation, and deems it advisable and in the best interests of Amalgamation Sub to enter into this Agreement and to consummate the Amalgamation and the other transactions contemplated hereby;

        WHEREAS, this Agreement is being entered into in accordance with the Companies Act 1981 of Bermuda, as amended (the "Companies Act");

        WHEREAS, for U.S. federal income tax purposes, the Amalgamation is intended to qualify as a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, this Agreement is intended to be a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g);

        WHEREAS, Genesis, AerCap and Amalgamation Sub desire to make certain representations, warranties and agreements in connection with the Amalgamation and also to prescribe various conditions to the Amalgamation;

        WHEREAS, as a condition, and an inducement, to AerCap's willingness to enter into this Agreement, prior to the execution of this Agreement, the parties shall have obtained all waivers deemed by AerCap and Genesis to be necessary or advisable in connection with the execution of this Agreement, the Amalgamation and the other transactions contemplated hereby in respect of each of the credit facilities set forth on Schedule I hereto (the "Agreement Waivers"); and

        WHEREAS, as a condition, and an inducement, to AerCap's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, GE Capital Aviation Services Limited, a company incorporated under the laws of Ireland ("Servicer"), and each of the other parties thereto have executed and delivered to AerCap the Service Provider Agreements.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

THE AMALGAMATION

        1.1    The Amalgamation; Effective Time.    Subject to the provisions of this Agreement and the amalgamation agreement attached as Exhibit A (the "Amalgamation Agreement"), AerCap, Amalgamation Sub and Genesis will cause (i) the Amalgamation Agreement to be executed and delivered and (ii) an application for registration of an amalgamated company (the "Amalgamation Application") to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the "Registrar") as provided under Section 108 of the Companies Act on or prior to the Closing Date and will cause the Amalgamation to become effective pursuant to the Companies Act on the Closing Date. The Amalgamation shall become effective upon the issuance of a certificate of amalgamation by the Registrar (the "Certificate of Amalgamation") or such other time as the Certificate of Amalgamation may provide. The parties agree that they will request the Registrar to provide in the Certificate of Amalgamation that the effective time will be the time when the Amalgamation Application is filed with the Registrar (or where the Amalgamation Application is filed with the Registrar prior to the Closing Date, the time designated as the effective time in the Amalgamation Application), or another time mutually agreed by the parties (the "Effective Time").

        1.2    Closing.    The closing of the Amalgamation (the "Closing") will take place at 10:00 a.m. (New York City time) on the date (the "Closing Date") that is the second business day after the satisfaction or waiver (if such waiver is permitted and effective under applicable Law) of the latest to be satisfied or waived of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties. The Closing shall be held at the offices of Milbank, Tweed, Hadley & McCloy LLP located at One Chase Manhattan Plaza, New York, NY, 10005, unless another place is agreed to in writing by the parties.

        1.3    Effects of the Amalgamation.    As of the Effective Time, subject to the terms and conditions of this Agreement and the Amalgamation Agreement, Genesis shall be amalgamated with Amalgamation Sub and the amalgamated company (the "Amalgamated Company") shall continue after the Amalgamation. The parties acknowledge and agree that for purposes of Bermuda Law (a) the Amalgamation shall be effected so as to constitute an "amalgamation" and (b) the Amalgamated Company shall be deemed to be an "amalgamated company" in accordance with Section 104 of the Companies Act. Under Section 109 of the Companies Act, from and after the Effective Time: (i) the Amalgamation of Genesis and Amalgamation Sub and their continuance as one company shall become effective; (ii) the property of each of Genesis and Amalgamation Sub shall become the property of the Amalgamated Company; (iii) the Amalgamated Company shall continue to be liable for the obligations and liabilities of each of Genesis and Amalgamation Sub; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against Genesis or Amalgamation Sub may be continued to be prosecuted by or against the Amalgamated Company; and (vi) a conviction against, or ruling, order or judgment in favor of or against, Genesis or Amalgamation Sub may be enforced by or against the Amalgamated Company.

        1.4    Amalgamated Company Memorandum of Association and Bye-laws.    Subject to Section 6.7, the memorandum of association of Amalgamation Sub as in effect immediately prior to the Effective Time shall be the memorandum of association of the Amalgamated Company, until thereafter changed or amended as provided therein or by applicable Law. Subject to Section 6.7, the bye-laws of Amalgamation Sub as in effect at the Effective Time shall be the bye-laws of the Amalgamated Company, until thereafter changed or amended as provided therein or by applicable Law.

        1.5    Directors and Officers of the Amalgamated Company.

          (a)   The parties hereto shall take all actions necessary so that the board of directors of Amalgamation Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Amalgamated Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

          (b)   The parties hereto shall take all actions necessary so that the officers of Amalgamation Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Amalgamated Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

        1.6    Amalgamated Company Name.    Genesis and AerCap shall take all actions reasonably necessary so that immediately after the Effective Time the name of the Amalgamated Company shall be "AerCap International Bermuda Limited."

ARTICLE II

CONVERSION OF GENESIS SECURITIES; EXCHANGE OF CERTIFICATES

        2.1    Effect on Share Capital.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder of any common shares in Genesis, each having a par value of $0.001 (each, a "Genesis Common Share"), which Genesis Common Shares have been issued in the form of American Depositary Shares (each, an "ADS"), with each ADS representing one Genesis Common Share and either evidenced by physical certificated American Depositary Receipts (each, an "ADR" and each such certificate shall hereinafter be referred to as a "Genesis Certificate") or issued in uncertificated form through book-entry or other registration system:

          (a)    Conversion of Genesis Common Shares.    Each Genesis Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and converted into the right to receive one (1) (the "Exchange Ratio") ordinary share in AerCap, each having a par value of €0.01 (the "Amalgamation Consideration"), subject in the case of Genesis Restricted Shares, to Section 2.3(b). Each ordinary share in AerCap, having a par value of €0.01 per share, hereinafter is referred to as an "AerCap Common Share." Upon such conversion, each holder of Genesis Common Shares immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such shares except the right to receive the Amalgamation Consideration. The Amalgamation Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into AerCap Common Shares or Genesis Common Shares), reorganization, recapitalization, reclassification or other like change with respect to AerCap Common Shares or Genesis Common Shares having a record date on or after the date hereof and prior to the Effective Time.

          (b)    Cancellation of AerCap-Owned Securities.    Notwithstanding anything in this Agreement to the contrary, all Genesis Common Shares that are owned by AerCap or by any wholly-owned subsidiary of AerCap immediately prior to the Effective Time shall, by virtue of the Amalgamation, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof.

          (c)    Shares of Dissenting Shareholders.    Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Genesis Common Shares held by a person who did not vote in favor of the Amalgamation and who complies with all the provisions of the Companies Act concerning the right of holders of Genesis Common Shares to require appraisal of their Genesis

  Common Shares pursuant to Bermuda Law (any such shareholder, a "Dissenting Shareholder," and such Genesis Common Shares, "Dissenting Shares") shall not be converted into the right to receive the Amalgamation Consideration as described in Section 2.1(a), but shall be cancelled and converted into the right to receive the fair value thereof, as appraised by the Supreme Court of Bermuda under Section 106 of the Companies Act. In the event that a Dissenting Shareholder fails to perfect, effectively withdraws or otherwise waives any right to appraisal, its Genesis Common Shares shall be cancelled and converted as of the Effective Time into the right to receive the Amalgamation Consideration for each such Dissenting Share. Genesis shall give AerCap (i) prompt notice of (A) any written demands for appraisal of Dissenting Shares or withdrawals of such demands received by Genesis and (B) to the extent that Genesis has actual knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares, and (ii) the opportunity to participate with Genesis in all negotiations and proceedings with respect to any demands for appraisal under the Companies Act. Neither Genesis nor AerCap shall, without the prior written consent of the other party (not to be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        2.2    Exchange Procedures.

          (a)    Exchange Agent.    Prior to the Effective Time, Genesis shall designate an exchange agent (the "Exchange Agent") for the purpose of exchanging ADSs outstanding immediately prior to the Effective Time for the Amalgamation Consideration. Prior to or at the Effective Time, AerCap shall take all actions reasonably necessary (including proper registration of the AerCap Common Shares to be issued in connection with the Amalgamation in accordance with Netherlands Law) to facilitate the exchange by the Exchange Agent of the ADSs for AerCap Common Shares in connection with the Amalgamation, and deposit or cause to be deposited any dividends or distributions to which the shareholders of Genesis may be entitled pursuant to Section 2.2(c). Such Amalgamation Consideration to be exchanged by the Exchange Agent for ADSs and dividends or distributions, if any, so deposited are hereinafter referred to as the "Exchange Fund." No interest shall be paid or accrued for the benefit of holders of ADSs on cash amounts, if any, payable upon the surrender of such shares pursuant to this Section 2.2.

          (b)    Exchange Procedures.    As promptly as practicable following the Effective Time, AerCap or the Amalgamated Company shall cause the Exchange Agent to mail to each ADS holder, (i) an ADS letter of transmittal (which shall be in such form and have such other provisions as the parties may reasonably specify prior to the Closing Date) and (ii) where applicable, instructions for use in effecting the surrender of ADSs in exchange for the Amalgamation Consideration. After the Effective Time, upon surrender of the ADSs previously held by an ADS holder in accordance with this Section 2.2, together with such ADS letter of transmittal duly executed (or, in the case of persons participating in The Depositary Trust Company ("DTC"), in accordance with DTC's procedures), and such other documents as the Exchange Agent may reasonably require, a holder of ADSs shall be entitled to receive in exchange therefor a certificate or book-entry representing that number of whole AerCap Common Shares, and any ADS surrendered in respect thereof shall forthwith be marked as cancelled. In the event of a surrender of ADSs that is not registered in the applicable records of the Depositary, a certificate or book-entry representing the proper number of AerCap Common Shares may be issued to a transferee if the ADS is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

          (c)    Distributions with Respect to Unexchanged Shares and ADSs.    No dividends or other distributions declared or made with respect to AerCap Common Shares with a record date on or after the Effective Time shall be paid to any shareholder of Genesis holding any unsurrendered ADSs with respect to the AerCap Common Shares represented thereby, until such shareholder shall surrender such ADSs in accordance with the procedures set forth in this ARTICLE II. Following the surrender of any such ADSs in accordance with the procedures set forth in this ARTICLE II, such shareholder shall be entitled to receive, in addition to the consideration set forth in Section 2.1(a), without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date on or after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole AerCap Common Shares which a shareholder of Genesis holding Genesis Common Shares is entitled to receive hereunder, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole AerCap Common Shares which such shareholder is entitled to receive hereunder.

          (d)    No Further Rights in Genesis Common Shares.    All Amalgamation Consideration paid or issued upon the surrender of title to ADSs in accordance with the terms of this ARTICLE II (including any cash paid pursuant to this ARTICLE II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shareholders of Genesis, in their capacity as shareholders of Genesis prior to the Effective Time. There shall be no further registration of transfers on the stock transfer books of the Amalgamated Company of the ADSs which were outstanding immediately prior to the Effective Time. If, after the Effective Time, ADSs are presented to AerCap or to the Amalgamated Company or to the Exchange Agent for any reason, they shall be marked as cancelled and exchanged in accordance with this ARTICLE II, except as otherwise required by Law.

          (e)    Lost, Stolen or Destroyed Genesis Certificates.    In the event any Genesis Certificate shall have been lost, stolen or destroyed, AerCap and Genesis shall use reasonable best efforts to cause the Depositary to take such actions as are necessary or appropriate pursuant to the terms of Section 2.8 of the Deposit Agreement (whether the agreement is still in force or not) in respect of such lost, stolen or destroyed Genesis Certificates.

          (f)    Termination of Exchange Fund.    Unless a longer period is prescribed by applicable Law or AerCap's agreement with the Exchange Agent, any portion of the Exchange Fund that remains undistributed to the shareholders of Genesis for twelve (12) months after the Effective Time shall be delivered to AerCap, upon demand, and any shareholders of Genesis who have not theretofore complied with this ARTICLE II shall thereafter look only to AerCap for payment of their claim for the Amalgamation Consideration and any dividends or distributions with respect to AerCap Common Shares.

          (g)    No Liability.    To the extent allowed under applicable Law, any Amalgamation Consideration and any dividends or distributions with respect to AerCap Common Shares comprising the Amalgamation Consideration that remain undistributed to the shareholders of Genesis shall be delivered to and become the property of AerCap on the day immediately prior to the day that such property is required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. None of AerCap, Amalgamation Sub, the Amalgamated Company or the Exchange Agent shall be liable to any shareholder of Genesis for any such property delivered to AerCap or to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (h)    Withholding.    The Exchange Agent, AerCap and the Amalgamated Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of Genesis such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Exchange Agent, AerCap or the Amalgamated Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Genesis Common Shares in respect of which such deduction and withholding was made. The parties agree to cooperate with each other for purposes of determining whether any Taxes are required to be withheld with respect to the Amalgamation.

        2.3    Genesis Equity Awards.

          (a)    Genesis Stock Options.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the transactions contemplated by this Agreement and without any action on the part of any holder of any outstanding option to purchase Genesis Common Shares under any Genesis Share Plan, whether vested or unvested, exercisable or unexercisable (each, a "Genesis Share Option"), each Genesis Share Option that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire Genesis Common Shares and shall be converted into an option (a "New Option") to purchase, on the same terms and conditions as were applicable under the terms of the Genesis Share Plan under which the Genesis Share Option was granted and the applicable award agreement related thereto (taking into account any accelerated vesting thereunder), such number of AerCap Common Shares and at an exercise price per share determined as follows:

            (1)    Number of Shares.    The number of AerCap Common Shares subject to a New Option shall be equal to the product of (A) the number of Genesis Common Shares subject to such Genesis Share Option immediately prior to the Effective Time and (B) the Exchange Ratio; and

            (2)    Exercise Price.    The exercise price per AerCap Common Share purchasable upon exercise of a New Option shall be equal to (A) the per share exercise price of the Genesis Share Option divided by (B) the Exchange Ratio.

          The foregoing adjustments shall (i) in the case of any Genesis Share Option that is intended to be an "incentive stock option" under Section 422 of the Code, be determined in a manner consistent with the requirements of Section 424(a) of the Code and (ii) in the case of any Genesis Share Option that is not intended to be an "incentive stock option," be determined in a manner consistent with the requirements of Section 409A of the Code.

          (b)    Genesis Restricted Shares.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the transactions contemplated by this Agreement and without any action on the part of any holder of any Genesis Restricted Share, each Genesis Restricted Share that is outstanding immediately prior thereto shall, after giving effect to Section 2.1(a), retain the same terms and conditions as were applicable under the terms of the Genesis Share Plan under which the Genesis Restricted Share was granted and the applicable award agreement related thereto (taking into account any lapse of restrictions thereunder).

          (c)    Corporate Actions.    Prior to the Effective Time, Genesis, or its board of directors or an appropriate committee thereof, shall take all action necessary and within its right and authority to give effect to the provisions of Section 2.3(a) and Section 2.3(b), including (i) adopting all necessary board or committee resolutions to effectuate the appropriate provisions of the Genesis Share Plan, effective as of the Effective Time, and (ii) approving amended award agreements with respect to the New Options consistent with the provisions of Section 2.3(a), in a form reasonably requested by AerCap and approved by Genesis, effective as of the Effective Time.

          (d)    Registration.    If registration of, or notice with respect to, any interests in the Genesis Share Plans or any other Genesis Benefit Plan or the AerCap Common Shares issuable thereunder is required under the Securities Act or The Act on Financial Supervision (Wet op het financieel toezicht (Wft)), respectively, AerCap shall as soon as reasonably practicable after the Effective Time and in any event within five (5) business days thereafter (i) file with the SEC a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to such interests of AerCap Common Shares, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or the prospectuses contained therein) for so long as the relevant Genesis Share Plans or other Genesis Benefit Plans, as applicable, remain in effect and such registration of interests therein or the AerCap Common Shares issuable thereunder continues to be required and (ii) provide the Netherlands Authority for the Financial Markets with the requisite notice.

          (e)    Notice to Equity Award Holders.    As soon as practicable after the Effective Time, AerCap shall deliver to the holders of Genesis Share Options and Genesis Restricted Shares appropriate notices stating that the Genesis Share Options and Genesis Restricted Shares and related agreements have been assumed by AerCap and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AERCAP

        Except as (i) set forth in the disclosure letter delivered by AerCap to Genesis simultaneously with the execution of this Agreement by AerCap (the "AerCap Disclosure Letter") (the disclosure in any Section of the AerCap Disclosure Letter shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement) or (ii) disclosed in AerCap's SEC Documents filed with or furnished to the SEC on or after January 1, 2007 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or forward-looking statements contained therein), AerCap (and Amalgamation Sub with respect to Sections 3.1(a), 3.1(c), 3.3 and 3.9(b)) hereby represents and warrants to Genesis as follows:

        3.1    Organization, Standing and Power.

          (a)   Each of it and its subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b)   The copy of its articles of association (statuten), as amended on June 12, 2009, included as an exhibit to the AerCap Disclosure Letter, is a true, complete and correct copy of such document, is in full force and effect and has not been amended or otherwise modified.

          (c)   (i) A true and complete copy of the memorandum of association of Amalgamation Sub, as of the date of this Agreement, has previously been made available to Genesis, (ii) Amalgamation Sub was formed by AerCap solely for the purpose of effecting the Amalgamation and the other transactions contemplated by this Agreement, and (iii) Amalgamation Sub has not conducted any business prior to the date hereof and has no, and immediately prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

        3.2    Capital Structure.

          (a)   Its authorized share capital and outstanding common shares as of the date set forth in the corresponding section of the AerCap Disclosure Letter, including any shares reserved for issuance upon the exercise or payment of outstanding warrants and outstanding stock options or other equity related awards (such stock option and other equity-based award plans, agreements and programs, collectively, the "AerCap Share Plans"), is as described in the corresponding section of the AerCap Disclosure Letter. None of the AerCap Common Shares are held by it or by its subsidiaries. All of the outstanding AerCap Common Shares have been duly authorized and validly issued and are fully paid and not subject to preemptive rights. Section 3.2(a) of the AerCap Disclosure Letter sets forth a list of all warrants, options, restricted stock, restricted stock units or other equity awards outstanding as of the date hereof.

          (b)   Since, in the case of AerCap, the date referred to in the first sentence of the preceding paragraph, and, in the case of any of its subsidiaries, January 1, 2009, it has not issued or permitted to be issued any common shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares in its or any of its subsidiaries' share capital.

          (c)   It or one of its wholly-owned subsidiaries owns all of the issued and outstanding shares in the share capital of its subsidiaries, beneficially and of record, and all such shares are fully paid and non-assessable, if applicable, and free and clear of any claim, lien or encumbrance.

          (d)   No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") of it or any of its subsidiaries are issued or outstanding.

          (e)   Except for options or other equity-based awards issued or to be issued under the AerCap Share Plans, there are no options, other equity-based awards, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound (i) obligating it or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Voting Debt or other equity rights of it or any of its subsidiaries, (ii) obligating it or any of its subsidiaries to grant, extend or enter into any such option, other equity-based award, warrant, call, convertible or exchangeable security, right, commitment or agreement or (iii) that provide the economic equivalent of an equity ownership interest in it or any of its subsidiaries.

          (f)    None of it or any of its subsidiaries is a party to any member or shareholder agreement, voting trust agreement or registration rights agreement relating to any equity securities of it or any of its subsidiaries or any other agreement relating to disposition, voting or dividends with respect to any equity securities of it or any of its subsidiaries. There are no outstanding contractual obligations of it or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of it or any of its subsidiaries.

          (g)   Since January 1, 2009 through the date of this Agreement, it has not declared, set aside, made or paid to its shareholders, dividends or other distributions on the outstanding shares in its share capital.

          (h)   It has not waived any voting cut-back, transfer restrictions or similar provisions of its or its subsidiaries' articles of association (statuten) or bye-laws with respect to any of its or their shareholders, except for such waivers set forth in its or its subsidiaries' articles of association (statuten) or bye-laws.

        3.3    Authority; Non-Contravention.

          (a)   It has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. No vote of the holders of any class or series of AerCap share capital is necessary to approve this Agreement and to consummate the transactions contemplated hereby (including the Amalgamation). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part and no other corporate proceedings on its part are necessary to authorize this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

          (b)   Neither the execution and delivery of this Agreement by it nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the terms or provisions hereof, will (i) violate any provision of its articles of association (statuten) or the articles of association, bye-laws or equivalent organizational documents of any of its subsidiaries or (ii) assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) are duly obtained or made, (A) violate any Law applicable to it or any of its subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon (1) any Permit or (2) any of the respective properties or assets of it or any of its subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, AerCap Benefit Plan or other agreement, obligation or instrument to which it or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (with respect to clause (ii)) for such violations, conflicts or breaches that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority, body, agency, official or instrumentality, domestic or foreign, or self-regulatory organization or other similar non-governmental regulatory body (each, a "Governmental Entity"), is required to be made or obtained by it or any of its subsidiaries in connection with the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby, except for (i) the filing of the Amalgamation Application and related attachments with the Registrar, (ii) such other applications, filings, authorizations, orders and approvals as may be required under applicable Laws of any jurisdiction and any approvals thereof, which are set forth in Section 3.3(c) of the AerCap Disclosure Letter, (iii) the filing with the SEC or the Registrar of such registrations, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Proxy Statement/Prospectus, and the obtaining from the SEC of such orders as may be required in connection therewith, (iv) compliance with any applicable requirements of the New York Stock Exchange (the "NYSE"), as applicable, (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" Laws of various jurisdictions in connection with the issuance of the AerCap Common Shares pursuant to this Agreement, (vi) such filings and approvals as are required to be made or obtained under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), the Securities Act, the Exchange Act, the Turkish Regulation, the German Regulation and the Indian Regulation, (vii) such filings and approvals as are required to be made with or to those other Governmental Entities regulating competition and antitrust Laws and (viii) for any other such consent, approval, order or authorization of, or registration, declaration or filings, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        3.4    SEC Documents; Regulatory Reports; Undisclosed Liabilities.

          (a)   It and its subsidiaries have timely filed or furnished all required reports, schedules, registration statements and other documents with or to the SEC since January 1, 2008 (the "SEC Documents"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of its or its subsidiaries' SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of it and its subsidiaries included in its SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of it and its consolidated subsidiaries and the consolidated results of operations, changes in shareholders' equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to its SEC Documents.

          (b)   Except for (i) those liabilities that are reflected or reserved for in its consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2008, as filed with the SEC prior to the date of this Agreement, (ii) liabilities and obligations incurred pursuant to this Agreement, (iii) liabilities incurred since December 31, 2008 in the ordinary course of business and (iv) liabilities which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, it and its subsidiaries do not have, and since December 31, 2008, it and its subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements in accordance with GAAP).

        3.5    Compliance with Applicable Laws and Reporting Requirements.    Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

          (a)   It and its subsidiaries hold in full force and effect all permits, certifications, registrations, permissions, consents, franchises, concessions, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities necessary for the ownership and conduct of the business of it and its subsidiaries in each of the jurisdictions in which it or its subsidiaries currently conduct or operate its business (the "Permits"), and it and its subsidiaries are in compliance with the terms and requirements of its Permits and any applicable law, statute, ordinance, common law, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any Governmental Entity, in each of the jurisdictions in which it or its subsidiaries currently conduct business or operate (collectively, "Laws"). The businesses of it and its subsidiaries have not been, and are not being, conducted in violation of any applicable Laws (including the USA PATRIOT Act of 2001, as amended, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd 1 et seq., as amended (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws and all applicable laws or other legal requirements relating to the retention of e-mail and other information). It and its subsidiaries have not received, at any time since January 1, 2007, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws or the terms and requirements of any

  Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit. All applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit held by it or its subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity.

          (b)   It has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to it, including its consolidated subsidiaries, is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting its principal executive officer and principal financial officer to material information required to be included in its periodic reports under the Exchange Act and ensure that the information required to be disclosed in its SEC Documents is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms. It and its subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The records, systems, controls, data and information of it and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws. It has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in internal controls.

          (c)   There are no outstanding loans or other extensions of credit made by it or any of its subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

          (d)   Neither it nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among it and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any "off-balance sheet arrangement" (as defined in Item E of Form 20-F of the SEC)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, it or any of its subsidiaries in the SEC Documents.

          (e)   Since January 1, 2007, it has complied with the applicable listing and corporate governance rules and regulations of the NYSE in all material respects.

        3.6    Legal and Arbitration Proceedings and Investigations.    There are no claims, suits, actions, proceedings, arbitrations or other proceedings whether judicial, arbitral or administrative, civil or criminal ("Legal Proceedings") pending or, to its knowledge, threatened, against it or any of its subsidiaries, any present or former officer, director or employee thereof in his or her capacity as such or any person for whom it or its subsidiaries may be liable or any of their respective properties, that, if determined or resolved adversely against it, would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator binding upon it or any of its subsidiaries or any of their respective assets or properties that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To its knowledge, since January 1, 2007, there have been no formal or informal SEC inquiries, investigations or subpoenas, other Governmental Entity inquiries or investigations or internal investigations or material whistle-blower complaints pending or otherwise threatened involving it or its subsidiaries or any current or former officer or director thereof in his or her capacity as such, other than, in each case, those that if determined or resolved adversely against it would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        3.7    Taxes.

          (a)   All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, it or any of its subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes which are imposed, charged, assessed, levied or payable by, or on behalf of, it or any of its subsidiaries, have been paid or, insofar as such Tax has not been paid, it has been provided for in the financial statements in accordance with GAAP.

          (b)   There are no liens for any Taxes upon the assets of it or any of its subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens for Taxes which are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with GAAP.

          (c)   It and each of its subsidiaries have established in accordance with GAAP on its financial statements most recently filed with or furnished to the SEC an adequate accrual or provision for all material Taxes not yet due and payable as of the date of such financial statements, and such reserves are clearly identified as reserves for current or deferred Taxes. Any asset reflected in such financial statements relating to current or deferred Taxes also is established in accordance with GAAP and without provision for any valuation allowance with respect to recovery of the asset.

          (d)   There is no claim, audit, appeal, action, suit, proceeding, examination or investigation now pending or, to its knowledge, threatened against or with respect to it or any of its subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any claim, audit, suit, proceeding, examination or investigation have been paid in full.

          (e)   It and each of its subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. It and each of its subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

          (f)    Neither it nor any of its subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in the ordinary course of business or in employment contracts) that will require any payment by it or any of its subsidiaries of any Tax of another person after the Closing Date.

          (g)   Neither it nor any of its subsidiaries has entered into a "listed transaction" within the meaning of Section 6707A of the Code.

          (h)   Neither it nor any of its subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes, (iv) has applied for a ruling from a Taxing

  Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending, or (v) has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any concessions, private letter rulings, technical advance memoranda or similar agreement or rulings by any Taxing Authority.

          (i)    Neither it nor any of its subsidiaries has received notice of, or is otherwise aware of, any withholding Tax obligation that is presently not covered by a gross-up clause contained in any Lease Document, and neither it nor any of its subsidiaries is aware of any secondary liability in circumstances where a Lessee has failed to meet its own Tax obligations.

          (j)    No jurisdiction in which it or any of its subsidiaries has not filed a specific Tax Return has asserted in writing that it or any of its subsidiaries is required to file a Tax Return in such jurisdiction.

          (k)   It does not believe it will be for fiscal year 2009, nor does it believe it was for fiscal years 2006, 2007 and 2008, a "passive foreign investment company" within the meaning of Section 1297 of the Code.

          (l)    Neither it nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Amalgamation from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.

          (m)  No transfer, stamp, conveyance, capital or other similar Taxes will be imposed in the Netherlands solely as a result of the Share Issuance.

        3.8    Absence of Certain Changes or Events.    Since June 30, 2009, (i) there has not been any event, change, circumstance, state of facts or effect, alone or in combination, that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (ii) neither it nor any of its subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 5.2 had such section been in effect since June 30, 2009.

        3.9    Board Approval.

          (a)   The board of directors of AerCap, by resolutions duly adopted by vote at a meeting duly called and held, has (i) deemed it fair to, advisable and in the best interests of AerCap and its stakeholders to enter into this Agreement and to consummate the Share Issuance and the other transactions contemplated hereby and (ii) adopted this Agreement and authorized and approved the Share Issuance.

          (b)   The board of directors of Amalgamation Sub, by unanimous written consent without a meeting, has (i) determined that this Agreement and the Amalgamation are advisable and in the best interests of Amalgamation Sub and its sole shareholder, (ii) adopted this Agreement and authorized and approved the Amalgamation and (iii) recommended that the sole shareholder of Amalgamation Sub approve such matters. The sole shareholder of Amalgamation Sub has approved this Agreement, the Amalgamation and the other transactions contemplated hereby.

          (c)   All AerCap Common Shares to be (i) issued in the Amalgamation to Genesis shareholders and (ii) reserved for issuance upon exercise or vesting of the Genesis Share Options, in each case, have been duly authorized and, upon issuance in accordance with this Agreement or the applicable Genesis Share Plan, as the case may be, will be validly issued and fully paid and not subject to preemptive rights.

        3.10    Aircraft and Leases.

          (a)   Section 3.10(a) of the AerCap Disclosure Letter lists each aircraft and aircraft engine owned (directly or beneficially) or leased by AerCap or a subsidiary of AerCap as of the date hereof. Except as otherwise set forth in Section 3.10(a) of the AerCap Disclosure Letter, as of the date of this Agreement, AerCap or a subsidiary of AerCap (i) is the sole legal and beneficial owner of, and has good and valid title to, each Aircraft and Engine and (ii) is the holder of a lessor's interest in the Aircraft under the applicable Lease Documents, with respect to each lease of an Aircraft to a Lessee (or an intermediary for the Lessee), which Aircraft and which interest under those Lease Documents are, in each case, to AerCap's knowledge, free and clear of all liens, other than Permitted Encumbrances.

          (b)   Section 3.10(b) of the AerCap Disclosure Letter sets forth, as of the date of this Agreement, all outstanding purchase orders and other commitments made by AerCap or a subsidiary of AerCap to purchase aircraft and/or engines, including the expected month of delivery.

          (c)   True and complete copies of each Lease Document (including, for purposes of this Section 3.10(c), the leases and all other material agreements (including any assignments, novations, side letters, amendments, waivers, modifications, assignment of warranties or option agreements) delivered in connection with, or relating to, the lease of any Aircraft or Engine that AerCap or a subsidiary of AerCap has committed to purchase) to which AerCap or a subsidiary of AerCap is a party have been made available to Genesis. Each such Lease Document is, and after the consummation of the transactions contemplated by this Agreement will continue to be, a valid and binding obligation of it and its subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against it and, to its knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and it and each of its subsidiaries (to the extent they are party thereto or bound thereby) and, to its knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Lease Document, except where such failure to be valid and binding or such non-performance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 3.10(c), Section 3.10(d) or Section 3.10(g) of the AerCap Disclosure Letter, neither it nor any of its subsidiaries has received written notice, nor does it have knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of rights and obligations under or not to renew, any Lease Document.

          (d)   Except as disclosed in Section 3.10(d) of the AerCap Disclosure Letter, no default or event of default has occurred and is continuing under any Lease Document due to a failure to maintain insurance over any Aircraft.

          (e)   Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and for (i) claims for the return at the end of the Lease term of an Aircraft or Engine of security deposits paid by the Lessee under the applicable Lease Document, or (ii) payments or claims for reimbursement of maintenance reserves or other amounts required to be paid, reimbursed or contributed pursuant to the express terms of any Lease Document, to AerCap's knowledge there are no claims which have been or can be asserted by any Lessee or any other person against AerCap, any subsidiary of AerCap, any Aircraft or any Engine arising out of the ownership, use, or operation of any Aircraft or Engine prior to the date of this Agreement. Section 3.10(e) of the AerCap Disclosure Letter sets forth by Lessee and Aircraft or Engine (where an Engine is not affiliated with an Aircraft), as the case may be, as of the date five (5) business days prior to the date of this Agreement, the aggregate amount of maintenance reserves paid by the Lessees under the Leases, less the aggregate amounts previously paid or reimbursed to the Lessees in respect of maintenance reserves.

          (f)    To AerCap's knowledge, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Lessee has maintained the applicable

  Aircraft or Engine in accordance with the terms of the applicable Lease, and (ii) no destruction or other casualty loss or partial loss, nor an event which with the passage of time would result in destruction or casualty loss, has occurred in respect of any Aircraft or Engine.

          (g)   Section 3.10(g) of the AerCap Disclosure Letter lists, as of the date set forth therein, which such date shall not be greater than five (5) business days prior to the date of this Agreement (i) all failures by Lessees of AerCap or any of its subsidiaries to make any cash payment (whether rental, maintenance reserves or otherwise) required under a Lease Document that, remains unpaid for more than (x) thirty (30) days and (y) sixty (60) days, in each case, after its respective due date, (ii) all notices of default delivered by AerCap to any Lessees in the last sixty (60) days, (iii) all requests by Lessees of AerCap delivered to AerCap in the last sixty (60) days for any amendment to any Lease Document, (iv) all Aircraft on ground owned (directly or beneficially) by AerCap and whether the Aircraft is subject to a lease or not, and (v) all Aircraft owned (directly or beneficially) by AerCap which is subject to a lease due to expire within twelve (12) months of the date hereof that is not subject to a lease that is scheduled to commence within the same month as, or the month immediately following, the expiration of the current Lease.

        3.11    Aircraft Insurance.    As of the date of this Agreement, all certificates of insurance held by AerCap or a subsidiary of AerCap with respect to each Aircraft, including, without limitation, commercial aviation, equipment leasing, contingent hull and liability insurance, have been made available to Genesis. As of the date of this Agreement, to the knowledge of AerCap, each insurance policy related to such certificates of insurance is in full force and effect, all premiums due and payable by AerCap or any subsidiary of AerCap under each such policy have been timely paid, and neither AerCap nor any of its subsidiaries has received any notice of cancellation or termination of such policy, except, in each case, for such failures which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        3.12    Material Contracts; Intercompany Contracts.

          (a)   As of the date of this Agreement, neither it nor any of its subsidiaries is a party to or bound by any contract or is a party to any letter of intent, memorandum of understanding or similar writing or instrument, other than a Lease Document (i) that is or will be required to be filed by it as a material contract pursuant to the requirements of Exhibit 4 of Form 20-F of the SEC that is not already so filed; (ii) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any of its or its subsidiaries' material business or assets; (iii) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness in excess of $5,000,000; (iv) that, individually or together with related contracts, provides for any acquisition, disposition, lease, license or use after the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of $5,000,000; (v) that is a collective bargaining agreement; (vi) that involves or would reasonably be expected to involve aggregate payments by or to it and/or its subsidiaries in excess of $5,000,000 in any twelve month period, except for any contract that may be cancelled without penalty or termination payments by it or its subsidiaries upon notice of sixty (60) days or less; (vii) that includes an indemnification obligation of it or any of its subsidiaries with a maximum potential liability in excess of $5,000,000; (viii) except for special purpose provisions in any aircraft-owning entity, leasing intermediary or other special purpose entity, that limits or purports to limit in any material respect either the type of business in which it or any of its subsidiaries may engage or the manner or locations in which any of them may so engage in any business, or (ix) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the transactions contemplated by this Agreement or AerCap's and its subsidiaries' ability to own and/or to conduct the businesses after the Closing; except, in the case of clauses (iii), (iv), (vi) and

  (vii) above, any contracts or other arrangement between AerCap and any of its subsidiaries or between two or more subsidiaries of AerCap. Each such contract described in clauses (i)-(ix) is referred to herein as an "AerCap Material Contract."

          (b)   Each AerCap Material Contract is a valid and binding obligation of it and its subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against it and, to its knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and it and each of its subsidiaries (to the extent they are party thereto or bound thereby) and, to its knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each AerCap Material Contract, except where such failure to be valid and binding or such non-performance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its subsidiaries has received written notice, nor does it have knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of rights and obligations under or not to renew, any AerCap Material Contract.

          (c)   AerCap's Annual Report filed with the SEC on Form 20-F for the year ended December 31, 2008, sets forth all contracts, agreements, notes, leases, licenses and other instruments between AerCap and any of its affiliates (other than its subsidiaries) or between two or more affiliates (other than its subsidiaries) of AerCap.

        3.13    Employee Benefits.

          (a)   It has disclosed a correct and complete list of all AerCap Benefit Plans in Section 3.13(a) of the AerCap Disclosure Letter and it has made available to the other party correct and complete copies of, (i) each material AerCap Benefit Plan, (ii) each applicable trust agreement or other funding arrangement for each such AerCap Benefit Plan (including insurance contracts), and all amendments thereto, (iii) with respect to any such AerCap Benefit Plan that is intended to be tax-qualified or tax-preferred under applicable Law, any applicable determination letter issued by the U.S. Internal Revenue Service and any other applicable determination document issued by any equivalent non-U.S. taxing or regulatory authority, in each case, confirming the tax-qualified or tax-preferred status of such AerCap Benefit Plan, (iv) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports or other reports prepared for any AerCap Benefit Plan with respect to the two most recently completed plan years, and (v) the most recent summary plan description for any AerCap Benefit Plan and summary of any material modifications thereto.

          (b)   Each AerCap Benefit Plan is in compliance, and in the last three (3) years has been in compliance, with applicable Laws in all material respects and has been administered in all material respects in accordance with its terms. To the knowledge of AerCap, there are no actions, suits, investigations or claims pending, or to its knowledge, threatened or anticipated (other than routine claims for benefits) relating to any AerCap Benefit Plan, nor to the knowledge of AerCap is there any basis for such claim.

          (c)   Neither it nor any of its subsidiaries has any obligations for retiree health and retiree life benefits under any AerCap Benefit Plan other than with respect to benefit coverage mandated by applicable Law. There has been no amendment to, announcement by it or any of its subsidiaries relating to, or material change in employee coverage under, any AerCap Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recently completed fiscal year.

          (d)   None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director or any employee of it or any of its subsidiaries from it or any of its subsidiaries under any AerCap Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any AerCap Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of it to merge, amend or terminate any AerCap Benefit Plan or any related trust or (v) cause a trust for any AerCap Benefit Plan to be required to be funded.

          (e)   Each AerCap Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service and, to the knowledge of AerCap, nothing has occurred that would reasonably be expected to cause the loss of such qualification. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any AerCap Benefit Plan that would subject it or any of its subsidiaries to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither it nor any of its subsidiaries (i) has an "obligation to contribute" (as defined in Section 4212 of ERISA) nor, within six (6) years preceding the date of this Agreement, have they ever had an obligation to contribute to a "multiemployer plan" (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA) or (ii) maintains or contributes to, or has, within six (6) years preceding the date of this Agreement, maintained or contributed to, an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.

        3.14    Labor Relations and Other Employment Matters.

          (a)   None of its or its subsidiaries' employees are represented by any union with respect to their employment by it or its subsidiaries, and no labor organization or group of employees of it or any of its subsidiaries has made a pending demand for recognition or certification to it or any of its subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of AerCap, threatened to be brought or filed with any labor relations tribunal or authority. Neither it nor any of its subsidiaries is experiencing, or has at any time during the past three (3) years experienced, any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

          (b)   (i) No unfair labor practice charges, grievances or complaints are pending or, to its knowledge, threatened against it or any of its subsidiaries, (ii) no employee of it at the officer level or above has given written notice to it or any of its subsidiaries that any such employee intends to terminate his or her employment with it or any of its subsidiaries, (iii) to the knowledge of AerCap, no employee or former employee of it or any of its subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement (including any agreement relating to trade secrets or proprietary information) or non-competition agreement with it or any of its subsidiaries, and (iv) it and its subsidiaries have materially complied with all applicable Laws, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment.

          (c)   Each of its employees has all immigration permits, visas or other authorizations required by Law for such employee given the duties and nature of such employee's employment.

        3.15    Intellectual Property.    Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

          (a)   It and each of its subsidiaries has sufficient rights to use all of the Intellectual Property used in its and each of its subsidiaries' respective businesses as presently conducted and as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. The Intellectual Property owned by it or its subsidiaries is (i) owned free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), and (ii) valid and subsisting, and is not subject to any outstanding order, judgment or decree adversely affecting its or its subsidiaries use thereof, or rights thereto.

          (b)   Section 3.15 of the AerCap Disclosure Letter sets forth a true list of (i) all registered trademarks and service marks, all trademark and service mark applications, and all domain names owned by it and/or its subsidiaries, (ii) all registered copyrights and copyright applications owned by it and/or its subsidiaries, and (iii) all patents and patent applications owned by it and/or its subsidiaries.

          (c)   All of the rights in the Intellectual Property created by its or any of its subsidiaries' employees during the course of their employment have been validly and irrevocably assigned to it.

          (d)   It and each of its subsidiaries has taken all reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it or each of its subsidiaries, and to its knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure agreements which have not been breached.

          (e)   To its knowledge, neither it nor any of its subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement. There is no litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to its knowledge, threatened against it or any of its subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To its knowledge, no valid basis exists for any such litigation, opposition, cancellation, proceeding, objection or claim. To its knowledge, no person is infringing, misappropriating or otherwise violating any of its or its subsidiaries' rights in any Intellectual Property.

          (f)    It and its subsidiaries has each complied in all material respects with (i) all applicable Laws, rules and regulations regarding data protection and the privacy and security of personal information, and (ii) their respective privacy policies or commitments to their customers and consumers.

        3.16    Brokers or Finders.    Other than Morgan Stanley & Co. Incorporated and UBS Limited, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of it or any of its subsidiaries.

        3.17    Opinion of Financial Advisor.    The board of directors of AerCap has received the opinion of AerCap's financial advisor, Morgan Stanley & Co. Incorporated, to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to AerCap.

        3.18    Takeover Laws.    To its knowledge, as of the date of this Agreement, no "fair price," "moratorium," "control share acquisition," "interested shareholder" or other anti-takeover statute or regulation would reasonably be expected to restrict or prohibit this Agreement, the Amalgamation or the other transactions contemplated hereby by reason of it being a party to this Agreement, performing its obligations hereunder and consummating the Amalgamation and the other transactions contemplated hereby.

        3.19    No Additional Representations.

          (a)   Except for the representations and warranties made by AerCap and Amalgamation Sub in this ARTICLE III, neither AerCap, Amalgamation Sub, nor any other person makes any express or implied representation or warranty to Genesis or any of its affiliates with respect to AerCap, Amalgamation Sub, their respective subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and AerCap and Amalgamation Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of AerCap, Amalgamation Sub, nor any other person makes or has made any representation or warranty to Genesis or any of its affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to AerCap, Amalgamation Sub, any of their respective subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by AerCap and Amalgamation Sub in this ARTICLE III, any oral or written information presented to Genesis or any of its affiliates in the course of their due diligence investigation of AerCap, the negotiation of this Agreement or the course of the transactions contemplated hereby.

          (b)   AerCap acknowledges and agrees that it (i) has had the opportunity to meet with the management of Genesis and to discuss the business, assets and liabilities of Genesis and its subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of Genesis and (iii) has conducted its own independent investigation of AerCap and its subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

          (c)   Notwithstanding anything contained in this Agreement to the contrary, AerCap acknowledges and agrees that neither Genesis nor or any other person has made or is making any representations or warranties relating to Genesis whatsoever, express or implied, beyond those expressly given by Genesis in ARTICLE IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Genesis furnished or made available to AerCap. Without limiting the generality of the foregoing, AerCap acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to AerCap.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GENESIS

        Except as (i) set forth in the disclosure letter delivered by Genesis to AerCap simultaneously with the execution of this Agreement by Genesis (the "Genesis Disclosure Letter") (the disclosure in any Section of the Genesis Disclosure Letter shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement) or (ii) disclosed in Genesis's SEC Documents filed with or furnished to the SEC on or after January 1, 2007 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or forward-looking statements contained therein), Genesis hereby represents and warrants to AerCap as follows:

        4.1    Organization, Standing and Power.

          (a)   Each of it and its subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b)   The copies of its memorandum of association and bye-laws incorporated by reference in its Form 20-F for the year ended December 31, 2008, are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified.

        4.2    Capital Structure.

          (a)   Its authorized share capital and outstanding common shares as of the date set forth in the corresponding section of the Genesis Disclosure Letter, including any shares reserved for issuance upon the exercise or payment of outstanding warrants and outstanding stock options or other equity related awards (such stock option and other equity-based award plans, agreements and programs, collectively, the "Genesis Share Plans"), is as described in the corresponding section of the Genesis Disclosure Letter. None of the Genesis Common Shares are held by it or by its subsidiaries. All of the outstanding Genesis Common Shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Section 4.2(a) of the Genesis Disclosure Letter sets forth a list of all warrants, options, restricted stock, restricted stock units or other equity awards outstanding as of the date hereof.

          (b)   Since, in the case of Genesis, the date referred to in the first sentence of the preceding paragraph, and, in the case of any of its subsidiaries, January 1, 2009, it has not issued or permitted to be issued any common shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares in its or any of its subsidiaries' share capital.

          (c)   It or one of its wholly-owned subsidiaries owns all of the issued and outstanding shares in the share capital of its subsidiaries, beneficially and of record, and all such shares are fully paid and non-assessable and are free and clear of any claim, lien or encumbrance.

          (d)   No Voting Debt of it or any of its subsidiaries are issued or outstanding.

          (e)   Except for options or other equity-based awards issued or to be issued under the Genesis Share Plans, there are no options, other equity-based awards, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound (i) obligating it or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Voting Debt or other equity rights of it or any of its subsidiaries, (ii) obligating it or any of its subsidiaries to grant, extend or enter into any such option, other equity-based award, warrant, call, convertible or exchangeable security, right, commitment or agreement or (iii) that provide the economic equivalent of an equity ownership interest in it or any of its subsidiaries.

          (f)    None of it or any of its subsidiaries is a party to any member or shareholder agreement, voting trust agreement or registration rights agreement relating to any equity securities of it or any of its subsidiaries or any other agreement relating to disposition, voting or dividends with respect to any equity securities of it or any of its subsidiaries. There are no outstanding contractual obligations of it or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of it or any of its subsidiaries.

          (g)   Since January 1, 2009 through the date of this Agreement, it has not declared, set aside, made or paid to its shareholders, dividends or other distributions on the outstanding shares in its share capital.

          (h)   It has not waived any voting cut-back, transfer restrictions or similar provisions of its or its subsidiaries' bye-laws with respect to any of its or their shareholders, except for such waivers set forth in its bye-laws.

        4.3    Authority; Non-Contravention.

          (a)   It has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Required Genesis Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part and no other corporate proceedings on its part are necessary to authorize this Agreement and consummate the transactions contemplated hereby, subject to the Required Genesis Vote. This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

          (b)   Neither the execution and delivery of this Agreement by it nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the terms or provisions hereof, will (i) violate any provision of the memorandum of association or bye-laws of it or the memorandum of association, bye-laws or equivalent organizational documents of any of its subsidiaries or (ii) assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(c) are duly obtained or made, (A) violate any Law applicable to it or any of its subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon (1) any Permit or (2) any of the respective properties or assets of it or any of its subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, Genesis Benefit Plan or other agreement, obligation or instrument to which it or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (with respect to clause (ii)) for such violations, conflicts or breaches that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be made or obtained by it or any of its subsidiaries in connection with the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby, except for (i) the filing of the Amalgamation Application and related attachments with the Registrar, (ii) such other applications, filings, authorizations, orders and approvals as may be required under applicable Laws of any jurisdiction and any approvals thereof, which are set forth in Section 4.3(c) of the Genesis Disclosure Letter, (iii) the filing with the SEC or the Registrar of such registrations, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Proxy Statement/Prospectus, and the obtaining from the SEC of such orders as may be required in connection therewith, (iv) compliance with any applicable requirements of the NYSE, as applicable, (v) such filings and approvals as are required to be made or obtained under the HSR Act, the Securities Act, the Exchange Act, the Turkish Regulation, the German Regulation and the Indian Regulation, (vi) such filings and approvals as are required to be made with or to those other Governmental Entities regulating competition and antitrust Laws and

  (vii) for any other such consent, approval, order or authorization of, or registration, declaration or filings, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        4.4    SEC Documents; Regulatory Reports; Undisclosed Liabilities.

          (a)   It and its subsidiaries have timely filed or furnished the SEC Documents. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of its or its subsidiaries' SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of it and its subsidiaries included in its SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of it and its consolidated subsidiaries and the consolidated results of operations, changes in shareholders' equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to its SEC Documents.

          (b)   Except for (i) those liabilities that are reflected or reserved for in its consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2008, as filed with the SEC prior to the date of this Agreement, (ii) liabilities and obligations incurred pursuant to this Agreement, (iii) liabilities incurred since December 31, 2008 in the ordinary course of business and (iv) liabilities which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, it and its subsidiaries do not have, and since December 31, 2008, it and its subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements in accordance with GAAP).

        4.5    Compliance with Applicable Laws and Reporting Requirements.    Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

          (a)   It and its subsidiaries hold in full force and effect all Permits and it and its subsidiaries are in compliance with the terms and requirements of its Permits and any applicable Law. The businesses of it and its subsidiaries have not been, and are not being, conducted in violation of any applicable Laws (including the USA PATRIOT Act of 2001, as amended, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd 1 et seq., as amended (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws and all applicable laws or other legal requirements relating to the retention of e-mail and other information). It and its subsidiaries have not received, at any time since January 1, 2007, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit. All applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit held by it or its subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity.

          (b)   It has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to it, including its consolidated subsidiaries, is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting its principal executive officer and principal financial officer to material information required to be included in its periodic reports under the Exchange Act and ensure that the information required to be disclosed in its SEC Documents is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms. It and its subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The records, systems, controls, data and information of it and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws. It has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in internal controls.

          (c)   There are no outstanding loans or other extensions of credit made by it or any of its subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

          (d)   Neither it nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among it and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any "off-balance sheet arrangement" (as defined in Item E of Form 20-F of the SEC)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, it or any of its subsidiaries in the SEC Documents.

          (e)   Since January 1, 2007, it has complied with the applicable listing and corporate governance rules and regulations of the NYSE in all material respects.

        4.6    Legal and Arbitration Proceedings and Investigations.    There are no Legal Proceedings pending or, to its knowledge, threatened, against it or any of its subsidiaries, any present or former officer, director or employee thereof in his or her capacity as such or any person for whom it or its subsidiaries may be liable or any of their respective properties, that, if determined or resolved adversely against it, would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator binding upon it or any of its subsidiaries or any of their respective assets or properties that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To its knowledge, since January 1, 2007, there have been no formal or informal SEC inquiries, investigations or subpoenas, other Governmental Entity inquiries or investigations or internal investigations or material whistle-blower complaints pending or otherwise threatened involving it or its subsidiaries or any current or former officer or director thereof in his or her capacity as such, other than, in each case, those that if determined or resolved adversely against it would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        4.7    Taxes.

          (a)   All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, it or any of its subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes which are imposed, charged, assessed, levied or payable by, or on behalf of, it or any of its subsidiaries, have been paid or, insofar as such Tax has not been paid, it has been provided for in the financial statements in accordance with GAAP.

          (b)   There are no liens for any Taxes upon the assets of it or any of its subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens for Taxes which are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with GAAP.

          (c)   It and each of its subsidiaries have established in accordance with GAAP on its financial statements most recently filed with or furnished to the SEC an adequate accrual or provision for all material Taxes not yet due and payable as of the date of such financial statements, and such reserves are clearly identified as reserves for current or deferred Taxes. Any asset reflected in such financial statements relating to current or deferred Taxes also is established in accordance with GAAP and without provision for any valuation allowance with respect to recovery of the asset.

          (d)   There is no claim, audit, appeal, action, suit, proceeding, examination or investigation now pending or, to its knowledge, threatened against or with respect to it or any of its subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any claim, audit, suit, proceeding, examination or investigation have been paid in full.

          (e)   It and each of its subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. It and each of its subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

          (f)    Neither it nor any of its subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in the ordinary course of business or in employment contracts) that will require any payment by it or any of its subsidiaries of any Tax of another person after the Closing Date.

          (g)   Neither it nor any of its subsidiaries has entered into a "listed transaction" within the meaning of Section 6707A of the Code.

          (h)   Neither it nor any of its subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes, (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending, or (v) has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any concessions, private letter rulings, technical advance memoranda or similar agreement or rulings by any Taxing Authority.

          (i)    Neither it nor any of its subsidiaries has received notice of, or is otherwise aware of, any withholding Tax obligation that is presently not covered by a gross-up clause contained in any Lease Document, and neither it nor any of its subsidiaries is aware of any secondary liability in circumstances where a Lessee has failed to meet its own Tax obligations.

          (j)    No jurisdiction in which it or any of its subsidiaries has not filed a specific Tax Return has asserted in writing that it or any of its subsidiaries is required to file a Tax Return in such jurisdiction.

          (k)   It has provided via its website and press release the information required for a shareholder to make the election provided by Section 1295(b) of the Code and the Treasury Regulations thereunder.

          (l)    Neither it nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Amalgamation from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.

        4.8    Absence of Certain Changes or Events.    Since June 30, 2009, (i) there has not been any event, change, circumstance, state of facts or effect, alone or in combination, that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (ii) neither it nor any of its subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 5.1 had such section been in effect since June 30, 2009.

        4.9    Board Approval.    The board of directors of Genesis, by resolutions duly adopted by vote at a meeting duly called and held, has (i) determined that the Amalgamation Consideration and the Exchange Ratio constitutes fair value for each Genesis Common Share in accordance with the Companies Act and deemed it fair to, advisable to and in the best interests of Genesis and its shareholders taken as a whole to enter into this Agreement and to consummate the Amalgamation and the other transactions contemplated hereby, (ii) adopted this Agreement and the Amalgamation Agreement and authorized and approved the Amalgamation and the other transactions contemplated by this Agreement and (iii) recommended that the shareholders of Genesis vote in favor of the matters constituting the Required Genesis Vote (the "Genesis Recommendation"), and directed that such matters be submitted for consideration by Genesis shareholders at the Genesis Shareholders Meeting.

        4.10    Vote Required.    The affirmative vote of a majority of the votes cast at a meeting of the shareholders of Genesis at which a quorum is present in accordance with the bye-laws of Genesis is required to adopt this Agreement and approve the Amalgamation (the "Required Genesis Vote"). The Required Genesis Vote is the only vote of the holders of any class or series of Genesis share capital necessary to approve this Agreement and to consummate the transactions contemplated hereby (including the Amalgamation).

        4.11    Aircraft and Leases.

          (a)   Section 4.11(a) of the Genesis Disclosure Letter lists each aircraft and aircraft engine owned (directly or indirectly) or leased by Genesis or a subsidiary of Genesis as of the date hereof. Except as otherwise set forth in Section 4.11(a) of the Genesis Disclosure Letter, as of the date of this Agreement, Genesis or a subsidiary of Genesis (i) is the sole legal and beneficial owner of, and has good and valid title to, each Aircraft and Engine and (ii) is the holder of a lessor's interest in the Aircraft under the applicable Lease Documents, with respect to each lease of an Aircraft to a Lessee (or an intermediary for the Lessee), which Aircraft and which interest under those Lease Documents are, in each case, to Genesis's knowledge, free and clear of all liens, other than Permitted Encumbrances.

          (b)   Section 4.11(b) of the Genesis Disclosure Letter sets forth, as of the date of this Agreement, all outstanding purchase orders and other commitments made by Genesis or a subsidiary of Genesis to purchase aircraft and/or engines, including the expected month of delivery.

          (c)   To Genesis's knowledge, (A) true and complete copies of each Lease Document (including, for purposes of this Section 4.11(c), the leases and all other material agreements (including any assignments, novations, side letters, amendments, waivers, modifications, assignment of warranties or option agreements) delivered in connection with, or relating to, the lease of any Aircraft or Engine that Genesis or a subsidiary of Genesis has committed to purchase) to which Genesis or a subsidiary of Genesis is a party have been made available to AerCap, (B) each such Lease Document is, and after the consummation of the transactions contemplated by this Agreement will continue to be, a valid and binding obligation of it and its subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against it and, to its knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and it and each of its subsidiaries (to the extent they are party thereto or bound thereby) and, to its knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Lease Document, except where such failure to be valid and binding or such non-performance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and (C) except as set forth in Section 4.11(c), Section 4.11(d) or Section 4.11(g) of the Genesis Disclosure Letter, neither it nor any of its subsidiaries has received written notice of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of rights and obligations under or not to renew, any Lease Document.

          (d)   To Genesis's knowledge, except as disclosed in Section 4.11(d) of the Genesis Disclosure Letter, no default or event of default has occurred and is continuing under any Lease Document due to a failure to maintain insurance over any Aircraft.

          (e)   Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and for (i) claims for the return at the end of the Lease term of an Aircraft or Engine of security deposits paid by the Lessee under the applicable Lease Document, or (ii) maintenance-related claims, lease-end adjustment payments or other amounts required to be paid or contributed pursuant to the express terms of any Lease Document, to Genesis's knowledge there are no claims which have been or can be asserted by any Lessee or any other person against Genesis, any subsidiary of Genesis, any Aircraft or any Engine arising out of the ownership, use, or operation of any Aircraft or Engine prior to the date of this Agreement. To Genesis's knowledge, Section 4.11(e) of the Genesis Disclosure Letter sets forth, by Lessee and Aircraft or Engine (where an Engine is not affiliated with an Aircraft), as the case may be, as of the date five (5) business days prior to the date of this Agreement, the aggregate amount of additional rent paid by the Lessees under the Leases, less the aggregate of any amounts contributed to the Lessees in respect of qualifying maintenance events, such contributions being limited to the amount of additional rent paid by the Lessees at the date when the qualifying maintenance event commenced less amounts already contributed to the Lessees in respect of previous qualifying maintenance events and which were limited to the amounts of additional rent paid.

          (f)    To Genesis's knowledge, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Lessee has maintained the applicable Aircraft or Engine in accordance with the terms of the applicable Lease, and (ii) no destruction or other casualty loss or partial loss, nor an event which with the passage of time would result in destruction or casualty loss, has occurred in respect of any Aircraft or Engine.

          (g)   To Genesis's knowledge, Section 4.11(g) of the Genesis Disclosure Letter lists, as of the date set forth therein, which such date shall not be greater than five (5) business days prior to the date of this Agreement (i) all failures by Lessees of Genesis or any of its subsidiaries to make any cash payment (whether rental, additional rent or otherwise) required under a Lease Document that remains unpaid for more than (x) thirty (30) days and (y) sixty (60) days, in each case, after its respective due date, (ii) all notices of default delivered by Genesis to any Lessees in the last sixty (60) days, (iii) all requests by Lessees of Genesis delivered to Genesis in the last sixty (60) days for any amendment to any Lease Document, (iv) all Aircraft on ground owned (directly or beneficially) by Genesis and whether the Aircraft is subject to a lease or not, and (v) all Aircraft owned (directly or beneficially) by Genesis which is subject to a lease due to expire within twelve (12) months of the date hereof that is not subject to a lease that is scheduled to commence within the same month as, or the month immediately following, the expiration of the current Lease.

        4.12    Aircraft Insurance.    To Genesis's knowledge, as of the date of this Agreement, all certificates of insurance held by Genesis or a subsidiary of Genesis with respect to each Aircraft, including, without limitation, commercial aviation, equipment leasing, contingent hull and liability insurance, have been made available to AerCap. As of the date of this Agreement, to the knowledge of Genesis, each insurance policy related to such certificates of insurance is in full force and effect, all premiums due and payable by Genesis or any subsidiary of Genesis under each such policy have been timely paid, and neither Genesis nor any of its subsidiaries has received any notice of cancellation or termination of such policy, except, in each case, for such failures which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

        4.13    Material Contracts; Intercompany Contracts.

          (a)   As of the date of this Agreement, neither it nor any of its subsidiaries is a party to or bound by any contract or is a party to any letter of intent, memorandum of understanding or similar writing or instrument, other than a Lease Document, (i) that is or will be required to be filed by it as a material contract pursuant to the requirements of Exhibit 4 of Form 20-F of the SEC that is not already so filed; (ii) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any of its or its subsidiaries' material business or assets; (iii) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness in excess of $2,000,000; (iv) that, individually or together with related contracts, provides for any acquisition, disposition, lease, license or use after the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of $2,000,000; (v) that is a collective bargaining agreement; (vi) that involves or would reasonably be expected to involve aggregate payments by or to it and/or its subsidiaries in excess of $2,000,000 in any twelve month period, except for any contract that may be cancelled without penalty or termination payments by it or its subsidiaries upon notice of sixty (60) days or less; (vii) that includes an indemnification obligation of it or any of its subsidiaries with a maximum potential liability in excess of $2,000,000; (viii) except for special purpose provisions in any aircraft-owning entity, leasing intermediary or other special purpose entity, that limits or purports to limit in any material respect either the type of business in which it or any of its subsidiaries may engage or the manner or locations in which any of them may so engage in any business; or (ix) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the transactions contemplated by this Agreement or AerCap's and its subsidiaries' ability to own and/or to conduct the businesses after the Closing; except, in the case of clauses (iii), (iv), (vi) and (vii) above, (A) any contract entered into by the Servicer, pursuant to power of attorney from Genesis, which is within the discretion of the Servicer pursuant to the Servicing Agreements (without the need to obtain any consent or approval from Genesis or any of its subsidiaries or any board of any thereof in connection with any such action) and (B) any contracts or other arrangement between Genesis and any of its subsidiaries or between two or more subsidiaries of Genesis. Each such contract described in clauses (i)-(ix) is referred to herein as a "Genesis Material Contract."

          (b)   Each Genesis Material Contract is a valid and binding obligation of it and its subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against it and, to its knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and it and each of its subsidiaries (to the extent they are party thereto or bound thereby) and, to its knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Genesis Material Contract, except where such failure to be valid and binding or such non-performance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its subsidiaries has received written notice, nor does it have knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of rights and obligations under or not to renew, any Genesis Material Contract.

          (c)   Section 4.13(c) of Genesis's Disclosure Letter sets forth all contracts, agreements, notes, leases, licenses and other instruments between Genesis and any of its affiliates (other than its subsidiaries) or between two or more affiliates (other than its subsidiaries) of Genesis.

        4.14    Employee Benefits.

          (a)   It has disclosed a correct and complete list of all Genesis Benefit Plans in Section 4.14(a) of the Genesis Disclosure Letter and it has made available to the other party correct and complete copies of, (i) each material Genesis Benefit Plan, (ii) each applicable trust agreement or other funding arrangement for each such Genesis Benefit Plan (including insurance contracts), and all amendments thereto, (iii) with respect to any such Genesis Benefit Plan that is intended to be tax-qualified or tax-preferred under applicable Law, any applicable determination letter issued by the U.S. Internal Revenue Service and any other applicable determination document issued by any equivalent non-U.S. taxing or regulatory authority, in each case, confirming the tax-qualified or tax-preferred status of such Genesis Benefit Plan, (iv) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports or other reports prepared for any Genesis Benefit Plan with respect to the two most recently completed plan years, and (v) the most recent summary plan description for any Genesis Benefit Plan and summary of any material modifications thereto.

          (b)   Each Genesis Benefit Plan is in compliance, and in the last three (3) years has been in compliance, with applicable Laws in all material respects and has been administered in all material respects in accordance with its terms. To the knowledge of Genesis, there are no actions, suits, investigations or claims pending, or to its knowledge, threatened or anticipated (other than routine claims for benefits) relating to any Genesis Benefit Plan, nor to the knowledge of Genesis, is there any basis for such a claim.

          (c)   Neither it nor any of its subsidiaries has any obligations for retiree health and retiree life benefits under any Genesis Benefit Plan other than with respect to benefit coverage mandated by applicable Law. There has been no amendment to, announcement by it or any of its subsidiaries relating to, or material change in employee coverage under, any Genesis Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recently completed fiscal year.

          (d)   None of the execution and delivery of this Agreement, the shareholder approval of the transactions contemplated hereby or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, including the termination of the employment of any of its or its subsidiaries' employees within a specified time of the Effective Time) (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director or any employee of it or any of its subsidiaries from it or any of its subsidiaries under any Genesis Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Genesis Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of it to merge, amend or terminate any Genesis Benefit Plan or any related trust, (v) cause a trust for any Genesis Benefit Plan to be required to be funded, or (vi) result in payments under any Genesis Benefit Plan which would not be deductible under Section 280G of the Code or any equivalent non-U.S. Tax Law.

        4.15    Labor Relations and Other Employment Matters.

          (a)   None of its or its subsidiaries' employees are represented by any union with respect to their employment by it or its subsidiaries, and no labor organization or group of employees of it or any of its subsidiaries has made a pending demand for recognition or certification to it or any of its subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Genesis, threatened to be brought or filed with any labor relations tribunal or authority. Neither it nor any of its subsidiaries is experiencing, or has at any time during the past three (3) years experienced, any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

          (b)   (i) No unfair labor practice charges, grievances or complaints are pending or, to its knowledge, threatened against it or any of its subsidiaries, (ii) no employee of it at the officer level or above has given written notice to it or any of its subsidiaries that any such employee intends to terminate his or her employment with it or any of its subsidiaries, (iii) to the knowledge of Genesis, no employee or former employee of it or any of its subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement (including any agreement relating to trade secrets or proprietary information) or non-competition agreement with it or any of its subsidiaries, and (iv) it and its subsidiaries have materially complied with all applicable Laws, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment.

          (c)   Each of its employees has all, immigration permits, visas or other authorizations required by Law for such employee given the duties and nature of such employee's employment.

        4.16    Intellectual Property.    Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

          (a)   It and each of its subsidiaries has sufficient rights to use all of the Intellectual Property used in its and each of its subsidiaries' respective businesses as presently conducted and as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. The Intellectual Property owned by it or its subsidiaries is (i) owned free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), and (ii) valid and subsisting, and is not subject to any outstanding order, judgment or decree adversely affecting its or its subsidiaries use thereof, or rights thereto.

          (b)   Section 4.16 of the Genesis Disclosure Letter sets forth a true list of (i) all registered trademarks and service marks, all trademark and service mark applications, and all domain names owned by it and/or its subsidiaries, (ii) all registered copyrights and copyright applications owned by it and/or its subsidiaries, and (iii) all patents and patent applications owned by it and/or its subsidiaries.

          (c)   All of the rights in the Intellectual Property created by its or any of its subsidiaries' employees during the course of their employment have been validly and irrevocably assigned to it.

          (d)   It and each of its subsidiaries has taken all reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it or each of its subsidiaries, and to its knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure agreements which have not been breached.

          (e)   To its knowledge, neither it nor any of its subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement. There is no litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to its knowledge, threatened against it or any of its subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To its knowledge, no valid basis exists for any such litigation, opposition, cancellation, proceeding, objection or claim. To its knowledge, no person is infringing, misappropriating or otherwise violating any of its or its subsidiaries' rights in any Intellectual Property.

          (f)    It and its subsidiaries has each complied in all material respects with (i) all applicable Laws, rules and regulations regarding data protection and the privacy and security of personal information, and (ii) their respective privacy policies or commitments to their customers and consumers.

        4.17    Brokers or Finders.    Other than Citigroup Global Markets Inc., no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of it or any of its subsidiaries.

        4.18    Opinion of Financial Advisor.    The board of directors of Genesis has received the opinion of Genesis's financial advisor, Citigroup Global Markets Inc. to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Genesis Common Shares.

        4.19    Takeover Laws.    To its knowledge, as of the date of this Agreement, no "fair price," "moratorium," "control share acquisition," "interested shareholder" or other anti-takeover statute or regulation would reasonably be expected to restrict or prohibit this Agreement, the Amalgamation or the other transactions contemplated hereby by reason of it being a party to this Agreement, performing its obligations hereunder and consummating the Amalgamation and the other transactions contemplated hereby.

        4.20    No Additional Representations.

          (a)   Except for the representations and warranties made by Genesis in this ARTICLE IV, neither Genesis nor any other person makes any express or implied representation or warranty to AerCap, Amalgamation Sub or any of their affiliates with respect to Genesis or its subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Genesis hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Genesis nor any other person makes or has made any representation or warranty to AerCap, Amalgamation Sub or any of their affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Genesis, any of its subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Genesis in this ARTICLE IV, any oral or written information presented to AerCap, Amalgamation Sub or any of their affiliates in the course of their due diligence investigation of Genesis, the negotiation of this Agreement or the course of the transactions contemplated hereby.

          (b)   Genesis acknowledges and agrees that it (i) has had the opportunity to meet with the management of AerCap and to discuss the business, assets and liabilities of AerCap and its subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of AerCap and (iii) has conducted its own independent investigation of AerCap and its subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

          (c)   Notwithstanding anything contained in this Agreement to the contrary, Genesis acknowledges and agrees that none of AerCap, Amalgamation Sub or any other person has made or is making any representations or warranties relating to AerCap or Amalgamation Sub whatsoever, express or implied, beyond those expressly given by AerCap and Amalgamation Sub in ARTICLE III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding AerCap furnished or made available to Genesis. Without limiting the generality of the foregoing, Genesis acknowledges that no representations or warranties are made with respect to any projections, forecasts estimates, budgets or prospect information that may have been made available to Genesis.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Covenants of Genesis.    During the period from the date of this Agreement and continuing until the Effective Time, Genesis agrees as to itself and its subsidiaries that, except as expressly contemplated or permitted by this Agreement or as may be within the discretion of the Servicer pursuant to the Servicing Agreements (subject to the prior written consent, not to be unreasonably withheld or delayed, of AerCap to the extent the Servicer must, pursuant to the Servicing Agreements, obtain approval or consent from Genesis or any of its subsidiaries or any board of any thereof in connection with any such action), as required by applicable Law, as set forth in Section 5.1 of the Genesis Disclosure Letter, or to the extent that AerCap shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Genesis and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain their Permits, and (iii) preserve their relationships with customers, Lessees, regulators, lenders and financing providers and others having business dealings with them. Without limiting the generality of the foregoing, during such period, except as expressly required by applicable Law or as expressly contemplated or permitted by this Agreement, as may be within the discretion of the Servicer pursuant to the Servicing Agreements (subject to the prior written consent, not to be unreasonably withheld or delayed, of AerCap to the extent the Servicer must, pursuant to the Servicing Agreements, obtain approval or consent from Genesis or any of its subsidiaries or any board of any thereof in connection with any such action), as set forth in Section 5.1 of the Genesis Disclosure Letter or to the extent AerCap shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Genesis shall not, and shall not permit any of its subsidiaries to:

          (a)   (i) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital (whether in cash, shares or property or any combination thereof), except for (A) dividends paid by a direct or indirect wholly-owned subsidiary to it or its subsidiaries and (B) the quarterly dividends payable in September 2009 on the Genesis Common Shares in respect of the fiscal quarter ended June 30, 2009 in an amount not to exceed $0.10 per share, (ii) split, combine or reclassify, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital, or (iii) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any equity or debt securities of Genesis or any of its subsidiaries, other than repurchases, redemptions or acquisitions by a wholly-owned subsidiary of share capital or such other securities, as the case may be, of another of its wholly-owned subsidiaries;

          (b)   issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its (or any of its subsidiaries') share capital of any class, any Voting Debt, any share appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of common shares required to be issued upon the exercise or settlement of share options or other equity related awards outstanding on the date hereof and disclosed in Section 4.2(a) of the Genesis Disclosure Letter and (ii) issuances by a wholly-owned subsidiary of share capital or capital stock, as the case may be, to it or another of its wholly-owned subsidiaries;

          (c)   amend or propose to amend its memorandum of association or bye-laws or equivalent organizational documents of any of its subsidiaries, or waive any requirement thereof;

          (d)   (i) acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing an equity interest in or any of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties, (ii) sell or otherwise dispose of, or agree to sell or otherwise dispose of, any of its assets, product lines, businesses, rights or properties (including capital stock of its subsidiaries and indebtedness of others held by it and its subsidiaries), or (iii) other than pursuant to existing contracts specified in Section 5.1(d) of the Genesis Disclosure Letter, acquire or agree to acquire any Aircraft or Engine;

          (e)   other than any Genesis Benefit Plan (which is subject to paragraph (k) below) or as contemplated by Sections 6.11(c) or 7.3(d), amend, modify or terminate any Genesis Material Contract, which, for purposes of this clause (e), shall not exclude Lease Documents to which Genesis or a subsidiary of Genesis is a party, or cancel, modify or waive any debts or claims held by it under, or waive any rights in connection with, any Genesis Material Contract, or enter into any contract or other agreement of any type, whether written or oral, that would have been a Genesis Material Contract had it been entered into prior to this Agreement;

          (f)    voluntarily forfeit, abandon, modify, waive, terminate or otherwise change, or permit any of its subsidiaries to voluntarily forfeit, abandon, modify, waive, terminate or otherwise change, any of its or any of its subsidiaries' material Permits;

          (g)   take any action with the actual knowledge and intent that it would, or would reasonably be expected to, (i) result in any of the conditions to the Amalgamation set forth in ARTICLE VII not being satisfied or (ii) materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals;

          (h)   (i) except as disclosed in any of its SEC Documents filed or furnished prior to the date of this Agreement, change any of its accounting policies in effect at December 31, 2008, except as required by changes in applicable Laws or GAAP as concurred to by its independent auditors, or (ii) make, change or revoke any material Tax election, file any amended Tax Return, settle any Tax claim, audit, action, suit, proceeding, examination or investigation or change its method of tax accounting (except, with respect to any amended Tax Return or any change in Tax accounting method, as required by changes in applicable Law (or any Taxing Authority's interpretation thereof)), if, under this clause (ii), such actions would have the aggregate effect of increasing any of its Tax liabilities by $1,500,000;

          (i)    adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

          (j)    settle or compromise any Legal Proceedings, other than settlements or compromises of Legal Proceedings involving only monetary relief where the amount paid is less than the amount reserved for such matter by it in the latest audited balance sheet included in its SEC Documents;

          (k)   (i) enter into, adopt, materially amend or terminate any Genesis Benefit Plan, or (ii) increase the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Genesis Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for (x) payment of all or a pro rata portion of bonuses in respect of 2009 and, to the extent the Effective Time does not occur in 2009, such period of 2010 which ends at the Effective Time, in each case at 2009 target levels as though all performance goals were achieved and (y) normal payments, awards and increases to employees who are not directors or officers in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $500,000, or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal required by the terms of a Genesis Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement; provided, however, for the avoidance of doubt, that nothing in this Section 5.1(k) shall limit any actions to be taken pursuant to Section 6.11(c), including with respect to the amendment of any employment agreement that does not affect the total cash payments thereunder;

          (l)    except for drawdowns pursuant to its Liquidity Facility, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), including by way of an intercompany loan to it (but such intercompany loan shall be prohibited only to the extent such loan reduces unrestricted cash of Genesis and its subsidiaries taken as a whole), guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its subsidiaries or guarantee any debt securities of others, or repurchase or repay prior to maturity any indebtedness for borrowed money or debt securities; provided, however, that the repayment of any indebtedness required by the terms of agreements binding Genesis as of the date hereof shall be permitted;

          (m)  enter into, or otherwise agree to, any amendments, modifications, supplements or waivers of the Agreement Waivers or Service Provider Agreements;

          (n)   grant, extend, amend, waive or modify any material rights in or to, or sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, any material Intellectual Property rights; or

          (o)   agree to, or make any commitment to, take, or authorize any of the actions prohibited by this Section 5.1.

        5.2    Covenants of AerCap.    During the period from the date of this Agreement and continuing until the Effective Time, AerCap agrees as to itself and its subsidiaries that, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, as set forth in Section 5.2 of the AerCap Disclosure Letter, or to the extent that Genesis shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), AerCap and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice (including, for the avoidance of doubt, adhering to any operating guidelines and policies, whether or not written) and use commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain their Permits, and (iii) preserve their relationships with employees, customers, Lessees, regulators, lenders and financing providers and others having business dealings with them. Without limiting the generality of the foregoing, during such period, except as expressly required by applicable Law, as expressly contemplated or permitted by this Agreement, as set forth in Section 5.2 of the AerCap Disclosure Letter or to the extent Genesis shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), AerCap shall not, and shall not permit any of its subsidiaries to:

          (a)   (i) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital (whether in cash, shares or property or any combination thereof), except for dividends paid by a direct or indirect wholly-owned subsidiary to it or its subsidiaries, (ii) split, combine or reclassify, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital or (iii) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any debt or equity securities of AerCap or any of its subsidiaries, other than repurchases, redemptions or other acquisitions (x) by a wholly-owned subsidiary of debt or equity securities, as the case may be, of another of its wholly-owned subsidiaries or (y) that would not result in the expenditure by AerCap, individually or in the aggregate, of more than $25,000,000 in cash;

          (b)   issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its (or any of its subsidiaries') share capital of any class, any Voting Debt, any share appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of common shares required to be issued upon the exercise or settlement of share options or other equity related awards outstanding on the date hereof and disclosed in Section 3.2(a) of the AerCap Disclosure Letter under the AerCap Share Plans, as in effect on the date hereof; and (ii) issuances by a wholly-owned subsidiary of share capital or capital stock, as the case may be, to it or another of its wholly-owned subsidiaries;

          (c)   acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing an equity interest in or any of the assets of, by forming a partnership or joint venture with, or by any other manner, (A) any corporation, partnership, association or other business organization or division thereof, or (B) any assets, rights or properties, except, in either case, for such transactions that (x) individually or in the aggregate, would not have a purchase price in excess of $200,000,000 or (y) involve the acquisition by a subsidiary of AerCap of any debt or equity interest in another subsidiary of AerCap;

          (d)   amend or propose to amend AerCap's articles of association (statuten), or waive any requirement thereof;

          (e)   incur, create or assume any indebtedness for borrowed money, including by way of an intercompany loan to it (but such intercompany loan shall be prohibited only to the extent such loan reduces unrestricted cash of AerCap and its subsidiaries taken as a whole), guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its subsidiaries or guarantee any debt securities of others, except for (i) the repurchase or repayment of any indebtedness required by the terms of agreements binding AerCap as of the date hereof, (ii) indebtedness incurred to finance any of the actions permitted under clauses (a)(iii) and (c) of this Section 5.2, (iii) the re-financing of any indebtedness for borrowed money in existence as of the date hereof on such terms and conditions as AerCap deems appropriate, (iv) the replacement of any undrawn facilities in existence as of the date hereof on such terms and conditions as AerCap deems appropriate, (v) the incurrence of any indebtedness on such terms and conditions as AerCap deems appropriate to finance the acquisition of any assets which AerCap has agreed to acquire and which acquisitions have been disclosed to Genesis (publicly or otherwise) prior to the date hereof (whether pursuant to an agreement or letter of intent) and (vi) the incurrence of debt secured by any Aircraft owned by AerCap or any of its subsidiaries as of the date hereof against which no indebtedness has been incurred and is outstanding;

          (f)    take any action with the actual knowledge and intent that it would, or would reasonably be expected to, (i) result in any of the conditions to the Amalgamation set forth in ARTICLE VII not being satisfied or (ii) materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals;

          (g)   (i) except as disclosed in any of its SEC Documents filed or furnished prior to the date of this Agreement, change its methods of accounting in effect at December 31, 2008, except as required by changes in applicable Laws or GAAP as concurred to by its independent auditors, (ii) make, change or revoke any material Tax election or change its method of tax accounting (except, with respect to any change in Tax accounting method, as required by changes in applicable Law (or any Taxing Authority's interpretation thereof)), if, under this clause (ii), such actions would have the aggregate effect of increasing any of its Tax liabilities by $5,000,000, or (iii) change its or any of its subsidiaries' jurisdiction of residency for Tax purposes, if, under this clause (iii), such actions would have the aggregate effect of increasing any of its Tax liabilities by $5,000,000;

          (h)   adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization of AerCap; or

          (i)    agree to, or make any commitment to, take, or authorize any of the actions prohibited by this Section 5.2.

        5.3    Bermuda Required Actions.    Prior to the Closing, (a) Genesis shall (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers; (ii) prepare a duly certified copy of the Genesis shareholder resolutions evidencing the Required Genesis Vote and deliver such documents to AerCap; and (b) Amalgamation Sub shall (and AerCap, as the sole shareholder of Amalgamation Sub, shall cause Amalgamation Sub to) (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of Amalgamation Sub's officers; (ii) prepare a duly certified copy of the shareholder resolutions evidencing the approval of AerCap, as the sole shareholder of Amalgamation Sub, of the Amalgamation; and (iii) prepare a notice advising the Registrar of the registered office of the Amalgamated Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Preparation of Proxy Statements; Shareholders Meetings.

          (a)   As promptly as reasonably practicable following the date hereof, AerCap and Genesis shall cooperate in preparing, and AerCap shall cause to be filed with the SEC, a proxy statement/

  prospectus, which shall constitute the proxy statement relating to the matters to be submitted to the Genesis shareholders at the Genesis Shareholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus"), and AerCap shall prepare, in consultation with Genesis, and cause to be filed with the SEC, a registration statement on Form F-4 (of which the Proxy Statement/Prospectus shall be a part) with respect to the issuance of AerCap Common Shares (i) in the Amalgamation and (ii) to the financial advisors of AerCap and Genesis referred to in Section 3.16 and Section 4.17, respectively, pursuant to arrangements entered into on or prior to the date hereof (such Form F-4, and any amendments or supplements thereto, the "Form F-4").

          (b)   In furtherance of the foregoing, each of AerCap and Genesis shall, as applicable:

            (i)    use commercially reasonable efforts to respond to comments received from the SEC on the Proxy Statement/Prospectus and to have the Form F-4 declared effective by the SEC as promptly as reasonably practicable, to keep the Form F-4 effective as long as is necessary to consummate the Amalgamation and the other transactions contemplated hereby, and as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form F-4 received from the SEC on or after the date of this Agreement;

            (ii)   cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus (except in connection with a Change in Genesis Recommendation) and the Form F-4 prior to filing such with the SEC, and provide the other party with a copy of all such filings made with the SEC;

            (iii)  cause the Proxy Statement/Prospectus and the Form F-4 to comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form F-4;

            (iv)  use commercially reasonable efforts to make any other necessary filings for which it is responsible with respect to the Amalgamation under the Securities Act and the Exchange Act and the rules and regulations thereunder, and take any action required to be taken under any other applicable securities Laws in connection with the Amalgamation;

            (v)   advise the other party, promptly after it receives notice thereof, of the time when the Form F-4 has become effective, the issuance of any stop order, the suspension of the qualification of the AerCap Common Shares issuable in connection with the Amalgamation for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form F-4; and

            (vi)  promptly notify the other party if at any time prior to the Effective Time it discovers any information relating to either of the parties, or their respective affiliates, officers or directors, which should be set forth in an amendment or supplement to either the Form F-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and cause to be promptly filed an appropriate amendment or supplement describing such information with the SEC and disseminated to the shareholders of Genesis, to the extent required by Law.

          (c)   None of the information supplied or to be supplied by AerCap or Genesis for inclusion or incorporation by reference in the (i) Form F-4 will, at the time the Form F-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) Proxy Statement/Prospectus will, at the date of mailing to shareholders and at the time of the Genesis Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, in each case of (i) and (ii), neither party shall be responsible or liable for any statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference therein.

          (d)   Genesis shall take all action necessary to (i) duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable, and in any event within forty-five (45) days (except as may otherwise be required by Law or Section 6.5(d)), following the date upon which the Form F-4 becomes effective for the purpose of obtaining the Required Genesis Vote (the "Genesis Shareholders Meeting"), provided that the Genesis Shareholders Meeting shall not be held prior to the third business day immediately following the last day on which the holders of Genesis Common Shares can require appraisal of their Genesis Common Shares pursuant to the Companies Act, (ii) promptly give the Depositary a notice as contemplated by Section 4.8 of the Deposit Agreement in respect of the Genesis Shareholders Meeting and (iii) as promptly as practicable after the Form F-4 is declared effective, cause the Depositary to take all actions required under Section 4.8 of the Deposit Agreement, including in connection with the mailing of the Proxy Statement/Prospectus to Genesis's shareholders. Genesis shall use commercially reasonable efforts to solicit and secure the Required Genesis Vote in accordance with applicable legal requirements; provided that, if there is a Change in Genesis Recommendation pursuant to Section 6.4 or Section 6.5, such obligation to use commercially reasonable efforts shall cease at such time and, subject to Sections 6.4 and 6.5, the board of directors of Genesis shall include the Genesis Recommendation in the Proxy Statement/Prospectus.

        6.2    Access to Information; Confidentiality.

          (a)   Upon reasonable notice, each of Genesis and AerCap shall (and shall cause each of its subsidiaries to) (i) afford to the directors, officers, employees, advisors, agents or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives") of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and (ii) during such period, make available all other information concerning its business, properties and personnel, in each case, as such other party or its Representatives may reasonably request. Notwithstanding anything in this Section 6.2 or Section 6.3 to the contrary, neither party nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any legally recognized privilege applicable to such information or violate or contravene any applicable Laws or binding agreement entered into prior to the date of this Agreement (including any Laws relating to privacy). The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable Law, and, if necessary, restricting review of certain sensitive material to the receiving party's financial advisors or outside legal counsel. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

          (b)   Any information obtained or provided pursuant to Section 6.2(a) shall be subject to the terms of the confidentiality agreement entered into between Genesis and AerCap, dated March 3, 2009 (the "Confidentiality Agreement"), which Confidentiality Agreement shall remain in full force and effect as provided under Section 9.5 in accordance with its terms.

        6.3    Commercially Reasonable Efforts.

          (a)   Subject to the terms and conditions of this Agreement, and without limiting any of the provisions of Section 6.1, each party will cooperate and consult with the other party with respect to, and will use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Amalgamation and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (i) preparing an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (ii) preparing all appropriate filings required pursuant to the Turkish Regulation, (iii) preparing all appropriate filings required pursuant to the German Regulation, (iv) to the extent the Indian Regulation is in effect and requires by its terms the receipt of the Indian Approval prior to consummation of the Amalgamation, preparing all appropriate filings required pursuant to the Indian Regulation, (v) responding to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Competition Law, (vi) taking all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Law as soon as practicable and refrain from extending any waiting period under the HSR Act or any other Competition Law or enter into any agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement, and (vii) preparing all other necessary applications, registrations, declarations, notices, filings and other documents and obtaining as promptly as practicable all other Requisite Regulatory Approvals and all other consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Amalgamation or any of the other transactions contemplated by this Agreement with other Governmental Entities under any other Competition Law.

          (b)   In furtherance and not in limitation of Section 6.3(a), to the extent permissible under applicable Laws, each party shall, in connection with the above referenced efforts to obtain all Requisite Regulatory Approvals and any such other necessary or desirable consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances referred to in Section 6.3(a), use its commercially reasonable efforts to (i) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable Laws or by any Governmental Entity and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods and the receipt of all such consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances under applicable Laws or from such Governmental Entities as soon as practicable, (ii) cooperate in all respects with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (iii) keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other party of (and upon reasonable request provide copies of) any communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by any private party, in each case regarding any other transactions contemplated hereby, (iv) permit the other parties, or the other parties' legal counsel, to review prior to its submission any communication given by it to any Governmental Entity or, in connection with any proceeding by any private party, with any other person, (v) consult with the other party in advance of any meeting, conference, conference call, discussion or communication with any such Governmental Entity or, in connection with any proceeding by any private party, with any other person and (vi) to the extent permitted by such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications.

          (c)   In furtherance and not in limitation of the foregoing, Genesis (and its subsidiaries) and AerCap (and its subsidiaries) shall be required to (i) consent to, take or agree or commit to take any action for the purpose of obtaining any Requisite Regulatory Approvals or any such other necessary or desirable consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances referred to in Section 6.3(a) or (ii) consent to or agree to any restriction or limitation for the purpose of obtaining any Requisite Regulatory Approvals or any such other necessary or desirable consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances referred to in Section 6.3(a) and (b) (including with respect to divesting, selling, licensing, transferring, holding separate or otherwise disposing of any business or assets or conducting its (or its subsidiaries') business in any specified manner), except for such of the foregoing which would, in either case, (x) be effective prior to the Effective Time or (y) reasonably be expected to have a Material Adverse Effect on AerCap and its subsidiaries (including the Amalgamated Company and its subsidiaries) on a consolidated basis after the Effective Time.

          (d)   In connection with and without limiting the foregoing, AerCap and Genesis shall (i) take all commercially reasonable actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to the Amalgamation, this Agreement or any of the other transactions contemplated by this Agreement, and (ii) if any takeover statute or similar statute or regulation becomes applicable to the Amalgamation, this Agreement or any other transaction contemplated by this Agreement, use their respective commercially reasonable efforts to ensure that the Amalgamation and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Amalgamation and the other transactions contemplated by this Agreement.

        6.4    No Change in Recommendation.

          (a)   The board of directors of Genesis shall not withhold, withdraw, qualify or modify (including by amendment or supplement to the Proxy Statement/Prospectus), in any manner adverse to AerCap, the Genesis Recommendation, or publicly propose to, or publicly announce that its board of directors has resolved to, take any such action (any of the foregoing with respect to the Genesis Recommendation, whether in accordance with this Section 6.4 or Section 6.5, a "Change in Genesis Recommendation").

          (b)   Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Required Genesis Vote, the board of directors of Genesis may withhold, withdraw, qualify or modify the Genesis Recommendation (or publicly announce that its board of directors has resolved to take any such action), other than in connection with an Acquisition Proposal (for the avoidance of doubt, the conditions under which Genesis may make a Change in Genesis Recommendation as a result of an Acquisition Proposal are as set forth in Section 6.5), if the board of directors of Genesis, after consultation with its outside counsel, concludes in good faith that such action is reasonably likely to be required in order for the board of directors to comply with its fiduciary duties under applicable Law; provided that, no Change in Genesis Recommendation may be made under this Section 6.4 unless Genesis (i) has not breached in any material respect its obligations under this Section 6.4, and (ii) has provided a written notice to AerCap advising AerCap of its intention to make a Change in Genesis Recommendation under this Section 6.4 and AerCap does not, within three (3) business days following its receipt of such notice, agree to make adjustments in the terms and conditions of this Agreement which obviate the need for the Change in Genesis Recommendation, as determined in good faith by the board of directors of Genesis after consultation with its outside legal counsel (provided that, during such three (3) business day period, Genesis shall, and shall cause its outside legal counsel and its financial advisors to, negotiate in good faith with AerCap (to the extent AerCap desires to negotiate) with respect to any proposed adjustments to the terms and conditions of this Agreement). Notwithstanding the foregoing or the proviso to Section 6.5(a), but subject to the respective parties' rights to terminate this Agreement pursuant to ARTICLE VIII, nothing contained in this Section 6.4(b) or in Section 6.5 shall be deemed to, or shall, relieve Genesis of its obligations to call, give notice of, convene and hold the Genesis Shareholders Meeting under Section 6.1; provided, however, that if the board of directors of Genesis shall have effected a Change in Genesis Recommendation pursuant to this Section 6.4, then the Genesis board of directors may hold the Genesis Shareholders Meeting without making any recommendation, in which event the Genesis board of directors shall communicate the basis for its lack of a recommendation to the Genesis shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent it determines, after consultation with its legal counsel, that such action is compelled by applicable Law.

        6.5    Acquisition Proposals.

          (a)   Neither Genesis nor any of its subsidiaries shall, and Genesis shall use commercially reasonable efforts to cause its and its subsidiaries' Representatives not to, directly or indirectly, prior to the termination of this Agreement:

            (i)    initiate, solicit, knowingly encourage or knowingly facilitate (including by providing non-public information) any effort or attempt to make or implement any proposal or offer with respect to, or a transaction to effect, an amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries which account for 20% or more of the assets or revenues of it and its subsidiaries, taken as a whole, or any purchase or sale of 20% or more of the consolidated assets (including, without limitation, stock of its subsidiaries) of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving entity in such transaction) (any such proposal, offer or transaction (other than a proposal or offer made by AerCap) being hereinafter referred to as an "Acquisition Proposal");

            (ii)   have, participate or otherwise engage in any discussions or negotiations with or provide any confidential information or data to any person relating to an Acquisition Proposal;

            (iii)  approve or recommend, or propose to approve or recommend, any Acquisition Proposal or submit to the vote of its shareholders any Acquisition Proposal; or

            (iv)  approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, amalgamation agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal;

  provided that Genesis may, and Genesis may cause its Representatives to, if the board of directors of Genesis, after consultation with its outside legal counsel, concludes in good faith that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under applicable Law, but subject to Genesis, its subsidiaries and their Representatives complying with Section 6.5(c), participate or otherwise engage in discussions or negotiations with or furnish confidential information or data to any person who has made an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.5 in any material respect and which the board of directors of Genesis concludes would be reasonably likely to constitute or lead to a Superior Proposal; provided, further, that (A) prior to participating or otherwise engaging in any such discussions or negotiations or furnishing such confidential information or data, Genesis shall have entered into a confidentiality agreement with such person on terms not less restrictive in the aggregate to such person than the provisions of the Confidentiality Agreement are to AerCap and its Representatives and (B) all such information or data has previously been provided or made available to AerCap or its Representatives or is provided or made available to AerCap or its Representatives prior to or substantially concurrent with the time it is provided to such person. Notwithstanding the foregoing, nothing in this Section 6.5(a) shall prohibit Genesis from contacting and engaging in discussions with any person who has made an unsolicited bona fide written Acquisition Proposal solely for the purpose of clarifying the terms of such Acquisition Proposal.

          (b)   Subject to Section 6.5(d), Genesis (i) shall, and shall cause its subsidiaries and its and their respective Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) shall not, and shall not permit any of its subsidiaries to, release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party, except to the extent that the board of directors of Genesis, after consultation with its outside counsel, concludes in good faith that such action is reasonably likely to be required in order for the board of directors to comply with its fiduciary duties under applicable Law in connection with any Acquisition Proposal. Genesis shall use its commercially reasonable efforts to promptly inform its and its subsidiaries' respective Representatives of the obligations undertaken in this Section 6.5.

          (c)   Genesis shall promptly (and in any event within the later of (1) forty-eight (48) hours or (2) the end of the second business day following such event) notify AerCap of any (i) Acquisition Proposal received by it, any of its subsidiaries or any of their respective Representatives, (ii) request for information that would reasonably be expected to be related to an Acquisition Proposal received by it, any of its subsidiaries or any of their respective Representatives, and (iii) request for discussions or negotiations that would reasonably be expected to be related to an Acquisition Proposal received by it, any of its subsidiaries or any of their respective Representatives, indicating, in connection with any such notice, the identity of the person making such Acquisition Proposal or request and the material terms and conditions thereof (including a copy thereof if in writing and any related available documentation and correspondence). Genesis shall (A) inform the person making such Acquisition Proposal, request for information or request for discussions or negotiations of its obligations under this Agreement and (B) keep AerCap reasonably informed on a reasonably current basis of the terms of any such Acquisition Proposal or request for information or request for discussions or negotiations (including whether such Acquisition Proposal or request for information or request for discussions or negotiations is withdrawn and any material change to the terms thereof). Nothing contained in this paragraph (c) is intended to limit any other provision of this Section 6.5.

          (d)   Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Required Genesis Vote (after the expiration of the Notice Period), the board of directors of Genesis concludes that an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.5 in any material respect would be reasonably likely to constitute a Superior Proposal (after giving effect to all the adjustments to this Agreement which may be offered by AerCap prior to or during the Notice Period), the board of directors of Genesis may make a Change in Genesis Recommendation pursuant to this Section 6.5; provided that, the board of directors of Genesis may not make a Change in Genesis Recommendation pursuant to this Section 6.5 unless (i) Genesis has provided a written notice to AerCap (a "Notice of Superior Proposal") advising AerCap that it has received an Acquisition Proposal that would be reasonably likely to constitute a Superior Proposal and specifying the identity of the person making such Acquisition Proposal and the material terms thereof (including a copy thereof and any related available documentation and correspondence), and (ii) AerCap does not, within three (3) business days following its receipt of the Notice of Superior Proposal (the "Notice Period"), make an offer that, as determined in good faith by the board of directors of Genesis after consultation with Genesis's outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during the Notice Period, Genesis shall, and shall cause its outside legal counsel and its financial advisors to, negotiate in good faith with AerCap (to the extent AerCap desires to negotiate) with respect to such proposal). The parties understand and agree that, to comply with this Section 6.5(d), any revisions to the terms of such Superior Proposal which, individually or in the aggregate, would be material when considering such Superior Proposal in its totality, shall require Genesis to deliver to AerCap a new Notice of Superior Proposal and the commencement of a new Notice Period.

          (e)   Nothing contained in this Section 6.5 shall prohibit Genesis from (i) complying with Rule 14d-9 or 14e-2 promulgated under the Exchange Act to the extent applicable with regard to an Acquisition Proposal (provided that, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer, any failure by Genesis or its board of directors to recommend that the shareholders of Genesis reject such offer within the time period specified in Rule 14e-2(a) shall be deemed to be a Change in Genesis Recommendation), or making any legally required disclosure to its shareholders with regard to an Acquisition Proposal (provided that, any disclosure (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Rule 14d-9 or 14e-2(a) shall be deemed to be a Change in Genesis Recommendation unless the board of directors of Genesis expressly reaffirms its recommendation to its shareholders in favor of approval of this Agreement and the transactions contemplated hereby) or (ii) informing any person of the existence of the provisions contained in this Section 6.5.

          (f)    "Superior Proposal" means a bona fide unsolicited written Acquisition Proposal from any person (other than AerCap or its subsidiaries) that did not result from a material breach by Genesis of this Section 6.5, which the board of directors of Genesis concludes in good faith, after consultation with Genesis's outside legal counsel and financial advisors, taking into account the legal, financial, regulatory, timing, the person making the Acquisition Proposal and other aspects of the Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) (i) is in the best interests of Genesis and its shareholders taken as a whole, (ii) is more favorable to Genesis and its shareholders taken as a whole than the transactions contemplated by this Agreement (after giving effect to all adjustments to this Agreement which may be offered by AerCap under Section 6.5(d) in response to such Acquisition Proposal) and (iii) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Entities and otherwise reasonably capable of being completed within six (6) months following the Genesis board's determination that such Acquisition Proposal is a "Superior Proposal"; provided that, for purposes of this definition of "Superior Proposal," the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.5(a)(i), except that the reference to "20% or more of the assets or revenues" shall be deemed to be a reference to "50% or more of the assets or revenues", the reference to "20% or more of its voting power" shall be deemed to be a reference to "50% or more of its total voting power" and the reference to "20% or more of the consolidated assets" shall be deemed to be a reference to "all or substantially all of the consolidated assets."

        6.6    Fees and Expenses.    Whether or not the Amalgamation is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided herein, and except that (i) expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus and the Form F-4, all filing and other fees paid to the SEC in connection with the transactions contemplated hereby and all filing fees associated with the Requisite Regulatory Approvals which in each case shall be shared equally by Genesis and AerCap, and (ii) fees and expenses (other than any fees and expenses of Genesis's legal counsel) associated with obtaining the Agreement Waivers and the Service Provider Agreements shall be borne by AerCap.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, the Amalgamated Company shall, to the fullest extent permitted by applicable Law (and, in the case of the former officers and directors, to the extent permitted by the bye-laws of Genesis or any of its respective subsidiaries prior to the Closing), indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Genesis or any of its respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Genesis or any of its respective subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Genesis or any of its respective subsidiaries pursuant to the relevant entity's memorandum of association, bye-laws and indemnification agreements and resolutions, if any, in existence on the date hereof. In the event that the Amalgamated Company fails to perform its obligations pursuant to this Section 6.7(a) for any reason, AerCap will perform and fulfill such obligations without any requirement that an Indemnified Party pursue any available remedies against the Amalgamated Company or any other party.

          (b)   Genesis shall purchase as of the Effective Time, and AerCap, for a period of six (6) years after the Effective Time, shall maintain, a tail policy to the existing directors' and officers' liability insurance maintained by Genesis with respect to claims arising from facts or events which occurred at or before the Effective Time, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than the coverage provided by the existing policy of Genesis as of the date of this Agreement; provided, however, that in no event shall Genesis be permitted to expend for the entire tail policy in excess of 250% of the annual premium currently provided by Genesis for its existing policy of directors' and officers' liability insurance; and provided, further, that if the premium of such insurance coverage exceeds such amount, Genesis shall be permitted to obtain a policy with the greatest coverage available for a cost not to exceed such amount. At the request of Genesis, AerCap shall cooperate with Genesis to obtain such a tail policy effective as of the Effective Time.

          (c)   In the event that AerCap or the Amalgamated Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or amalgamation or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, AerCap shall cause proper provision to be made so that the successors and assigns of AerCap or the Amalgamated Company assume and honor the obligations set forth in this Section 6.7.

          (d)   The provisions of this Section 6.7: (i) are intended to be for the benefit of, and shall be enforceable by, each director of Genesis as of the date of this Agreement and each other Indemnified Party, his or her heirs and legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Following the Effective Time, the obligations of AerCap and the Amalgamated Company under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.7 applies without the consent of each such affected Indemnified Party.

        6.8    Public Announcements.    The press release to be issued after the execution of this Agreement by all parties regarding the Amalgamation shall be a joint press release, and thereafter each of AerCap and Genesis shall, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE, as applicable, or by request of any Governmental Entity, consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby; provided, however, that this consultation obligation shall not apply to any press release or other public statement relating to any actual or contemplated litigation between the parties to this Agreement.

        6.9    Additional Agreements.    In case any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Amalgamated Company with full title to all properties, assets, rights, approvals, permits, authorizations, immunities and franchises of Genesis and its subsidiaries, the parties shall use commercially reasonable efforts to cause their respective officers and directors to take all such necessary action.

        6.10    Shareholder Litigation.    Genesis shall give AerCap the reasonable opportunity to participate in the defense of any shareholder litigation against Genesis or its directors or officers relating to this Agreement and the transactions contemplated hereby.

        6.11    Employee Matters.

          (a)   Both Genesis and AerCap acknowledge and agree that the Transfer Regulations apply to this Agreement and that under the Transfer Regulations:

            (i)    the rights and obligations arising from contracts of employment between Genesis and the Employees (except those relating to old-age, invalidity and survivors' benefits referred to in Regulation 4(3) of the Transfer Regulations) will have effect after the Effective Time as if originally made between AerCap or the Amalgamated Company and each such Employee; and

            (ii)   Genesis and AerCap each severally has an obligation to inform and/or consult with its employee representatives, or employees as the case may be, about the transactions contemplated hereby. Such consultation will include consultation concerning the Employees' rights to old-age, invalidity and survivors' benefits following the Effective Time.

          (b)   Both Genesis and AerCap agree to comply with their respective obligations under the Transfer Regulations and provide reasonable information and assistance to the other party to allow that party to so comply, including details of the relevant Employee's or other person's rights and obligations which transfer to AerCap.

          (c)   As soon as practicable after the date hereof but, in any event, prior to the Closing Date, Genesis shall offer to enter into severance arrangements with the employees identified in the schedule delivered on September 16, 2009 (which such schedule shall include all employees of Genesis and its subsidiaries as of September 16, 2009) by Genesis's Chief Executive Officer to AerCap's Chief Executive Officer entitled "Final Section 6.11(c) Schedule" providing for the termination of such employees' employment with Genesis as of the Effective Time or at such earlier date as otherwise determined by Galveston in consideration of the receipt of a severance payment and benefits in accordance with such schedule (subject to any adjustment under Section 6.11(d)), each such payment being conditional on the relevant employee signing (x) an appropriate form of severance agreement on terms and in a form reasonably acceptable to AerCap (it being understood that each such agreement shall include a waiver of any applicable restrictions on the employment of such employee) and (y) an acknowledgement that each employee has exercised his or her right to refuse to transfer to AerCap or the Amalgamated Company under the Transfer Regulations. For the avoidance of doubt, any employee of Genesis who chooses not to accept voluntary severance in accordance with this Section 6.11(c) will be entitled to transfer to AerCap or the Amalgamated Company in accordance with Section 6.11(a).

          (d)   The parties acknowledge that the severance amounts specified in the list referred to in Section 6.11(c) are calculated assuming the Effective Time will be December 31, 2009. The parties agree that, should the Effective Time take place on a date other than December 31, 2009, the maximum amounts shall be adjusted as provided in the schedule referred to in Section 6.11(c) to reflect the actual period before the Effective Time (such adjustments to include any adjustments necessary to each employee's length of service with Genesis).

        6.12    Listing and Delisting; Reservation for Issuance.    AerCap shall use its commercially reasonable efforts to cause all the following shares to be approved for listing and quotation on the NYSE, subject to official notice of issuance, no later than the Closing Date: (i) all AerCap Common Shares to be issued in the Amalgamation to Genesis shareholders and (ii) all AerCap Common Shares to be reserved for issuance upon exercise or vesting of the Genesis Share Options (collectively, the "Listed AerCap Common Shares"). AerCap shall take all action necessary to reserve for issuance, prior to the Closing Date, any Listed AerCap Common Shares that, by their terms and in accordance with this Agreement, will not be issued until after the Effective Time. AerCap shall use its commercially reasonable efforts to cause the Genesis Common Shares and ADSs to no longer be listed or quoted on the NYSE and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

        6.13    Tax Matters.

          (a)   AerCap shall cause (i) Amalgamation Sub to file with the United States Internal Revenue Service a properly completed Form 8832 and related documents, so as to elect to be treated as a disregarded entity for U.S. federal tax purposes effective at least one day prior to the Closing Date, and (ii) the Amalgamated Company to file, after the Closing Date, with the United States Internal Revenue Service a properly completed Form 8832 and related documents, so as to cause it to be treated for U.S. federal tax purposes as a disregarded entity effective as of the Closing Date.

          (b)   The parties intend that the Amalgamation will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code and to obtain the opinion described in Section 7.2(d). Prior to the Effective Time, each of AerCap, Amalgamation Sub and Genesis and each of their respective affiliates shall use commercially reasonable efforts to cause the Amalgamation to so qualify and to obtain such opinion, and unless otherwise required by applicable Law or by any other provision of this Agreement, shall not take any actions, or cause any actions to be taken, which would reasonably be expected to cause the Amalgamation to fail so to qualify or the opinion to fail to be delivered.

          (c)   AerCap and Genesis shall each execute and deliver to Weil, Gotshal & Manges LLP, counsel to Genesis, certificates substantially in the forms attached hereto as Exhibits B and C at such time or times as reasonably requested by Weil, Gotshal & Manges LLP in connection with any opinions required by the SEC or the delivery of the opinion referred to in Section 7.2(d), as the case may be. Prior to the Effective Time, neither AerCap nor Genesis shall take any action which would cause to be untrue any of the representations in such certificates.

        6.14    AerCap Board of Directors.

          (a)   AerCap shall propose and recommend for election to the board of directors of AerCap for at least the four (4) year term referred to in, and subject to all the terms of, Article 15.3 of AerCap's articles of association (statuten), at an extraordinary general meeting of AerCap's shareholders to be duly called and held within sixty (60) days following the Effective Time (the "First EGM"), three (3) nominees proposed by Genesis (in addition to any other nominees proposed by the board of directors of AerCap or any AerCap shareholder) at least five (5) business days prior to the Closing Date, which nominees (such nominees, or any replacement nominees selected in accordance with this Section 6.14 from time to time, the "Genesis Nominees") shall be (i) members of the board of directors of Genesis as of such date and (ii) subject to the consent of AerCap (not to be unreasonably withheld).

          (b)   If any Genesis Nominee shall not be elected to the board of directors of AerCap at the First EGM, the Genesis Nominees shall designate a replacement for such person or persons (which may include re-nomination of a Genesis Nominee who was previously proposed), subject to the consent of AerCap (not to be unreasonably withheld), and AerCap shall propose and recommend for election to the board of directors of AerCap such replacement Genesis Nominee or Nominees (x) in the event that the First EGM takes place before the publication of notice of the annual general meeting of AerCap's shareholders to be held in 2010 (the "2010 AGM"), at the 2010 AGM, or (y) in the event that the First EGM takes place after the publication of notice of the 2010 AGM, at an extraordinary general meeting of AerCap's shareholders to be duly called and held within ninety (90) days following the First EGM (the "Second EGM"; and the term "Applicable Meeting" means the First EGM, the Second EGM or the 2010 AGM, as applicable).

          (c)   If it shall be determined prior to the Closing Date that a Genesis Nominee shall be unable to serve as a director at the time of the First EGM or fails to obtain the consent of AerCap, Genesis shall designate another Genesis Nominee, which Genesis Nominee shall be (i) a member of the board of directors of Genesis as of such date and (ii) subject to the consent of AerCap (not to be unreasonably withheld), to serve in such individual's place.

          (d)   If it shall be determined following the Closing Date, but prior to the time of the Applicable Meeting, that a Genesis Nominee shall be unable to serve as a director at the time of the Applicable Meeting or fails to obtain the consent of AerCap, the remaining Genesis Nominees shall designate a replacement for such person, subject to the consent of AerCap (not to be unreasonably withheld).

          (e)   In any instance where AerCap is required to provide its consent under this Section 6.14, AerCap may withhold such consent if (among other reasons) any proposed Genesis Nominee would reasonably be expected not to satisfy any standard (other than independence) contained in any corporate governance rule adopted by the board of directors of AerCap, AerCap's articles of association (statuten) or applicable Netherlands Law. For the avoidance of doubt, if as a result of the election of any Genesis Nominee, AerCap would have a larger number of executive directors or non-independent directors than prescribed under the Netherlands corporate governance code, AerCap shall make the appropriate disclosure as allowed under such corporate governance code in its annual report.

          (f)    From and after the Effective Time and until (x) the date that three (3) Genesis Nominees are elected to the board of directors of AerCap or (y) in the event that three (3) Genesis Nominees are not elected to the board of directors of AerCap at or prior to the 2010 AGM or the Second EGM, as applicable, the date of such Applicable Meeting, each Genesis Nominee who has not been elected to the AerCap board of directors shall have the right to (i) attend any meeting of the AerCap board of directors held following the Effective Time, strictly as an observer without any voting rights and (ii) receive any materials delivered to the board of directors of AerCap in connection therewith; provided that the aggregate of the number of Genesis Nominees with the rights described in clauses (i) and (ii) of this Section 6.14(f) and the number of Genesis Nominees who are directors of AerCap shall not exceed three (3) at any one time.

        6.15    Deposit Agreement.    Genesis shall take any and all action reasonably requested by AerCap with respect to the Depositary and the Deposit Agreement that AerCap deems necessary or advisable in order to facilitate the exchange of ADSs for AerCap Common Shares in connection with the Amalgamation, including amending or terminating the Deposit Agreement, appointing a successor Depositary and/or removing the Depositary.

        6.16    Financing Facilities.    Effective from and after the Effective Time, the Amalgamated Company shall expressly assume Genesis's obligations under the DVB/KFW/HSH Facility.

        6.17    Monthly Reports.    Each of AerCap and Genesis shall deliver to the other party promptly after the end of each calendar month ending after the date of this Agreement, (i) true and complete copies of any monthly consolidated management accounts as may be prepared or received relating to the business or operations of AerCap and Genesis, respectively, and (ii) a report setting forth in reasonable detail, as of such month end, an update of the information required to be disclosed, with respect to Genesis, in Section 4.11(g) of the Genesis Disclosure Letter and with respect to AerCap, in Section 3.10(g) of the AerCap Disclosure Letter. In addition, upon Genesis's request, AerCap shall provide to Genesis reasonable updates with regard to any transaction that would be prohibited by Sections 5.2(a), (c) or (e) but for the exceptions provided in such sections.

        6.18    Notification of Certain Matters.    AerCap shall give prompt notice to Genesis, and Genesis shall give prompt notice to AerCap, in writing (where appropriate, through updates to the AerCap Disclosure Letter or Genesis Disclosure Letter, as applicable) of, and will contemporaneously provide the other party with true and complete copies of any and all information or documents relating to, (i) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) any Legal Proceedings commenced, or to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which, in the case of either clause (i) or (ii), would reasonably be expected to have a Material Adverse Effect with respect to such party or prevent or materially delay consummation of the transactions contemplated by this Agreement and (iii) to the knowledge of such party, any other event, transaction or circumstance that has caused or would reasonably be expected to cause any covenant or agreement of such party under this Agreement to be breached or that has rendered or would reasonably be expected to render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 6.18 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Amalgamation.    The respective obligation of each party to effect the Amalgamation shall be subject to the satisfaction prior to the

Closing of the following conditions, unless waived (to the extent permitted by applicable Law) by both Genesis and AerCap:

            (a)    Shareholder Approval.    Genesis shall have obtained the Required Genesis Vote.

            (b)    NYSE Listing.    The Listed AerCap Common Shares shall have been authorized for listing on NYSE, subject to official notice of issuance.

            (c)    Requisite Regulatory Approvals.    (i) Each waiting period, if any (and any extension thereof), applicable to the Amalgamation under the HSR Act shall have been terminated or shall have expired, (ii) each of the German Approval and the Turkish Approval shall have been obtained, (iii) to the extent the Indian Regulation is in effect and requires by its terms the receipt of the Indian Approval prior to consummation of the Amalgamation, the Indian Approval shall have been obtained, and (iv) except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on AerCap and its subsidiaries (including the Amalgamated Company and its subsidiaries) on a consolidated basis after the Effective Time, (A) all other authorizations, consents, orders or approvals of, or declarations or filings with, and expirations of waiting periods required from, any Governmental Entity in connection with the Amalgamation shall have been filed, have occurred or been obtained (all such permits, authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, together with those under the HSR Act, and the Turkish Approval, the German Approval and, to the extent the Indian Regulation is in effect and requires by its terms the receipt of the Indian Approval prior to consummation of the Amalgamation, the Indian Approval, being referred to as the "Requisite Regulatory Approvals"), and (B) all the Requisite Regulatory Approvals shall be in full force and effect.

            (d)    Form F-4.    The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

            (e)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Amalgamation shall be in effect. There shall not be any action taken, or any Law enacted, entered, enforced or made applicable to the Amalgamation, by any Governmental Entity of competent jurisdiction that makes the consummation of the Amalgamation illegal or otherwise restrains, enjoins or prohibits the Amalgamation.

        7.2    Conditions to Obligation of Genesis.    The obligation of Genesis to effect the Amalgamation is subject to the satisfaction of the following conditions unless waived by Genesis:

            (a)    Representations and Warranties.    (i) The representations and warranties of AerCap set forth in Section 3.8(i) shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of AerCap (and Amalgamation Sub, as applicable) set forth in Sections 3.2, 3.3(a), 3.9 and 3.17 shall be true and correct in all material respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of AerCap set forth in ARTICLE III of this Agreement shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct (without giving effect to any "materiality" or "Material Adverse Effect," "knowledge" or similar qualifier set forth therein) has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on AerCap.

            (b)    Performance of Obligations of AerCap.    AerCap shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect, and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c)    Certification.    Genesis shall have received a certificate signed on behalf of AerCap by the Chief Executive Officer or the Chief Financial Officer of AerCap, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

            (d)    Opinion of Tax Counsel.    Genesis shall have received an opinion from Weil, Gotshal & Manges LLP, counsel to Genesis, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (i) the Amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Genesis and AerCap will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) AerCap will be treated, in respect of any shareholder who will own after the Amalgamation less than five percent of the issued AerCap Common Shares (as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Amalgamation. In rendering its opinion, Weil, Gotshal & Manges LLP may require and rely upon representations contained in the certificates referred to in Section 6.13(c) substantially in the forms attached hereto as Exhibits B and C and upon an opinion from Bermuda counsel regarding the effect of the Amalgamation under Bermuda Law (the "Bermuda Opinion").

        7.3    Conditions to Obligation of AerCap.    The obligation of AerCap to effect the Amalgamation is subject to the satisfaction of the following conditions unless waived by AerCap:

            (a)    Representations and Warranties.    (i) The representations and warranties of Genesis set forth in Section 4.8(i) shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Genesis set forth in Sections 4.2, 4.3(a), 4.9 (other than in the case of a Change in Genesis Recommendation pursuant to Sections 6.4(b) or 6.5(d)), 4.10 and 4.19 shall be true and correct in all material respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of Genesis set forth in ARTICLE IV of this Agreement shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct (without giving effect to any "materiality" or "Material Adverse Effect," "knowledge" or similar qualifier set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Genesis.

            (b)    Performance of Obligations of Genesis.    Genesis shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect, and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c)    Certification.    AerCap shall have received a certificate signed on behalf of Genesis by the Chief Executive Officer or the Chief Financial Officer of Genesis, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

            (d)    Service Provider Agreements.    Each Service Provider Agreement shall be in full force and effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after the Required Genesis Vote has been obtained only:

          (a)   by mutual consent of Genesis, Amalgamation Sub and AerCap in a written instrument;

          (b)   by either Genesis or AerCap, upon written notice to the other party, if (i) a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied such Requisite Regulatory Approval and such denial has become final and non-appealable, or (ii) any Governmental Entity of competent jurisdiction shall have issued an order, judgment, decision, decree or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the Amalgamation, and such order, judgment, decision, decree, ruling or other action has become final and non-appealable; provided that, the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply in any material respect with Section 6.3 or any other provision of this Agreement has been the direct cause of, or resulted directly in, such action;

          (c)   by either Genesis or AerCap, upon written notice to the other party, if the Amalgamation shall not have been consummated on or before the later of (i) March 31, 2010; (ii) if, on the date set forth in clause (i), the condition set forth in Section 7.1(c) is the only condition remaining to be satisfied on such date (other than those conditions that are only capable of being satisfied on the Closing), ninety (90) days following such date; and (iii) if on the date provided for in clause (ii), the Indian Regulation is in effect and requires by its terms the receipt of the Indian Approval prior to consummation of the Amalgamation, and receipt of the Indian Approval is the only condition remaining to be satisfied on such date (other than those conditions that are only capable of being satisfied on the Closing), the last day of the applicable waiting or similar period prescribed under the Indian Regulation as determined in good faith by AerCap and Genesis after consultation with their respective outside legal counsel (the "Outside Date"); provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, the failure of the Effective Time to occur on or before the Outside Date;

          (d)   by AerCap, upon written notice to Genesis, if Genesis's board of directors shall have (i) effected a Change in Genesis Recommendation pursuant to either Section 6.4 or Section 6.5 (including by amending or supplementing the Proxy Statement/Prospectus to effect a Change in Genesis Recommendation), or (ii) failed to (x) call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Required Genesis Vote or (y) include the Genesis Recommendation in the Proxy Statement/Prospectus, in each case in accordance with Section 6.1(c); provided, however, that the right to terminate this Agreement pursuant to clause (i) of this Section 8.1(d) shall expire ten (10) business days following the date of the Change in Genesis Recommendation;

          (e)   by either Genesis or AerCap, if the terminating party is not in material breach of its obligations under this Agreement, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 7.2(a), 7.2(b), 7.3(a) or 7.3(b), as the case may be, and which breach has not been cured within thirty (30) days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period;

          (f)    by either Genesis or AerCap, upon written notice to the other party, if the Required Genesis Vote shall not have been obtained upon a vote taken thereon at the duly convened Genesis Shareholders Meeting or any adjournment or postponement thereof at which the applicable vote was taken;

          (g)   by AerCap, upon written notice to Genesis, if the total number of Dissenting Shares exceeds 22.5% of the issued and outstanding Genesis Common Shares as of the business day immediately following the last day on which the holders of Genesis Common Shares can require appraisal of their Genesis Common Shares pursuant to Bermuda Law; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(g) shall expire five (5) business days following the last day on which the holders of Genesis Common Shares can require appraisal of their Genesis Common Shares pursuant to Bermuda Law;

          (h)   by Genesis, if it has delivered a Notice of Superior Proposal to AerCap pursuant to Section 6.5(d) and the Notice Period referred to in Section 6.5(d) shall have lapsed; provided that, no termination under this Section 8.1(h) shall be effective until the Termination Fee shall have been paid to AerCap; provided, further, however, that Genesis shall not be deemed to be in breach of this Agreement if immediately prior to the payment of the Termination Fee it enters into a definitive agreement in connection with the referenced Superior Proposal; or

          (i)    by AerCap, upon written notice to Genesis, if any tender offer or exchange offer is commenced by any other person with respect to the outstanding Genesis Common Shares prior to the time at which Genesis receives the Required Genesis Vote, and Genesis's board of directors shall not have recommended that Genesis's shareholders reject such tender offer or exchange offer and not tender their Genesis Common Shares into such tender offer or exchange offer within ten (10) business days after commencement of such tender offer or exchange offer, unless Genesis has issued a press release that expressly reaffirms the Genesis Recommendation within such ten (10) business day period.

        8.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either AerCap or Genesis as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Genesis, Amalgamation Sub or AerCap or their respective officers or directors under or arising from this Agreement, except as to Genesis, Amalgamation Sub or AerCap with respect to Section 6.2(b) (Confidentiality), Section 6.6 (Fees and Expenses), this Section 8.2 (Effect of Termination), and ARTICLE IX (General Provisions), which shall survive such termination; provided that, no party shall be relieved or released from any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, "willful and material breach" shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

          (b)   If AerCap terminates this Agreement pursuant to Section 8.1(i) or Section 8.1(d) (unless, in the case of a termination pursuant to Section 8.1(d), a Change in Genesis Recommendation has occurred due to a development applicable to AerCap, its business or securities that the Genesis directors determine is sufficiently material and adverse so as to warrant the Change in Genesis Recommendation), then Genesis shall, as promptly as reasonably practicable (and, in any event, within two (2) business days) following such termination, pay to AerCap, by wire transfer of immediately available funds to an account designated by AerCap, $9,000,000 (the "Termination Fee").

          (c)   If either party terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(f), or if AerCap terminates this Agreement pursuant to Section 8.1(e), and (i) at any time after the date of this Agreement and prior to (A) the Outside Date (in the case of a termination pursuant to Section 8.1(c)), (B) the breach giving rise to AerCap's right to termination (in the case of a termination pursuant to Section 8.1(e)) or (C) the date of the Genesis Shareholders Meeting (in the case of a termination pursuant to Section 8.1(f)), an Acquisition Proposal for Genesis shall have been publicly announced (and not withdrawn), and (ii) within twelve (12) months following the date of such termination of this Agreement, Genesis or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Transaction with any person (other than AerCap), then Genesis shall pay to AerCap upon the earlier of the date of such execution or such consummation, by wire transfer of immediately available funds to an account designated by AerCap, the Termination Fee.

          (d)   If Genesis terminates this Agreement pursuant to Section 8.1(h), then Genesis shall, on the date of such termination, pay to AerCap, by wire transfer of immediately available funds to an account designated by AerCap, the Termination Fee.

          (e)   Genesis's payment of the Termination Fee pursuant to this Section 8.2 shall be the sole and exclusive remedy of AerCap against Genesis and any of its subsidiaries and their respective Representatives with respect to occurrences giving rise to such payment.

        8.3    Acknowledgements.    The parties hereto acknowledge and agree that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, AerCap would not enter into this Agreement. If Genesis shall fail to pay the Termination Fee as and when required under Section 8.2, Genesis shall reimburse AerCap for all reasonable costs and expenses incurred or accrued by AerCap (including reasonable fees and expenses of legal counsel) in connection with the collection under and enforcement of this Section 8.3, plus interest on such unpaid Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Non-Survival of Representations, Warranties and Agreements.    Except for Sections 6.7 and 6.11 and any provision of this ARTICLE IX to the extent it is related to a claim under Section 6.7 or Section 6.11, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

        9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by email, telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

          (a)   If to Genesis, to:

      Genesis Lease Limited
      4450 Atlantic Avenue,
      Westpark, Shannon,
      Co. Clare, Ireland
      Attention:    John McMahon
      Facsimile:    +353 61 364 642

      with a copy to (which shall not constitute notice):

      Weil Gotshal & Manges LLP
      767 Fifth Avenue
      New York, NY 10153
      Attention:    Raymond O. Gietz, Esq.
                            Boris Dolgonos, Esq.
      Facsimile:    (212) 310-8007

          (b)   If to AerCap, to:

      AerCap Holdings N.V.
      AerCap House
      Stationsplein 965
      1117 CE Schiphol Airport Amsterdam
      The Netherlands
      Attention:    Chief Legal Officer
      Facsimile:    +31 20 655 9100

      with a copy to (which shall not constitute notice):

      Milbank, Tweed, Hadley & McCloy LLP
      One Chase Manhattan Plaza
      New York, NY 10005
      Attention:    Robert S. Reder, Esq.
                            Alexander M. Kaye, Esq.
      Facsimile:    (212) 530-5219

        9.3    Interpretation.    When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole, including the schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to "party" or "parties" in this Agreement mean Genesis, Amalgamation Sub and/or AerCap, as the case may be. References to "person" in this Agreement mean an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof. References to "subsidiary" in this Agreement means, as to any person, any other person of which more than 50% of the effective voting power or equity or other ownership interests (including any beneficial interests in trusts and any ownership interests evidenced by class E securities issued by a securitization vehicle) is directly or indirectly owned by such person. References to "affiliate" in this Agreement means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this Agreement, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, "knowledge" means the actual knowledge, following due inquiry, of any of the officers of AerCap or the officers of Genesis, as the case may be; provided that, with respect to paragraphs (c)-(g) of Section 4.11 and Section 4.12, "due inquiry" by Genesis shall also include active inquiry of the Servicer. References to "US dollar," "dollars," "US$" or "$" in this Agreement are to the lawful currency of the United States of America. References to "U.S." or "United States" in this Agreement are to the United States of America. As used in this Agreement, "business day" means any day other than a Saturday, Sunday or other day on which banking institutions in New York or Bermuda are obligated by Law or executive order to be closed and shall be deemed to conclude at midnight, New York time.

        9.4    Counterparts.    This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.

        9.5    Entire Agreement; No Third Party Beneficiaries.    This Agreement (including the Amalgamation Agreement, the AerCap Disclosure Letter and the Genesis Disclosure Letter) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and shall terminate in accordance with its terms, and (b) is not intended to confer upon any person other than the parties any rights or remedies hereunder, except (i) for the rights of the holders of Genesis Common Shares to receive the Amalgamation Consideration pursuant to and subject to this Agreement if the Effective Time occurs, and (ii) as provided in Section 6.7(c).

        9.6    Governing Law.    This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws; provided, however, that the Amalgamation shall also be governed by the applicable provisions of the Companies Act to the extent required thereby.

        9.7    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Amalgamation that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding two (2) sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

        9.9    Enforcement.    The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, subject to the discretion of the Chosen Court, the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity (including under Section 8.2).

        9.10    Submission to Jurisdiction.    Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York (collectively, the "Chosen Courts"), for the purposes of any litigation, action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Chosen Courts. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to and grants any such court jurisdiction over the person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        9.11    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Amalgamation by the shareholders of Genesis, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties by their duly authorized representatives.

        9.12    Extension; Waiver.    At any time prior to the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

        9.13    Defined Terms.

        (a)   For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

        "Acquisition Transaction" means with respect to Genesis, any amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries or any purchase or sale of 50% or more of the consolidated assets (including, without limitation, stock of its subsidiaries) of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 50% or more of its total voting power.

        "AerCap Benefit Plan" means only those Compensation and Benefit Plans, whether or not subject to ERISA or written or unwritten, and (i) that are maintained by, sponsored in whole or in part by, or contributed to by AerCap or its subsidiaries for the benefit of their employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or (ii) with respect to which AerCap or any of its subsidiaries have or may have any outstanding liability.

        "Aircraft" means, either collectively or individually, as applicable, the aircraft described in Section 3.10(a) of the AerCap Disclosure Letter or Section 4.11(a) of the Genesis Disclosure Letter, as applicable, each with the manufacturer's serial number as set forth in that Section, including (a) the airframe, (b) the Engines and (c) all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment installed in or furnished with the Aircraft on the Closing Date, except that, with respect to Lessee Furnished Equipment, references in this Agreement to an "Aircraft" shall be deemed to refer only to that interest in Lessee Furnished Equipment as is held by the owner of the Aircraft therein under the applicable Lease Document, without any representation or warranty of any kind by AerCap or Genesis, as applicable, with respect to such interest except as set out in Section 3.10 and Section 4.11, respectively. References to the "Aircraft" shall, where the context requires, include the Manuals and Technical Records.

        "Compensation and Benefit Plan" means any pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock unit, equity-based compensation, performance units, employee stock ownership, severance pay, vacation, retention or other bonus or incentive plan, any other employee program or agreement, any medical, vision, dental, or other health plan, any life insurance plan, any employment, retention, change in control, severance, termination, consulting or retirement agreement and any other employee benefit plan or fringe benefit plan, whether or not tax-qualified or otherwise tax-preferred.

        "Competition Law" means the HSR Act, the Turkish Regulation, the German Regulation, the Indian Regulation, the Sherman Act, as amended, the Federal Trade Commission Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

        "Deposit Agreement" means that certain deposit agreement by and among Genesis, the Depositary and all Holders and Beneficial Owners (as defined thereunder) of ADSs evidenced by ADRs issued thereunder, dated as of December 19, 2006, as amended by Supplement Agreement No. 1, dated May 7, 2008, and as the same may be further amended from time to time.

        "Depositary" means Deutsche Bank Trust Company Americas, in its capacity as depositary for the ADSs under the Deposit Agreement, and any successor thereto or assignee thereof.

        "DVB/KFW/HSH Facility" means that certain $241,000,000 facility represented by that certain Facility Agreement, dated September 20, 2008, among Genesis Portfolio Funding I Limited, as borrower, Genesis, as guarantor, the Genesis subsidiaries party thereto, DVB Bank AG, HSH Nordbank AG and KfW IPEX-Bank GmbH, as lenders, arrangers and underwriters and HSH Nordbank AG, as facility agent and security trustee.

        "Engine" means (i) with respect to each Aircraft, the engines related to that Aircraft as set forth in Section 3.10(a) of the AerCap Disclosure Letter or Section 4.11(a) of the Genesis Disclosure Letter, as applicable, and title to which has vested in the owner of that Aircraft or, with respect to all Aircraft, all of those engines and (ii) each other engine owned by or leased to AerCap, Genesis or one of their respective subsidiaries, as applicable, in each case, whether or not attached to an Aircraft, and together in each case with all equipment and accessories belonging to, installed in or appurtenant to those engines. For the avoidance of doubt, references to Engines shall include engines which shall have replaced another engine under the relevant Lease if title to such replacement engine shall have passed to the lessor under such Lease.

        "Employees" means the persons employed by Genesis on the Closing Date to whom the Transfer Regulations apply under this Agreement.

        "Expenses" means, in the case of AerCap or Genesis, as the case may be, any fee, cost, expense, payment, expenditure or liability of such party or any of its subsidiaries (including all (x) change or control, severance and similar payments and (y) fees, expenses and disbursements of counsel, accountants, investment bankers, experts and consultants), whether incurred or payable prior to the date of this Agreement, from the date of this Agreement through Closing or at or after the Closing, that would not otherwise have been incurred by such party or its subsidiaries but for the negotiation, execution and delivery of this Agreement and the performance or consummation of the transactions contemplated hereby, including any that relate to: (i) the due diligence review performed by either party hereto or their respective Representatives, including the furnishing of information in connection with such review, (ii) the authorization, preparation, negotiation, drafting, review, execution and performance of this Agreement (including the Genesis Disclosure Letter and the AerCap Disclosure Letter) or any other certificate, opinion, contract or other instrument or document delivered or to be delivered in connection with the transactions contemplated under this Agreement, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated under this Agreement, or the obtaining of any consent, amendment, waiver or approval required to be obtained in connection with the transactions contemplated by this Agreement, to, with or from any Governmental Entity or other person, and (iv) the consummation of the transactions contemplated by this Agreement.

        "Genesis Benefit Plan" means only those Compensation and Benefit Plans, whether or not subject to ERISA or written or unwritten, and (i) that are maintained by, sponsored in whole or in part by, or contributed to by Genesis or its subsidiaries for the benefit of their employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or (ii) with respect to which Genesis or any of its subsidiaries have or may have any outstanding liability.

        "Genesis Restricted Share" means an outstanding restricted Genesis Common Share under any Genesis Share Plan.

        "German Approval" means the German Federal Cartel Office: (i) has declared in writing during the initial investigation (Vorprüfverfahren) that the requirements for a prohibition of the Amalgamation set forth in Section 36(1) of the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, "GWB") are not fulfilled; or (ii) has issued a decision in accordance with Section 40(2) sentence 1 GWB to the effect that the Amalgamation has been cleared; or (iii) has not opened an in-depth-investigation (Hauptprüfverfahren) within one month from submission of a complete notification pursuant to Section 40(1) GWB; or (iv) has notified AerCap, Amalgamation Sub and/or Genesis that it will enter into an in-depth-investigation, has not issued a decision within four (4) months from submission of a complete notification to the German Federal Cartel Office, or an extended waiting period (if agreed upon with Amalgamation Sub) pursuant to Section 40(2) GWB has expired without the German Federal Cartel Office having issued a prohibition order.

        "German Regulation" means the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen).

        "Indian Approval" means receipt of approval for the Amalgamation from the Competition Commission of India or termination or expiry of the applicable waiting periods (and any extension thereof) under the Indian Regulation.

        "Indian Regulation" means Sections 5 and 6 and related provisions of the Indian Competition Act (2002) and other legal provisions, which govern merger control filing and approval requirements in India.

        "Intellectual Property" means (i) trademarks, service marks, Internet domain names, logos, trade dress, trade names, corporate names and any and every other form of trade identity or indicia of origin, and the goodwill associated therewith and symbolized thereby; (ii) inventions, discoveries and patents, and the improvements thereto; (iii) published and unpublished works of authorship and the copyrights therein and thereto (including databases and other compilations of information, computer and electronic data processing programs and software, in both source code and object code); (iv) trade secrets, confidential business and technical information and any other confidential information (including ideas, research and development, know-how, formulae, calculations, algorithms, models, designs, processes, business methods, customer lists and supplier lists) (collectively, "Trade Secrets"); (v) all rights in data and data bases; (vi) all other intellectual property or similar proprietary rights; and (vii) all applications, registrations and renewals for the foregoing.

        "Lease" means, with respect to each Aircraft, any aircraft or engine lease relating to that Aircraft, or any other engine lease.

        "Lease Documents" means, with respect to each Aircraft or each Engine, the Lease and all other material agreements (including any assignments, novations, side letters, amendments, waivers, modifications, assignment of warranties or option agreements) delivered in connection with, or relating to, the Lease of that Aircraft or Engine, as the case may be.

        "Lessee" means, with respect to each Aircraft or each Engine, the operating lessee of that Aircraft or Engine, as the case may be.

        "Lessee Furnished Equipment" means, with respect to each Aircraft, any appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment, installed in or furnished with that Aircraft on the Closing Date which in accordance with the terms of the Lease Documents for that Aircraft remains the property of Lessee following the return of the Aircraft to lessor.

        "Liquidity Facility" means the Revolving Credit Agreement, dated as of December 19, 2006, among Genesis Funding Limited, as Borrower, Calyon (as assignee of PK AirFinance US, Inc.), as Liquidity Facility Provider, and Deutsche Bank Trust Company Americas, as Cash Manager Relating to Genesis Funding Limited Class G-1 Notes.

        "Manuals and Technical Records" means, with respect to each Aircraft or each Engine, all records, logs, technical data and manuals relating to the maintenance and operation of such Aircraft (including all documents defined as "Aircraft Documentation" under the relevant Lease) or such Engine, which the Lessee of such Aircraft is required by the terms of the relevant Lease to return to the lessor under such Lease upon the expiration or termination of the term of such Lease.

        "Material Adverse Effect" means, with respect to either AerCap or Genesis, as the case may be, any change, state of facts, circumstance, event or effect that is materially adverse to (A) the financial condition, businesses or results of operations of such party and its subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from:

            (i)  changes in economic, market, business, regulatory or political conditions generally in the United States, its jurisdiction of organization or any other jurisdiction in which such party operates, or in the global financial markets generally or in the financial markets of any such jurisdiction;

           (ii)  changes, circumstances or events generally affecting the industry in which such party operates;

          (iii)  changes in any Law;

          (iv)  changes in generally accepted accounting principles (or local equivalents in the applicable jurisdiction) ("GAAP"), including accounting and financial reporting pronouncements by the Securities and Exchange Commission (the "SEC"), the Financial Accounting Standards Board, the Council for Annual Accounting (Raad voor de Jaarverslaggeving) or the Bermuda Monetary Authority, as the case may be;

           (v)  a change in the trading prices or volume of such party's capital stock (provided that, this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (v) has resulted in, or contributed to, a Material Adverse Effect);

          (vi)  a change resulting from any failure to meet any published revenue, earnings or other performance projections relating to such party for any period ending (or for which any such projections are released) on or after the date of this Agreement (provided that, this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (vi) has result in, or contributed to, a Material Adverse Effect);

         (vii)  the commencement, occurrence or continuation of any hostilities, act of war, sabotage, terrorism or military actions, or any natural disasters or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions or natural disasters;

        (viii)  the execution, delivery and announcement of this Agreement and the transactions contemplated hereby; or

          (ix)  any action or failure to act required to be taken by AerCap or Amalgamation Sub or any of their affiliates (in the case of a Genesis Material Adverse Effect) or Genesis or any of its affiliates (in the case of an AerCap Material Adverse Effect) pursuant to the terms of this Agreement;

except in the case of the foregoing clauses (i), (ii), (iii), (iv) and (vii) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on such party and its subsidiaries taken as a whole relative to other similarly situated persons in the aircraft leasing industry, and/or (B) the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        "Permitted Encumbrance" means (a) with respect to any Aircraft (i) any "Permitted Encumbrances" (or any other phrase with substantially similar meaning) under the terms of the relevant Lease Documents; (ii) liens for which the applicable Lessee (other than AerCap, Genesis or their respective subsidiaries, as applicable) is responsible or for which the applicable Lessee is to indemnify the lessor under the terms of the applicable Lease; (iii) liens which do not materially detract from the value of such Aircraft or AerCap's, Genesis's or their respective subsidiaries', as applicable, leasehold interest in such Aircraft, or materially interfere with the use of such Aircraft in substantially the manner used before the date of this Agreement or (iv) liens granted pursuant to any financing disclosed under the AerCap Disclosure Letter of Genesis Disclosure Letter, as applicable; and (b) with respect to any asset (i) statutory liens securing payments not yet due; (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties; (iii) restrictions on transfer imposed by Law; (iv) assets (other than an Aircraft) pledged or transferred to secure reinsurance or retrocession obligations; (v) ordinary-course securities lending and short-sale transactions; (vi) investment securities held in the name of a nominee, custodian or other record owner; (vii) statutory deposits; or (viii) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith, to the extent adequate reserves have been established in accordance with GAAP.

        "Service Provider Agreements" means, collectively, those agreements set forth on Schedule II hereto; and "Service Provider Agreement" means any one of the foregoing.

        "Servicing Agreements" means, collectively, that certain (i) Master Servicing Agreement, dated as of December 19, 2006, between Servicer and Genesis (the "Master Servicing Agreement"), (ii) Servicing Agreement dated, as of December 19, 2006, among Servicer, Genesis Funding Limited and Financial Guaranty Insurance Company (the "Securitization Servicing Agreement"), (iii) Servicing Agreement, dated as of April 5, 2007, between Servicer and Genesis Acquisition Limited (the "GAL Servicing Agreement"), (iv) Westpark Servicing Agreement, dated as of June 13, 2008, between Servicer and Westpark 1 Aircraft Leasing Limited (the "Westpark Servicing Agreement"), (v) GLS Atlantic Servicing Agreement, dated as of June 26, 2008, among Servicer, GLS Atlantic Alpha Limited and GLS Norway Alpha AS (the "Atlantic Servicing Agreement") and (vi) GPL Servicing Agreement, dated as of September 16, 2008, between Servicer and Genesis Portfolio Funding I Limited (the "GFPL Servicing Agreement"); and "Servicing Agreement" means any one of the foregoing.

        "Tax" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

        "Tax Asset" means any loss, net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or carried back to reduce Taxes.

        "Tax Return" means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Genesis, AerCap or any subsidiaries thereof.

        "Taxing Authority" means the United States Internal Revenue Service or any other Governmental Entity responsible for the administration of any Tax.

        "Transfer Regulations" means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003.

        "Turkish Approval" means the Turkish Competition Board has (i) cleared the Amalgamation pursuant to Turkish Law No. 4054 on the Protection of Competition, without any conditions or orders, including by issuance of an explicit decision containing an approval or an implicit approval within the meaning of Articles 10 and 48 of the Turkish Law No. 4054 on the Protection of Competition or (ii) issued a negative clearance decision for the Amalgamation, pursuant to Turkish Law no. 4054 on the Protection of Competition.

        "Turkish Regulation" means Law No. 4054 on the Protection of Competition of Turkey.

        (b)   Each of the following terms is defined in the provision listed opposite such term:

Defined Term	Section
2010 AGM	6.14(b)
Acquisition Proposal	6.5(a)(i)
Acquisition Transaction	9.13(a)
ADR	2.1
ADS	2.1
AerCap	Introduction
AerCap Benefit Plan	9.13(a)
AerCap Common Share	2.1(a)
AerCap Disclosure Letter	ARTICLE III
AerCap Material Contract	3.12(a)
AerCap Share Plans	3.2(a)
affiliate	9.3
Agreement	Introduction
Agreement Waivers	Recitals
Aircraft	9.13(a)
Amalgamated Company	1.3
Amalgamation	Recitals
Amalgamation Agreement	1.1
Amalgamation Application	1.1
Amalgamation Consideration	2.1(a)
Amalgamation Sub	Introduction
Applicable Meeting	6.14(b)
Atlantic Servicing Agreement	9.13(a) (See "Servicing Agreements")
Bermuda Opinion	7.2(d)
business day	9.3
Certificate of Amalgamation	1.1
Change in Genesis Recommendation	6.4(a)
Chosen Courts	9.10
Closing	1.2
Closing Date	1.2
Code	Recitals
Companies Act	Recitals
Compensation and Benefit Plan	9.13(a)
Competition Law	9.13(a)
Confidentiality Agreement	6.2(b)

Defined Term	Section
control	9.3
Deposit Agreement	9.13(a)
Depositary	9.13(a)
Dissenting Shareholder	2.1(c)
Dissenting Shares	2.1(c)
DTC	2.2(b)
DVB/KFW/HSH Facility	9.13(a)
Effective Time	1.1
Employees	9.13(a)
Engine	9.13(a)
ERISA	3.13(e)
Exchange Act	3.4(a)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Expenses	9.13(a)
First EGM	6.14(a)
Form F-4	6.1(a)
GAAP	9.13(a) (See "Material Adverse Effect")
GAL Servicing Agreement	9.13(a) (See "Servicing Agreements")
Genesis	Introduction
Genesis Benefit Plan	9.13(a)
Genesis Certificate	2.1
Genesis Common Share	2.1
Genesis Disclosure Letter	ARTICLE IV
Genesis Material Contract	4.13(a)
Genesis Nominees	6.14(a)
Genesis Recommendation	4.9
Genesis Restricted Share	9.13(a)
Genesis Share Option	2.3(a)
Genesis Share Plans	4.2(a)
Genesis Shareholders Meeting	6.1(d)
German Approval	9.13(a)
German Regulation	9.13(a)
GFPL Servicing Agreement	9.13(a) (See "Servicing Agreements")
Governmental Entity	3.3(c)
GWB	9.13(a) (See "German Approval")
HSR Act	3.3(c)
Indemnified Parties	6.7(a)
Indian Approval	9.13(a)
Indian Regulation	9.13(a)
Intellectual Property	9.13(a)
knowledge	9.3
Laws	3.5(a)
Lease	9.13(a)
Lease Documents	9.13(a)
Legal Proceedings	3.6
Lessee	9.13(a)
Lessee Furnished Equipment	9.13(a)
Liquidity Facility	9.13(a)

Defined Term	Section
Listed AerCap Common Shares	6.12
Manuals and Technical Records	9.13(a)
Master Servicing Agreement	9.13(a) (See "Servicing Agreements")
Material Adverse Effect	9.13(a)
New Option	2.3(a)
Notice of Superior Proposal	6.5(d)
Notice Period	6.5(d)
NYSE	3.3(c)
Outside Date	8.1(c)
party; parties	9.3
Permits	3.5(a)
Permitted Encumbrance	9.13(a)
person	9.3
Proxy Statement/Prospectus	6.1(a)
Registrar	1.1
Representatives	6.2(a)
Required Genesis Vote	4.10
Requisite Regulatory Approvals	7.1(c)
SEC	9.13(a) (See "Material Adverse Effect")
SEC Documents	3.4(a)
Second EGM	6.14(b)
Securities Act	3.4(a)
Securitization Servicing Agreement	9.13(a) (See "Servicing Agreements")
Servicer	Recitals
Servicing Agreements	9.13(a)
Service Provider Agreements	9.13(a)
Share Issuance	Recitals
subsidiary	9.3
Superior Proposal	6.5(f)
Tax	9.13(a)
Tax Asset	9.13(a)
Tax Return	9.13(a)
Taxing Authority	9.13(a)
Termination Fee	8.2(b)
Trade Secrets	9.13(a) (See "Intellectual Property")
Transfer Regulations	9.13(a)
Turkish Approval	9.13(a)
Turkish Regulation	9.13(a)
U.S., United States	9.3
US dollar, dollars, US$, $	9.3
Voting Debt	3.2(d)
Westpark Servicing Agreement	9.13(a) (See "Servicing Agreements")
willful and material breach	8.2(a)

[Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, Genesis Lease Limited, AerCap Holdings N.V. and AerCap International Bermuda Limited have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

GENESIS LEASE LIMITED
By:	/s/ JOHN MCMAHON
	Name:	John McMahon
	Title:	Chairman, President and Chief Executive Officer
AERCAP HOLDINGS N.V.
By:	/s/ KLAUS HEINEMANN
	Name:	Klaus Heinemann
	Title:	Chief Executive Officer
AERCAP INTERNATIONAL BERMUDA LIMITED
By:	/s/ THOMAS KELLY
	Name:	Thomas Kelly
	Title:	Director

 Annex B.

FORM OF AMALGAMATION AGREEMENT

Annex B

AMALGAMATION AGREEMENT

Dated as of [    •    ] 200[    •    ]

AMONG

AERCAP HOLDINGS N.V.

AERCAP INTERNATIONAL BERMUDA LIMITED

and

GENESIS LEASE LIMITED

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT dated as of [    •    ] 200[    •    ] is made

AMONG:

(1)
AERCAP HOLDINGS N.V., a company incorporated under the laws of the Netherlands having its registered office at AerCap House, Stationsplein 965, 1117 CE Schiphol Airport, Amsterdam, The Netherlands ("AerCap");

(2)
AERCAP INTERNATIONAL BERMUDA LIMITED, a company registered in Bermuda under number 43427 as an exempted company having its registered office at Thistle House, 4 Burnaby Street, Hamilton, HM 11, Bermuda ("Amalgamation Sub"); and

(3)
GENESIS LEASE LIMITED, a company registered in Bermuda under number 38695 as an exempted company having its registered office at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda ("Genesis").

WHEREAS:

(1)
Amalgamation Sub is a wholly-owned subsidiary of AerCap.

(2)
The board of directors of each of Genesis and Amalgamation Sub has determined that the Amalgamation is in the best interests of its respective company and shareholders taken as a whole and each has agreed to amalgamate pursuant to the provisions of the Companies Act (the "Amalgamation") and continue as a Bermuda exempted company (the "Amalgamated Company") on the terms hereinafter appearing.

(3)
This Agreement is the "Amalgamation Agreement" referred to in the Agreement and Plan of Amalgamation (the "Plan") (as defined below).

IT IS HEREBY AGREED as follows:

1.
Definitions

  Words and expressions defined in the recitals to this Agreement have, unless the context otherwise requires, the same meanings in this Agreement. Words and expressions defined in the Plan (as defined below) and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan. Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

  "Amalgamation Conditions" means the conditions precedent set out in Article VII of the Plan;

  "Amalgamation Resolutions" means the resolutions adopted by AerCap as the sole shareholder of Amalgamation Sub and by Genesis shareholders referred to respectively in Sections 3.9(b) and 4.10 of the Plan; and

  "Plan" means the Agreement and Plan of Amalgamation dated as of September 17, 2009 among AerCap, Amalgamation Sub and Genesis.

2.
Effectiveness of the Amalgamation

  AerCap, Amalgamation Sub and Genesis will cause an application for registration of an amalgamated company to be prepared, executed and delivered to the Registrar as provided under Section 108 of the Companies Act on or prior to the Closing Date and will cause the Amalgamation to become effective pursuant to the Companies Act on the Closing Date.

  The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Plan and in accordance with the Companies Act, at the Effective Time, Genesis and Amalgamation Sub shall amalgamate and continue as a Bermuda exempted company.

  The Amalgamation shall be conditional on the passing of the Amalgamation Resolutions and the satisfaction or waiver (in accordance with the terms of the Plan), of each of the Amalgamation Conditions.

  The Amalgamation shall become effective upon the issuance of a Certificate of Amalgamation by the Registrar or such other time as the Certificate of Amalgamation may provide. The parties will request that the Registrar provide in the Certificate of Amalgamation that the Effective Time will be the time when the Amalgamation Application is filed with the Registrar (or where the Amalgamation Application is filed with the Registrar prior to the Closing Date, the time designated as the Effective Time in the Amalgamation Application) or another time mutually agreed by the parties.

3.
Name

  The Amalgamated Company shall be called "AerCap International Bermuda Limited."

4.
Memorandum of association

  The memorandum of association of the Amalgamated Company shall be the memorandum of association of Amalgamation Sub until repealed, amended or altered.

5.
Directors

  The names and addresses of the persons proposed to be the initial directors of the Amalgamated Company are set forth below:

  a.
  [    •    ]

    [    •    ]

  b.
  [    •    ]

    [    •    ]

  c.
  [    •    ]

    [    •    ]

6.
Conversion and cancellation of shares

  At the Effective Time:

  (1)
  Each issued and outstanding common share in the capital of Amalgamation Sub in issue at the Effective Time shall be converted into one fully paid common share of par value U.S. $1.00 in the capital of the Amalgamated Company at the Effective Time.

  (2)
  Except as provided in clauses 6(3) and 6(4), each Genesis Common Share, issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive one (1) ordinary share in AerCap, each having a par value of €0.01 (each, an "AerCap Common Share"), subject in the case of Genesis Restricted Shares, to Section 2.3(b) of the Plan (the "Amalgamation Consideration"). Upon such conversion, each holder of Genesis Common Shares immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such Genesis Common Shares except the right to receive the Amalgamation Consideration. The Amalgamation Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into AerCap Common Shares or Genesis Common Shares), reorganization, recapitalization, reclassification or other like change with respect to AerCap Common Shares or Genesis Common Shares having a record date on or after the date hereof and prior to the Effective Time.

  (3)
  Notwithstanding anything in the Plan to the contrary, all Genesis Common Shares that are owned by AerCap or by any Subsidiary of AerCap immediately prior to the Effective Time shall, by virtue of the Amalgamation, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof.

  (4)
  Notwithstanding anything in the Plan to the contrary, any issued and outstanding Genesis Common Shares held by a person who did not vote in favour of the Amalgamation and who complies with all the provisions of the Companies Act concerning the right of holders of Genesis Common Shares to require appraisal of their Genesis Common Shares pursuant to Bermuda Law shall not be converted into the right to receive the Amalgamation Consideration as described in Section 2.1(a) of the Plan, but shall be cancelled and converted into the right to receive the fair value thereof as appraised by the Supreme Court of Bermuda under Section 106 of the Companies Act. In the event that a Dissenting Shareholder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (whether before or after the Effective Time), such Dissenting Shareholder's Genesis Common Shares shall be cancelled and converted as of the Effective Time into the right to receive the Amalgamation Consideration for each such Dissenting Share.

7.
Settlement of Amalgamation Consideration

  Any amount payable to a Dissenting Shareholder pursuant to clause 6(4) shall be paid as directed by the Supreme Court of Bermuda.

8.
Bye-Laws

  The bye-laws of the Amalgamated Company shall be the bye-laws of Amalgamation Sub until repealed, amended or altered.

9.
Termination

  This Agreement shall automatically terminate upon the termination of the Plan.

10.
Governing Law and Submission to Jurisdiction

  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of Bermuda, without giving effect to its principles or rules of conflict of laws. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Bermuda Supreme Court (and appropriate appellate courts therefrom), for the purposes of any litigation, action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby.

11.
Miscellaneous

  Article IX of the Plan and any provisions of the Plan that set out the details of any arrangements necessary to perfect the Amalgamation and to provide for the subsequent management and operation of the Amalgamated Company are incorporated by reference into this Agreement.

Remainder of page left blank intentionally.
Execution page follows.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED for and on behalf of AERCAP HOLDINGS N.V.	SIGNED for and on behalf of AERCAP INTERNATIONAL BERMUDA LIMITED
By	By
Name	Name
Title	Title
SIGNED for and on behalf of GENESIS LEASE LIMITED
By
Name
Title

Annex C.

OPINION OF MORGAN STANLEY & CO. INCORPORATED, AERCAP'S FINANCIAL ADVISOR

Annex C

[LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

September 15, 2009

Board of Directors
AerCap Holdings N.V.
AerCap House
Stationsplein 965
1117 CE Schiphol Airport
Amsterdam
The Netherlands

Members of the Board:

We understand that AerCap Holdings N.V. ("AerCap" or the "Buyer"), Genesis Lease Limited ("Genesis" or the Company) and Austin Amalgamation Corp., a wholly owned subsidiary of AerCap ("Amalgamation Sub"), propose to enter into an Agreement and Plan of Amalgamation, substantially in the form of the draft dated August 31, 2009 (the "Amalgamation Agreement"), which provides, among other things, for the amalgamation (the "Amalgamation") of the Company and Amalgamation Sub to form a successor corporation ("Amalco"). Pursuant to the Amalgamation, Amalco will become a wholly owned subsidiary of AerCap and each outstanding share of common stock, par value $0.001 per share, of Genesis (the "Genesis Common Stock"), or shares owned by AerCap or its subsidiaries, or as to which dissenters' rights have been perfected, will be converted into the right to receive 1.000 share (the "Exchange Ratio") of common stock, par value €0.01 per share, of AerCap (the "AerCap Common Stock"). The terms and conditions of the Amalgamation are more fully set forth in the Amalgamation Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Amalgamation Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

  i)
  reviewed certain publicly available financial statements and other business and financial information of the Buyer and the Company, respectively;

  ii)
  reviewed certain internal financial statements and other financial and operating data concerning the Buyer prepared by the management of the Buyer;

  iii)
  reviewed certain financial projections prepared by the management of the Buyer;

  iv)
  discussed the past and current operations and financial condition and the prospects of the Buyer with senior executives of the Buyer;

  v)
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  vi)
  reviewed certain financial projections concerning the Company prepared by the management of the Company;

  vii)
  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  viii)
  discussed certain information relating to certain strategic, financial and operational benefits and costs anticipated from the Amalgamation with senior executives of the Buyer and the Company;

  ix)
  reviewed the pro forma impact of the Amalgamation on certain financial ratios of Amalco;

  x)
  reviewed certain historical reported prices and trading activity for the AerCap Common Stock and the Genesis Common Stock;

  xi)
  compared the financial performance of the Buyer and the Company and certain historical prices and trading activity of the AerCap Common Stock and the Genesis Common Stock with those of certain other publicly-traded companies comparable with the Buyer and the Company, respectively, and their securities;

  xii)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  xiii)
  reviewed certain financing alternatives available to the Buyer and compared the pro forma impact of the Amalgamation on certain financial ratios of Amalcowith these other financing alternatives;

  xiv)
  participated in discussions and negotiations among representatives of the Buyer and the Company and their financial and legal advisors;

  xv)
  reviewed the draft Amalgamation Agreement and certain related documents; and

  xvi)
  considered such other factors and performed such other analyses as we have deemed appropriate.

For purposes of our opinion, we have assumed and relied upon without independent verification the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Buyer and the Company, and that formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits and costsanticipated from the Amalgamation, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Buyer and the Company of the future financial performance of the Company and Genesis. In addition, we have assumed that the Amalgamation will be consummated in accordance with the terms set forth in the Amalgamation Agreement with no waiver, delay or amendment of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Amalgamation, no delays, limitations, conditions or restrictions will be imposed that would adversely affect in any material respect the contemplated benefits expected to be derived in the proposed Amalgamation. We are not legal, regulatory, accounting or tax advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, regulatory, accounting or tax advisors with respect to such matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Genesis's officers, directors or employees, or any class of such persons, relative to the consideration to be paid by the holders of shares of AerCap Common Stock. We have relied upon, without independent verification, the assessment by the managements of the Buyer and the Company of: (i) the strategic, financial and other benefits and costsexpected to result from the Amalgamation; (ii) the timing and risks associated with the integration of the Buyer and the Company; and (iii) the validity of, and risks associated with, the Buyer and the Company's existing and future business, intellectual property, services and business models. We have not made any independent valuation or appraisal of the assets or liabilities of the Buyer or the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with the Amalgamation and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Amalgamation. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and have received fees in connection with such services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the AerCap Common Stock or the Genesis Common Stock will trade following the announcement of the Amalgamation, or at any other time.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Amalgamation Agreement is fair from a financial point of view to the Buyer.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ KENT HITCHCOCK Kent Hitchcock Managing Director

Annex D.

OPINION OF CITIGROUP GLOBAL MARKETS INC., GENESIS' FINANCIAL ADVISOR

Annex D

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

September 17, 2009

The Board of Directors
Genesis Lease Limited
4450 Atlantic Avenue
Westpark, Shannon
Co. Clare, Ireland

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common shares of Genesis Lease Limited ("Genesis") of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Amalgamation, dated as of September 17, 2009, and the Amalgamation Agreement attached as an exhibit thereto (collectively, the "Agreement"), among Genesis, AerCap Holdings N.V. ("AerCap") and AerCap International Bermuda Limited, a wholly owned subsidiary of AerCap ("Amalgamation Sub"). As more fully described in the Agreement, (i) Genesis will be amalgamated with Amalgamation Sub (the "Amalgamation") and (ii) each outstanding common share, par value $0.001 per share, of Genesis, which shares have been issued in the form of American Depositary Shares ("Genesis Common Share"), will be converted into the right to receive 1.0 (the "Exchange Ratio") ordinary share, par value €0.01 per share, of AerCap ("AerCap Common Share").

In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Genesis and certain senior officers and other representatives and advisors of AerCap concerning the businesses, operations and prospects of Genesis and AerCap. We reviewed certain publicly available business and financial information relating to Genesis and AerCap as well as certain financial forecasts and other information and data relating to Genesis and AerCap which were provided to or discussed with us by the respective managements of Genesis and AerCap, including certain appraisals prepared by third party consultants with respect to aircraft assets and inventory of Genesis and AerCap provided to us by the respective managements of Genesis and AerCap and information relating to potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of AerCap to result from the Amalgamation. We reviewed the financial terms of the Amalgamation as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Genesis Common Shares and AerCap Common Shares; the historical and projected earnings and other operating data of Genesis and AerCap; and the capitalization and financial condition of Genesis and AerCap. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Genesis and AerCap. We also evaluated certain potential pro forma financial effects of the Amalgamation on the combined company relative to Genesis and AerCap on a standalone basis utilizing, among other things, the financial forecasts and estimates relating to Genesis and AerCap referred to above both before and after giving effect to potential strategic implications and operational benefits anticipated by the management of AerCap to result from the Amalgamation. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Genesis and AerCap that they are not aware of any relevant information that has been omitted or that remains

The Board of Directors
Genesis Lease Limited
September 17, 2009

undisclosed to us. With respect to financial forecasts and other information and data relating to Genesis and AerCap provided to or otherwise reviewed by or discussed with us and potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the Amalgamation, we have been advised by the respective managements of Genesis and AerCap, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Genesis and AerCap, as the case may be, as to the future financial performance of Genesis and AerCap, such strategic implications and operational benefits and the other matters covered thereby. With respect to certain third party appraisals relating to aircraft assets and inventory of Genesis and AerCap utilized in our analyses, we have assumed, with your consent, that such appraisals were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparer thereof. We have not made or, with the exception of certain third party appraisals referred to above, been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Genesis or AerCap nor have we made any physical inspection of the properties or assets of Genesis or AerCap.

We have assumed, with your consent, that the Amalgamation will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases and waivers for the Amalgamation, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Genesis, AerCap or the contemplated benefits of the Amalgamation. We also have assumed, with your consent, that the Amalgamation will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion, as set forth herein, relates to the relative values of Genesis and AerCap. We are not expressing any opinion as to what the value of AerCap Common Shares actually will be when issued pursuant to the Amalgamation or the prices at which Genesis Common Shares or AerCap Common Shares will trade at any time.

We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Genesis; however, at the direction of the Board of Directors of Genesis, we held discussions with certain third parties that approached Genesis. We express no view as to, and our opinion does not address, the underlying business decision of Genesis to effect the Amalgamation, the relative merits of the Amalgamation as compared to any alternative business strategies explored by, or that might exist for, Genesis or the effect of any other transaction in which Genesis might engage. Our opinion does not address any terms (other than the Exchange Ratio to the extent expressly specified herein) or other aspects or implications of the Amalgamation, including, without limitation, the form or structure of the Amalgamation, any tax aspects or implications of the Amalgamation or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Amalgamation or otherwise. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Amalgamation, or any class of such persons, relative to the Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. As you are aware, the credit, financial and stock markets are experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Genesis, AerCap or the contemplated benefits of the Amalgamation.

The Board of Directors
Genesis Lease Limited
September 17, 2009

Citigroup Global Markets Inc. has acted as financial advisor to Genesis in connection with the proposed Amalgamation and will receive a fee for such services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon the consummation of the Amalgamation. As you are aware, under certain circumstances, all or a portion of such fee may be used to purchase AerCap Common Shares. We and our affiliates in the past have provided, currently are providing and in the future may provide services to Genesis and AerCap unrelated to the proposed Amalgamation, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, (i) having acted or acting as joint lead arranger and administrative agent for, and as a lender under, certain credit facilities of Genesis, which credit facilities may be modified in connection with the Amalgamation, (ii) having acted or acting as administrative agent, arranger, bookrunner and/or lender in connection with certain credit facilities and facility agreements with AerCap, (iii) having acted as co-manager in connection with certain public offerings of AerCap and (iv) having provided certain financial advisory services to AerCap. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Genesis and AerCap for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. As of the date hereof, we and our affiliates hold approximately 4.56% of the outstanding AerCap Common Shares. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Genesis, AerCap and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Genesis in its evaluation of the proposed Amalgamation, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Amalgamation.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Genesis Common Shares.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

The information in this prospectus supplement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission ("SEC"), in which this prospectus supplement is included, is declared effective. This prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED [    •    ], 2010

PROSPECTUS SUPPLEMENT
Dated [    •    ], 2010
TO PROXY STATEMENT/PROSPECTUS
Dated [    •    ], 2010

[    •    ]

ORDINARY SHARES

        This prospectus supplement, together with the accompanying proxy statement/prospectus, relates to the resale, from time to time, by designated affiliates of Morgan Stanley & Co. Incorporated ("Morgan Stanley") and by Citigroup Global Markets Inc. ("Citi") (collectively, with respect to the resale, referred to as the "selling shareholders") of ordinary shares, par value €0.01 per share, of AerCap Holdings N.V. ("AerCap"), sometimes referred to herein as "AerCap Common Shares." Morgan Stanley acted as financial advisor to AerCap, and Citi acted as financial advisor to Genesis Lease Limited ("Genesis") in connection with the amalgamation (the "Amalgamation") of AerCap International Bermuda Limited, a wholly-owned subsidiary of AerCap, and Genesis, pursuant to which the amalgamated company became a wholly-owned subsidiary of AerCap. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the accompanying proxy statement/prospectus.

        Pursuant to certain arrangements between AerCap, on the one hand, and Morgan Stanley and Citi, respectively, on the other hand, which arrangements were entered into as a result of Genesis shareholders exercising appraisal rights under Bermuda law in respect of their Genesis Common Shares in connection with the Amalgamation, as more fully described in the accompanying proxy statement/prospectus and below, (i) designated affiliates of Morgan Stanley were issued [    •    ] AerCap Common Shares in satisfaction of a portion of the transaction fees payable to Morgan Stanley by AerCap for its services rendered in connection with the Amalgamation and (ii) Citi purchased [    •    ] AerCap Common Shares in connection with the Amalgamation. AerCap has prepared this prospectus supplement in connection with its agreement with each of the selling shareholders to cause the resale by the selling shareholders of such AerCap Common Shares to be registered under the Securities Act of 1933, as amended (the "Securities Act"), for the benefit of the selling shareholders.

        AerCap will not receive any proceeds from any sales of the AerCap Common Shares sold by the selling shareholders pursuant to this prospectus supplement. AerCap will pay all expenses of registering the AerCap Common Shares. The selling shareholders, or their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of the AerCap Common Shares offered by this prospectus supplement, or interests in such AerCap Common Shares, on any stock exchange, market or trading facility on which AerCap Common Shares are traded or in private transactions. These dispositions may be at fixed prices, at the prevailing market price at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

        The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of the AerCap Common Shares offered by this prospectus supplement may be considered "underwriters" within the meaning of the Securities Act and, in that event, any commissions received by them and any profit on the resale of such AerCap Common Shares may be considered underwriting commissions or discounts under the Securities Act.

        AerCap Common Shares are listed on the New York Stock Exchange (the "NYSE") under the ticker symbol "AER." On [    •    ], 2010, the last practicable date prior to the date of this prospectus supplement, the closing stock price of AerCap Common Shares on the NYSE was $[    •    ] per share. You are urged to obtain current market quotations.

        Investing in AerCap Common Shares involves risk. See Risk Factors beginning on page 39 of the accompanying proxy statement/prospectus.

        Neither the SEC nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is [    •    ], 2010.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement forms a part of a registration statement that AerCap filed with the SEC on [    •    ], 2010. The selling shareholders may offer and sell up to a total of [    •    ] AerCap Common Shares, from time to time, pursuant to this prospectus supplement in one or more offerings, in any manner described under the section in this prospectus supplement entitled Plan of Distribution.

ABOUT AERCAP

        AerCap is a Netherlands public limited liability company with its principal executive offices located at AerCap House, Stationsplein 965, 1117 CE Schiphol Airport Amsterdam, The Netherlands, and its general telephone number is +31 20 655 96 00. AerCap is an integrated global aviation company with a leading market position in aircraft and engine leasing, trading and parts sales. AerCap possesses extensive aviation expertise that permits it to extract value from every stage of an aircraft's lifecycle across a broad range of aircraft and engine types. Its strategy is to acquire aviation assets at attractive prices, lease the assets to suitable lessees, and manage the funding and other lease related costs efficiently. AerCap also provides aircraft management services and performs aircraft and limited engine maintenance, repair and overhaul services and aircraft disassemblies through its certified repair stations. AerCap is headquartered in Amsterdam and has offices in Ireland, the United Kingdom, China, Texas, Florida and Arizona with a total of [    •    ] employees, as of [    •    ], 2010.

        AerCap operates its business on a global basis, providing aircraft, engines and parts to customers in every major geographical region. Most of its aircraft are leased to airlines under operating leases.

        AerCap has the infrastructure, expertise and resources to execute a large number of diverse aircraft and engine transactions in a variety of market conditions. As of [    •    ], 2010, AerCap had total shareholders' equity of $[    •    ] billion and total assets of $[    •    ] billion. AerCap Common Shares are traded on the NYSE under the ticker symbol "AER" and, as of [    •    ], 2010, the last practicable date prior to the filing with the SEC of the registration statement in which this prospectus supplement is included, AerCap had a market capitalization of approximately $[    •    ] million.

RISK FACTORS

        Investing in AerCap Common Shares involves risk. Those risks are discussed in the section entitled Risk Factors beginning on page 39 of the accompanying proxy statement/prospectus. You should carefully consider those risks together with the other information in this prospectus supplement and incorporated by reference herein before deciding to invest in AerCap Common Shares. If any of those risks actually occur, AerCap's business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of AerCap Common Shares could decline, and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus supplement and the documents incorporated by reference herein include forward looking statements. AerCap has based these forward looking statements largely on its current beliefs, and projections about future events, financial performance and financial trends affecting its business. Many important factors, in addition to those discussed in this prospectus supplement and the documents incorporated by reference herein, could cause AerCap's actual results to differ substantially from those anticipated in its forward looking statements. You should read the section entitled Forward Looking Statements beginning on page 150 of the accompanying proxy statement/prospectus.

USE OF PROCEEDS

        AerCap will not receive any proceeds from the sale of the AerCap Common Shares offered by the selling shareholders pursuant to this prospectus supplement.

 SELLING SHAREHOLDERS

        Morgan Stanley acted as financial advisor to AerCap, and Citi acted as financial advisor to Genesis, in connection with the Amalgamation. Pursuant to certain arrangements between AerCap, on the one hand, and Morgan Stanley and Citi, respectively, on the other hand, more fully described in the accompanying proxy statement/prospectus, (i) Morgan Stanley agreed to accept, in satisfaction of a portion of the transaction fee payable to it by AerCap for its services rendered in connection with the Amalgamation, a number of AerCap Common Shares not to exceed the lesser of 50% of the number of Genesis Common Shares that were not voted in favor of the Amalgamation and are subject to an appraisal application in connection with the Amalgamation in accordance with the Companies Act 1981 of Bermuda, as amended ("dissenting shares"), and a number of AerCap Common Shares having a value equal to such transaction fee, and (ii) Citi has agreed to purchase a number of AerCap Common Shares equal to the lesser of 50% of the number of dissenting shares and a number of AerCap Common Shares having a value equal to the transaction fee payable by Genesis to Citi for its financial advisory services rendered in connection with the Amalgamation. The total number of dissenting shares was [    •    ]. Accordingly, the designated affiliates of Morgan Stanley were issued [    •    ] AerCap Common Shares in satisfaction of a portion of its transaction fees, and Citi purchased [    •    ] AerCap Common Shares. For this purpose, these AerCap Common Shares were valued at $8.77, the closing per share price of AerCap Common Shares on the business day immediately preceding the consummation of the Amalgamation. AerCap has prepared this prospectus supplement in connection with its agreement with each of the selling shareholders to cause such AerCap Common Shares to be registered for resale for the benefit of the selling shareholders to facilitate their sale of AerCap Common Shares.

        The table below shows the AerCap Common Shares issued to the selling shareholders in connection with the Amalgamation that may be offered pursuant to this prospectus supplement. To AerCap's knowledge, neither of the selling shareholders is a holder of 10% or more of the AerCap Common Shares. Because the selling shareholders may sell all, some or none of the AerCap Common Shares offered by this prospectus supplement, AerCap cannot estimate either the number or the percentage of AerCap Common Shares that will be beneficially owned by the selling shareholders following this offering. See the section of this prospectus supplement entitled Plan of Distribution. However, the table below assumes that all AerCap Common Shares being offered by this prospectus supplement are ultimately sold. The AerCap Common Shares covered by this prospectus supplement include AerCap Common Shares offered by any pledgee, donee, transferee or other successor-in-interest of the selling shareholders, provided that this prospectus supplement will be amended or supplemented if required by applicable law.

Selling Shareholder	AerCap Common Shares	Fully Diluted Ownership Percentage
Morgan Stanley & Co. Incorporated(1)(2)	[•]	[•]
Citigroup Global Markets Inc.(3)	[•]	[•]
TOTAL	[•]	[•]

(1)	The business address for this selling shareholder is:	Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036
(2)	Morgan Stanley & Co. Incorporated is a subsidiary of a reporting company under the Exchange Act.
(3)	The business address for this selling shareholder is:	Citigroup Global Markets Inc. 388 Greenwich Street New York, NY 10013

 PLAN OF DISTRIBUTION

        The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling AerCap Common Shares offered by this prospectus supplement, or interests in such AerCap Common Shares, received after the date of this prospectus supplement from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their AerCap Common Shares or interests in their AerCap Common Shares on any stock exchange, market or trading facility on which AerCap Common Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

        The selling shareholders may use any one or more of the following methods when disposing of AerCap Common Shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the AerCap Common Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  exchange distributions in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with selling shareholders to sell a specified number of AerCap Common Shares at a stipulated price per share; or

  •
  a combination of any such methods of sale.

        The selling shareholders may, from time to time, pledge or grant a security interest in some or all of their AerCap Common Shares offered by this prospectus supplement and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such AerCap Common Shares, from time to time, under this prospectus supplement, or under an amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus supplement. The selling shareholders also may transfer their AerCap Common Shares offered by this prospectus supplement in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling shareholders for purposes of this prospectus supplement.

        In connection with the sale of AerCap Common Shares offered by this prospectus supplement or interests therein, the selling shareholders may loan or pledge such AerCap Common Shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealers or other financial institutions of the AerCap Common Shares offered by this prospectus supplement, which AerCap Common Shares such broker-dealers or other financial institutions may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transactions).

        The aggregate proceeds to the selling shareholders from the sale of the AerCap Common Shares offered by them will be the purchase price of the AerCap Common Shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of AerCap Common Shares to be made directly or through agents. AerCap will not receive any of the proceeds from this offering.

        The selling shareholders also may resell all or a portion of the AerCap Common Shares offered by this prospectus supplement in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

        The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the AerCap Common Shares offered by this prospectus supplement or interests therein may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of such AerCap Common Shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, the AerCap Common Shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus supplement.

        In order to comply with the securities laws of some states, if applicable, the AerCap Common Shares offered by this prospectus supplement may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such AerCap Common Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        AerCap has advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to sales of AerCap Common Shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, AerCap will make copies of this prospectus supplement (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the AerCap Common Shares against certain liabilities, including liabilities arising under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        AerCap has filed a registration statement on Form F-4, including the exhibits and annexes thereto, with the SEC under the Securities Act, and the rules and regulations thereunder, for the registration of the AerCap Common Shares that are being offered by this prospectus supplement. This prospectus supplement does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever AerCap makes reference in this prospectus supplement to any of its contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or other documents.

        AerCap is subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. As a "foreign private issuer," AerCap is exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and its officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of AerCap Common Shares. AerCap files with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. AerCap also furnishes reports on Form 6-K to the SEC containing unaudited interim financial information for the first three quarters of each fiscal year.

        Please read Where You Can Find More Information beginning on page 153 of the accompanying proxy statement/prospectus.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Please read Where You Can Find More Information beginning on page 153 of the accompanying proxy statement/prospectus for documents filed by AerCap with the SEC that are incorporated herein by reference.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        AerCap has a directors and officers liability insurance policy which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under some circumstances. AerCap has also entered into indemnity agreements with each of its board members in which AerCap agrees to hold each of them harmless, to the extent permitted by law, from damage resulting from a failure to perform or a breach of duties by our board members, and to indemnify each of them for serving in any capacity for the benefit of the company, except in the case of willful misconduct or gross negligence in certain circumstances.

        Although Netherlands law does not contain any provisions with respect to the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands. AerCap's Articles of Association provide for indemnification of directors and officers by the company to the fullest extent permitted by Netherlands law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director becomes a party as a result of his or her position.

        The indemnification provided above is not exclusive of any rights to which any of AerCap's directors or officers may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the forgoing liabilities and expenses.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

  See the Exhibit Index.

(b)
Financial Statement Schedules.

  None.

(c)
Reports, Opinions and Appraisals.

  None.

Item 22.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

  (5)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (6)
  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (8)
  That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (9)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (10)
  (i) To respond to requests for information that are incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (11)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, The Netherlands on February 2, 2010.

AerCap Holdings N.V.
By:	/s/ KLAUS HEINEMANN
	Name:	Klaus Heinemann
	Title:	Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirement of the Securities Act of 1933, this amendment No. 5 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Pieter Korteweg	Chairman of the Board of Directors	February 2, 2010
/s/ KLAUS HEINEMANN Klaus Heinemann	Chief Executive Officer	February 2, 2010
* Robert G. Warden	Non-Executive Director	February 2, 2010
* David J. Teitelbaum	Non-Executive Director	February 2, 2010
* Gerald P. Strong	Non-Executive Director	February 2, 2010
* W. Brett Ingersoll	Non-Executive Director	February 2, 2010
* Marius J. L. Jonkhart	Non-Executive Director	February 2, 2010

Signature		Title	Date

/s/ JAMES N. CHAPMAN James N. Chapman		Non-Executive Director	February 2, 2010
* Ronald J. Bolger		Non-Executive Director	February 2, 2010
* Keith A. Helming		Chief Financial Officer	February 2, 2010
* Cole T. Reese		Chief Accounting Officer	February 2, 2010
* Donald Puglisi		Authorized Representative in the United States	February 2, 2010
*By:	/s/ JAMES N. CHAPMAN James N. Chapman, attorney- in- fact

EXHIBIT INDEX

Exhibit Number	Description

*2.1	Agreement and Plan of Amalgamation, dated as of September 17, 2009, among Genesis Lease Limited, AerCap Holdings N.V. and AerCap International Bermuda Limited, as amended (included as Annex A to the proxy statement/prospectus included in this registration statement)
†3.1	Articles of Association of AerCap after partial amendment on June 12, 2009
†5.1	Legal opinion of NautaDutilh N.V. regarding the validity of the securities being registered
†8.1	Tax Opinion of Milbank, Tweed, Hadley & McCloy LLP
†8.2	Tax Opinion of Weil, Gotshal and Manges LLP
†10.1	Subscription Agreement, dated as of September 17, 2009 between AerCap Holdings N.V. and Citigroup Global Markets Inc.
†10.2	Engagement Letter, dated as of September 17, 2009 between AerCap Holdings N.V. and Morgan Stanley & Co. Incorporated
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to AerCap's Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on April 1, 2009)
*23.1	Consent of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm
†23.2	Consent of NautaDutilh N.V. (included in the opinion filed as Exhibit 5.1 to this registration statement)
*23.3	Consent of KPMG, an independent registered public accounting firm
†23.4	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinion filed as Exhibit 8.1 to this registration statement)
†23.5	Consent of Weil, Gotshal and Manges LLP (included in the opinion filed as Exhibit 8.2 to this registration statement)
†24.1	Powers of Attorney
*99.1	Consent of Morgan Stanley & Co. Incorporated, AerCap's financial advisor (included in the opinion filed as Annex C to the proxy statement/prospectus included in this registration statement)
†99.2	Consent of Citigroup Global Markets Inc., Genesis' financial advisor
*99.3	Form of Voting Instruction Card of Genesis

*
Filed herewith.

†
Previously filed.